As filed with the Securities and Exchange Commission on April 20, 2021
Registration No. 333-236339

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________________________
Post-Effective Amendment No. 1
To
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
__________________________________________________________
CIM Income NAV, Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)
__________________________________________________________
2398 East Camelback Road, 4th Floor
Phoenix, AZ 85016
(602) 778-8700
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
__________________________________________________________
Nathan D. DeBacker
CIM Income NAV, Inc.
Chief Financial Officer and Treasurer
2398 East Camelback Road, 4th Floor
Phoenix, AZ 85016
(602) 778-8700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
__________________________________________________________
Copies to:

Lauren Burnham Prevost, Esq. Seth K. Weiner, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326-1044 (404) 233-7000
__________________________________________________________
Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.
If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒
Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

This Post-Effective Amendment No. 1 consists of the following:
1.The Registrant’s final prospectus dated August 7, 2020.
2.Supplement No. 11 dated April 20, 2021 to the Registrant’s prospectus dated August 7, 2020, included herewith, which supersedes and replaces all prior supplements to the prospectus dated August 7, 2020, and which will be delivered as an unattached document along with the prospectus dated August 7, 2020.
3.Part II, included herewith.
4.Signatures, included herewith.

PROSPECTUS
CIM Income NAV, Inc.
Maximum Offering of $4,000,000,000
CIM Income NAV, Inc. is a corporation that primarily acquires single-tenant necessity commercial properties, which are leased to creditworthy tenants under long-term net leases. By utilizing this conservative and disciplined investment approach, we expect to generate a relatively predictable and stable current stream of income for stockholders, along with the potential for long-term capital appreciation in the value of our real estate. We have elected to be taxed, and currently qualify, as a real estate investment trust (“REIT”), for federal income tax purposes commencing with our taxable year ended December 31, 2012. We are externally managed by our advisor, CIM Income NAV Management, LLC (“CIM Income NAV Management”), which is owned by CCO Group, LLC. CCO Group, LLC and its subsidiaries (collectively, “CCO Group”) serve as our sponsor. CCO Group is a group of affiliated entities directly or indirectly owned and controlled by CIM Group, LLC (“CIM”). CIM is a community-focused real estate and infrastructure owner, operator, developer and lender with multi-disciplinary expertise, including acquisitions, management, development, leasing, research and capital markets. CIM is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; Phoenix, Arizona; Tokyo, Japan; and Atlanta, Georgia. Our advisor has engaged a sub-advisor to assist in selecting and managing the component of our portfolio consisting of liquid assets.
Pursuant to this prospectus, we intend to offer Class D Shares of common stock, Class T Shares of common stock, Class S Shares of common stock, and Class I Shares of common stock, which we refer to herein as “D Shares,” “T Shares,” “S Shares” and “I Shares,” respectively, on a continuous basis and for an indefinite period of time, by filing a new registration statement before the end of each prior offering, subject to regulatory approval. Pursuant to this prospectus, we are offering up to $4.0 billion in shares of common stock of the four classes, consisting of up to $3.5 billion in shares in our primary offering and up to $500.0 million in shares pursuant to our distribution reinvestment plan. We are offering to sell any combination of D Shares, T Shares, S Shares and I Shares with a dollar value up to the maximum offering amount. As of June 30, 2020, we had approximately 15.8 million D Shares outstanding, approximately 14.0 million T Shares outstanding, approximately 7,200 S Shares outstanding and approximately 942,000 I Shares outstanding. The per share purchase price may vary from month-to-month and, for each month, will equal, for each class of common stock, the sum of the net asset value (“NAV”) for such class, divided by the number of shares of that class outstanding as of the end of such month (NAV per share plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions). On June 30, 2020, our NAV per share was $16.97, $16.56, $16.54 and $17.23, per D Share, per T Share, per S Share and per I Share, respectively. Our independent fund accountant calculates our NAV per share reflecting several components, including (1) the periodic valuations of our real estate assets and related liabilities by our independent valuation expert, (2) ongoing assessment by the valuation expert of the estimated impact of any events that require adjustments to the most recent valuations determined by the valuation expert, (3) updates in the price of liquid assets for which third-party market quotes are available, (4) valuations of any securities or other assets for which market quotes are not available, (5) valuation of our other assets and liabilities, (6) accruals of our distributions for each share class, and (7) estimates by our advisor of monthly accruals, on a net basis, of our operating revenues, expenses, including class-specific expenses, debt service costs and fees, including class-specific fees. Although we do not intend to list our common stock for trading on a stock exchange or other trading market, we have adopted a redemption plan designed to provide our stockholders with limited liquidity on a monthly basis for their investment in our shares.
This investment involves a high degree of risk. You should purchase these securities only if you can afford a significant decline in, or a complete loss of, the value of your investment. See “Risk Factors” beginning on page 34 for risks to consider before buying our shares, including:
•As of June 30, 2020, we owned 126 real estate properties and we have not identified all of the specific properties that we may purchase with future offering proceeds. Therefore, this is a “blind pool” offering and you will not be able to evaluate our additional acquisitions prior to the time of purchase.
•There is no public market for our shares of common stock, and our charter does not require us to effect a liquidity event at any point in time in the future.
•Our redemption plan provides stockholders with the opportunity to redeem their shares on a monthly basis, but redemptions will be subject to available liquidity and other potential restrictions.
•During certain periods, we have paid, and may in the future pay, distributions and fund redemptions, in whole or in part, from sources other than cash flow from operations, including borrowings and proceeds from the sale of our securities in this offering or asset sales, and we have no limits on the amounts we may pay from such other sources.
•The valuation methodologies used by our independent valuation expert in arriving at the estimates of value of each of our commercial real estate assets, related liabilities, and notes receivable secured by real estate (one of the components of our NAV) set forth in individual appraisal reports, each of which are prepared in accordance with valuation policies reviewed by the advisor and approved by our board of directors, involve subjective judgments and estimates. These estimated values are then reflected by our independent fund accountant in the calculation of our NAV. As a result, our NAV may not accurately reflect the actual prices at which our commercial real estate assets, related liabilities and notes receivable secured by real estate could be liquidated on any given day.
•There are conflicts of interest between us and our advisor and its affiliates, including our payment of substantial fees to our advisor and its affiliates.
•This is a “best efforts” offering. If we are not able to raise a substantial amount of capital in the near term, we may have difficulties acquiring properties and our ability to achieve our investment objectives could be adversely affected.
•We may suffer from delays in identifying suitable assets, which may adversely impact our results of operations and the value of your investment.
•Our continued compliance with debt covenants depends on many factors and could be impacted by current or future economic conditions associated with the novel strain of coronavirus (“COVID-19”).
•If we do not remain qualified as a REIT, our NAV and cash available for distribution to our stockholders could materially decrease.
Neither the Securities and Exchange Commission, any state securities commission, nor the Attorney General of the State of New York has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in this program is not permitted.

	Price to the Public (1)	Upfront Selling Commissions (2)	Dealer Manager Fees (2)	Proceeds to us Before Expenses (3)
Primary Offering(4)	$3,500,000,000	$56,875,000	$4,375,000	$3,438,750,000
Class D Shares, per Share	$16.97	$—	$—	$16.97
Class T Shares, per Share	$17.14	$0.50	$0.08	$16.56
Class S Shares, per Share	$17.12	$0.58	$—	$16.54
Class I Shares, per Share	$17.23	$—	$—	$17.23
Distribution Reinvestment Plan(4)	$500,000,000	$—	$—	$500,000,000
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(1)The offering price per share shown is based on our NAV per share for D Shares, T Shares, S Shares and I Shares on June 30, 2020, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees. The price per share in this offering will equal the monthly NAV per share for each class, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees. The NAV per share for each class may vary from month-to-month and we are offering volume discounts on certain purchases of $150,000 or more of T Shares or S Shares.
(2)Table assumes that 1/4 of the primary offering gross proceeds come from D Shares, 1/4 of primary offering gross proceeds come from T Shares, 1/4 of the primary offering gross proceeds come from S Shares and 1/4 of primary offering gross proceeds come from sales of I Shares. For T Shares sold in the primary offering, we may charge upfront selling commissions of up to 3.00% of the transaction price, which is exclusive of any upfront selling commission and dealer manager fee (the “Offering Price”), and dealer manager fees of 0.50% of the Offering Price. For S Shares sold in the primary offering, we may charge upfront selling commissions of up to 3.50% of the Offering Price. We will also pay the following stockholder servicing fees over time to the dealer manager, subject to Financial Industry Regulatory Authority, Inc. (“FINRA”) limitations on underwriting compensation: (a) for T Shares only, an advisor stockholder servicing fee of 0.65% per annum, and a stockholder servicing fee of 0.20% per annum, of the aggregate NAV for the T Shares. However, with respect to T Shares sold through certain participating broker-dealers, the advisor stockholder servicing fee and the stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares, (b) for S Shares only, a stockholder servicing fee equal to 0.85% per annum of the aggregate NAV for the S Shares and (c) for D Shares only, a stockholder servicing fee equal to 0.25% per annum of the aggregate NAV for the D Shares, in each case, payable monthly. The stockholder servicing fees are paid monthly in arrears and accrue daily in an amount equal to (1) 1/365th of 0.25% of our NAV for D Shares for such day, (2) 1/365th of 0.85% of our NAV for T Shares for such day and (3) 1/365th of 0.85% of our NAV for S Shares for such day. No stockholder servicing fees will be paid with respect to the Class I Shares. For T Shares and S Shares, the upfront selling commission and dealer manager fee, as applicable, may vary at certain participating broker-dealers, provided that the sum will not exceed 3.50% for T Shares and S Shares. Total maximum selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the D Shares, T Shares and S Shares will not exceed 8.75% of the gross proceeds in our primary offering for D Shares, T Shares and S Shares. The total amount that will be paid over time for underwriting compensation, including commissions, the asset-based dealer manager fee and the asset-based stockholder servicing fee, depends on the average length of time for which shares remain outstanding, the term over which such amount is measured, and the performance of the Company’s assets. In the aggregate, underwriting compensation from all sources, including upfront selling commissions, dealer manager fees, stockholder servicing fees and other underwriting compensation, could reach, but will not exceed 10% of the aggregate amount of gross proceeds received by us from the primary portion of our offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan). See “Use of Proceeds” and “Compensation.”
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(3)The amounts are based on the assumptions in footnotes 1 and 2 to this table and after accounting for upfront selling commissions and dealer manager fees. The dealer manager of this offering, CCO Capital, LLC (“CCO Capital”), a member firm of FINRA, is an affiliate of our advisor and will offer the shares on a best efforts basis.
(4)We reserve the right to reallocate shares of common stock between our primary offering and our distribution reinvestment plan.
The date of this prospectus is August 7, 2020
iii

Suitability Standards
An investment in our common stock involves risk and is not suitable for all investors. There is no certainty as to the amount of distributions you may receive, liquidity under our redemption plan may not be available at all times and the value of your investment may decline significantly.
In consideration of these factors, we have established minimum suitability standards for initial stockholders and subsequent purchasers of shares from our stockholders. These minimum suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, furnishings and automobiles, either:
•a net worth of at least $250,000; or
•a gross annual income of at least $70,000 and a net worth of at least $70,000.
Certain states have established suitability requirements in addition to the minimum standards described above. Shares will be sold to investors in these states only if they meet the additional suitability standards set forth below:
Alabama:  In addition to the minimum suitability standards described above, investors must have a liquid net worth of at least ten times their investment in us and our affiliates.
California: Investors must have either (i) a net worth of at least $250,000, or (ii) a gross annual income of at least $75,000 and a net worth of at least $75,000. In addition, the investment must not exceed 10% of the net worth of the investor.
Idaho: Investors must have either (i) a gross annual income of at least $85,000 and a liquid net worth of at least $85,000, or (ii) a liquid net worth of at least $300,000. In addition, an investor’s aggregate investment in us cannot exceed 10% of that investor’s liquid net worth. For these purposes, “liquid net worth” shall include only cash plus cash equivalents, and “cash equivalents” shall include assets which may be convertible to cash within one year.
Iowa: Investors must have (excluding the value of their home, furnishings and automobiles) either (i) a minimum net worth of $100,000 and an annual gross income of $100,000, or (ii) a minimum net worth of $350,000. In addition, investors may not invest, in the aggregate, more than 10% of their liquid net worth in us and other non-publicly traded real estate investment trusts. “Liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Accredited investors in Iowa, as defined in 17 C.F.R. § 230.501, are not subject to this 10% limitation.
Kansas and Maine: It is recommended by the office of the Kansas Securities Commissioner and the Maine Office of Securities that investors in Kansas and Maine not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.
Kentucky: Investors must have a liquid net worth of at least ten times their investment in us and any other investment programs sponsored by CCO Group. For these purposes, “liquid net worth” shall consist of cash, cash equivalents and readily marketable securities.
Massachusetts: Investors may not invest, in the aggregate, more than 10% of their liquid net worth in us and other illiquid direct participation investments. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.
Missouri: Investors may not invest more than 10% of their liquid net worth in us.
Nebraska: In addition to the minimum suitability standards described above, the aggregate investment in us and in the securities of other non-publicly traded real estate investment trusts must not exceed 10% of the investor’s net worth (exclusive of home, home furnishings and automobiles). Accredited investors in Nebraska, as defined in 17 C.F.R. § 230.501, are not subject to this limitation.
New Jersey: Investors must have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, investors may not invest more than 10% of their liquid net worth in us, shares of our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings).
New Mexico and Ohio:  Investors may not invest in the aggregate more than 10% of their liquid net worth in our shares, other investment programs sponsored by CCO Group, and in other non-traded real estate investment programs. “Liquid net worth” means that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
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North Dakota and Oregon:  Investors must have a net worth of at least ten times their investment in us.
Pennsylvania and Tennessee:  Investors may not invest more than 10% of their liquid net worth (exclusive of home, home furnishings and automobiles) in us.
Puerto Rico:  In addition to meeting the general suitability requirements, a Puerto Rico investor’s aggregate investment in shares of our common stock, our affiliates and other non-traded real estate investment trusts cannot exceed 10.0% of that investor’s liquid net worth. For purposes of this limitation, liquid net worth is defined as that portion of an investor’s net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.
Texas: An investor must have had (excluding the value of the investor’s home, home furnishings and automobiles), during the last tax year, or estimate that the investor will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000.
Vermont: Non-accredited investors may not invest more than 10% of their liquid net worth in us. For purposes of this limitation, “liquid net worth” is defined as total assets (exclusive of home, home furnishings and automobiles) minus total liabilities. Accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, are not subject to this investment limitation or the suitability standards provided herein pertaining to the investor’s minimum net worth or annual income.
Our sponsor and our dealer manager, which is an affiliate of our sponsor, must make every reasonable effort to determine if investors meet our minimum suitability standards and state specific suitability standards for investing in our common stock. In making this determination, our sponsor and our dealer manager will rely on participating broker-dealers and/or information provided by investors and their advisors. In addition to the minimum suitability standards described above, each participating broker-dealer, authorized representative or any other person placing shares on our behalf, and our sponsor and our dealer manager, are required to make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor.
Furthermore, pursuant to “Regulation Best Interest,” as adopted by the Securities and Exchange Commission on June 5, 2019, quantitative suitability standards as they are presently constituted may become more restrictive. Regulation Best Interest requires broker-dealers to comply with the four specified component obligations listed below when making recommendations to a retail customer, which may enhance the broker-dealer standard of conduct beyond the suitability obligations prior to the adoption of Regulation Best Interest:
•Disclosure Obligation: The broker-dealer must provide certain required disclosure before or at the time of the recommendation, about the recommendation and the relationship between the broker-dealer and its retail customer.
•Care Obligation: The broker-dealer must exercise reasonable diligence, care and skill in making the recommendation.
•Conflict of Interest Obligation: The broker-dealer must establish, maintain and enforce written policies and procedures reasonably designed to address conflicts of interest.
•Compliance Obligation: The broker-dealer must establish, maintain and enforce written policies and procedures reasonably designed to achieve compliance with Regulation Best Interest.
It shall be the responsibility of your participating broker-dealer, authorized representative or other person placing shares on our behalf to make this determination, based on a review of the information provided by you, including your age, investment objectives, income, net worth, financial situation and other investments held by you, as well as whether you:
•meet the minimum income and net worth standards established in your state;
•can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;
•are able to bear the economic risk of the investment based on your overall financial situation; and
•have an apparent understanding of:
◦the fundamental risks of an investment in our common stock;
◦the risk that you may lose your entire investment;
◦the limited liquidity of our common stock;
◦the restrictions on transfer and ownership of our common stock;
◦the background and qualifications of our advisor and sub-advisor; and
◦the tax, including ERISA, consequences of an investment in our common stock.

Our sponsor, our dealer manager and each participating broker-dealer, authorized representative or other person placing shares on our behalf shall maintain records of the information used to determine that an investment in our shares is suitable and appropriate for a stockholder. The participating broker-dealer shall maintain these records for at least six years.
In the case of sales to fiduciary accounts the suitability standards shall be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares of our common stock or by the beneficiary of the account.
IMPORTANT NOTE FOR BROKER-DEALERS: This prospectus will be supplemented each month with respect to pricing information (NAV per share) and from time to time with respect to other information. All sales literature used in connection with this offering must be accompanied by (1) the current prospectus, (2) all prospectus supplements (other than pricing supplements) and (3) the most recent pricing supplement filed through the close of business on the business day immediately preceding delivery or, if delivered after the close of business, then through the close of business on the day such sales literature is delivered.
IMPORTANT NOTE FOR INVESTORS: Please carefully read the information in this prospectus and any accompanying prospectus supplements, which we refer to collectively as the prospectus. You should rely only on the information contained in this prospectus. Neither we, our advisor, our independent fund accountant or our independent valuation expert has authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus or the latest prospectus supplement is accurate as of any date later than the date hereof or thereof, as applicable or such other dates as are stated herein or therein or as of the respective dates of any documents or other information incorporated herein or therein by reference.
IMPORTANT NOTE ABOUT THIS PROSPECTUS: The term “sponsor” refers to CCO Group, our sponsor; the terms “advisor” and “CIM Income NAV Management” refers to CIM Income NAV Management, LLC, our advisor and an affiliate of our sponsor; and the term “sub-advisor” refers to BlackRock Investment Management, LLC, the sub-advisor to our advisor. In this prospectus, the term “operating partnership” refers to CIM Income NAV Operating Partnership, LP, of which CIM Income NAV, Inc. is the sole general partner. The words “we,” “us,” “our” and the “Company” refer to CIM Income NAV, Inc. and our operating partnership, taken together, unless the context requires otherwise.

Questions and Answers About This Offering
Set forth below are some questions (and accompanying answers) we anticipate investors interested in this offering may have. They are not a substitute for disclosures elsewhere in this prospectus and the latest prospectus supplement furnished to you. You are strongly encouraged to read the “Prospectus Summary,” the “Risk Factors” and the remainder of this prospectus in their entirety for more detailed information about this offering before deciding to purchase shares of our common stock.
Q:What is a real estate investment trust, or REIT?
A:In general, a REIT is a company that:
•combines the capital of many stockholders to acquire or provide financing for the acquisition of real estate;
•typically offers the benefit of a diversified real estate portfolio under professional management;
•must distribute to stockholders at least 90% of its annual REIT taxable income; and
•is able to qualify as a REIT for U.S. federal income tax purposes and is therefore generally not subject to federal corporate income taxes on its net income that it currently distributes to its stockholders, which substantially eliminates the “double taxation” (i.e., taxation at both the corporate and stockholder levels) that generally results from investments in a corporation.
We elected to be taxed, and, as of the date of this prospectus, qualify, as a REIT commencing with our taxable year ended December 31, 2012. We will also use the so-called UPREIT (Umbrella Partnership Real Estate Investment Trust) structure, where a REIT holds all or substantially all of its assets through a partnership the REIT controls as a general partner. We chose this structure principally because it may be attractive to sellers of real estate who wish to defer taxable gain by exchanging their asset for limited partnership interests.
Q:Why should I consider an investment in a real estate investment trust?
A:Our goal is to provide a professionally managed, diversified portfolio of institutional quality commercial real estate to stockholders who generally have had very limited access to such investments in the past. Allocating some portion of your portfolio to an institutional quality commercial real estate fund may provide you with:
•a reasonably predictable and stable level of current income from the investment;
•diversification of your portfolio, by investing in an asset class that historically has not been correlated with the stock market generally; and
•the opportunity for capital appreciation.
Q:What are your investment objectives?
A:Our primary investment objectives are:
•to acquire commercial real estate properties leased under long-term net leases to creditworthy tenants, which provide current operating cash flow;
•to maintain a level of liquid assets as a source of funds to meet redemption requests;
•to provide reasonably stable, current income for you through the payment of distributions; and
•to provide the opportunity to participate in capital appreciation in the value of our investments.
We cannot assure you that we will achieve our investment objectives. See the “Risk Factors” section herein.
Q:What is your investment strategy, and what types of properties do you intend to acquire?
A:Under our investment strategy, we primarily acquire single-tenant, necessity commercial properties, which are leased to creditworthy tenants, under long-term net leases. Our commercial properties will consist primarily of properties in the retail, office and industrial sectors that meet our investment criteria. The actual percentage of our portfolio that is invested in retail, office and industrial property categories may fluctuate due to market conditions and acquisitions opportunities or as a result of any changes to our investment policies. We will also invest in U.S. government securities, agency securities, corporate debt and other investments for which there is reasonable liquidity. We expect to complement our portfolio of net-lease assets by investing in substantially leased core metropolitan commercial and multifamily properties with growth potential that we believe will help us meet our investment objectives, either directly or through other funds with a proven track record of performance in these investment types, including funds managed by affiliates of our advisor.

We believe that our acquisition approach will allow us to achieve a relatively predictable and stable stream of income for our stockholders, along with the potential for long-term appreciation in the value of our real estate and other assets.
Q:What are “necessity commercial” properties?
A:We use the term necessity commercial properties to describe retail properties for companies that provide consumers with products and services that are important to, and part of, their everyday lives; and to describe office and industrial properties that are essential to the business operations of a corporate tenant.
Examples of necessity retail properties include pharmacies, home improvement stores, national superstores, restaurants and regional retailers that provide products considered necessities to that region. Historically, the retail sector of commercial real estate has been able to withstand most market cycles better than other sectors, due to the long-term resilience of consumer spending. By focusing our retail acquisition strategy on necessity retailers subject to long-term net leases, our objective is to provide our stockholders with a relatively stable stream of current income, while avoiding a significant decline in the value of our real estate portfolio.
Necessity office and industrial properties are essential to the business operations of a corporate tenant, typically due to one or more of the following factors:
•difficulty of replacement or prohibitive cost to relocate;
•sole or major location for its distribution or office operations;
•proximity to its distribution, manufacturing, research facilities or customer base;
•lower labor, transportation and/or operating costs;
•more stable labor force;
•optimal access to transportation networks that enable efficient distribution; and/or
•significant amount of tenant-funded capital improvements, such as customized computer systems and information technology infrastructure, racking and sorting systems, and cooling or refrigeration systems.
For example, distribution facilities, warehouses, manufacturing plants and corporate or regional headquarters are often considered to be necessity office and industrial properties. We believe that necessity office and industrial properties provide a relatively greater level of stability than other office and industrial property types because necessity properties typically involve long-term leases and experience relatively low tenant turnover. We also believe that, as a result of recent and ongoing business developments, such as the role of the internet in the distribution of products, globalization of importing and exporting products and consolidation of businesses requiring office buildings to accommodate a single-tenant, there is, and we expect there will continue to be, increasing demand by commercial tenants for necessity office and industrial properties.
Q:Are there any risks involved in buying your shares?
A:Investing in our common stock involves a high degree of risk. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives, and therefore, you should purchase these securities only if you can afford a complete loss of your investment. Some of the more significant risks relating to this offering and an investment in our shares include:
•As of June 30, 2020, we owned 126 real estate properties and we have not identified all of the specific assets to be purchased with the net proceeds from this offering. Therefore, this is a “blind pool” offering and you will not be able to evaluate our additional acquisitions prior to the time of purchase.
•The valuation methodologies used by our independent valuation expert in arriving at the estimates of value of each of our commercial real estate assets, related liabilities and notes receivable secured by real estate (which are a component of our NAV) are set forth in individual appraisal reports prepared in accordance with valuation policies approved by our board of directors and involve subjective judgments and estimates. These individual appraisal reports are periodically reviewed by our advisor.
•These estimated values are then reflected by our independent fund accountant in the calculation of our NAV. As a result, our NAV may not accurately reflect the actual prices at which our commercial real estate assets, notes receivable secured by real estate or related real estate liabilities could be liquidated on any given day.
•There is no public market for our shares of common stock, and our charter does not require us to effect a liquidity event at any point in time in the future.

•Our redemption plan provides stockholders with the opportunity to have their shares redeemed on a monthly basis, but redemptions are subject to available liquidity and other potential restrictions.
•We have paid, and in the future may pay, distributions, and fund redemptions, from sources other than cash flow from operations, including borrowings, proceeds from this offering or asset sales, and we have no limits on the amounts we may pay from such other sources. Payments of distributions from sources other than cash flow from operations may reduce the amount of capital we ultimately use to acquire real estate, which may negatively impact the value of your investment and directly impact our monthly NAV per share for each class.
•There are conflicts of interest between us and our advisor and its affiliates, including our payment of substantial fees to our advisor and its affiliates.
•This is a “best efforts” offering. If we are not able to raise a substantial amount of capital in the near term, we may have difficulties acquiring properties and our ability to achieve our investment objectives could be adversely affected.
•We may suffer from delays in identifying suitable assets, which may adversely impact the value of your investment.
•Our continued compliance with debt covenants depends on many factors and could be impacted by current or future economic conditions associated with COVID-19.
•If we do not remain qualified as a REIT, we will be subject to federal income tax at regular corporate rates, and our NAV and cash available for distribution to our stockholders could materially decrease.
See “Risk Factors” for a description of the principal risks you should consider before buying shares of our common stock.
Q:What is the experience of your sponsor and advisor in managing commercial real estate?
A:References to CCO Group, our sponsor, throughout this prospectus refer to a group of affiliated entities that are directly or indirectly controlled by CIM. CIM owns and controls CCO Group, LLC, which directly or indirectly owns and controls CIM Income NAV Management, our advisor, CCO Capital, our dealer manager, CCO Capital Holdings, LLC (“CCO Capital Holdings”), CCO Capital’s holding company, and CREI Advisors, LLC (“CREI Advisors”), our property manager.
CIM is a community-focused real estate and infrastructure owner, operator, developer and lender. We expect to benefit from CIM’s competitive advantages, including its vertically integrated team, community-based investment approach, disciplined underwriting and experienced risk management. CIM’s full-service real assets investment platform is supported by approximately 1,000 employees with multi-disciplinary expertise, including acquisitions, management, development, leasing, research and capital markets. CIM’s senior management team possess an average of 26 years of real asset investment experience. CIM believes its experience as both an equity and debt investor, as well as a developer and operator of real assets, will provide us with meaningful support for its investment objectives.
Since January 1, 2006, our sponsor and its affiliates have sponsored nine publicly offered REITs, which are comprised of us; Cole Credit Property Trust, Inc. (“CCPT I”), which merged with and into a wholly owned subsidiary of VEREIT, Inc. (“VEREIT”) in May 2014; Cole Credit Property Trust II, Inc. (“CCPT II”), which merged with and into a wholly owned subsidiary of Spirit Realty Capital, Inc. in July 2013; Cole Real Estate Investments, Inc. (“Cole”) (formerly known as Cole Credit Property Trust III, Inc. (“CCPT III”)), which merged with and into a wholly owned subsidiary of VEREIT in February 2014; CIM Real Estate Finance Trust, Inc. (“CMFT”) (formerly known as Cole Credit Property Trust IV, Inc.); Cole Credit Property Trust V, Inc. (“CCPT V”); Cole Corporate Income Trust, Inc. (“CCIT”), which merged with and into a wholly owned subsidiary of Select Income REIT in January 2015; Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”); and Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”). As of March 31, 2020, these programs had raised a total of approximately $15.1 billion from approximately 357,000 stockholders and purchased 3,246 properties located in 49 states and the U.S. Virgin Islands for an aggregate purchase price of $22.3 billion.
Our advisor is CIM Income NAV Management, an affiliate of our sponsor that was formed solely for the purpose of managing our company. Certain key and other personnel of our advisor have been associated with our sponsor for several years. For additional information about the officers of our advisor, see the section of this prospectus captioned “Management — The Advisor.”

Q:What is a perpetual-life, publicly offered, non-exchange traded REIT?
A:A non-exchange traded REIT is a REIT whose shares are not listed for trading on a stock exchange or other securities market. A public non-exchange traded REIT is registered with the Securities and Exchange Commission (“SEC”) and is required to file with the SEC financial statements and other reports.
We use the term “perpetual-life” non-exchange traded REIT to describe an investment vehicle of indefinite duration focused principally on acquiring a portfolio of commercial real estate, where the shares of common stock are continuously available for purchase and redemption on a monthly basis at a price equal to the NAV per share.
Non-exchange traded REITs have traditionally had a finite life with a specified date by which there would be some type of liquidity event for the benefit of all stockholders. In our perpetual-life structure, our charter does not require us to effect a liquidity event at any point in time in the future.
Q:How is an investment in shares of your common stock different from investing in shares of a listed REIT?
A:Investing in REITs whose shares are listed for trading on a national securities exchange is another alternative for investing in commercial real estate. Shares of listed REITs, however, generally fluctuate in price with the stock market as a whole; that is, there may be, over certain periods of time, a correlation between changes in the price of listed REIT shares and changes in the value of the stock market generally. Such correlation suggests that the value of shares of listed REITs may be, over certain periods of time, based on a variety of factors beyond the value of the listed REITs’ underlying real estate assets, such as the supply of available shares (number of sellers) and the demand for shares (number of buyers), as well as changes in stockholders’ short- or long-term financial market expectations in general.
Our objective is to offer an alternative for investing in commercial real estate, where the value of your investment will be based on our NAV. Our NAV will reflect several components, one of which will be the estimated values of each of our commercial real estate assets, related liabilities, and notes receivable secured by real estate contained within individual appraisal reports provided to our independent fund accountant by our independent valuation expert. These estimates of the values of our commercial real estate properties, which are based on information provided by our advisor, who also reviews them, will not fluctuate depending on the number of shares available for purchase in a trading market or on the number of stockholders looking to sell shares in a trading market. Although our advisor will periodically review and provide input on the estimates of value, our independent valuation expert will be free to accept or reject such input in its discretion. Our shares will be offered for sale on a continuous basis by the Company and redemptions will be based on the NAV per share for each class calculated by our independent fund accountant, regardless of the volume of redemption requests. Because of these valuation policies applicable to our NAV, we expect that changes in the value of our shares will be more closely correlated, or aligned, with changes in prices of direct investments in real estate, as compared to changes in trading prices for the common stock of listed REITs. Since direct investments in real estate are not highly correlated with stock market prices generally, we expect that an investment in our shares will provide a measure of diversification to a stockholder’s portfolio that otherwise largely consists of stocks traded on a stock exchange.
In addition, on average, an investment in securities whose value is based on the underlying real estate, as measured by actual transactions, has historically exhibited significantly less volatility, or changes in value, than an investment in a listed REIT. Again, since the NAV per share for each class of our shares will be based on an estimate of the value of the real estate that we own, we expect that an investment in our shares will fluctuate in value, over time, less than an investment in a listed REIT. However, because the price per share for each class of our shares will be based on the underlying real estate, there is a risk that such prices will be significantly higher than what the market is willing to pay.
Investors should bear in mind that purchasing our shares differs from investing in a listed REIT in significant ways. An investment in our shares has limited liquidity for a long period of time and our redemption plan may be limited, modified or suspended. In contrast, an investment in a listed REIT is a liquid investment, as shares can be sold on an exchange at any time. Investing in our shares also differs from investing directly in real estate, including the expenses related to this offering and other fees and expenses that may become payable.

Q:How is an investment in shares of your common stock different from investing in shares of a traditional non-exchange traded REIT?
A:Generally, an investment in shares of our common stock differs from a traditional non-exchange traded REIT because:
•The per share purchase and redemption price of each class of our common stock is based on our NAV as calculated by our independent fund accountant, State Street Bank and Trust Company (“State Street”), and may vary from month to month. Traditional non-exchange traded REITs typically do not determine a NAV until more than two years after the commencement of their offering, and then generally only update their NAV on either an annual or quarterly basis thereafter. Monthly pricing of our shares at NAV per share will enable stockholders to calculate a more reasonable estimate of the total return on their investments than typical traditional non-exchange traded REITs.
•Contrary to traditional non-exchange traded REITs, which typically limit redemptions to 5% or less of the weighted average number of shares outstanding during the trailing twelve-month period, the goal of our redemption plan is to provide significantly greater liquidity to our stockholders by allowing for net redemptions per quarter of at least 5% of the prior quarter-end’s NAV and by maintaining a liquid reserve available to fund redemptions. There are circumstances under which our redemption plan may be limited, modified or suspended. Given the recent levels of investor subscriptions and increased redemption requests, which we believe have been exacerbated by the challenging economic environment caused by the COVID-19 pandemic, our stated objectives of maintaining a reasonable level of liquidity (our investment guidelines provide that we will target 10% of our NAV up to $1 billion, and 5% of our NAV in excess of $1 billion (“Target Liquidity”)) and satisfying the 2% monthly and 5% quarterly redemption plan limits stated above are in conflict. As such, we are temporarily redeeming less than these redemption plan limits to maintain this Target Liquidity while the company seeks to generate additional liquidity through investor subscriptions and execution of an in-process asset disposition program. Our board of directors has determined that monthly redemptions temporarily will be limited to shares whose aggregate value is no more than 0.8% of our aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2% of our aggregate NAV as of the last calendar day of the previous calendar quarter. While no assurances can be made regarding the timing of a return to the 2% monthly and 5% quarterly redemption plan limits stated above, if at all, we are targeting the return to those redemption plan limits to occur in the fourth quarter of 2020.
•Most traditional non-exchange traded REITs typically provide for a two to five year offering period and seek a single liquidity event, such as a listing on a national exchange or liquidation, within five to seven years of the end of the offering period. In contrast, we are a perpetual-life entity with no defined life, and we will continuously offer shares for purchase and allow redemptions. This will provide our stockholders with greater flexibility in determining when they want to make or liquidate their investment.
Q:What is the difference between the classes of common stock being offered?
A:Pursuant to this prospectus, we are offering to the public four classes of shares of our common stock: D Shares, T Shares, S Shares and I Shares. The classes differ with respect to upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees payable. No upfront selling commissions, dealer manager fees or stockholder servicing fees are paid with respect to I Shares.

	Class D	Class T	Class S	Class I
Upfront Selling Commissions	None	3.00%	3.50%	None
Dealer Manager Fees	None	0.50%	None	None
Ongoing Stockholder Servicing Fees	0.25%	0.85%	0.85%	None
Assuming a constant NAV per share and assuming applicable stockholder servicing fees are paid until the 8.75% of gross proceeds limit described in “Compensation—Stockholder Servicing Fees” is reached, we expect that a one-time investment representing an aggregate NAV of $10,000 in shares of each class would be subject to the following upfront selling commissions, dealer manager fees and stockholder servicing fees:

	Upfront Selling Commissions	Dealer Manager Fees	Annual Stockholder Servicing Fees	Maximum Stockholder Servicing Fees Over Life of Investment (Length of Time)	Total (Length of Time)(1)
Class D	$—	$—	$25	$875 (35 years)	$875 (35 years)
Class T	$300	$50	$85	$531 (7 years)	$881(7 years)
Class S	$350	$—	$85	$531 (7 years)	$881 (7 years)
Class I	$—	$—	$—	$—	$—
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(1)We will cease paying the stockholder servicing fee with respect to any D Shares, T Shares or S Shares held in a stockholder’s account at the end of the month in which our dealer manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of shares sold through certain participating broker-dealers, a lower limit as set forth in any applicable agreement between our dealer manager and a participating broker-dealer) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan with respect thereto). Although we cannot predict the length of time over which the stockholder servicing fee will be paid due to potential changes in the NAV of our shares, this fee would be paid with respect to D Shares over approximately 35 years from the date of purchase, and with respect to T Shares or S Shares over approximately 7 years from the date of purchase, assuming payment of the full upfront selling commissions and dealer manager fees, opting out of the distribution reinvestment plan and a constant NAV per share.
The ongoing stockholder servicing fees listed above are allocated on a class-specific basis and borne by all holders of the applicable class. These class-specific fees may differ for each class, even when the NAV of each class is the same. We normally expect that the allocation of ongoing stockholder servicing fees on a class-specific basis will result in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then, pursuant to our valuation procedures, the class-specific fee allocations may lower the NAV of a share class. If the NAVs of our classes are different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class. See “Valuation Policies” and “Description of Capital Stock—Distributions” for more information.
Our T Shares, S Shares, D Shares and I Shares are available for different categories of investors. T Shares and S Shares are available to the general public. D Shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to D Shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to D Shares, (3) through transaction/brokerage platforms at participating broker-dealers, (4) through investment advisers that are registered under the Investment Advisers Act of 1940 or applicable state law, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) other categories of investors that we name in an amendment or supplement to this prospectus. I Shares are available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to I Shares, (2) by institutional accounts as defined by FINRA Rule 4512(c), (3) through bank-sponsored collective trusts and bank-sponsored common trusts, (4) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (5) through certain financial intermediaries that are not otherwise registered with or as a broker-dealer and that direct clients to trade with a broker-dealer that offers I Shares, (6) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from us or our dealer manager, (7) by our executive officers and directors and their immediate family members, as well as officers and employees of our advisor and our advisor’s product specialists or other affiliates of our advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, joint venture partners, consultants and other service providers, (8) by participating broker dealers, including their registered representatives and immediate family members, (9) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (10) by any other categories of purchasers that we name in an amendment or supplement to this prospectus. Before making your investment decision, please consult with your investment adviser regarding your account type and the shares of common stock you may be eligible to purchase.

Certain participating broker-dealers may offer volume discounts, which would reduce upfront selling commissions and would therefore increase the length of time required for upfront selling commissions, dealer manager fees and stockholder servicing fees to reach the 8.75% (or a lower limit set forth in any applicable agreement between our dealer manager and a participating broker-dealer, provided that our dealer manager advises our transfer agent of the lower limit in writing) of primary offering gross proceeds limit described in “Plan of Distribution—Underwriting Compensation—Stockholder Servicing Fees—D Shares, T Shares and S Shares.” See “Plan of Distribution—Underwriting Compensation—Upfront Selling Commissions and Dealer Manager Fees.”
If you are eligible to purchase more than one class of shares, you should consider, among other things, the amount of your investment, the length of time you intend to hold the shares, and the selling commissions, dealer manager fees and ongoing stockholder servicing fees attributable to the Class D, Class T, Class S and Class I shares, as applicable. Before making your investment decision, please consult with your investment advisor regarding your account type and the classes of common stock you may be eligible to purchase.
In addition, while we are conducting an offering of all share classes pursuant to an effective registration statement, in the event that (i) stockholder servicing fees cease to be paid with respect to a stockholder’s shares, or (ii) the current account value of the stockholder’s shares meets the minimum investment amount for I Shares stated in this prospectus, a stockholder invested in S Shares, T Shares or D Shares may, upon request and the satisfactory completion of certain subscription and other agreements, exchange such shares into the corresponding number of I Shares as calculated by dividing the aggregate NAV of the stockholder’s shares to be exchanged by the per share NAV of I Shares at the time of such exchange.

Q:What is the purchase price for shares of your common stock and when may I make purchases of shares?
A:The per share purchase price varies from month-to-month and, each month, is generally equal to the prior month’s NAV for that class divided by the number of shares of such class outstanding, as determined monthly, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees. Generally, within 15 calendar days after the last calendar day of each month, our independent fund accountant will determine our NAV per share for each class as of the last calendar day of the prior month. When available, we will disclose the NAV per share for each class for each month on our website, www.cimgroup.com/investment-strategies/individual/inav#summary. The subscription to purchase our common stock may be submitted on an ongoing basis, but we will only accept subscription agreements and admit investors as stockholders as of the first calendar day of each month (based on the prior month’s NAV per share for such class, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees), and to be accepted, a subscription agreement must be received in good order at least five business days prior to the first calendar day of the month (unless waived by the dealer manager). For example, if your subscription agreement is received in good order at least five business days before May 1, the purchase price will equal the NAV per share of the applicable share class as of the last calendar day of March (plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees). If accepted, your subscription will be effective on the first calendar day of May. See “Share Purchases and Redemptions — Buying Shares” for more details.
Q:How will your NAV per share for each class be calculated?
A:Our NAV per share for each class is calculated monthly as of the last calendar day of each month by our independent fund accountant using a process that incorporates (1) the periodic valuations of our real estate assets and related liabilities by our independent valuation expert, (2) ongoing assessment by the valuation expert of the estimated impact of any events that require adjustments to the most recent valuations determined by the valuation expert, (3) updates in the price of liquid assets for which third-party market quotes are available, (4) valuations of any securities or other assets for which market quotes are not available, (5) valuation of our other assets and liabilities, (6) accruals of our distributions for each share class, and (7) estimates by our advisor of monthly accruals, on a net basis, of our operating revenues, expenses, including class-specific expenses, debt service costs and fees, including class-specific fees. Our advisor reviews estimated values of commercial real estate assets, related liabilities, and notes receivable secured by real estate provided in individual appraisal reports. Additionally, to the extent a material event in respect of such asset or liability occurs between scheduled valuations that our advisor believes may materially affect the value thereof, our advisor will inform the independent valuation expert so that, if appropriate, the independent valuation expert can update the value of such asset or liability for inclusion in the next monthly NAV per share calculation.

We have engaged CBRE, Inc. (“CBRE,” formerly known as CB Richard Ellis, Inc.), which has expertise in appraising commercial real estate, to act as our independent valuation expert. CBRE provides our independent fund accountant with periodic estimates of the values of our commercial real estate assets, related liabilities, and notes receivable secured by real estate, all or substantially all of which will be held in our operating partnership. Our assets will consist primarily of a portfolio of commercial real estate as well as notes receivable or marketable securities where the underlying collateral will typically be commercial real estate or security interests therein. We will invest in liquid assets and hold cash and cash equivalents, which will not be valued by our independent valuation expert. We may also invest in other real estate related assets, including limited partnership units, which will be valued in accordance with our valuation policies. Our other liabilities will be estimated by our advisor for use by our independent fund accountant in determining NAV and will include accrued operating expenses, including class-specific expenses, accrued stockholder servicing and advisory fees for each class.
Upon purchase, each real estate asset is initially carried at its purchase price, plus related acquisition costs. On an annual or more frequent basis, as may be determined by the board of directors, our independent valuation expert will value each of our commercial real estate properties and real estate assets, such that each of these assets will be valued at least once a year. Based on all information deemed relevant, our independent valuation expert will analyze the cash flow from, and other characteristics of, each commercial real estate property in our portfolio. The independent valuation expert will consider, as appropriate, valuation methodologies, opinions and judgments in compliance with the Uniform Standards of Professional Appraisal Practice and the requirements of the Code of Professional Ethics and Standards of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. See “Valuation Policies — Valuation — Valuation of Commercial Real Estate Properties and Secured Loans.”
Between valuations, our advisor will monitor our commercial real estate assets, related liabilities, and notes receivable secured by real estate to determine whether a material event has occurred that our advisor believes may have a material impact on the most recent estimated values thereof as set forth in the relevant appraisal report provided by our independent valuation expert. If, in the opinion of our independent valuation expert, the event identified by our advisor, or in some circumstances an event that becomes known to the independent valuation expert through other means, is likely to have a material impact on previously provided estimated values of the affected commercial real estate assets, related liabilities, and notes receivable secured by real estate the independent valuation expert will recommend valuation adjustments that our independent fund accountant will then incorporate into our NAV. Any such adjustments will be estimates of the market impact of specific events based on assumptions and judgments that may or may not prove to be correct, and may also be based on limited information, as full and complete information may not be readily available.
In addition to providing estimated values of our commercial real estate asset portfolio, our independent valuation expert will also provide, on a quarterly basis beginning with the quarter following the first full calendar quarter after we acquire any notes receivable, an estimate of the value of our notes receivable, primarily relying on a discounted cash flow analysis, and an estimate of the value of our mortgages, primarily by comparing the terms of our mortgages to the terms of mortgages on comparable properties, as seen in the market generally. These quarterly valuations may also be adjusted, between quarters, as described above. Liquid assets and assets that are traded with reasonable frequency will be valued by third party pricing institutions on a monthly basis, assuming market quotes are available. Our advisor will periodically review and provide input on the estimated value provided by the independent valuation expert set forth in an individual appraisal report for each such asset, but the independent valuation expert will be free to accept or reject such input in its discretion. The board of directors, including a majority of the independent directors, has adopted our valuation policies, is responsible for ensuring that the independent valuation expert discharges its responsibilities in accordance with our valuation policies, and periodically receives and reviews such information about the valuation of our assets and liabilities as it deems necessary to exercise its oversight responsibility.
Our independent fund accountant calculates our monthly NAV as of the last calendar day of each month based on the net valuation of our operating partnership’s principal assets and liabilities, based primarily on the individual estimated values provided by the independent valuation expert as described above, together with the other components of NAV described elsewhere in this prospectus. First, our independent fund accountant will subtract from the net value of the operating partnership the other partnership liabilities, including estimates of accrued fees and expenses attributable to the offering, and estimates of accrued operating revenues, fees and expenses. Our independent fund accountant will take the resulting amount and multiply that amount by our percentage ownership interest in the operating partnership. Initially, the only limited partner was our wholly-owned subsidiary, CRI (Daily NAV), LLC, which, as of the date of this prospectus, held less than a 0.1% interest. Our independent fund accountant will then add any assets held directly by the REIT, which should be limited to cash and cash equivalents, and subtract an estimate of any accrued liabilities of the REIT, which should be limited to certain legal, accounting and administrative costs. Our independent fund accountant will then calculate the NAV for each class of shares (i.e., our D Shares, T Shares, S Shares and I Shares). The NAV for each class will be adjusted for subscriptions, redemptions and accruals of such class’s distributions and estimates of class-specific fee and expense accruals. Upfront selling commissions and dealer manager fees will have no effect on the NAV of any share class. The NAV is intended to reflect our estimated value as of the last calendar day of the month prior to the date that the NAV is determined.
Our NAV per share for each class is determined by dividing the NAV for such class as of the last calendar day of each month by the number of shares of such class outstanding, as determined monthly. See “Valuation Policies — Calculation of Our NAV Per Share” for more details about how our NAV is calculated.
Q:Does your independent valuation expert calculate, or is it responsible for, the NAV?
A:Our NAV per share for each class is calculated by our independent fund accountant. While our independent valuation expert will periodically provide estimated values of each of our commercial real estate assets, related liabilities, and notes receivable secured by real estate based upon individual appraisal reports, our independent valuation expert is not responsible for and does not prepare our monthly NAV per share for each class.
Q:How exact is the calculation of the monthly NAV per share?
A:Our goal is to provide a reasonable estimate of the market value of our shares. Our assets will consist principally of commercial real estate assets, the valuation of which by our independent valuation expert is subject to a number of judgments and assumptions that may not prove to be accurate. The use of different judgments or assumptions would likely result in different estimates of the value of our real estate assets. Acquisitions of other real estate related assets, including limited partnership units, will be valued in accordance with our valuation policies and may also be subject to various judgments and assumptions that may not prove to be accurate. The monthly calculation of our NAV per share for each class by our independent fund accountant may not reflect the precise amount that might be paid for your shares of such class in a market transaction. On any given day, our published NAV per share for each class may not fully reflect certain material events to the extent that they are not known or their financial impact on our portfolio is not immediately quantifiable. Any resulting potential disparity in our NAV per share for each class may be in favor of either stockholders who redeem their shares of such class, or stockholders who buy new shares of such class, or existing stockholders. See “Valuation Policies — Calculation of Our NAV Per Share.”
Q:Will I have the opportunity to have my shares of common stock redeemed?
A:While you should view your investment in our shares as a long-term investment with limited liquidity, we have adopted a redemption plan whereby stockholders may request on a monthly basis that we redeem all or any portion of their shares. We are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month in our discretion.
Q:Will there be any limits on my ability to have my shares redeemed?
A:Yes. While we designed our redemption plan to allow stockholders to request redemptions on a monthly basis, of all or any portion of their shares, our ability to fulfill redemption requests is subject to a number of limitations. The vast majority of our assets cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have sufficient liquid resources to satisfy redemption requests. In order to provide liquidity for share redemptions, we intend to, subject to any limitations and requirements relating to our intention to qualify as a REIT, generally maintain under normal circumstances an allocation to securities, cash, cash equivalents and other short-term investments. We may fund redemption requests from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds, and we have no limits on the amounts we may pay from such sources. Should redemption requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than redeeming our shares is in the best interests of the company as a whole, then we may choose to redeem fewer shares than have been requested to be redeemed, or none at all. Further, our board of directors may modify, suspend or terminate our share redemption plan if it deems such action to be in our best interest and the best interest of our stockholders. Given the recent levels of investor subscriptions and increased redemption requests, which we believe have been exacerbated by the challenging economic environment caused by the COVID-19 pandemic, our stated objectives of maintaining Target Liquidity and satisfying the 2% monthly and 5% quarterly redemption plan limits stated above are in conflict. As such, we are temporarily redeeming less than these redemption plan limits to maintain this Target Liquidity while the company seeks to generate additional liquidity through investor subscriptions and execution of an in-process asset disposition program. Our board of directors has determined that monthly redemptions temporarily will be limited to shares whose aggregate value is no more than 0.8% of our aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2% of our aggregate NAV as of the last calendar day of the previous calendar quarter. While no assurances can be made regarding the timing of a return to the 2% monthly and 5% quarterly redemption plan limits stated above, if at all, we are targeting the return to those redemption plan limits to occur in the fourth quarter of 2020. See “Share Purchases and Redemptions — Redemption Plan— Redemption Limitations.”
Under our share redemption plan, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the opening of the last calendar day of that month (each such date, a “Redemption Date”). Redemptions will be made at the NAV per share in effect on the Redemption Date, except that shares that have not been outstanding for at least one year will be subject to a short-term trading fee of 5% of the aggregate NAV of the applicable class of shares of common stock redeemed (a “Short-Term Trading Fee”). The one-year holding period is measured as of the subscription closing date immediately following the prospective redemption date. Additionally, stockholders who have received shares of our common stock in exchange for their partnership units in the operating partnership (“OP Units”) may include the period of time such stockholder held such OP Units for purposes of calculating the holding period for such shares of our common stock. The Short-Term Trading Fee may only be waived in the case of redemption requests arising from the death of the holder. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. The Short-Term Trading Fee will not apply to shares acquired through our distribution reinvestment plan. A stockholder may withdraw their redemption request by notifying the transfer agent before 4:00 p.m. (Eastern Time) on the last business day of the applicable month.
In the event that we determine to redeem some but not all of the shares submitted for redemption during any month, shares redeemed at the end of the month will be redeemed on a pro rata basis. All unsatisfied redemption requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share redemption plan, as applicable. See “Share Purchases and Redemptions — Redemption Plan.”
Q:Will I be charged upfront selling commissions or other fees?
A:Our dealer manager may be entitled to receive upfront selling commissions of up to 3.00%, and dealer manager fees of 0.50%, of the Offering Price of each T Share sold in the primary offering; however, such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.50% of the Offering Price. Our dealer manager is also entitled to receive upfront selling commissions of up to 3.50% of the Offering Price of each S Share sold in the primary offering. Our dealer manager will reallow 100% of such selling commissions to participating broker-dealers. At our dealer manager’s discretion it may reallow a portion of the dealer manager fee received to participating broker-dealers. No upfront selling commissions or dealer manager fees are paid with respect to purchases of D Shares or I Shares sold through registered investment advisors or shares of any class sold pursuant to our distribution reinvestment plan.
Additionally, stockholder servicing fees will be paid to our dealer manager with respect to ongoing services provided to all of our holders of D Shares, T Shares and S Shares, as follows: (a) for D Shares only, a stockholder servicing fee equal to 0.25% per annum of the aggregate NAV for the D Shares, (b) for T Shares only, an advisor stockholder servicing fee of 0.65% per annum, and a stockholder servicing fee of 0.20% per annum, of the aggregate NAV for the T Shares (however, such advisor stockholder servicing fee and stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares), (c) for S Shares only, a stockholder servicing fee equal to 0.85% per annum of the aggregate NAV for the S Shares. The stockholder servicing fees are paid monthly in arrears and accrue daily in an amount equal to (1) 1/365th of 0.25% of our NAV for D Shares for such day, (2) 1/365th of 0.85% of our NAV for T Shares for such day and (3) 1/365th of 0.85% of our NAV for S Shares for such day. We will cease paying the stockholder servicing fee with respect to any D Shares, T Shares or S Shares held in a stockholder’s account at the end of the month in which our dealer manager in conjunction with the transfer agent determines that total upfront selling commission, dealer manager fees and stockholder servicing fees paid with respect to the share held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of shares sold through certain participating broker-dealers, a lower limit as set forth in any applicable agreement between our dealer manager and a participating broker-dealer) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan with respect thereto). In addition, we will cease payment of the stockholder servicing fees with respect to all outstanding shares if, at the completion of this offering, in the aggregate, underwriting compensation from all sources, including upfront selling commissions, the dealer manager fees, the stockholder servicing fees and other underwriting compensation paid by us and our advisor and its affiliates, equals 10% of the gross proceeds from the primary portion of our offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan). However, while we are conducting an offering of all share classes pursuant to an effective registration statement, in the event that (i) stockholder servicing fees cease to be paid with respect to a stockholder’s shares, or (ii) the current account value of the stockholder’s shares meets the minimum investment amount for I Shares stated in this prospectus, a stockholder invested in S Shares, T Shares or D Shares may, upon request and the satisfactory completion of certain subscription and other agreements, exchange such shares into the corresponding number of I Shares as calculated by dividing the aggregate NAV of the stockholder’s shares to be exchanged by the per share NAV of I Shares at the time of such exchange.

In addition, our advisor or its affiliates, pay on our behalf all other costs incurred in connection with our organization and the offering of our shares (excluding upfront selling commissions and dealer manager fees, and the ongoing stockholder servicing fees), including (i) our legal, accounting, printing, mailing and filing fees, and broker-dealer due diligence expenses; (ii) costs incurred in connection with preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers; and (iii) reimbursements for our dealer manager’s wholesaling costs, and other marketing and organization costs including payments made to participating broker-dealers. We reimburse our advisor for these costs. Reimbursement payments are made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.75% of the aggregate gross offering proceeds from this offering, including shares issued in connection with the distribution reinvestment plan, but excluding upfront selling commissions and dealer manager fees charged on T Shares and S Shares sold in the primary offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.75% limit), calculated on an accumulated basis, until our advisor has been reimbursed in full.
Q:    What other fees and expenses will you pay to our advisor or any of its affiliates?
A.We pay our advisor a monthly advisory fee that will be payable in arrears on a monthly basis and accrue daily in an amount equal to 1/365th of 1.10% of the NAV for each class of common stock for each day. We will also pay our advisor a performance fee calculated on the basis of our total return to stockholders. We will not pay advisory fees to the sub-advisor, as those fees will be paid by our advisor.
Although we will not pay our advisor any acquisition, financing or other similar fees in connection with making acquisitions, we reimburse our advisor for out-of-pocket expenses in connection with the acquisition and financing of commercial real estate properties, real estate-related assets and other investments. Additionally, we reimburse our advisor for out-of-pocket operating expenses in connection with providing services to us, including reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of services to us other than our executive officers. The expense reimbursements that we pay to our advisor include expenses incurred by the sub-advisor on our behalf.
The payment of fees and expenses will reduce the cash available for acquisitions and distribution and will directly impact our monthly NAV. See “Compensation” for more details regarding the fees that will be paid to our advisor and its affiliates.
Q:Will you acquire anything other than commercial properties?
A:Yes. Our portfolio also may include other income-producing real estate, as well as other assets such as real estate related equity investments, mortgage, mezzanine, bridge and other loans, and liquid securities. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and acquisition opportunities. We will not forego a high quality asset because it does not precisely fit our presently expected portfolio composition. Thus, to the extent that our advisor presents us with high quality acquisition opportunities that allow us to meet the REIT requirements under the Internal Revenue Code of 1986, as amended (the “Code”), and that result in an overall real estate portfolio that is consistent with our investment objectives, our portfolio composition may vary from time to time. Our goal is to assemble a portfolio that is diversified by asset type, size and risk, which generates a relatively predictable and stable stream of income for stockholders and the potential for long-term capital appreciation in the value of our real estate assets. See the section of this prospectus captioned “Investment Objectives, Strategy and Policies — Acquisition and Investment Policies” for a more detailed discussion of all of the types of acquisitions we may make.
Q:Generally, what will be the terms of your leases?
A:We have secured, and will continue to seek to secure, leases from creditworthy tenants, before or at the time we acquire a property. Our target leases are triple-net or double-net leases. Triple-net leases typically require the tenant to pay all costs associated with a property (e.g., real estate taxes, insurance, maintenance and repairs, including roof, structure and parking lot). Double-net leases typically hold the landlord responsible for the capital expenditures for the roof and structure, while the tenant is responsible for all lease payments and remaining operating expenses associated with the property (e.g., real estate taxes, insurance and maintenance). This helps ensure the predictability and stability of our expenses and, we believe, will result in greater predictability and stability of our cash distributions to stockholders. We generally intend to enter into long-term leases that may have terms of ten or more years, may include renewal options and may also include rental increases over the term of the lease; however, certain leases may have a shorter term. In addition, we expect that a number of our leases will be guaranteed by the corporate parent of the tenant, ensuring that, unless the parent company goes into bankruptcy, the rent on the property will be paid, even if the individual store is closed for any reason.
Q:How will you determine whether tenants are creditworthy?
A:Our advisor and its affiliates have a well-established underwriting process to determine the creditworthiness of our current and potential tenants. The underwriting process includes analyzing the financial data and other information about the tenant, such as income statements, balance sheets, net worth, cash flow, business plans, data provided by industry credit rating services, and/or other information our advisor may deem relevant. In addition, we may obtain guarantees of leases by the corporate parent of the tenant, in which case our advisor will analyze the creditworthiness of the guarantor. In some instances, especially in sale-leaseback situations, where we are acquiring a property from a company and simultaneously leasing it back to such company under a long-term lease, we expect that we will meet with the senior management of the company to discuss the company’s business plan and strategy.
Q:Will you use leverage?
A:Yes, we intend to use leverage. Our targeted leverage is 50% of the greater of cost (before deducting depreciation, reserves for bad debts, or other non-cash reserves) or market value of our gross assets. Please see “Investment Objectives, Strategy and Policies” for more details.
Q:How often will I receive distributions?
A:Generally, we expect that, on a quarterly basis, our board of directors will authorize and we will declare distributions for each class with a daily record date, and pay distributions monthly in arrears. However, our board of directors declared monthly distributions for the months of April 2020, May 2020, June 2020 and July 2020 as further described below. Our board of directors has decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that we have greater visibility into the impact that the COVID-19 pandemic will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. During 2019, we paid distributions of $0.98 per share. Any distributions we make are at the discretion of our board of directors, and are based on, among other factors, our present and reasonably projected future cash flow. We also expect that the board of directors will set the rate of distributions at a level that will be reasonably consistent and sustainable over time. In addition, the board of directors’ discretion as to the payment of distributions is limited by the REIT distribution requirements, which generally require that we make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income. See “Description of Capital Stock — Distributions” and “Material U.S. Federal Income Tax Considerations.”
Any distributions that we make will directly impact our NAV, by reducing the amount of our assets. Our goal is to provide a reasonably predictable and stable level of current income by paying monthly distributions, while at the same time maintaining a fair level of consistency in our NAV. Over the course of your investment, your distributions plus the change in NAV per share for the applicable class (either positive or negative) will produce your total return.
Q:What will be the source of your distributions?
A:We have paid, and may pay in the future, distributions from sources other than cash flow from operations, including from the proceeds of this offering, from borrowings or from the sale of properties or other assets, among others, and we have no limit on the amounts we may pay from such sources. As of March 31, 2020, cumulative since inception, we have declared $121.0 million of distributions and we have paid $118.3 million, of which $61.8 million was paid in cash and $56.5 million was reinvested in shares of our common stock pursuant to the distribution reinvestment plan. As of March 31, 2020, cumulative since inception, our distributions were funded by net cash provided by operating activities of $118.3 million.
Contrary to traditional non-exchange traded REITs, however, whose shares are typically sold and, on a limited basis, redeemed at, a fixed price that is not necessarily intended to reflect the current value of the shares, our common stock will be sold and redeemed on a monthly basis at NAV per share for the applicable class. As a result, distributions that represent a return of capital or exceed our operating cash flow will be reflected in our monthly calculation of NAV per share.
Q:Will the distributions I receive be taxable as ordinary income?
A:Unless your investment is held in a qualified tax-exempt account or we designate certain distributions as capital gain dividends, distributions that you receive generally will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. Pursuant to the Tax Cuts and Jobs Act, non-corporate recipients of dividends from a REIT (other than capital gains dividends and dividends eligible for treatment as qualified dividends) may deduct up to 20% of such REIT dividends for taxable years beginning after December 31, 2017 and before January 1, 2026. The portion of your distribution in excess of current and accumulated earnings and profits is considered a return of capital for tax purposes and will reduce the tax basis of your investment, rather than result in current tax, until your basis is reduced to zero. This, in effect, defers a portion of your tax until you redeem or sell your shares. Distributions made to you in excess of our earnings and your tax basis in our stock will be treated as sales proceeds from the sale of our stock. Distributions we designate as capital gain dividends will generally be taxable at long-term capital gains rates. However, because each stockholder’s tax considerations are different, we recommend that you consult with your tax advisor. You also should review the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations.”
Q:May I reinvest my cash distributions in additional shares?
A:Yes. We have adopted a distribution reinvestment plan whereby stockholders may elect to have their cash distributions attributable to the class of shares owned automatically reinvested in additional shares of the same class. The purchase price for shares purchased under our distribution reinvestment plan is equal to the NAV per share for such class on the date that the distribution is payable, after giving effect to the distribution. Because the dealer manager fees are calculated based on NAV, they reduce NAV with respect to all shares of our common stock, including shares issued under our distribution reinvestment plan. See “Description of Capital Stock — Distribution Reinvestment Plan” for more information regarding reinvestment of distributions you may receive from us.

Q:Do you expect to acquire properties, make investments in, or enter into loans with your advisor or its affiliates?
A:From time to time, we may acquire properties from, or make investments in, affiliates of our advisor. Any and all transactions with affiliates of our advisor must be approved by a majority of our directors, including a majority of independent directors, not otherwise interested in such transactions as being fair and reasonable to us. In addition, either our purchase price in any property acquisition will be limited to the cost of the property to the affiliate, including acquisition-related expenses, or a majority of our independent directors must determine that there is substantial justification for any amount above such cost and that the difference is reasonable. Further, our charter provides that in no event will the purchase price of any property acquired from an affiliate exceed its current appraised value as determined by an independent appraiser.
We are additionally permitted to borrow funds from affiliates of our advisor, including our sponsor, as bridge financing to enable us to acquire a property or for the purpose of providing short term financing as necessary to satisfy valid redemption requests under the Company’s share redemption plan, in either case when offering proceeds alone are insufficient to do so and third party financing has not been arranged or is insufficient. Any and all such transactions must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction, as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. Our advisor or its affiliates may pay costs on our behalf, pending our reimbursement, or we may defer payment of fees to our advisor or its affiliates, but neither of these transactions would be considered a loan.
Q:Will you acquire properties in joint ventures, including joint ventures with affiliates of the advisor?
A:It is possible that we may acquire properties through one or more joint ventures in order to increase our purchasing power and diversify our portfolio of properties in terms of geographic region, property type and tenant industry group. Increased portfolio diversification reduces the risk to stockholders as compared to a program with less diversified assets. Our joint ventures may be with affiliates of our advisor or with unaffiliated third parties. Any joint venture with an affiliate of our advisor must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction, as being fair and reasonable to us and on substantially the same terms and conditions as those received by other joint venturers and the cost of our investment must be supported by a current appraisal of the asset. Generally, we will only enter into a joint venture in which we will approve major decisions of the joint venture. If we do enter into joint ventures, we may assume liabilities related to joint ventures that exceed the percentage of our participation in the joint venture.
Q:For whom is an investment in your shares appropriate?
A:An investment in our shares may be appropriate for you if you:
•meet the minimum suitability standards mentioned above under “Suitability Standards;”
•seek to diversify your portfolio by allocating a portion of your portfolio to a direct, long-term investment in commercial real estate that is non-correlated to the stock market;
•seek to receive current income through our payment of distributions;
•wish to obtain the benefits of potential long-term capital appreciation; and
•are able to hold your investment in our shares as a long-term investment, as our redemption plan may not always be available to redeem your shares.
We cannot assure you that an investment in our shares will allow you to realize any of the objectives listed above. See “Risk Factors” for the risks related to an investment in our shares.
Q:How do I buy shares?
A:You can buy shares pursuant to this prospectus by working with your financial advisor to (1) complete the required documentation and (2) pay for the shares at the time your purchase order is settled. Please see “Share Purchases and Redemptions — Buying Shares” for more information about how to purchase shares.

Q:May I make an investment through my individual retirement account (“IRA”) or other tax-deferred retirement account?
A:Yes. You may make an investment through your IRA or other tax-deferred retirement account. In making these investment decisions, you should consider, at a minimum, (1) whether the investment is in accordance with the documents and instruments governing your IRA, or other retirement account, (2) whether the investment would constitute a prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code, (3) whether the investment satisfies the fiduciary, prudence and diversification requirements associated with your IRA or other retirement account, (4) whether the investment will generate unrelated business taxable income (“UBTI”) to your IRA, or other retirement account, (5) whether there is sufficient liquidity for such investment under your IRA, or other retirement account, (6) the potential difficulty in valuing our common stock annually (or more frequently, if required) in accordance with ERISA or other applicable requirements associated with your IRA or tax-deferred retirement account, and (7) whether an investment in our common stock is advisable given the definition of “plan assets” under ERISA and Department of Labor regulations.
Q:Is there any minimum investment required?
A:Subject to limited exceptions, the minimum initial investment in our D Shares, T Shares and S Shares is $2,500, and the minimum initial investment in our I Shares is $1.0 million, unless otherwise waived by our dealer manager.
Q:What is the term or expected life of this offering?
A:We have registered $3.5 billion in shares of our common stock to be sold in our primary offering and up to $500.0 million in shares to be sold pursuant to our distribution reinvestment plan. It is our intent, however, to conduct a continuous offering for an indefinite period of time, by filing for additional offerings of our shares, subject to regulatory approval and continued compliance with the rules and regulations of the SEC and applicable state laws.
We will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of our shares of common stock. There can be no assurance, however, that we will not need to suspend our continuous offering while the SEC and, where required, state securities regulators, review such amendment until it is declared effective, if at all.
This is a “best efforts” offering, which means that our dealer manager and the participating brokers are only required to use their best efforts to sell the shares.
Q:Will I be notified of how my investment is doing?
A:Yes. We will provide you with periodic updates on the performance of your investment with us, including:
•quarterly customer account statements;
•an annual report;
•confirmation statements (after transactions affecting your balance, except reinvestment of distributions in us and certain transactions through the distribution reinvestment plan);
•notification to our Maryland, New York and New Jersey stockholders regarding the sources of payments made to them that are not entirely from our funds from operations, which will be sent via U.S. mail with every third monthly distribution statement and/or check, as applicable; and
•if you participate in our distribution reinvestment plan, an annual statement providing all material information regarding the plan and your participation in it, including the tax consequences thereof.
Depending on legal requirements, we will provide this information to you via one or more of the following methods:
•U.S. mail or other courier;
•facsimile;
•electronic delivery, including email; or
•posting, or providing a link, on our sponsor’s website, which is www.cimgroup.com

In general, the above materials will be provided to you via U.S. mail unless you affirmatively elect to receive them via electronic delivery. Except for an annual report and any other reports required to be physically delivered to stockholders, we will not mail stockholders periodic or other reports we file with the SEC that are available to you on the SEC’s website at www.sec.gov.
In addition, when available, our current NAV per share for each class will be posted on our website and made publicly available on our toll-free, automated information line after it has been calculated as of the last calendar day of the prior month.
Q:When will I get my detailed tax information?
A:In the case of certain U.S. stockholders, your Form 1099-DIV and/or Form 1099-B tax information, if required, will be mailed or otherwise be made available by January 31 and February 15 respectively of each year (or by February 15 if the forms are consolidated). In the case of non-U.S. stockholders, Form 1042-S will be mailed or otherwise be made available by March 15 of each year.
Q:Who can help answer my questions?
A:If you have more questions about this offering or if you would like additional copies of this prospectus, you should contact your financial advisor or:
CCO Capital, LLC
2398 East Camelback Road, 4th Floor
Phoenix, Arizona 85016
(866) 907-2653
Attn: Shareholder Relations
www.cimgroup.com

Prospectus Summary
This summary highlights some of the most significant information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that may be important to you. To understand this offering fully, you should read the entire prospectus carefully, including, without limitation, the information discussed under the caption “Risk Factors” before making a decision to invest in our shares.
CIM Income NAV, Inc.
CIM Income NAV, Inc. is a Maryland corporation formed on July 27, 2010 to primarily acquire commercial properties, which are leased to creditworthy companies, under long-term net leases. Our commercial properties will consist of properties in the retail, office and industrial sectors that meet our investment criteria. The actual percentage of our portfolio that is invested in retail, office and industrial property categories may fluctuate due to market conditions and acquisition opportunities or as a result of any changes to our investment policies. We may also acquire other real estate and real estate related assets that are consistent with, and that we believe will help us meet, our investment objectives. We believe that our acquisition approach will allow us to achieve a relatively predictable and stable current stream of income for our stockholders, along with the potential for long-term capital appreciation in the value of our real estate. In addition, an investment in our common stock will provide stockholders with exposure to a major asset class (commercial real estate) that historically has not been correlated with the stock market, has demonstrated less volatility than listed stocks over time and may provide diversification as part of an investment portfolio.
We are structured as a perpetual-life, non-exchange traded REIT. This means that, subject to regulatory approval of our filing for additional offerings, we will sell shares of our common stock on a continuous basis and for an indefinite period of time. We sell our shares at a price based on the monthly NAV of our underlying assets, as calculated by our independent fund accountant, plus applicable upfront selling commissions and dealer manager fees. Although our common stock will not be listed for trading on a stock market or other trading exchange, we expect to provide our stockholders with limited liquidity through a redemption plan that will permit stockholders to request redemption of all or a portion of their shares on a monthly basis, at the monthly NAV per share for the applicable class, subject to certain limitations described in this prospectus. As a perpetual-life, non-exchange traded REIT, our investment strategy will not be restricted by the need to provide, and our charter does not require that we provide our stockholders with, liquidity through a single terminal “liquidity event.”
Our advisor will pay all costs incurred in connection with our organization and offering (other than upfront selling commissions and dealer manager fees, and ongoing stockholder servicing fees) and we will reimburse our advisor. Reimbursement payments are typically made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.75% of the aggregate gross offering proceeds from this offering, including shares issued in connection with the distribution reinvestment plan, but excluding upfront selling commissions and dealer manager fees charged on T Shares and S Shares sold in the primary offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.75% limit), calculated on an accumulated basis, until our advisor has been reimbursed in full. See “Plan of Distribution.”
In periods when certain existing stockholders seek to have their shares redeemed, additional funds may also flow in from investors who are purchasing new shares; in these circumstances cash proceeds from the sale of new shares could be used to fund the redemptions. We believe that netting redemptions out of incoming proceeds from the offering is in the best interests of stockholders because of the time and transaction costs involved in investing new capital and in disposing of assets.
We elected to be taxed, and, as of the date of this prospectus, qualify, as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2012. We hold, and intend to continue to hold, all of our assets through our operating partnership, of which we are the sole general partner. We are not a mutual fund and do not intend to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
Our offices are located at 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016. Our telephone number is 866-907-2653. Our fax number is 877-616-1118, and the e-mail address of our shareholder relations department is shareholderrelations@cimgroup.com. We maintain a toll-free, automated information line at 866-907-2653, where you may obtain the monthly determination of our NAV and the most recent offering price per share. You may find additional information about us at our website, www.cimgroup.com. The contents of that website are not incorporated by reference in, and are not otherwise a part of, this prospectus.

D Shares, T Shares, S Shares and I Shares of Common Stock
In this offering, we are offering to the public four classes of shares of our common stock: D Shares, T Shares, S Shares and I Shares. The differences among the share classes relate to upfront selling commissions dealer manager fees, and ongoing stockholder servicing fees. No upfront selling commissions, dealer manager fees or stockholder servicing fees are paid with respect to I Shares.

	Class D	Class T	Class S	Class I
Upfront Selling Commissions	None	3.00%	3.50%	None
Dealer Manager Fees	None	0.50%	None	None
Ongoing Stockholder Servicing Fees	0.25%	0.85%	0.85%	None
Assuming a constant NAV per share and assuming applicable stockholder servicing fees are paid until the 8.75% of gross proceeds limit described in “Compensation — Stockholder Servicing Fees” is reached, we expect that a one-time investment representing an aggregate NAV of $10,000 in shares of each class would be subject to the following selling commissions, dealer manager fees and stockholder servicing fees:

	Upfront Selling Commission	Dealer Manager Fees	Annual Stockholder Servicing Fees	Maximum Stockholder Servicing Fees Over Life of Investment (Length of Time)	Total (Length of Time)(1)
D Shares	$—	$—	$25	$875 (35 years)	$875 (35 years)
T Shares	$300	$50	$85	$531 (7 years)	$881 (7 years)
S Shares	$350	$—	$85	$531 (7 years)	$881 (7 years)
I Shares	$—	$—	$—	$ ––	$ ––
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(1)We will cease paying the stockholder servicing fee with respect to any D Shares, T Shares or S Shares held in a stockholder’s account at the end of the month in which our dealer manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of shares sold through certain participating broker-dealers, a lower limit as set forth in any applicable agreement between our dealer manager and a participating broker-dealer) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan with respect thereto). Although we cannot predict the length of time over which the stockholder servicing fee will be paid due to potential changes in the NAV of our shares, this fee would be paid with respect to D Shares over approximately 35 years from the date of purchase, and with respect to T Shares or S Shares over approximately 7 years from the date of purchase, assuming payment of the full upfront selling commissions and dealer manager fees, opting out of the distribution reinvestment plan and a constant NAV per share.
Certain participating broker-dealers may offer volume discounts with respect to our T Shares and S Shares, which would reduce upfront selling commissions and would therefore increase the length of time required for total selling commissions, dealer manager fees and stockholder servicing fees to reach 8.75% of gross proceeds. In the case of shares sold through certain participating broker-dealers, a lower limit than 8.75% of gross proceeds may be used, as set forth in any applicable agreement between the dealer manager and a participating broker-dealer. See “Plan of Distribution — Underwriting Compensation — Upfront Selling Commissions and Dealer Manager Fees.”
If you are eligible to purchase more than one class of shares, you should consider, among other things, the amount of your investment, the length of time you intend to hold the shares, and the selling commissions, dealer manager fees and ongoing stockholder servicing fees attributable to the D Shares, T Shares, S Shares and I Shares, as applicable. Before making your investment decision, please consult with your investment advisor regarding your account type and the classes of common stock you may be eligible to purchase.
In addition, while we are conducting an offering of all share classes pursuant to an effective registration statement, in the event that (i) stockholder servicing fees cease to be paid with respect to a stockholder’s shares, or (ii) the current account value of the stockholder’s shares meets the minimum investment amount for I Shares stated in this prospectus, a stockholder invested in S Shares, T Shares or D Shares may, upon request and the satisfactory completion of certain subscription and other agreements, exchange such shares into the corresponding number of I Shares as calculated by dividing the aggregate NAV of the stockholder’s shares to be exchanged by the per share NAV of I Shares at the time of such exchange.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed among the holders of D Shares, T Shares, S Shares and I Shares ratably in proportion to the respective NAV for each class in accordance with applicable law. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution to that class as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding.
Other than the differing allocable fees and expenses, the differing NAVs and distributions per share and the differing distributions upon liquidation described above, D Shares, T Shares, S Shares and I Shares have identical rights and privileges. See “Description of Capital Stock — Common Stock” for more details regarding our classes of common stock.
Summary Risk Factors
An investment in our common stock involves risk and is not suitable for all investors. There is no certainty as to the amount of distributions you may receive, the value of your investment may decline and liquidity under our redemption plan may not be available at all times. Some of the more significant risks relating to an investment in shares of our common stock include those listed below.
•We have a limited prior operating history and there is no assurance that we will achieve our investment objectives. In addition, because we have limited assets and have not yet identified all of the specific properties that we may purchase with future offering proceeds, this is a “blind pool” offering and you will not be able to evaluate our additional acquisitions prior to the time of purchase.
•The purchase and redemption price for shares of our common stock are based on our NAV per share for each share class each month, as calculated by our independent fund accountant. One component of that calculation is the estimated values of each of our commercial real estate assets, related liabilities, and notes receivable secured by real estate determined periodically by our independent valuation expert pursuant to individual appraisal reports, which may be adjusted upon the occurrence of material events, all in accordance with the valuation policies approved by our board of directors. The appraisal reports are based on information provided by our advisor, who also reviews them. The valuation methodologies used to determine the real estate component of our NAV involve subjective judgments and estimates, and may not accurately reflect the actual price at which our net real estate and real estate related assets could be liquidated on any given day. The resulting potential disparity in our NAV may be in favor of either investors who redeem their shares, or stockholders who buy new shares, or existing stockholders.
•There is no public market for our shares of common stock, we do not expect that a public market will develop and our charter does not require us to effect a liquidity event at any time in the future. Our goal is to provide stockholders with limited liquidity through redemptions at the NAV per share for the applicable class; however, we will be acquiring primarily commercial real estate properties that cannot generally be readily liquidated. This means that there may be times during which we do not have sufficient liquid resources to satisfy all redemption requests. Further, to protect our operations and our non-redeeming stockholders, our board of directors may modify our redemption plan, and under certain circumstances, our advisor may modify, limit or suspend our redemption plan. As a result, our shares should be considered a potentially long-term investment with limited liquidity.
•Our sponsor has used our acquisition strategy of focusing on necessity retail, office and industrial income-producing properties, subject to long-term net leases to creditworthy tenants, in past and current real estate programs, and, as a result, we expect that we will compete with these other programs for properties and tenants.
•We have paid, and may pay in the future, distributions and fund redemptions from sources other than cash flows from operations, including borrowings, proceeds from the sale of our common stock and proceeds from the sale of our assets, and we have no limits on the amounts we may pay from such other sources. Payments of distributions from sources other than cash flow from operations may reduce the amount of capital we ultimately use to acquire real estate, which may negatively impact the value of your investment and directly impact our monthly NAV per share for each share class.
•We are dependent on our advisor and its affiliates to conduct our business and to distribute our shares. There are conflicts of interest between us and our advisor and its affiliates, including with respect to allocation of investment and borrowing opportunities and allocation of their time and resources. Further, we pay substantial fees to our advisor and its affiliates, including fees based on our monthly NAV.
•This is a “best efforts” offering. If we are not able to raise a substantial amount of capital in the near term, we may have difficulties acquiring additional properties and our ability to fully achieve our investment objectives, including diversification of our portfolio by property type and location, could be adversely affected.

•We may suffer from delays if our advisor is not able to locate suitable acquisitions, which could adversely affect our ability to pay distributions and to achieve our investment objectives.
•Our board of directors may change certain of our investment policies without stockholder approval, which could alter the nature of your investment.
•Our continued compliance with debt covenants depends on many factors and could be impacted by current or future economic conditions associated with COVID-19.
•If we do not remain qualified as a REIT, we will be subject to federal income tax at regular corporate rates, and our NAV and cash available for distribution to our stockholders could materially decrease.
Our Board of Directors
We operate under the direction of our board of directors, the members of which are accountable to us and to our stockholders as fiduciaries. We have a seven-member board of directors, consisting of the chairman of our board of directors, current president and chief executive officer, Richard S. Ressler, our directors Avraham Shemesh and Elaine Y. Wong, along with four independent directors, George N. Fugelsang, Richard J. Lehmann, W. Brian Kretzmer and Roger D. Snell. Our charter requires that a majority of our directors be independent. Among its other responsibilities, our board of directors (including the independent directors) has adopted our valuation policies for establishing our NAV for each class as of the last calendar day of the prior month and our valuation policies pertaining to the valuation of our commercial real estate assets, related liabilities, notes receivable secured by real estate, and other assets and liabilities, and will periodically receive and review such information about the valuation of our assets and liabilities as it deems necessary to exercise its oversight responsibility. Our charter provides that our independent directors will also be responsible for reviewing the performance of our advisor and sub-advisor, overseeing the acquisitions made by our advisor and sub-advisor and approving the compensation paid to our advisor and its affiliates. Our directors will be elected on an annual basis by our stockholders. See the “Conflicts of Interest — Certain Conflict Resolution Procedures” section of this prospectus.
Our Sponsor and Our Advisor
Our sponsor is CCO Group, a group of affiliated entities directly or indirectly controlled by CIM.
CIM owns and/or controls CCO Group, LLC, and CCO Group, LLC directly or indirectly owns and controls CIM Income NAV Management, CCO Capital, CCO Capital Holdings, and CREI Advisors, our external advisor, dealer manager, our dealer manager’s holding company and our property manager, respectively.

CIM is a community-focused real estate and infrastructure owner, operator, developer and lender. We expect to benefit from CIM’s competitive advantages, including its vertically integrated team, community-based investment approach, disciplined underwriting and experienced risk management. CIM’s full-service real assets investment platform is supported by approximately 1,000 employees with multi-disciplinary expertise, including acquisitions, management, development, leasing, research and capital markets. CIM’s senior management team possess an average of 26 years of real asset investment experience acquiring, developing and improving properties in metropolitan communities. CIM believes its experience as both an equity and debt investor, as well as a developer and operator of real assets, will provide us with meaningful support for its investment objectives. CIM is headquartered in Los Angeles, California and with offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; Phoenix, Arizona; Orlando, Florida; Tokyo, Japan and Atlanta, Georgia.
Our advisor, a Delaware limited liability company, is an affiliate of our sponsor and was formed solely for the purpose of managing our affairs on a day-to-day basis. A significant number of our sponsor’s executives and employees also serve as executives and employees of our advisor. The members of our advisor’s real estate management team each have decades of experience in acquiring, structuring, developing and selling income-producing commercial properties. Additionally, our advisor’s management team has public company operating experience, with several of its officers having held senior positions at publicly held REITs and other public companies.
Our advisor is obligated to use its best efforts, subject to the oversight of our board of directors, to, among other things, manage our portfolio and provide information to our independent valuation expert concerning our portfolio. Management of our portfolio will include activities such as determining the allocation of our portfolio among retail, office and industrial real estate properties, real estate properties in other sectors and other assets. Further, portfolio management will include making decisions about the active management of our portfolio, including decisions to acquire or dispose of real estate assets. Our advisor is responsible for identifying and acquiring potential real estate acquisitions on our behalf. Each commercial property will be evaluated for the reliability and stability of its future income, as well as for its potential for capital appreciation. We expect that our advisor will consider the risk profile, credit quality and reputation of potential tenants and the impact of each particular acquisition as it relates to the portfolio as a whole. Our board of directors has delegated to our advisor broad authority to manage our business in accordance with our investment objectives, strategy, guidelines, policies and limitations. Our advisor’s role in the portfolio valuation process includes providing information about our commercial real estate assets, related liabilities and notes receivables secured by real estate to our independent valuation expert and estimating our accrued revenues and expenses. Our advisor also has the right to review estimated values set forth in individual appraisal reports prepared by our independent valuation expert prior to finalization. The independent valuation expert is free to accept or reject our advisor’s input in its discretion. Our independent fund accountant performs the administrative tasks necessary to calculate our monthly NAV for each class. Our advisor performs its duties and responsibilities under an advisory agreement as our fiduciary. See “Management — The Advisor.”
The Sub-Advisor
Our advisor has engaged BlackRock Investment Management, LLC to serve as its sub-advisor and perform the functions related to selecting and managing our liquid assets (cash, cash equivalents, other short-term investments, U.S. government securities, agency securities, corporate debt, liquid real estate-related, equity or debt securities and other investments for which there is reasonable liquidity). We refer to BlackRock Investment Management, LLC as the sub-advisor.
The sub-advisor provides services related to the acquisition, management and disposition of our liquid assets, in accordance with our investment objectives, strategy, guidelines, policies and limitations. Our investment guidelines provide that we will target the following aggregate allocation to relatively liquid investments: (1) 10% of our NAV up to $1 billion and (2) 5% of our NAV in excess of $1 billion. To the extent that our advisor elects to maintain borrowing capacity under a line of credit, the amount available under the line of credit will be included in calculating our liquid assets under these guidelines; provided, however, that the amount available under the line of credit will not be used in calculating our NAV for purposes of the calculation of the advisory fees paid to our advisor. The fees paid to the sub-advisor will not be paid by us, but will instead be paid by our advisor out of the management fee that we pay to our advisor. The sub-advisor performs its duties and will serve as a fiduciary under a sub-advisory agreement with our advisor, and the sub-advisor has no contractual relationship with us. If our sub-advisor does not adequately perform its duties or fails to dedicate sufficient time to us our only recourse will be against our advisor.

Our Dealer Manager
CCO Capital, our dealer manager, is an affiliate of our sponsor and a member of FINRA. Our dealer manager has distributed shares of many of our sponsor’s prior real estate programs, and has built relationships with a large number of broker-dealers throughout the country, which participated in some or all of those prior offerings. Our dealer manager will distribute our D Shares, T Shares, S Shares and I Shares of common stock on a best efforts basis, and will advise us regarding this offering, manage our relationships with participating broker-dealers and financial advisors and provide assistance in connection with compliance matters relating to the offering, including compliance regarding any sales literature that we may prepare.
The following chart shows the ownership structure and our relationship with our advisor and our dealer manager:
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(1)As of June 30, 2020, CIM Income NAV Management, LLC owned 13,333 of our D Shares, which represented less than 0.1% of the total outstanding shares of common stock as of such date. Pursuant to our charter, CIM Income NAV Management, LLC is prohibited from selling these shares, which represent its initial investment in us, for so long as CCO Group remains our sponsor; provided, however, that CIM Income NAV Management, LLC may transfer ownership of all or a portion of these 13,333 shares to other affiliates of our sponsor.
Our Operating Partnership
We own, and, in the future, intend to own all or substantially all of our assets through CIM Income NAV Operating Partnership, LP, our operating partnership, in order to be organized as an UPREIT. We have elected to use an UPREIT structure primarily to facilitate acquisitions of retail, office and industrial real estate properties, as well as other types of real estate and to facilitate investments in us by certain institutional investors. A sale of property directly to a REIT is generally a taxable transaction to the selling property owner. In an UPREIT structure, a seller of appreciated property who desires to defer taxable gain on the transfer of such property may transfer the property to our operating partnership in exchange for limited partnership interests. Such exchange could be made on a tax-free basis. Being able to offer a seller the opportunity to defer taxation of gain until the seller redeems its interests in our operating partnership for cash may give us a competitive advantage in acquiring desired properties or assets relative to buyers who cannot offer this opportunity. In addition, investing in our operating partnership, rather than in shares of our common stock, may be more attractive to certain institutional or other investors due to their business or tax structure. We are the sole general partner of our operating partnership and have contributed $900 to our operating partnership in exchange for our general partner interest. Initially, the only limited partner was our wholly-owned subsidiary, CRI (Daily NAV), LLC, which, as of the date of this prospectus, holds less than a 0.01% interest. Our operating partnership has classes of OP Units that correspond to our four classes of common stock: Class D OP Units, Class T OP Units, Class S OP Units and Class I OP Units. See “Our Structure and Formation” for a chart showing our ownership structure.

Investment Objectives
Our primary investment objectives are:
•to acquire commercial real estate properties leased under long-term net leases to creditworthy tenants, which provide current operating cash flow;
•to maintain a level of liquid assets as a source of funds to meet redemption requests;
•to provide reasonably stable, current income for you through the payment of distributions; and
•to provide the opportunity to participate in capital appreciation in the value of our investments.
Pursuant to our charter, these investment objectives may not be changed without the approval of our stockholders. See the “Investment Objectives, Strategy and Policies” section of this prospectus for a more complete description of our investment objectives and policies, as well as our investment restrictions. We may not achieve our investment objectives. See “Risk Factors” below.
Description of Real Estate Assets
As of June 30, 2020, our portfolio consisted of 126 properties located in 34 states, consisting of 5.4 million gross rentable square feet of commercial space, including the square feet of buildings that are on land subject to ground leases. Details of the properties are listed below in order of their date of acquisition.

Property Description	Type	Number of Tenants	Tenant (1)	Rentable Square Feet (2)	Purchase Price
CVS – Austin, TX	Drugstore	1	CVS	10,906	$3,054,150
Walgreens – Reidsville, NC	Drugstore	1	Walgreens	14,550	5,125,000
CVS – Erie, PA	Drugstore	1	CVS	10,125	2,300,000
CVS – Mansfield, OH	Drugstore	1	CVS	10,722	2,299,000
Advance Auto – Macomb, MI	Automotive	1	Advance Auto	7,000	2,099,000
Dollar General – Independence, MO	Discount Store	1	Dollar General	9,002	1,417,808
Dollar General – St. Joseph, MO	Discount Store	1	Dollar General	9,026	1,435,616
Kum & Go – Cedar Rapids, IA	Convenience Store	1	Kum & Go	4,973	2,566,000
Natural Grocers – Prescott, AZ	Grocery	1	Natural Grocers	12,848	3,925,000
FedEx – Elko, NV	Logistics	1	FedEx Ground	11,482	2,724,000
Mattress Firm – Gadsden, AL	Home Furnishings	1	Mattress Firm	7,200	2,030,769
Algonac Plaza – Algonac, MI	Shopping Center	8	Various	69,305	9,442,550
Advance Auto – Sedalia, MO	Automotive	1	Advance Auto	6,895	1,720,000
T.J. Maxx – Danville, IL	Discount Store	1	T.J. Maxx	24,000	3,200,000
JOANN – Roseville, MI	Hobby, Books and Music	1	JOANN	32,863	3,847,886
Lowe’s – Fremont, OH	Home and Garden	1	Lowe’s	125,357	9,225,000
FedEx – Spirit Lake, IA	Logistics	1	FedEx Ground	25,632	2,911,000
CVS – Wisconsin Rapids, WI	Drugstore	1	CVS	13,307	3,097,465
Tellico Greens – Loudon, TN	Shopping Center	4	Various	40,928	5,350,000
Dollar General – Gladwin, MI	Discount Store	1	Dollar General	9,002	1,332,839
Dollar General – Lexington, MI	Discount Store	1	Dollar General	9,100	1,204,141
Mattress Firm – Phoenix, AZ	Home Furnishings	—	Mattress Firm	5,040	1,883,175
O’Reilly Auto Parts – Fayetteville, NC	Automotive	1	O’Reilly Auto Parts	7,545	1,643,406
Family Dollar – Tatum, NM	Discount Store	1	Family Dollar	8,320	1,053,018
Family Dollar – Centreville, AL	Discount Store	1	Family Dollar	8,320	1,334,194
DaVita – Austell, GA	Healthcare	1	DaVita	5,460	3,250,000
Dollar General – Ocala, FL	Discount Store	1	Dollar General	9,026	1,705,342
Raising Cane’s – Avondale, AZ	Quick Service Restaurant	1	Raising Cane’s	3,552	3,397,000
Bank of America – Fairview Park, OH	Finance	1	Bank of America	4,552	2,103,750
Family Dollar – Denton, NC	Discount Store	1	Family Dollar	8,000	1,087,500
Family Dollar – Danville, VA	Discount Store	1	Family Dollar	8,320	1,212,500
Enid Crossing – Enid, OK	Shopping Center	2	Various	47,079	5,900,000
Shopko – Larned, KS	Discount Store	—	Shopko	26,390	2,270,328
Walgreens – Coweta, OK	Drugstore	1	Walgreens	15,000	$4,346,342

Property Description	Type	Number of Tenants	Tenant (1)	Rentable Square Feet (2)	Purchase Price
Walgreens – St. Louis, MO	Drugstore	1	Walgreens	14,820	3,812,985
Northern Tool – Hoover, AL	Home and Garden	1	Northern Tool	17,936	3,061,600
Family Dollar – Londonderry, OH	Discount Store	1	Family Dollar	8,320	1,309,877
Family Dollar – Deridder, LA	Discount Store	1	Family Dollar	8,320	1,041,092
Carrier Rental Systems – Houston, TX	Manufacturing	1	Carrier Rental Systems	30,820	5,018,966
Dollar General – Redfield, SD	Discount Store	1	Dollar General	9,100	1,038,042
Family Dollar – Hampton, AR	Discount Store	1	Family Dollar	8,233	979,640
Amcor Rigid Plastics – Ames, IA	Manufacturing	1	Amcor Rigid Plastics	251,138	14,282,494
Family Dollar – West Portsmouth, OH	Discount Store	1	Family Dollar	12,600	1,189,000
National Tire & Battery – Conyers, GA	Automotive	1	National Tire & Battery	13,748	2,493,200
Time Warner Cable – Streetsboro, OH	Industrial Warehouse	1	Time Warner Cable	78,083	5,330,456
Burger King – Midwest City, OK	Quick Service Restaurant	1	Burger King	2,917	1,150,237
Family Dollar – Darby, MT	Discount Store	1	Family Dollar	8,320	1,325,001
Tailwind Technologies – Denton, TX	Manufacturing	1	Tailwind Technologies	119,793	11,750,000
PetSmart – McAllen, TX	Pet Supplies	1	PetSmart	25,625	4,400,000
Tire Centers – Decatur, AL	Automotive	1	Tire Centers	16,336	1,972,887
AutoZone – Vandalia, OH	Automotive	1	AutoZone	7,381	800,000
Dollar General – Topeka (43rd) KS	Discount Store	1	Dollar General	9,100	1,195,261
Dollar General – Stacy, MN	Discount Store	1	Dollar General	9,026	989,579
Advance Auto – Ravenswood, WV	Automotive	1	Advance Auto	7,000	935,000
Sleepy’s – Roanoke Rapids, NC	Home Furnishings	1	Sleepy’s	5,000	1,700,680
West Marine – Mystic, CT	Retail Store	1	West Marine	13,000	4,754,286
Title Resource Group – Mount Laurel, NJ	Real Estate	1	Title Resource Group	81,059	15,400,000
Shopko – Nephi, UT	Discount Store	—	Shopko	25,450	3,459,118
Mattress Firm & Panera Bread – Elyria, OH	Various	2	Various	8,800	4,308,148
Dollar General – Pine River, MN	Discount Store	1	Dollar General	9,002	1,198,058
Dollar General – Winthrop, MN	Discount Store	1	Dollar General	9,026	1,095,207
Dollar General – Starbuck, MN	Discount Store	1	Dollar General	9,100	1,112,559
Dollar General – Wheaton, MN	Discount Store	1	Dollar General	9,100	1,098,070
The Toro Company – Windom, MN	Manufacturing	1	The Toro Company	126,504	9,450,000
Dollar General – New Richland, MN	Discount Store	1	Dollar General	9,100	1,171,871
Dollar General – Glasford, IL	Discount Store	1	Dollar General	9,002	1,168,392
Dollar General – Erie, IL	Discount Store	1	Dollar General	9,026	1,134,604
Dollar General – Trimble, MO	Discount Store	1	Dollar General	9,026	1,131,437
Fresh Thyme – Worthington, OH	Grocery	1	Fresh Thyme	28,260	10,670,000
Caliber Collision – Houston, TX	Automotive	1	Caliber Collision	36,011	5,596,624
Caliber Collision – Venice, FL	Automotive	1	Caliber Collision	25,808	4,279,316
O’Reilly Auto Parts – Decatur, GA	Automotive	1	O’Reilly Auto Parts	6,800	1,700,000
LA Fitness – Pawtucket, RI	Fitness	1	LA Fitness	45,000	14,666,667
Mister Car Wash – Spring Hill, FL	Automotive	1	Mister Car Wash	4,224	3,319,728
Mister Car Wash – Hudson, FL	Automotive	1	Mister Car Wash	4,064	2,380,272
Marshalls – Wilkesboro, NC	Discount Store	1	Marshalls	24,224	3,152,200
Sherwin-Williams – Pigeon Forge, TN	Home & Garden	1	Sherwin-Williams	4,000	1,142,850
Sam’s Club – Timonium, MD	Warehouse Club	1	Sam’s Club	133,859	18,300,000
Teradata – Miami Township, OH	Technology	1	Teradata	60,000	11,400,000
Triangle Town Place – Raleigh, NC	Shopping Center	5	Various	149,471	30,250,000
Biolife – Ft. Wayne (Coldwater), IN (3)	Healthcare	1	Biolife	15,000	3,731,810
Biolife – Moorehead, MN (3)	Healthcare	1	Biolife	15,000	4,099,569
Lowe’s – North Dartmouth, MA	Home & Garden	1	Lowe’s	172,269	20,166,667
Caliber Collision – San Antonio, TX	Automotive	1	Caliber Collision	45,200	4,605,470
PetSmart – Lexington, NC	Pet Supplies	1	PetSmart	17,992	$4,240,000
LA Fitness – Rock Hill, SC	Fitness	1	LA Fitness	38,000	9,559,375

Property Description	Type	Number of Tenants	Tenant (1)	Rentable Square Feet (2)	Purchase Price
Bob Evans – Defiance, OH	Restaurant	1	Bob Evans	5,785	2,946,872
Bob Evans – Dover, OH	Restaurant	1	Bob Evans	5,230	2,889,609
Bob Evans – Dundee, MI	Restaurant	1	Bob Evans	5,627	2,103,448
Bob Evans – Hamilton, OH	Restaurant	1	Bob Evans	6,040	2,206,897
Bob Evans – Hummelstown, PA	Restaurant	1	Bob Evans	6,744	2,586,207
Bob Evans – Mayfield Hts, OH	Restaurant	1	Bob Evans	5,656	2,103,448
Bob Evans – Richmond, VA	Restaurant	1	Bob Evans	5,170	896,552
Walmart – Randallstown, MD	Discount Store	1	Walmart	160,908	28,524,516
Valeo Production Facility - East Liberty, OH	Manufacturing	1	Valeo Production	75,000	6,425,000
CarMax – Tinley Park, IL	Automotive	1	CarMax	92,166	28,875,000
Cottage Plaza – Pawtucket, RI	Shopping Center	7	Various	84,455	23,050,000
North Lake Square – Gainesville, FL	Shopping Center	11	Various	140,116	24,250,000
Fresh Thyme Farmer’s Market – Indianapolis, IN	Grocery	1	Fresh Thyme	28,744	9,091,621
Art Van Furniture – Monroeville, PA	Home Furnishings	1	Art Van Furniture	74,600	12,097,134
Art Van Furniture – York, PA	Home Furnishings	1	Art Van Furniture	60,200	9,729,598
Apex Technologies – Mason, OH	Manufacturing	1	Apex Technologies	85,336	14,500,000
Tempe Commerce Park (7410) – Tempe, AZ	Information & Communication	1	Consumer Cellular	85,245	16,823,608
Valeo North America HQ – Troy, MI	Manufacturing	1	Valeo	103,253	15,000,000
Hobby Lobby – Watertown, SD	Hobby, Books and Music	1	Hobby Lobby	55,000	5,176,470
Hobby Lobby – Willmar, MN	Hobby, Books and Music	1	Hobby Lobby	55,000	5,702,205
Valvoline HQ – Lexington, KY	Manufacturing	1	Valvoline	162,358	42,750,000
Hobby Lobby – Sedalia, MO	Hobby, Books and Music	1	Hobby Lobby	55,000	4,893,382
AAA Office Park – Hamilton, NJ	Insurance	1	AAA	120,000	34,750,000
Procter & Gamble – Fayetteville, AR	Manufacturing	1	Procter & Gamble	61,017	12,200,000
AK Steel Corp. – West Chester, OH	Manufacturing	1	AK Steel Corp.	135,936	25,000,000
H&E Equipment Services – Albuquerque, NM	Rental – Commercial Equipment	1	H&E Equipment Services	17,140	6,062,462
H&E Equipment Services – Suwanee, GA	Rental – Commercial Equipment	1	H&E Equipment Services	16,096	5,299,565
H&E Equipment Services – Fort Myers, FL	Rental – Commercial Equipment	1	H&E Equipment Services	16,450	5,637,973
Hobby Lobby – Cadillac, MI	Hobby, Books and Music	1	Hobby Lobby	50,323	5,698,340
Weasler Engineering – West Bend, WI	Manufacturing	1	Weasler Engineering	218,147	14,700,000
SuperValu – Oglesby, IL	Distribution Warehouse	1	SuperValu	320,952	15,450,000
Duluth Trading – Arlington, TX	Apparel	1	Duluth Trading	15,623	5,198,929
Tempe Commerce Park (7419) – Tempe, AZ	Information & Communication	1	Consumer Cellular	75,068	14,539,057
Kloeckner Metals – University Park, IL	Manufacturing	1	Kloeckner Metals	105,000	16,200,000
Jewel-Osco – Spring Grove, IL	Grocery	1	Jewel-Osco	61,794	10,641,718
Jewel-Osco – Wood Dale, IL	Grocery	1	Jewel-Osco	74,964	10,215,727
24 Hour Fitness – Orlando, FL	Fitness	1	24 Hour Fitness	38,000	10,845,000
Steinhafels – Madison, WI	Home Furnishings	1	Steinhafels	114,479	15,392,049
Duluth Trading – Wichita, KS	Apparel	1	Duluth Trading	15,385	5,055,071
Republic Services – Scottsdale, AZ	Waste Services	2	Various	136,862	51,476,000
				5,387,689	$893,995,532
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(1)The tenant name represents the commonly-used tenant name and does not necessarily represent the legal name of the entity that is party to the lease agreement.
(2)Includes square feet of buildings that are on land subject to ground leases.
(3)The property is held through a joint venture arrangement in which we own an approximately 90% interest.
Investment Strategy
Our investment strategy is to primarily acquire a diversified portfolio of necessity commercial properties in the retail, office and industrial sectors that are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States and U.S. protectorates, and U.S. government securities, agency securities, corporate debt and other investments for which there is reasonable liquidity. We expect to complement our portfolio of net-lease properties by investing in substantially leased core metropolitan commercial and multi-family properties with growth potential that we believe will help us meet our investment objectives, either directly or through other funds with a proven track record of performance in these investment types, including funds managed by affiliates of our advisor. See “Investment Objectives, Strategy and Policies” for more details regarding our investment strategy. We believe that our organization as a perpetual-life REIT will allow us to acquire and manage our investment portfolio in a more active and flexible manner, as we will not be limited by a pre-determined operational period and the need to provide a “liquidity event” at the end of that period.
Investment Policies
Our independent members of our board of directors have adopted our investment policies. Our directors will formally review, at a duly called meeting, our investment policies on an annual basis and our real estate portfolio on a quarterly basis or, in each case, more often as they deem appropriate. Our board of directors, including a majority of our independent directors, must approve any changes to our investment policies. Under our investment policies, our advisor is delegated broad authority to execute real estate property and real estate related asset acquisitions and dispositions. Our board of directors will at all times have ultimate oversight over our investments and may change from time to time the scope of authority delegated to our advisor which in turn will modify the scope of authority of the sub-advisor, with respect to acquisition and disposition transactions. See “Investment Objectives, Strategy and Policies” for more details regarding our investment policies.
Valuation Policies
We have engaged an independent valuation expert, CBRE, which has expertise in appraising commercial real estate assets, related liabilities, and notes receivable secured by real estate to provide, on a rolling annual basis, valuations of each of our commercial real estate assets, and on a rolling quarterly basis, valuations of each of our related liabilities, and notes receivable secured by real estate to be set forth in individual appraisal reports, and to adjust those valuations for events known to the independent valuation expert that it believes are likely to have a material impact on previously provided estimates of the value of the affected commercial real estate assets, and notes receivable secured by real estate or related real estate liabilities. All or substantially all of our commercial real estate assets, related liabilities, and notes receivable secured by real estate will be held in our operating partnership. Our real estate assets will consist primarily of a portfolio of commercial real estate, as well as notes receivable, where the underlying collateral will typically be commercial real estate. Our commercial real estate related liabilities will consist primarily of mortgage loans secured by our commercial real estate. In addition, our assets will include liquid assets, which will be priced monthly by third-party pricing sources, and cash and cash equivalents, as well as other real estate related assets, including limited partnership units, which will be valued in accordance with our valuation policies. We will amortize asset acquisition costs for our commercial real estate assets over a five-year period. Costs related to notes receivable and other loans secured by real estate will be amortized over the lesser of the remaining life of the loan or a five-year period. Our liabilities will include accrued fees and operating expenses, accrued debt service costs, accrued distributions payable, accrued dealer manager fees and advisory fees, which are estimated by our advisor. Our board of directors is responsible for ensuring that the valuation expert discharges its responsibilities in accordance with our valuation policies, and will periodically receive and review such information about the valuation of our assets and liabilities as it deems necessary to exercise its oversight responsibility, at regularly scheduled board of director meetings. See “Valuation Policies — Valuation.”
As of the last calendar day of each month, our independent fund accountant calculates the NAV per share for each share class using a process that incorporates (1) the periodic valuations of our real estate assets and related liabilities by our independent valuation expert, (2) ongoing assessment by the valuation expert of the estimated impact of any events that require adjustments to the most recent valuations determined by the valuation expert, (3) updates in the price of liquid assets for which third-party market quotes are available, (4) valuations of any securities or other assets for which market quotes are not available, (5) valuation of our other assets and liabilities, (6) accruals of our distributions for each share class, and (7) estimates by our advisor of monthly accruals, on a net basis, of our operating revenues, expenses, including class-specific expenses, debt service costs and fees, including class-specific fees. Our advisor reviews estimated values of commercial real estate assets, related liabilities, and notes receivable secured by real estate provided in individual appraisal reports. Additionally, to the extent a material event in respect of such asset or liability occurs between scheduled valuations that our advisor believes may materially affect the value thereof, our advisor will inform the independent valuation expert so that, if appropriate, the independent valuation expert can update the value of such asset or liability for inclusion in the next monthly NAV per share calculation. The NAV for each share class will be adjusted for contributions, redemptions and accruals of the class’s distributions and estimates of class-specific fee and expense accruals. Upfront selling commissions and dealer manager fees will have no effect on the NAV of any share class. The NAV is intended to reflect our estimated value as of the last calendar day of the month prior to the date that the NAV is determined. As a result, the estimated liability for the future stockholder servicing fees payable, which is accrued at the time each share is sold, will have no effect on the NAV of any share class. Our independent fund accountant determines our NAV per share by dividing the NAV for each share class as of the last calendar day of each month by the number of shares of such class outstanding, as determined monthly.
Our goal is to provide a reasonable estimate of the market value of our shares. However, the majority of our assets will consist of commercial real estate assets and, as with any commercial real estate valuation protocol, the conclusions reached by our independent valuation expert will be based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. If a material event occurs between scheduled valuations that our advisor believes may materially affect the value of any of our commercial real estate assets, related liabilities, and notes receivable secured by real estate, our advisor will inform the independent valuation expert so that, if appropriate, the independent valuation expert can adjust the most recent valuations provided in the applicable appraisal report to account for the estimated impact. The use of different judgments, assumptions or opinions would likely result in different estimates of the value of our commercial real estate assets. In addition, on any given day, our published NAV per share for each share class may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. As a result, the monthly calculation of our NAV per share for each share class may not reflect the precise amount that might be paid for your shares in a market transaction, and any potential disparity in our NAV per share for each share class may be in favor of either stockholders who redeem their shares, or stockholders who buy new shares, or existing stockholders.
Purchase Price of Shares
The per share purchase price for each class varies from month-to-month and, each month, is generally equal to the prior month’s NAV for that class divided by the number of shares of such class outstanding, as determined monthly, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees.
We will file with the SEC on a monthly basis a prospectus supplement disclosing the NAV per share for each share class for the preceding month, which we refer to as the pricing supplement. Each month, we will also post the NAV per share for each share class on our public website, www.cimgroup.com/investment-strategies/individual/inav#summary. The website contains this prospectus, including any supplements and amendments. You may also obtain the monthly determination of the NAV per share for each share class by calling our toll-free, automated information line at 866-907-2653. As disclosed in “Share Purchases and Redemptions — Buying Shares,” we will disclose, on a monthly basis in a prospectus supplement filed with the SEC, the principal valuation components of our NAV.
The subscription to purchase our common stock may be submitted on an ongoing basis, but we will only accept subscription agreements and admit investors as stockholders as of the first calendar day of each month (based on the prior month’s NAV per share for such class plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees), and to be accepted, a subscription agreement must be received in good order at least five business days prior to the first calendar day of the month (unless waived by the dealer manager). See “Share Purchases and Redemptions — Buying Shares” for more details.
Monthly Redemption of Shares at NAV
While you should view your investment in our shares as a long-term investment with limited liquidity, we have adopted a redemption plan whereby stockholders may request on a monthly basis that we redeem all or any portion of their shares. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern Time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. The Short-Term Trading Fee will not apply to shares acquired through our distribution reinvestment plan. A stockholder may withdraw their redemption request by notifying the transfer agent before 4:00 p.m. (Eastern Time) on the last business day of the applicable month.
Given the recent levels of investor subscriptions and increased redemption requests, which we believe have been exacerbated by the challenging economic environment caused by the COVID-19 pandemic, our stated objectives of maintaining Target Liquidity and satisfying the 2% monthly and 5% quarterly redemption plan limits stated above are in conflict. As such, we are temporarily redeeming less than these redemption plan limits to maintain this Target Liquidity while the company seeks to generate additional liquidity through investor subscriptions and execution of an in-process asset disposition program. Our board of directors has determined that monthly redemptions temporarily will be limited to shares whose aggregate value is no more than 0.8% of our aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2% of our aggregate NAV as of the last calendar day of the previous calendar quarter. While no assurances can be made regarding the timing of a return to the 2% monthly and 5% quarterly redemption plan limits stated above, if at all, we are targeting the return to those redemption plan limits to occur in the fourth quarter of 2020.

Although the vast majority of our assets cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition, we intend to, subject to any limitations and requirements relating to our intention to qualify as a REIT, generally maintain under normal circumstances an allocation to securities, cash, cash equivalents and other short-term investments. In addition, we may also fund redemption requests from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds, and we have no limits on the amounts we may pay from such sources. Despite these sources of liquidity, we may not always have sufficient liquid resources to satisfy redemption requests and you may not always be able to redeem your shares under the plan.
Distributions
In order to continue to qualify as a REIT, we are required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income. For these purposes, REIT taxable income is computed without regard to the dividends-paid deduction and excludes certain non-cash items and net capital gain. Further, REIT taxable income does not necessarily equal net income as calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). We are subject to corporate level tax on any undistributed taxable income (including net capital gain). Our board of directors has authorized, and in the future may authorize, distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board may deem relevant. We have not established a minimum distribution level. During 2019, we paid distributions of $0.98 per share. We have paid, and in the future may pay, distributions from sources other than cash flows from operating activities, including the proceeds of this offering, borrowings or the sale of properties or other assets, among others, and we have no limit on the amounts we may pay from such sources. As of March 31, 2020, cumulative since inception, we have declared $121.0 million of distributions and we have paid $118.3 million, of which $61.8 million was paid in cash and $56.5 million was reinvested in shares of our common stock pursuant to the distribution reinvestment plan. As of March 31, 2020, cumulative since inception, our distributions were funded by net cash provided by operating activities of $118.3 million. Contrary to traditional non-exchange traded REITs, however, whose shares are typically sold and, on a limited basis, redeemed at, a fixed price that is not intended to reflect the value of the shares, our D Shares, T Shares, S Shares and I Shares of common stock will be sold and redeemed on a monthly basis at the NAV per share for the applicable share class. As a result, distributions that exceed our operating cash flow will be reflected in our monthly calculation of NAV for each share class.
See the section of this prospectus captioned “Description of Capital Stock — Distributions” for a description of our distributions.
We have adopted a distribution reinvestment plan, whereby stockholders will be able to elect to have their cash distributions automatically reinvested in additional shares of common stock. The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the NAV per share applicable to the class of shares purchased on the distribution date, after giving effect to all distributions. No selling commissions or dealer manager fees will be charged with respect to shares purchased pursuant to the distribution reinvestment plan. See “Description of Capital Stock — Distribution Reinvestment Plan.”
Leverage
We intend to use leverage to provide additional funds to support our acquisition activities. Our advisor will target a leverage of 50% of the greater of cost (before deducting depreciation, reserves for bad debts, or other non-cash reserves) or fair market value of our gross assets. Our board of directors may from time to time modify our leverage policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors. Our charter generally restricts the amount of indebtedness that we may incur to 300% of our net assets, which generally approximates 75% of the cost of our investments, but does not restrict the form of indebtedness we may incur. Notwithstanding the foregoing, our aggregate indebtedness may exceed such limit, but only if such excess is approved by a majority of our independent directors and such excess along with the justification for such excess is disclosed to our common stockholders within 60 days after the end of any fiscal quarter for which there is such excess. See “Investment Objectives, Strategy and Policies” for more details regarding our leverage policies.
Our Status Under the Investment Company Act
We do not believe that we are required, and we do not intend to, register as an investment company under the Investment Company Act. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that would restrict our activities and significantly increase our operating expenses. See “Risk Factors — Risks Related to Our Corporate Structure.”

Fees and Expenses
We will pay our dealer manager and our advisor the fees and reimbursements described below in connection with performing services for us. We will not pay our advisor or its affiliates any separate fees for property acquisitions or dispositions, financings, property management or leasing.

Type of Compensation —Recipient (1)	Method of Compensation	Estimated Amount

Organization and Offering Stage
Upfront Selling Commissions and Dealer Manager Fees — Our Dealer Manager (2)	Our dealer manager may be entitled to receive upfront selling commissions of up to 3.00%, and dealer manager fees of 0.50%, of the Offering Price of each T Share sold in the primary offering; however, such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.50% of the Offering Price. Our dealer manager is entitled to receive upfront selling commissions of up to 3.50% of the Offering Price of each S Shares sold in the primary offering. Our dealer manager will reallow 100% of such selling commissions to participating broker-dealers. At our dealer manager’s discretion it may reallow a portion of the dealer manager fee received to participating broker-dealers.

	No upfront selling commissions or dealer manager fees are paid with respect to purchases of D Shares or I Shares sold through registered investment advisors or shares of any class sold pursuant to our distribution reinvestment plan.	The actual amount of upfront selling commission and dealer manager fees will depend on the number of T Shares and S Shares sold and the Offering Price of each T Share and S Share. Aggregate upfront selling commissions will equal approximately $105,000,000 if we sell the maximum amount in our primary offering, and aggregate dealer manager fees will equal approximately $17,500,000 if we sell the maximum amount in our primary offering, assuming payment of the full upfront selling commissions and dealer manager fees, and that all of our offering proceeds are from the sale of T Shares.

Type of Compensation —Recipient (1)	Method of Compensation	Estimated Amount
Stockholder Servicing Fees — Our Dealer Manager (3)	Subject to FINRA limitations on underwriting compensation, we pay our dealer manager selling commissions over time as stockholder servicing fees for ongoing services rendered to stockholders by participating broker-dealers or broker-dealers servicing investors’ accounts, referred to as servicing broker-dealers:

• with respect to our outstanding D Shares equal to 0.25% per annum of the aggregate NAV of our outstanding D Shares;

• with respect to our outstanding T Shares equal to 0.85% per annum of the aggregate NAV of our outstanding T Shares, consisting of an advisor stockholder servicing fee of 0.65% per annum, and a stockholder servicing fee of 0.20% per annum, of the aggregate NAV of our outstanding T Shares; however, with respect to T Shares sold through certain participating broker-dealers, the advisor stockholder servicing fee and the stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares;

• with respect to our outstanding S Shares equal to 0.85% per annum of the aggregate NAV of our outstanding S Shares; and

• we do not pay a stockholder servicing fee with respect to our outstanding I Shares.

The stockholder servicing fees are paid monthly in arrears and accrue daily in an amount equal to (1) 1/365th of 0.25% of our NAV for D Shares for such day, (2) 1/365th of 0.85% of our NAV for T Shares for such day and (3) 1/365th of 0.85% of our NAV for S Shares for such day. At our dealer manager’s discretion, it may reallow all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers. Because the stockholder servicing fees are calculated based on our NAV for our D Shares, T Shares and S Shares, they will reduce the NAV or, alternatively, the distributions payable, with respect to the shares of each such class, including shares issued under our distribution reinvestment plan.

We will cease paying the stockholder servicing fee with respect to any D Shares, T Shares or S Shares held in a stockholder’s account at the end of the month in which our dealer manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of shares sold through certain participating broker-dealers, a lower limit as set forth in any applicable agreement between our dealer manager and a participating broker-dealer) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan with respect thereto). In addition, we will cease payment of the stockholder servicing fees with respect to all outstanding D Shares, T Shares and S Shares on the date following the completion of the primary portion of this offering on which, in the aggregate, underwriting compensation from all sources, including upfront selling commissions, the dealer manager fees, the stockholder servicing fees and other underwriting compensation paid by us and our advisor and its affiliates, equals 10% of the gross proceeds from the primary portion of our offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan).
Actual amounts depend upon the per share NAVs of our D Shares, T Shares, S Shares, the number of D Shares, T Shares and S Shares purchased and when such shares are purchased. For D Shares, the stockholder servicing fees will equal approximately $8,750,000 per annum if we sell the maximum amount. For T Shares, the stockholder servicing fees will equal approximately $29,750,000 per annum if we sell the maximum amount. For S Shares, the stockholder servicing fees will equal approximately $29,750,000 per annum if we sell the maximum amount. In each case, we are assuming that none of our stockholders participate in our distribution reinvestment plan.

Type of Compensation —Recipient (1)	Method of Compensation	Estimated Amount
Although we cannot predict the length of time over which the stockholder servicing fee will be paid due to potential changes in the NAV of our shares, this fee would be paid with respect to D Shares over approximately 35 years from the date of purchase, and with respect to T Shares or S Shares over approximately 7 years from the date of purchase, assuming payment of the full upfront selling commissions and dealer manager fees, opting out of the distribution reinvestment plan and a constant NAV per share. Under these assumptions, if a stockholder holds his or her shares for these time periods, this fee with respect to D Shares would total approximately $875 and with respect to T Shares or S Shares would total approximately $531, assuming a one-time investment representing an aggregate NAV of $10,000 in shares of each class.

In addition, while we are conducting an offering of all share classes pursuant to an effective registration statement, in the event that (i) stockholder servicing fees cease to be paid with respect to a stockholder’s shares, or (ii) the current account value of the stockholder’s shares meets the minimum investment amount for I Shares stated in this prospectus, a stockholder invested in S Shares, T Shares or D Shares may, upon request and the satisfactory completion of certain subscription and other agreements, exchange such shares into the corresponding number of I Shares as calculated by dividing the aggregate NAV of the stockholder’s shares to be exchanged by the per share NAV of I Shares at the time of such exchange.

	For a description of the services required from the participating broker-dealer or servicing broker-dealer, see the “Plan of Distribution — Underwriting Compensation — Stockholder Servicing Fees — D Shares, T Shares and S Shares.”

Organization and Offering Expense Reimbursement — Our Advisor (4)
Our advisor has agreed to fund on our behalf all costs of our organization and offering (other than selling commissions, dealer manager fees and ongoing stockholder servicing fees). Reimbursement payments are made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.75% of aggregate gross offering proceeds, including shares issued in connection with the distribution reinvestment plan, but excluding selling commissions and dealer manager fees, as applicable, charged on T Shares and S Shares sold in the primary offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.75% limit) calculated on an accumulated basis, until our advisor has been reimbursed in full.

The timing and amount of reimbursements are dependent on the actual expenses incurred, the gross proceeds of shares sold, and the dates on which the shares are sold. Assuming that (i) one-half of all $4,000,000,000 of shares registered for sale in our primary offering, including shares issued under our distribution reinvestment plan, are sold as of the first day after the commencement of this offering, and the other half are sold one year after the commencement of this offering, and (ii) none of the shares sold are T Shares or S Shares, the maximum amount of organization and offering expenses that can be reimbursed to our advisor will equal approximately $15,000,000 in year one after the commencement of this offering and $15,000,000 in year two.

	Operational Stage

Advisory Fee — Our Advisor	We will pay our advisor an advisory fee that will be payable in arrears on a monthly basis and accrue daily in an amount equal to 1/365th of 1.10% of the NAV for each class of common stock for each day.	The annualized management fee, and the actual dollar amounts, are dependent upon the monthly average NAV for each class of common stock and, therefore, cannot be determined at the present time. Based on the following assumed levels of the monthly average total NAV for all classes of common stock, our annualized management fee will be as follows:

		Monthly Average Total NAV	Total Annualized Advisory Fee ($)
		$1 billion	$11,000,000
		$2 billion	$22,000,000
		$4 billion	$44,000,000

Type of Compensation —Recipient (1)	Method of Compensation	Estimated Amount
Acquisition Expense Reimbursement — Our Advisor	We will not pay our advisor any acquisition, financing or other similar fees in connection with making investments. We will reimburse our advisor for out-of-pocket expenses in connection with the acquisition of commercial real estate properties, real estate-related assets and other investments, including reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of acquisition services to us other than our executive officers.	The actual amount will depend upon actual expenses incurred and, therefore, cannot be determined at this time.
Operating Expense Reimbursement — Our Advisor	We will reimburse our advisor for out-of-pocket expenses in connection with providing services to us, including reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of services to us other than our executive officers. The expense reimbursements that we will pay to our advisor include expenses incurred by the sub-advisor on our behalf.	Actual amounts are dependent upon actual expenses incurred and, therefore, cannot be determined at this time.
Performance Fee — Our Advisor	We will pay our advisor a performance fee, payable annually in arrears, equal to 12.5% of the Total Return for each class of common stock, subject to a 5% Hurdle Amount and a High Water Mark, with a Catch — Up (each term as defined herein).

	For a detailed explanation of how the performance participation fee is calculated, see “Management — The Advisory Agreement.”	The actual amount will depend on our performance, as well as on the number of shares sold, the monthly NAV per share for each class of common stock and the period of time that the stockholder continues to hold the shares and, therefore, cannot be determined at this time.

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(1)We will pay all fees and expenses in cash, shares of our common stock, a non-interest bearing promissory note or any combination of the foregoing, as may be agreed upon by both parties.
(2)Upfront selling commissions and dealer manager fees may be reduced or waived in connection with volume or other discounts, other fee arrangements or for sales to certain categories of purchasers. See “Plan of Distribution — Underwriting Compensation — Upfront Selling Commissions and Dealer Manager Fees.”
(3)We will cease paying stockholder servicing fees if at the completion of this offering, in the aggregate, underwriting compensation from all sources, including selling commissions, dealer manager fees, stockholder servicing fees and other underwriting compensation paid by us and our advisor and its affiliates, equals 10% of the gross proceeds from the primary portion of our offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan). This limitation is intended to ensure that we satisfy the FINRA requirement that total underwriting compensation paid in connection with this offering from any source (including from our advisor and its affiliates), does not exceed 10% of the gross proceeds of the primary portion of our offering. Our advisor and its affiliates may pay additional amounts, without reimbursement by us, associated with the sale and distribution of our shares, which may include amounts paid to participating broker-dealers based on among other things, the number of shares that were originally sold with the assistance of the participating broker-dealer or the extent of stockholder record keeping services, account maintenance services and other administrative services provided by the participating broker-dealer. Any such payments would indirectly be recouped by our sponsor, which indirectly wholly-owns our advisor, through the receipt of the dealer-manager fee. Also, such payments will be deemed to be “underwriting compensation” by FINRA and will be subject to the 10% of gross offering proceeds limit on underwriting compensation.
(4)See “Compensation” for more details regarding the organization and offering expenses that will constitute underwriting compensation, subject to the underwriting limit of 10% of gross offering proceeds.
Our Structure
The organizational chart in the section “Our Structure and Formation” shows our ownership structure and our relationship with our advisor, the sub-advisor, our dealer manager and CIM Group. Our operating partnership owns our acquisitions of commercial properties and other assets, directly or indirectly, generally through special purpose entities.
Conflicts of Interest
Our advisor, our dealer manager, and their respective affiliates, officers and directors will experience potential conflicts of interest in connection with the management of our business, including the following:
•Our advisor, our dealer manager and their affiliates will receive substantial fees in connection with the services provided to us, and, while those fees must be approved on an annual basis by our independent directors, the ability of our independent directors to negotiate on our behalf may be adversely impacted by the fact that our board of directors recognizes that our stockholders invested with the understanding and expectation that CIM Income NAV Management will act as our advisor;

•The advisory fee and performance fee that we pay to our advisor are based upon our NAV, and our advisor is involved in estimating certain accrued fees and expenses that are part of our NAV;
•Certain management personnel of our advisor, who also may make acquisition decisions for other programs sponsored by CCO Group and CIM, must determine which acquisition opportunities to recommend to us or the other programs sponsored by CCO Group and CIM, some of which have investment objectives and criteria substantially similar to ours, and such persons must determine how to allocate their time and other resources among us and the other programs sponsored by CCO Group and CIM;
•Current or future management personnel of CIM or its affiliates will make or participate in acquisition decisions or provide operational real estate support services for us and other current or future programs sponsored by CCO Group, and will also provide such services to other affiliates of CIM, including in respect of decisions with respect to the allocation of certain double- or triple-net lease opportunities;
•Our advisor, or an affiliate of our advisor, will manage and/or lease some or all of our properties; and
•Our dealer manager is an affiliate of our advisor and therefore is not in a position to make an independent review of us or this offering.
Richard S. Ressler, the chairman of our board of directors, chief executive officer and president, and Nathan D. DeBacker, our chief financial officer and treasurer, may face conflicts similar to those described above because of their affiliation with our advisor, other programs sponsored by CCO Group and/or CIM. One of our directors, Avraham Shemesh, who is also a founder and principal of CIM and is an officer/director of certain of its affiliates, serves as a director of CCIT III and CMFT, is the chairman of the board, chief executive officer and president of CCIT II and CCPT V, and is president and treasurer of CIM Income NAV Management. One of our directors, Elaine Y. Wong, who is also a principal of CIM, serves as a director of CCPT V, CCIT II and CMFT. Similarly, W. Brian Kretzmer, one of our directors, serves as a director of CMFT and CCIT III. See the “Conflicts of Interest” section of our prospectus for a detailed discussion of the various conflicts of interest relating to your investment, as well as the procedures that we have established to mitigate a number of these potential conflicts.

Risk Factors
An investment in shares of our common stock involves substantial risks. You should carefully consider the following risk factors in addition to the other information contained in this prospectus before purchasing shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”
Risks Related to an Investment in CIM Income NAV, Inc.
We are considered to be a “blind pool,” as we owned 126 real estate properties as of June 30, 2020 and have not identified all of the specific properties and real estate-related assets that we may purchase with future offering proceeds. For this and other reasons, an investment in our shares is speculative.
Since we have not identified all of the specific properties that we may purchase with future offering proceeds, this is a “blind pool.” You will not be able to evaluate the economic merit of our additional acquisitions until after these acquisitions have been made. As a result, an investment in our shares is speculative.
To be successful in this market, we and our advisor must, among other things:
•identify and acquire assets that further our investment objectives;
•increase awareness of the CIM Income NAV, Inc. name within the investment products market;
•expand and maintain our network of licensed broker-dealers and others who sell shares on our behalf and other agents;
•rely on our advisor and its affiliates to attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;
•respond to competition for our targeted real estate and other assets as well as for potential stockholders;
•rely on our advisor and its affiliates to continue to build and expand our operations structure to support our business; and
•rely on our advisor, who relies on its sub-advisor, and its affiliates and our board of directors to be continuously aware of, and interpret, marketing trends and conditions.
We may not succeed in achieving these goals, and our failure to do so could cause you to lose a significant portion of your investment. For a more detailed discussion of our investment policies, see the “Investment Objectives, Strategy and Policies — Acquisition and Investment Policies” section of this prospectus.
The purchase and redemption of our shares is based on our NAV per share for each class, and the monthly determination of our NAV per share is based upon subjective judgments, assumptions and opinions about future events that may or may not turn out to be correct. As a result, our monthly NAV per share may not reflect the precise amount that might be paid to you for your shares in a market transaction.
The purchase and redemption price for shares of our common stock is based on our NAV per share for each class as determined each month, which requires an estimate of the value of our assets and liabilities – consisting principally of illiquid commercial real estate and illiquid commercial real estate mortgages. Although periodic valuations of each of our commercial real estate assets, related liabilities and notes receivable secured by real estate are performed by our independent valuation expert, our advisor also monitors our commercial real estate assets for events that may be expected to have a material impact on the most recent estimated values provided by our independent valuation expert. The valuation methodologies used to estimate the value of our commercial real estate assets, related liabilities, notes receivable secured by real estate, and certain other assets and liabilities, involve subjective judgments, assumptions and opinions about future events, which may or may not turn out to be correct. Any resulting potential disparity in our NAV per share may be in favor of either stockholders who redeem their shares, or stockholders who buy new shares, or existing stockholders. See “Valuation Policies — Calculation of Our NAV Per Share” for more details about how our NAV is calculated.
It may be difficult to reflect, fully and accurately, material events that may impact our monthly NAV between valuations.
Since our independent fund accountant’s determination of our monthly NAV per share for each class is based in part on annual (or more frequent, in the discretion of the board of directors) estimates of the values of each of our commercial real estate assets, and quarterly estimated values of related liabilities and notes receivable secured by real estate provided periodically by the independent valuation expert in individual appraisal reports in accordance with valuation policies approved by our board of directors, our published NAV per share on any given day may not fully reflect any or all changes in value that may have occurred since the most recent valuation. Our advisor reviews appraisal reports and monitors our commercial real estate assets, limited partnership units and notes receivable assets, notes receivable secured by real estate and related real estate liabilities, but it may be difficult to reflect fully and accurately rapidly changing market conditions or material events that may impact the value of our commercial real estate assets, limited partnership units and notes receivable secured by real estate or related real estate liabilities between periodic valuations, or to quickly obtain complete information regarding any such events. For example, an unexpected termination or renewal of a material lease, a material change in vacancies or an unanticipated structural or environmental event at a property may cause the value of a commercial real estate asset to change materially, yet obtaining sufficient relevant information after the occurrence has come to light and/or analyzing fully the financial impact of such an event may be difficult to do and may require some time. Additionally, the impact of the outbreak of COVID-19 on commercial real estate values may be significant and will largely depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak, the success of actions taken to contain or treat the outbreak, and reactions by consumers, companies, governmental entities and capital markets. As a result, the NAV per share may not reflect a material event until such time as sufficient information is made available and can be analyzed, and the financial impact is fully evaluated, such that our NAV may be appropriately adjusted in accordance with our valuation policies. Any resulting disparity may be to the detriment of a purchaser of our shares or a stockholder selling shares pursuant to our share redemption plan.
NAV calculations are not governed by governmental or independent securities, financial or accounting rules or standards.
The method for calculating our NAV, including the components that are used in calculating our NAV, is not prescribed by rules of the SEC or any state securities regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and our NAV is not audited by our independent registered public accounting firm. We calculate and publish NAV solely for purposes of establishing the monthly price at which we will sell and redeem classes of shares of our common stock, and you should not view our NAV as a measure of our historical or future financial condition or performance. The components and methodology that are used by our independent fund accountant in calculating our NAV may differ from those used by other companies now or in the future.
In addition, our NAV calculations, to the extent that they incorporate valuations of our assets and liabilities, are not prepared in accordance with GAAP. These valuations, which are based on market values that assume a willing buyer and seller, may differ from liquidation values that could be realized in the event that we were forced to sell assets.
You should carefully review the disclosure of our valuation policies and how NAV is calculated, including the illustrative hypothetical calculation of NAV, under “Valuation Policies.”
An investment in shares of our common stock has limited liquidity and we are not required, through our charter or otherwise, to provide for a liquidity event. There is no public market for our shares of common stock and our limited redemption plan may not have sufficient liquidity at all times to redeem your shares. As a result, you should purchase your shares as a long-term investment.
There is no current public market for shares of our common stock, we do not expect that a public market will ever develop and our charter does not require a liquidity event at a fixed time in the future. Therefore, redemption of shares by us will likely be the only way for you to dispose of your shares. While we designed our redemption plan to allow stockholders to request redemptions, on a monthly basis, of all or any portion of their shares, our ability to fulfill redemption requests is subject to a number of limitations. Most significantly, as of the date of this prospectus, the vast majority of our assets consist, and will consist in the future, of commercial real estate properties, which cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Further, the redemption plan is subject to quarterly redemption limits and to protect our operations, our status as a REIT, and our non-redeeming stockholders, our board of directors may modify or suspend our redemption plan or limit stockholder redemptions. Additionally, subject to limited exceptions, shares of our common stock redeemed within 365 days of the date of purchase may be subject to a Short-Term Trading Fee of 5% of the aggregate NAV per share of such shares redeemed. As a result, your ability to have your shares redeemed by us may be limited, and our shares should be considered a potentially long-term investment with limited liquidity. See “Share Purchases and Redemptions — Redemption Plan — Redemption Limitations.”
Pandemics or other health crises may adversely affect our business and/or operations, our tenants’ financial condition and the profitability of our properties.
Our business and/or operations and the businesses of our tenants could be materially and adversely affected by the risks, or the public perception of the risks, related to a pandemic or other health crisis, such as the recent outbreak of COVID-19.

The risk, or public perception of the risk, of the COVID-19 outbreak and the associated “shelter-in-place” or “stay-at-home” orders or other quarantine mandates or public health guidance issued by local, state or federal authorities has adversely affected foot traffic to a number of our tenants’ businesses and our tenants’ ability to adequately staff their businesses. Such events have adversely impacted those tenants’ sales and/or have caused the temporary closure or slowdown of certain of our tenants’ businesses, particularly non-essential tenants, which has severely disrupted their operations and could have a material adverse effect on our business, financial condition and results of operations. Similarly, the potential effects of quarantined employees of office tenants may adversely impact their businesses and affect their ability to pay rent on a timely basis.
The extent to which COVID-19 will impact our operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of COVID-19, the actions taken to contain COVID-19 or mitigate its impact, and the direct and indirect economic effects of COVID-19 and the related containment measures. Management will continue to monitor the impact to our business, financial condition, results of operations, cash flow, and occupancy. Accordingly, we cannot predict the significance, extent or duration of any adverse impact of COVID-19 on our business, financial condition, results of operations or cash flows for the fiscal year ending December 31, 2020. Moreover, certain risk factors set forth in this prospectus should be interpreted as heightened risks as a result of the impact of COVID-19.
Our board of directors may modify or suspend our redemption plan, which may limit your ability to redeem your shares.
Our board of directors may modify or suspend our redemption plan in its discretion if it believes that such action is in the interests of our stockholders. For instance, our board of directors may modify or suspend our redemption plan to prevent an undue burden on our liquidity or to preserve our status as a REIT. As a result, you may not always be able to redeem your shares and an investment in our shares should be considered a potentially long-term investment with limited liquidity.
Economic events that may cause our stockholders to seek redemption of their shares may materially adversely affect our cash flow and our ability to achieve our investment objectives.
Economic events affecting the U.S. economy, such as the general negative performance of the real estate sector or the negative performance of the U.S. economy as a whole, could cause our stockholders to seek to redeem their shares. Even if we are able to satisfy all resulting redemption requests, our cash flow could be materially adversely affected. In addition, if we elect to sell valuable assets to satisfy redemption requests, our ability to achieve our investment objectives, including, without limitation, diversification of our real estate property portfolio by property type and location, moderate financial leverage, conservative operating risk and an attractive level of current income, could be materially adversely affected.
The amount and source of distributions we may make to our stockholders is uncertain and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.
We have not established a minimum distribution payment level, and our ability to make distributions to our stockholders may be adversely affected by a number of factors, including the risk factors described in this prospectus. Our board of directors will make determinations regarding distributions based upon, among other factors, our financial performance, our debt service obligations, our debt covenants, and capital expenditure requirements. Among the factors that could impair our ability to make distributions to our stockholders are:
•the limited size of our real estate portfolio;
•our inability to invest, on a timely basis and in attractive investments, the proceeds from sales of our shares;
•our inability to realize attractive risk-adjusted returns on our investments;
•unanticipated expenses or reduced revenues that reduce our cash flow or non-cash earnings;
•defaults in our portfolio or decreases in the value of our investments; and
•the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.
As a result, we may not be able to make distributions to our stockholders at any time in the future, and the level of any distributions we do make to our stockholders may not increase or even be maintained over time.
We may suffer adverse tax consequences if the amount of distributions do not comply with certain tax requirements, and we expect that a substantial portion of our distributions will be taxed as ordinary income to our stockholders.
To continue to qualify for taxation as a REIT, we are required to distribute annually to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding certain non-cash items and net capital gains. To the extent we satisfy the 90% distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under the Code.
In addition, dividends that we pay to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Pursuant to the Tax Cuts and Jobs Act, non-corporate recipients of dividends from a REIT (other than capital gains dividends and dividends eligible for treatment as qualified dividends) may deduct up to 20% of such REIT dividends for taxable years beginning after December 31, 2017 and before January 1, 2026. A return of capital distribution is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock, until the distribution exceeds the stockholder’s basis. Distributions in excess of our earnings and a stockholder’s tax basis in our shares will be treated as gain from the sale of shares.
We have paid, and may continue to pay, some or all of our distributions, and fund some or all redemptions, from sources other than cash flows from operations, including borrowings, proceeds from asset sales or the sale of securities, which may reduce the amount of capital we ultimately deploy in our real estate operations and may negatively impact the value of our common stock.
To the extent that cash flows from operations are insufficient to pay our distributions or fund redemptions, we may pay all or some of our distributions and fund all or some of our redemptions from borrowings by the REIT, proceeds from asset sales or the sale of our securities. We have no limits on the amounts we may use to pay distributions from sources other than cash flows from operations. The payment of distributions and redemptions from sources other than cash flows from operations may reduce the amount of proceeds available for acquisitions, negatively impact the value of our common stock and reduce the overall return. We expect that, from time to time, we may declare distributions and/or fund redemptions that exceed our cash flows from operations and in anticipation of future cash flows.
As of March 31, 2020, cumulative since inception, we have declared $121.0 million of distributions and we have paid $118.3 million, of which $61.8 million was paid in cash and $56.5 million was reinvested in shares of our common stock pursuant to the distribution reinvestment plan. Our net loss for the three months ended March 31, 2020 was $3.5 million and our net income for the year ended December 31, 2019, and as of March 31, 2020, cumulative since inception, was $14.8 million and $22.1 million, respectively. The following table presents distributions and the source of distributions for the periods indicated below (dollars in thousands):

	Three Months Ended March 31, 2020		Year Ended December 31, 2019			As of March 31, 2020, Cumulative Since Inception
	Amount	Percent	Amount		Percent	Amount	Percent
Distributions paid in cash	$4,181	51%	$16,816		51%	$61,774	52%
Distributions reinvested	4,011	49%	16,201		49%	56,555	48%
Total distributions	$8,192	100%	$33,017		100%	$118,329	100%

Sources of distributions:
Net cash provided by operating activities (1)	$8,192	100%	$33,017	(2)	100%	$118,329	100%
Total sources	$8,192	100%	$33,017		100%	$118,329	100%
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(1)Net cash provided by operating activities for the three months ended March 31, 2020, the year ended December 31, 2019 and as of March 31, 2020, cumulative since inception, was $8.5 million, $32.5 million and $118.6 million, respectively.
(2)Our distributions for the year ended December 31, 2019 were fully covered by cash flows from operating activities, including cash flows from prior periods of $471,000.

This is a “best efforts” offering. If we are not able to raise a substantial amount of capital in the near term, we may have difficulties making additional investments and/or repaying or refinancing indebtedness and our ability to achieve our investment objectives, including diversification of our portfolio by property type and location, could be adversely affected.
This offering is being made on a “best efforts” basis, which means that the dealer manager and the broker-dealers participating in this offering are only required to use their best efforts to sell the shares and have no firm commitment or obligation to purchase any of the shares. As a result, we may not be able to raise a substantial amount of additional capital in the near term. If we are not able to accomplish this goal, we may have difficulty in identifying and making further suitable investments on attractive terms in order to meet our investment objectives. Therefore, there could be a delay between the time we receive net proceeds from the sale of shares of our common stock in this offering and the time we invest the net proceeds. This could cause a substantial delay in the time it takes for your investment to realize its full potential return and could adversely affect our ability to pay regular distributions of cash flow from operations to you. If we fail to timely invest the net proceeds of this offering, our ability to achieve our investment objectives, including further diversification of our portfolio by asset type and location, could be adversely affected. Failure to raise substantial capital also could hamper our ability to repay or refinance indebtedness. In addition, subject to our investment policies and applicable law, we are not limited in the number or size of our acquisitions or the percentage of net proceeds that we may dedicate to a single asset. If we use all or substantially all of the future proceeds from this offering to acquire one or a few assets, the likelihood of our profitability being affected by the performance of any one of our assets will increase, and an investment in our shares will be subject to greater risk.
If we raise substantially less than the maximum offering amount, we may not be able to construct a diverse portfolio of real estate and real estate-related assets, and the value of your investment in our stock may fluctuate more widely with the performance of specific assets.
We are dependent upon the proceeds to be received from this offering to conduct our proposed acquisition activities. This offering is being made on a “best efforts” basis, whereby our dealer manager and the broker-dealers that participate in the offering are only required to use their best efforts to sell shares of our common stock and have no firm commitment or obligation to purchase any of the shares of our common stock. As a result, we do not know the amount of proceeds that will be raised in this offering or that we will achieve sales of the maximum offering amount. If we raise substantially less than the maximum offering amount, we may not be able to acquire a diverse portfolio in terms of the number of assets owned, the geographic regions in which our assets are located and the types of acquisitions that we make. Your investment in shares of our common stock would be subject to greater risk to the extent that we lack a diversified portfolio of assets. In addition, our fixed operating expenses, as a percentage of gross income, would be higher, and our financial condition and ability to pay distributions could be adversely affected if we are unable to raise substantial funds in this offering.
We have experienced losses in the past, and we may experience additional losses in the future.
We have experienced net losses in the past (calculated in accordance with GAAP) and we may not be profitable or realize growth in the value of our assets. Many of our losses can be attributed to start-up costs, general and administrative expenses, depreciation and amortization, as well as acquisition expenses incurred in connection with purchasing properties or making other investments. Our ability to sustain profitability is uncertain, and together depends on the demand for, and value of, our portfolio of properties. For a further discussion of our operational history and the factors affecting our losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
We may suffer from delays in locating suitable acquisitions, which could adversely affect our ability to pay distributions and to achieve our investment objectives.
If we are able to raise capital quickly during this offering, we may have difficulty in identifying and purchasing suitable commercial real estate properties in a timely and efficient fashion. This may impact the value of your investment in our common stock and our ability to pay distributions to you.
Our board of directors may change certain of our investment policies without stockholder approval, which could alter the nature of your investment in our common stock.
Except for changes to the investment objectives and investment restrictions contained in our charter, which require stockholder consent to amend, our board of directors, a majority of whom are independent, may change our investment and operational policies, including our policies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions, at any time without the consent of our stockholders, which could result in our making acquisitions that are different from, and possibly riskier than, the types of acquisitions described in this prospectus. A change in our investment strategy may, among other things, increase our exposure to interest rate risk, default risk and commercial real estate market fluctuations, all of which could materially affect our ability to achieve our investment objectives.

Our participation in a co-ownership arrangement may subject us to risks that otherwise may not be present in other real estate assets.
We may enter into co-ownership arrangements with respect to a portion of the properties we acquire. Co-ownership arrangements involve risks generally not otherwise present with an investment in real estate, such as the following:
•the risk that a co-owner may at any time have economic or business interests or goals that are or become inconsistent with our business interests or goals;
•the risk that a co-owner may be in a position to take action contrary to our instructions or requests or contrary to our policies, objectives or status as a REIT;
•the possibility that an individual co-owner might become insolvent or bankrupt, or otherwise default under the applicable mortgage loan financing documents, which may constitute an event of default under all of the applicable mortgage loan financing documents, result in a foreclosure and the loss of all or a substantial portion of the investment made by the co-owner, or allow the bankruptcy court to reject the agreements entered into by the co-owners owning interests in the property;
•the possibility that a co-owner might not have adequate liquid assets to make cash advances that may be required in order to fund operations, maintenance and other expenses related to the property, which could result in the loss of current or prospective tenants and may otherwise adversely affect the operation and maintenance of the property, and could cause a default under the mortgage loan financing documents applicable to the property and may result in late charges, penalties and interest, and may lead to the exercise of foreclosure and other remedies by the lender;
•the risk that a co-owner could breach agreements related to the property, which may cause a default under, and possibly result in personal liability in connection with, any mortgage loan financing documents applicable to the property, violate applicable securities laws, result in a foreclosure or otherwise adversely affect the property and the co-ownership arrangement;
•the risk that we could have limited control and rights, with management decisions made entirely by a third-party; and
•the possibility that we will not have the right to sell the property at a time that otherwise could result in the property being sold for its maximum value.
In the event that our interests become adverse to those of the other co-owners, we may not have the contractual right to purchase the co-ownership interests from the other co-owners. Even if we are given the opportunity to purchase such co-ownership interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase co-ownership interests from the co-owners.
We might want to sell our co-ownership interests in a given property at a time when the other co-owners in such property do not desire to sell their interests. Therefore, because we anticipate that it will be much more difficult to find a willing buyer for our co-ownership interests in a property than it would be to find a buyer for a property we owned outright, we may not be able to sell our co-ownership interest in a property at the time we would like to sell.
Cybersecurity risks and cyber incidents may adversely affect our business in the event we or our advisor, dealer manager, our transfer agent or any other party that provides us with essential services experiences cyber incidents, including system failures, or has a deficiency in cybersecurity that causes a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.
We, as well as our advisor, our dealer manager, our transfer agent and other parties that provide us with services essential to our operations, are vulnerable to service interruptions or damages from any number of sources, including computer viruses, malware, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our tenant and stockholder relationships. As our reliance on technology has increased, so have the risks posed to our information systems, both internal and those we have outsourced. We have implemented processes, procedures and internal controls to help mitigate cyber incidents, but these measures do not guarantee that a cyber incident will not occur or that attempted security breaches or disruptions would not be successful or damaging. A cyber incident could materially adversely impact our business, financial condition, results of operations, cash flow, or our ability to satisfy our debt service obligations or to maintain our level of distributions on common stock. There also may be liability for any stolen assets or misappropriated company funds or confidential information. Any material adverse effect experienced by our advisor, our dealer manager, our transfer agent and other parties that provide us with services essential to our operations could, in turn, have an adverse impact on us.
The SEC standard of conduct for investment professionals could impact our ability to raise additional capital.
On June 5, 2019, the SEC adopted “Regulation Best Interest,” a new standard of conduct for broker-dealers under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that includes: (i) the requirement that a broker-dealer or associated person, when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer, act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker-dealer or associated person ahead of the interest of the retail customer, (ii) a new disclosure document, the consumer or client relationship summary, or Form CRS, which would require both investment advisers and broker-dealers to provide disclosure highlighting details about their services and fee structures and (iii) interpretative guidance that establishes a federal fiduciary standard for investment advisers.
Regulation Best Interest is complex and therefore provided a transition period until June 30, 2020 to give firms sufficient time to come into compliance. Accordingly, no cases or administrative proceedings were brought under Regulation Best Interest before the end of the transition period, and therefore the scope of its applicability and substantive provisions is unknown. You are urged to consult with your own advisors regarding the impact that Regulation Best Interest may have on purchasing and holding interests in our company. In addition, no cases or administrative proceedings have been brought pursuant to Regulation Best Interest. Regulation Best Interest, and any cases or administrative proceedings brought pursuant thereto, or any other legislation or regulations that may be introduced or become law in the future, could (i) have negative implications on our ability to raise capital from potential investors, including those investing through IRAs, and (ii) impact whether broker-dealers or their associated persons decide to recommend our securities to retail customers, thus impacting our ability to raise funds and our ability to achieve the investment objectives disclosed in this prospectus.
Risks Related to Conflicts of Interest
Our advisor and its affiliates, including our dealer manager, face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.
Our advisor and its affiliates, including our dealer manager, are entitled to substantial fees from us under the terms of the advisory agreement and the dealer manager agreement. These fees could influence the judgment of our advisor and its affiliates in performing services for us. Among other matters, these compensation arrangements could affect their judgment with respect to:
•the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement and the dealer manager agreement;
•the advisor’s role in estimating accruals of expenses for our independent fund accountant’s calculation of our monthly NAV, as the fees of our advisor and its affiliates are based on our NAV; however, any intentionally inaccurate estimation of our monthly net operating revenues, expenses and fees by our advisor could constitute a breach of its fiduciary duty to us and our stockholders, and may subject our advisor to significant liability; and
•the amount of fees paid to our advisor and its affiliates. While the fees must be approved on an annual basis by our independent directors, the approval process may be constrained, to some extent, because the independent directors are likely to consider, among other factors, our stockholders’ expectation that affiliates of CIM Income NAV Management will serve in management roles at our advisor and our dealer manager.
Our advisor is responsible for estimating amounts of certain liabilities that will affect the calculation of our NAV.
Our advisor is responsible for estimating the amounts of certain liabilities that are used by our independent fund accountant to determine our monthly NAV per share. These estimated amounts will include estimates of accrued fees and expenses attributable to this offering, accrued operating fees and expenses and accrued distributions. To the extent that these liabilities are based on estimates, this could lead to conflicts of interest with our advisor because the advisor’s fee is based on a percentage of our NAV, although any intentionally inaccurate estimation of our monthly net operating revenues, expenses and fees by our advisor could constitute a breach of its fiduciary duty to us and our stockholders, and may subject our advisor to significant liability.

Our advisor has engaged its sub-advisor to select and manage our liquid investments. Our advisor relies on the performance of its sub-advisor in implementing the liquid investments portion of our investment strategy.
Our advisor has engaged its sub-advisor to select liquid investments pursuant to a sub-advisory agreement between our advisor and its sub-advisor. The sub-advisor has and will continue to have substantial discretion, within our investment guidelines, to make decisions related to the acquisition, management and disposition of our liquid assets. If the sub-advisor does not succeed in implementing the liquid investments portion of our investment strategy, our performance will suffer. In addition, even though our advisor has the ability to terminate the sub-advisor at any time, it may be difficult and costly to terminate and replace the sub-advisor.
We do not have a direct contractual relationship with the sub-advisor. Therefore, it may be difficult for us to take enforcement action against the sub-advisor if its actions, performance or non-performance do not comply with the agreement.
We are not a party to the agreement with the sub-advisor pursuant to which the sub-advisor selects liquid investments. Therefore, we are dependent upon our advisor to manage and monitor the sub-advisor effectively. The sub-advisor may take actions that are not in our best interest, which could cause our performance to suffer, and as we are not a party to the agreement with the sub-advisor, we are limited in our ability to enforce that agreement.
Payment of fees to our advisor and our dealer manager will reduce the cash available for acquisitions and distribution and will increase the risk that you will not be able to recover the amount of your investment in our shares.
Our advisor and our dealer manager perform services for us in connection with the distribution of our shares, the selection and acquisition of our assets, and the management of our assets. We pay our advisor and our dealer manager fees for these services, which will reduce the amount of cash available for acquisitions or distributions to our stockholders. The fees we pay to our advisor and its affiliates decrease the value of our portfolio and increase the risk that stockholders may receive a lower price when they request redemption of their shares than the purchase price they initially paid for their shares.
Our advisor faces conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders.
Pursuant to the terms of our advisory agreement, our advisor is entitled to fees that are structured in a manner intended to provide incentives to our advisor to perform in our best interests and in the best interests of our stockholders. For example, the advisory fee is based on our NAV, and not on the costs or book value of our assets, and our advisor is entitled to an incentive fee, based on the annual performance of our stock. Nevertheless, our advisor could be motivated to recommend riskier or more speculative acquisitions in order for us to generate the specified levels of performance that would entitle our advisor to incentive compensation.
Other real estate programs sponsored by CCO Group, as well as CIM and certain of its affiliates, use investment strategies that are similar to ours; therefore, our executive officers and the officers and key personnel of our advisor and its affiliates may face conflicts of interest relating to the purchase and leasing of properties, and such conflicts may not be resolved in our favor.
CMFT, CCPT V, CCIT II, CCIT III, and CIM and its affiliates may have investment objectives, strategy and criteria, including targeted asset types, substantially similar to ours. As a result, we may be seeking to acquire properties and real estate-related assets, including mortgage loans, at the same time as CIM or its affiliates, or one or more of the other real estate programs sponsored by CCO Group or its affiliates. Certain of our executive officers and certain officers of our advisor also are executive officers of CIM or its affiliates and other programs sponsored by CCO Group or its affiliates, the general partners of other private investment programs sponsored by CCO Group or its affiliates, and/or the advisors or fiduciaries of other real estate programs sponsored by CCO Group or its affiliates. Accordingly, there is a risk that the allocation of acquisition opportunities may result in our acquiring a property that provides lower returns to us than a property purchased by another real estate program sponsored by CCO Group or its affiliates.
In addition, we have acquired, and may continue to acquire, properties in geographic areas where CIM or its affiliates, or other real estate programs sponsored by CCO Group or its affiliates own properties. If one of these other real estate programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant.

Our officers, certain of our directors and our advisor, including its key personnel and officers, face conflicts of interest related to the positions they hold with affiliated and unaffiliated entities, which could hinder our ability to successfully implement our business strategy and to generate returns to you.
Mr. Ressler, the chairman of our board of directors, chief executive officer and president, is also a founder and principal of CIM and an officer/director of certain of its affiliates, as well as the chairman of the board of directors, chief executive officer and president of CMFT and CCIT III, and a director of CCIT II. Furthermore, Avraham Shemesh, one of our directors, is also a founder and principal of CIM and certain of its affiliates, and is the chairman of the board, chief executive officer and president of CCPT V and CCIT II, and is a director of CCIT III and CMFT. Similarly, one of our directors, Elaine Y. Wong, who is also a principal of CIM, serves as a director of CCPT V, CCIT II and CMFT, and W. Brian Kretzmer, one of our independent directors, serves as an independent director of CMFT and CCIT III. In addition, our chief financial officer and treasurer, Nathan D. DeBacker, is also an officer of certain affiliates of CIM and other real estate programs sponsored by CCO Group. Also, our advisor and its key personnel are or may be key personnel of other current or future real estate programs that have investment objectives, targeted assets, and legal and financial obligations substantially similar to ours, and/or key personnel of the advisor to such programs, and they may have other business interests as well. As a result, Messrs. Ressler, Shemesh, Kretzmer and DeBacker, Ms. Wong, and certain key personnel of our advisor, may owe fiduciary duties to these other entities and their stockholders or equity owners, as applicable, which may from time to time conflict with the duties that they owe to us and our stockholders.
Conflicts with our business and interests are most likely to arise from involvement in activities related to (1) allocation of new acquisition opportunities, management time and operational expertise among us and the other entities, (2) our purchase of properties or other assets from, or sale of properties or other assets to, affiliated entities, (3) the timing and terms of the acquisition or sale of an asset, (4) development of our properties by affiliates, (5) investments with affiliates of our advisor, (6) compensation to our advisor and its affiliates, and (7) our relationship with, and compensation to, our dealer manager. Even if these persons do not violate their duties to us and our stockholders, they will have competing demands on their time and resources and may have conflicts of interest in allocating their time and resources among us and these other entities and persons. Should such persons devote insufficient time or resources to our business, returns on our acquisitions may suffer.
We depend on our advisor, and we may not be able to find a suitable replacement if our advisor terminates the advisory agreement.
We depend on our advisor, and we may not be able to find a suitable replacement if our advisor terminates the advisory agreement. Our ability to make distributions and achieve our investment objectives is dependent upon the performance of our advisor in the acquisition of real estate properties and other real estate-related assets, the management of our portfolio, the selection of tenants for our properties and the determination of any financing arrangements. If our advisor suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, our advisor may be unable to allocate sufficient time and resources to our operations. If our advisor is unable to allocate sufficient resources to oversee and perform our operations for any reason, we may be unable to achieve our investment objectives or pay distributions to our stockholders. See “Conflicts of Interest — Transactions with Our Advisor and Its Affiliates.”
Our future success depends to a significant degree upon certain key personnel of our advisor. If our advisor loses or is unable to attract and retain key personnel, our ability to achieve our investment objectives could be delayed or hindered, which could adversely affect our ability to pay distributions to you and the value of your investment.
Our success depends to a significant degree upon the contributions of certain executive officers and other key personnel of our sponsor and advisor. We cannot guarantee that all of these key personnel, or any particular person, will remain affiliated with us, our sponsor and/or our advisor. If any of our key personnel were to cease their affiliation with our advisor, our operating results could suffer. We believe that our future success depends, in large part, upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our sponsor or advisor will be successful in attracting and retaining such skilled personnel. If our advisor loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.
The termination or replacement of our advisor could trigger an event under our mortgage loans for some of our properties and the credit agreement governing for any line of credit we obtain.
Lenders may request provisions in the loan documentation that would make the termination or replacement of our advisor, without first obtaining the prior consent of the lender, an event of default. If an event of default occurs with respect to any of our financings, our ability to achieve our investment objectives could be adversely affected.

Our board of directors generally will not approve, in advance, the acquisition decisions made by our advisor.
Our board of directors has approved investment guidelines that delegate to our advisor the authority to (1) execute (i) real estate property acquisitions and dispositions and (ii) investments in other real estate-related assets, and (2) contract with a sub-advisor to purchase and sell liquid assets, liquid real estate-related securities, cash and cash equivalents, in each case so long as such investments are consistent with our investment guidelines. As a result, our advisor has substantial latitude within these broad parameters in determining the types of assets that are proper acquisitions for us. Our directors generally do not review, in advance, the acquisition decisions made by our advisor or sub-advisor. Instead, our directors review our investment guidelines on an annual basis and our portfolio on a quarterly basis or, in each case, as often as they deem appropriate. In conducting these periodic reviews, our directors rely primarily on information provided to them by our advisor. Furthermore, transactions entered into on our behalf by our advisor may be costly, difficult or impossible to unwind when they are subsequently reviewed by our board of directors.
Our dealer manager is an affiliate of our advisor and, therefore, you will not have the benefit of an independent review of the prospectus or of us that customarily is performed in underwritten offerings.
Our dealer manager, CCO Capital, is an affiliate of our advisor and, as a result, is not in a position to make an independent review of us or of this offering. Accordingly, you will have to rely on your own broker-dealer or financial advisor to make an independent review of the terms of this offering. If your broker-dealer or financial advisor conducts an independent review of this offering, and/or engages an independent due diligence reviewer to do so on its behalf, we expect that we will pay or reimburse the expenses associated with such review, which may create conflicts of interest. If your broker-dealer or financial advisor does not conduct such a review, you will not have the benefit of an independent review of the terms of this offering.
Our charter permits us to acquire assets and borrow funds from affiliates of our advisor and sell or lease our assets to affiliates of our advisor, and any such transaction could result in conflicts of interest.
Our charter permits us to acquire assets and borrow funds from affiliates of our advisor on a limited basis and any such transaction could result in a conflict of interest. Such transactions are subject to compliance with the requirements set forth under “Conflicts of Interest – Certain Conflict Resolution Procedures”, including approval by a majority of our directors, including a majority of the independent directors, not otherwise interested in such transactions as being fair and reasonable to us and no less favorable to us than comparable terms and conditions available from unaffiliated third parties.
Our advisor may create special purpose entities to acquire properties for the specific purpose of selling the properties to us, and we may acquire such properties, provided that any and all acquisitions from affiliates of our advisor must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction, as being fair and reasonable to us and either the purchase price to us is no greater than the cost of the property to the affiliate of our advisor, including acquisition related expenses, or a majority of our independent directors determines that there is substantial justification for any amount above such cost and that the difference is reasonable. Further, we will not acquire a property from an affiliate of our advisor if the cost to us would exceed the property’s current appraised value as determined by an independent appraiser.
From time to time, we may borrow funds from affiliates of our advisor, including our sponsor, as bridge financing to enable us to acquire a property or for the purpose of providing short term financing as necessary to satisfy valid redemption requests under the Company’s share redemption plan, in either case when offering proceeds alone are insufficient to do so and third party financing has not been arranged or is insufficient. Any and all such transactions must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties under the same circumstances. Finally, our advisor or its affiliates may pay costs on our behalf, pending our reimbursement, or we may defer payment of fees to our advisor or its affiliates, but neither of these transactions would be considered a loan under our charter.

Our advisor faces conflicts of interest relating to joint ventures or other co-ownership arrangements that we may enter into with CIM or its affiliates, or another real estate program sponsored by CCO Group, which could result in a disproportionate benefit to CIM or its affiliates, or another real estate program sponsored by CCO Group.
We may enter into joint ventures or co-ownership arrangements (including co-investment transactions) with CIM or its affiliates, or another real estate program sponsored by CCO Group for the acquisition, development or improvement of properties, as well as the acquisition of real estate-related assets. Since one or more of the officers of our advisor are officers of CIM or its affiliates, including CCO Group and/or the advisors to other real estate programs sponsored by CCO Group, our advisor may face conflicts of interest in determining which real estate program should enter into any particular joint venture or co-ownership arrangement. These persons also may have a conflict in structuring the terms of the relationship between us and any affiliated co-venturer or co-owner, as well as conflicts of interests in managing the joint venture, which may result in the co-venturer or co-owner receiving benefits greater than the benefits that we receive.
In the event we enter into joint venture or other co-ownership arrangements with CIM or its affiliates, or another real estate program sponsored by CCO Group, our advisor and its affiliates may have a conflict of interest when determining when and whether to buy or sell a particular property, or to make or dispose of another real estate-related asset. In addition, if we become listed for trading on a national securities exchange, we may develop more divergent goals and objectives from any affiliated co-venturer or co-owner that is not listed for trading. In the event we enter into a joint venture or other co-ownership arrangement with another real estate program sponsored by CIM, or its affiliates, or another real estate investment program sponsored by CCO Group that has a term shorter than ours, the joint venture may be required to sell its properties earlier than we may desire to sell the properties. Even if the terms of any joint venture or other co-ownership agreement between us and CIM or its affiliates, or another real estate program sponsored by CCO Group grants us the right of first refusal to buy such properties, we may not have sufficient funds or borrowing capacity to exercise our right of first refusal under these circumstances. We have adopted certain procedures for dealing with potential conflicts of interest as described in the section of this prospectus captioned “Conflicts of Interest — Certain Conflict Resolution Procedures.”
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results.
An effective system of internal control over financial reporting is necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. As part of our ongoing monitoring of internal controls, we may discover material weaknesses or significant deficiencies in our internal controls that we believe require remediation. If we discover such weaknesses, we will make efforts to improve our internal controls in a timely manner. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can only provide reasonable, not absolute, assurance that the objectives of the system are met. Any failure to maintain effective internal controls, or implement any necessary improvements in a timely manner, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our common stock, or cause us to not meet our reporting obligations. Ineffective internal controls could also cause holders of our securities to lose confidence in our reported financial information, which would likely have a negative effect on business.
Risks Related to Our Corporate Structure
Your interest in us will be diluted if we issue additional shares.
Our stockholders will not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue up to 500,000,000 shares of capital stock. Of the total number of shares of capital stock authorized, (a) 490,000,000 shares are designated as common stock, 122,500,000 of which are classified as D Shares, 122,500,000 of which are classified as T Shares, 122,500,000 of which are classified as S Shares and 122,500,000 of which are classified as I Shares, and (b) 10,000,000 shares are designated as preferred stock. Our board of directors may amend the charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. After you purchase shares of our common stock, our board of directors may elect, without stockholder approval, to: (1) sell additional shares of these classes of shares, or future classes of shares in this or future public offerings; (2) issue equity interests in private offerings; (3) issue shares upon the exercise of the options we may grant to our independent directors or future employees; (4) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation; or (5) issue shares to sellers of properties we acquire in connection with an exchange of limited partnership interests of our operating partnership. To the extent we issue additional shares after your purchase, you will not experience dilution in the value of your shares given that each class of our common stock is valued monthly based on our NAV. However, to the extent we issue additional shares after your purchase, your percentage ownership interest will be diluted.

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.
Our charter, with certain exceptions, authorizes our board of directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted prospectively or retroactively by our board of directors, no person may beneficially or constructively own more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock pursuant to our charter. A person that did not acquire beneficially or constructively more than the applicable ownership limitations may become subject to such restrictions if redemptions by other stockholders cause such person’s holdings to exceed the applicable limits. Our ownership limitations may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our stockholders.
Our charter permits our board of directors to authorize the issuance of stock with terms that may subordinate the rights of the holders of our common stock or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.
Subject to its fiduciary duties to stockholders, our board of directors may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock without stockholder approval. Thus, our board of directors in the exercise of its business judgment could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might otherwise provide a premium price to holders of our common stock.
The power of the board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.
Our organizational documents permit our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the board of directors determines that it is no longer in our best interest to continue to qualify as a REIT. In such a case, we would become subject to U.S. federal, state and local income tax on our net taxable income and we would no longer be required to distribute most of our net taxable income to our stockholders, which could have adverse consequences on the total return to you.
Our rights and the rights of our stockholders to recover claims against our directors and officers are limited, which could reduce your and our recovery against them if they cause us to incur losses.
The Maryland General Corporation Law provides that a director will not have any liability in such capacity if he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, subject to any limitations required by the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association (which we refer to as the NASAA REIT Guidelines), Maryland law and our charter provide that no director or officer shall be liable to us or our stockholders for monetary damages unless the director or officer (1) actually received an improper benefit or profit in money, property or services or (2) was actively and deliberately dishonest as established by a final judgment. Moreover, our charter requires us to indemnify our directors and officers, subject to any limitations required by the NASAA REIT Guidelines and Maryland law. As a result, you and we may have more limited rights against our directors or officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a manner that causes us to incur losses. See “Indemnification and Limitation of Liability.”
Certain provisions of Maryland law could inhibit transactions or changes of control under circumstances that could otherwise provide stockholders with the opportunity to realize a premium.
Certain provisions of the Maryland General Corporation Law applicable to us prohibit business combinations with:
•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding voting stock, which we refer to as an “interested stockholder;”
•an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was an interested stockholder; or
•an affiliate of an interested stockholder.

These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combination with the interested stockholder or an affiliate of the interested stockholder must be recommended by our board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding shares of our voting stock, and two-thirds of the votes entitled to be cast by holders of our outstanding shares other than shares of voting stock held by the interested stockholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our stockholders’ best interests. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that someone becomes an interested stockholder. See “Certain Provisions of Maryland Law and of our Charter and Bylaws — Business Combinations.”
Our UPREIT structure may result in potential conflicts of interest with limited partners in our operating partnership whose interests may not be aligned with those of our stockholders.
Our directors and officers have duties to our corporation and our stockholders under Maryland law in connection with their management of the corporation. At the same time, we, as general partner, have fiduciary duties under Delaware law to our operating partnership and to the limited partners in connection with the management of our operating partnership. If we admit outside limited partners to our operating partnership, our duties as general partner of our operating partnership and its partners may come into conflict with the duties of our directors and officers to the corporation and our stockholders. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s partnership agreement. The partnership agreement of our operating partnership provides that, for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders.
Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, agents and employees, will not be liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived if we or our officers, directors, agents or employees acted in good faith. In addition, our operating partnership is required to indemnify us and our officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that: (1) the act or omission was committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty; (2) the indemnified party received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.
The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties.
If we seek to internalize our management functions, we may be unable to obtain key personnel, which could adversely affect our operations and the value of your investment.
If our board of directors determines that it is in our best interest to internalize our management functions, certain key employees of the advisor may not become our employees, but may instead remain employees of our advisor or its affiliates. An inability to manage an internalization transaction effectively could thus result in our incurring additional costs, including potentially significant litigation costs; or experiencing operational issues that could divert our management’s attention from management of our assets and negatively impact the value of your investment.
Your investment return may be reduced if we are deemed to be an investment company under the Investment Company Act.
We do not intend, or expect to be required, to register as an investment company under the Investment Company Act. Rule 3a-1 under the Investment Company Act generally provides that an issuer will not be deemed to be an “investment company” provided that (1) it does not hold itself out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting or trading securities and (2) no more than 45% of the value of its assets (exclusive of government securities and cash items) and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from securities other than government securities, securities issued by employees’ securities companies, securities issued by certain majority owned subsidiaries of such company and securities issued by certain companies that are controlled primarily by such company. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:
•limitations on capital structure;

•restrictions on specified investments;
•requirements that we add directors who are independent of us, our advisor and its affiliates;
•restrictions or prohibitions on retaining earnings;
•restrictions on leverage or senior securities;
•restrictions on unsecured borrowings;
•requirements that our income be derived from certain types of assets;
•prohibitions on transactions with affiliates; and
•compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.
If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.
Registration with the SEC as an investment company would be costly, would subject our company to a host of complex regulations, and would divert the attention of management from the conduct of our business. In addition, the purchase of real estate that does not fit our investment guidelines and the purchase or sale of investment securities or other assets to preserve our status as a company not required to register as an investment company could materially adversely affect our NAV, the amount of funds available for investment, and our ability to pay distributions to our stockholders.
General Risks Related to Real Estate Assets
To the extent we acquire industrial properties, the demand for and profitability of our industrial properties may be adversely affected by fluctuations in manufacturing activity in the United States.
We may acquire industrial properties that share some of the same core characteristics as our other commercial properties. To the extent we acquire industrial properties, such properties may be adversely affected if manufacturing activity decreases in the United States. Trade agreements with foreign countries have given employers the option to utilize less expensive non-U.S. manufacturing workers. The outsourcing of manufacturing functions could lower the demand for our industrial properties. Moreover, an increase in the cost of raw materials or decrease in the demand for housing could cause a slowdown in manufacturing activity, such as furniture, textiles, machinery and chemical products, and our profitability may be adversely affected.
If a major tenant declares bankruptcy, we may be unable to collect balances due under relevant leases, which could have a material adverse effect on our financial condition and ability to pay distributions to you.
The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. Under bankruptcy law, a tenant cannot be evicted solely because of its bankruptcy and has the option to assume or reject any unexpired lease. If the tenant rejects the lease, any resulting claim we have for breach of the lease (excluding collateral securing the claim) will be treated as a general unsecured claim. Our claim against the bankrupt tenant for unpaid and future rent will be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant that rejects its lease would pay in full amounts it owes us under the lease. Even if a lease is assumed and brought current, we still run the risk that a tenant could condition lease assumption on a restructuring of certain terms, including rent, that would have an adverse impact on us. Any shortfall resulting from the bankruptcy of one or more of our tenants could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our common stock.
In addition, the financial failure of, or other default by, one or more of the tenants to whom we have exposure could have an adverse effect on the results of our operations. While we evaluate the creditworthiness of our tenants by reviewing available financial and other pertinent information, there can be no assurance that any tenant will be able to make timely rental payments or avoid defaulting under its lease. If any of our tenants’ businesses experience significant adverse changes, they may fail to make rental payments when due, close a number of stores, exercise early termination rights (to the extent such rights are available to the tenant) or declare bankruptcy. A default by a significant tenant or multiple tenants could cause a material reduction in our revenues and operating cash flows. In addition, if a tenant defaults, we may incur substantial costs in protecting our assets.
If a sale-leaseback transaction is re-characterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.

We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback might be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our financial condition, cash flow and the amount available for distributions to you. If the sale-leaseback were re-characterized as a financing, we would not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property.
We have assumed, and may in the future assume, liabilities in connection with our property acquisitions, including unknown liabilities.
In connection with the acquisition of properties, we may assume existing liabilities, some of which may have been unknown or unquantifiable at the time of the transaction. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants or other persons dealing with the sellers prior to our acquisition of the properties, tax liabilities, and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. If the magnitude of such unknown liabilities is high, either singly or in the aggregate, it could adversely affect our business, financial condition, liquidity and results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our common stock.
We are primarily dependent on single-tenant leases for our revenue and, accordingly, if we are unable to renew leases, lease vacant space, including vacant space resulting from tenant defaults, or re-lease space as leases expire on favorable terms or at all, our financial condition could be adversely affected.
Our portfolio is primarily comprised of freestanding, single-tenant commercial properties that are net leased to a single tenant. Therefore, the financial failure of, or other default in payment by, a single tenant under its lease may cause a significant reduction in our operating cash flows from that property and could cause a significant reduction in our revenues. In addition, to the extent that we enter into a master lease with a particular tenant, the termination of such master lease could affect each property subject to the master lease, resulting in the loss of revenue from all such properties.
We cannot assure you that our leases will be renewed or that we will be able to lease or re-lease the properties on favorable terms, or at all, or that lease terminations will not cause us to sell the properties at a loss. Any of our properties that incur a vacancy could be difficult to re-lease or sell. We have and may continue to experience vacancies either by the continued default of a tenant under its lease or the expiration of one of our leases. Upon the expiration of leases at our properties, we may be required to make rent or other concessions to tenants, or accommodate requests for renovations, build-to-suit remodeling and other improvements, in order to retain and attract tenants. Certain of our properties may be specifically suited to the particular needs of a tenant (e.g., a retail bank branch or distribution warehouse) and major renovations and expenditures may be required in order for us to re-lease the space for other uses. If the vacancies continue for a long period of time, we may suffer reduced revenues, resulting in less cash available for distribution to you. If we are unable to renew leases, lease vacant space, including vacant space resulting from tenant defaults, or re-lease space as leases expire on favorable terms or at all, our financial condition could be adversely affected.
We are subject to geographic and industry concentrations that make us more susceptible to adverse events with respect to certain geographic areas or industries.
As of June 30, 2020, we derived approximately:
•13% and 10% of our 2020 gross annualized rental revenues from tenants in Ohio and Arizona, respectively; and
•16% and 10% of our 2020 gross annualized rental revenues from tenants in the manufacturing and grocery industries, respectively.
Any adverse change in the financial condition of a tenant to whom we may have a significant credit concentration now or in the future, or any downturn of the economy in any state or industry in which we may have a significant credit concentration now or in the future, could result in a material reduction of our cash flows or material losses to us.

Our portfolio of properties includes retail properties. Our performance, therefore, is linked to the market for retail space generally and a downturn in the retail market could have an adverse effect on the value of your investment in our common stock.
The market for retail space has been and could be adversely affected by weaknesses in the national, regional and local economies, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, excess amounts of retail space in a number of markets and competition for tenants with other shopping centers in our markets. Customer traffic to these shopping areas may be adversely affected by the closing of stores in the same shopping center, or by a reduction in traffic to these stores resulting from a regional economic downturn, a general downturn in the local area where our store is located, or a decline in the desirability of the shopping environment of a particular shopping center. A reduction in customer traffic could have a material adverse effect on our business, financial condition and results of operations.
Adverse economic, regulatory and geographical conditions that have an impact on the real estate market in general, including the effects of the COVID-19 pandemic, may prevent us from being profitable or from realizing growth in the value of our real estate properties, and could have a significant negative impact on us.
We are subject to risks generally attributable to the ownership of real property, including:
•changes in global, national, regional or local economic, demographic or capital market conditions (including as a result of the COVID-19 outbreak that began in the fourth quarter of 2019);
•current and future adverse national real estate trends, including increasing vacancy rates, which may negatively impact resale value, declining rental rates and general deterioration of market conditions;
•changes in supply of or demand for similar properties in a given market or metropolitan area that will result in changes in market rental rates or occupancy levels;
•increased competition for real property assets targeted by our investment strategy;
•bankruptcies, financial difficulties or lease defaults by our tenants;
•changes in interest rates and availability of financing; and
•changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws.
The outbreak of COVID-19 that began in the fourth quarter of 2019 has led to an economic recession in the United States. During periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. Such adverse impacts from COVID-19 to the economy generally or to our real estate in particular has negatively impacted, and could continue to negatively impact, among other things, our rental income, the valuation of our real estate, and our ability to raise capital. The extent to which federal, state or local governmental authorities grant rent relief or other relief or enact amnesty programs applicable to our tenants in response to the COVID-19 outbreak will exacerbate the negative impacts that a slowdown or recession will have on us. If we cannot operate our properties so as to meet our financial expectations or if we cannot raise adequate capital, because of these or other risks, we may be prevented from being profitable or growing the values of our real estate properties, and our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations, to obtain debt financing if needed on favorable terms or at all, or to maintain our level of distributions to our stockholders may be significantly negatively impacted.
All of these factors are beyond our control. Any negative changes in these factors could affect our ability to meet our obligations and make distributions to stockholders.
We face risks associated with property acquisitions, which may adversely impact our ability to pay distributions and the value of your investment in our common stock.
We intend to acquire properties and portfolios of properties, including large portfolios that will increase our size and result in changes to our capital structure. Our acquisition activities and their success are subject to the following risks:
•we may be unable to complete an acquisition after making a non-refundable deposit and incurring certain other acquisition-related costs;
•we may be unable to obtain financing for acquisitions on favorable terms or at all;
•acquired properties may fail to perform as expected;
•the actual costs of repositioning or redeveloping acquired properties may be greater than our estimates;

•acquired properties may be located in new markets in which we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and
•we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations.
These acquisition risks may reduce our ability to pay distributions and may negatively impact the value of your investment in our common stock.
Many of our assets are public places such as shopping centers. Because these assets are public places, crimes, violence and other incidents beyond our control may occur, which could result in a reduction of business traffic at our properties and could expose us to civil liability.
Because many of our assets are open to the public, they are exposed to a number of incidents that may take place within their premises and that are beyond our control or our ability to prevent, which may harm our consumers and visitors. Some of our assets may be located in large urban areas, which can be subject to elevated levels of crime and urban violence. If violence escalates, we may lose tenants or be forced to close our assets for some time. If any of these incidents were to occur, the relevant asset could face material damage to its image and the property could experience a reduction of business traffic due to lack of confidence in the premises’ security. In addition, we may be exposed to civil liability and be required to indemnify the victims, which could adversely affect us. Should any of our assets be involved in incidents of this kind, our business, financial condition and results of operations could be adversely affected.
Increased competition from alternative retail channels could adversely impact our retail tenants’ profitability and ability to make timely lease payments to us.
Traditional retailers face increasing competition from alternative retail channels, including factory outlet centers, wholesale clubs, mail order catalogs, television shopping networks and various forms of e-commerce.
The increasing competition from such alternative retail channels could adversely impact our retail tenants’ profitability and ability to make timely lease payments to us. If our retail tenants are unable to make timely lease payments to us, our operating cash flows could be adversely affected.
The market environment may adversely affect our operating results, financial condition and ability to pay distributions to our stockholders.
Any deterioration of domestic or international financial markets could impact the availability of credit or contribute to rising costs of obtaining credit and therefore, could have the potential to adversely affect the value of our assets, the availability or the terms of financing, our ability to make principal and interest payments on, or refinance, any indebtedness and/or, for our leased properties, the ability of our tenants to enter into new leasing transactions or satisfy their obligations, including the payment of rent under existing leases. The market environment also could affect our operating results and financial condition as follows:
•Debt Markets — The debt market is sensitive to the macro environment, such as Federal Reserve policy, market sentiment, or regulatory factors affecting the banking and commercial mortgage backed securities (“CMBS”) industries. Should overall borrowing costs increase, due to either increases in index rates or increases in lender spreads, our operations may generate lower returns.
•Real Estate Markets — The properties we acquire could substantially decrease in value after we purchase them. Consequently, we may not be able to recover the carrying amount of our properties, which may require us to recognize an impairment charge or record a loss on sale in our earnings.

Uninsured losses or losses in excess of our insurance coverage could materially adversely affect our financial condition and cash flows, and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.
We carry comprehensive liability, fire, extended coverage, and rental loss insurance covering all of the properties in our portfolio under one or more blanket insurance policies with policy specifications, limits and deductibles customarily carried for similar properties. In addition, we carry professional liability and directors’ and officers’ insurance, and cyber liability insurance. While we select policy specifications and insured limits that we believe are appropriate and adequate given the relative risk of loss, insurance coverages provided by tenants, the cost of the coverage and industry practice, there can be no assurance that we will not experience a loss that is uninsured or that exceeds policy limits. In addition, we may reduce or discontinue terrorism, earthquake, flood or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. Our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases.
Further, we do not carry insurance for certain losses, including, but not limited to, losses caused by riots or acts of war. Certain types of losses may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots or acts of war. If we experience a loss that is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. In addition, we carry several different lines of insurance, placed with several large insurance carriers. If any one of these large insurance carriers were to become insolvent, we would be forced to replace the existing insurance coverage with another suitable carrier, and any outstanding claims would be at risk for collection. In such an event, we cannot be certain that we would be able to replace the coverage at similar or otherwise favorable terms. As a result of any of the situations described above, our financial condition and cash flows may be materially and adversely affected.
We may be unable to secure funds for future leasing commissions, tenant improvements or capital needs, which could adversely impact our ability to pay cash distributions to you.
When tenants do not renew their leases or otherwise vacate their space, it is usual that, in order to attract replacement tenants, we will be required to expend substantial funds for leasing commissions, tenant improvements and tenant refurbishments to the vacated space. In addition, although we expect that our leases with tenants will require tenants to pay routine property maintenance costs and other expenses, we could be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops. If we need additional capital in the future to improve or maintain our properties or for any other reason, we will have to obtain funds from available sources, if any, including operating cash flows, borrowings sales from this offering, or property sales. The use of cash from these sources may reduce the amount of capital we have available to acquire real estate, negatively impact the value of your investment and reduce your overall return. If additional capital is not available, this may adversely impact the value of the properties and our ability to attract new tenants.
We may be unable to successfully expand our operations into new markets.
Each of the risks described in the previous risk factors that are applicable to our ability to acquire and successfully integrate and operate properties in the markets in which our properties are located are also applicable to our ability to acquire and successfully integrate and operate properties in new markets. In addition to these risks, we may not possess the same level of familiarity with the dynamics and market conditions of certain new markets that we may enter, which could adversely affect our ability to expand into those markets. We may be unable to build a significant market share or achieve a desired return on our assets in new markets. If we are unsuccessful in expanding into new markets, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our common stock.
We face significant competition for tenants for our properties, which may impact our ability to attract and retain tenants at reasonable rent levels.
We face significant competition from owners, operators and developers of retail real estate properties. Substantially all of our properties face competition from similar properties in the same market. This competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to lease available space at lower prices than the space in our properties. Due to such competition, the terms and conditions of any lease that we enter into with our tenants may vary substantially from those we describe in this prospectus.

We may face potential difficulties or delays renewing leases or re-leasing space, which could adversely impact our cash flows and our ability to pay distributions.
We derive a significant portion of our rental income from rent received from our tenants. We seek to lease the rentable square feet at our real estate properties to creditworthy tenants. However, if a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments. Also, when our tenants decide not to renew their leases or terminate early, we may not be able to re-let the space. Even if tenants decide to renew or lease new space, the terms of renewals or new leases, including the cost of required renovations or concessions to tenants, may be less favorable to us than current lease terms. As a result, our net income or loss and ability to pay distributions to stockholders could be materially adversely affected. In addition, the presence of hazardous or toxic substances on our real estate properties may adversely affect our ability to lease such property.
We are exposed to inflation risk as income from long-term leases is the primary source of our cash flows from operations.
We are exposed to inflation risk, as income from long-term leases will be the primary source of our cash flows from operations. Leases of long-term duration or which include renewal options that specify a maximum rate increase may result in below-market lease rates over time if we do not accurately estimate inflation or market lease rates. Provisions of our leases designed to mitigate the risk of inflation and unexpected increases in market lease rates, such as periodic rental increases, may not adequately protect us from the impact of inflation or unexpected increases in market lease rates. If we are subject to below-market lease rates on a significant number of our properties pursuant to long-term leases, our cash flow from operations and financial position may be adversely affected.
We may have difficulty selling our real estate properties, which may limit our flexibility and ability to pay distributions.
Because real estate assets are relatively illiquid, it could be difficult for us to promptly sell one or more of our real estate properties on favorable terms. This may limit our ability to change our portfolio promptly in response to adverse changes in the performance of any such property or economic or market trends. In addition, federal tax laws that impose a 100% excise tax on gains from sales of dealer property by a REIT (generally, property held for sale, rather than investment) could limit our ability to sell properties and may affect our ability to sell properties without adversely affecting returns to our stockholders. These restrictions could adversely affect our ability to achieve our investment objectives.
Our properties where the underlying tenant has a below investment grade credit rating, as determined by major credit rating agencies, or has an unrated tenant may have a greater risk of default.
As of June 30, 2020, approximately 67.8% of our tenants were not rated or did not have an investment grade credit rating from a major ratings agency or were not affiliates of companies having an investment grade credit rating. Our properties with such tenants may have a greater risk of default and bankruptcy than properties leased exclusively to investment grade tenants. When we acquire properties where the tenant does not have a publicly available credit rating, we will use certain credit assessment tools as well as rely on our own estimates of the tenant’s credit rating which includes reviewing the tenant’s financial information (e.g., financial ratios, net worth, revenue, cash flows, leverage and liquidity, if applicable). If our ratings estimates are inaccurate, the default or bankruptcy risk for the subject tenant may be greater than anticipated. If our lender or a credit rating agency disagrees with our ratings estimates, we may not be able to obtain our desired level of leverage or our financing costs may exceed those that we projected. This outcome could have an adverse impact on our returns on that asset and hence our operating results.
We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property or may require us to maintain specified debt levels for a period of years on some properties.
A lock-out provision is a provision that prohibits the prepayment of a loan during a specified period of time. Lock-out provisions may include terms that provide strong financial disincentives for borrowers to prepay their outstanding loan balance. If a property is subject to a lock-out provision, we may be materially restricted from or delayed in selling or otherwise disposing of or refinancing such property. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of our shares relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

In the event we obtain options to acquire real estate properties, we may lose the amount paid for such options whether or not the underlying property is purchased.
We may obtain options to acquire certain real estate properties. The amount paid for an option, if any, is normally surrendered if the property is not purchased and may or may not be credited against the purchase price if the property is purchased. Any unreturned option payments will reduce the amount of cash available for further acquisitions or distributions to our stockholders.
Our properties may be subject to impairment charges.
We routinely evaluate our real estate assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and lease structure. For example, the early termination of, or default under, a lease by a tenant may lead to an impairment charge. Since our focus is on properties net leased to a single tenant, the financial failure of, or other default by, a single tenant under its lease may result in a significant impairment loss. If we determine that an impairment has occurred, we would be required to make a downward adjustment to the net carrying value of the property, which could have a material adverse effect on our results of operations in the period in which the impairment charge is recorded. Negative developments in the real estate market may cause management to reevaluate the business and macro-economic assumptions used in its impairment analysis. Changes in management’s assumptions based on actual results may have a material impact on the Company’s financial statements.
We may obtain only limited warranties when we purchase a property and typically have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.
The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property.
Joint ventures could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of co-venturers and disputes between us and our co-venturers.
We may co-invest in the future with third parties through partnerships or other entities, which we collectively refer to as joint ventures, acquiring non-controlling interests in or sharing responsibility for managing the affairs of the joint venture. In such event, we would not be in a position to exercise sole decision-making authority regarding the joint venture. Investments in joint ventures may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their required capital contributions. Co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the co-venturer would have full control over the joint venture. Disputes between us and co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with co-venturers might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our co-venturers.
In addition, our joint ventures may be considered variable interest entities, which may not be consolidated for purposes of financial reporting and may be reflected under the equity method of accounting on our balance sheets contained in our annual and quarterly reports. Consequently, this non-consolidation could be material for the purpose of analyzing our financial position.
The financial performance of equity method investments that we acquire could adversely impact our results of operations.
For real estate-related investments that we account for under the equity method of accounting, we report our proportionate share of the net earnings or losses of our equity affiliates in our consolidated statement of operations. If the earnings or losses of our equity investments are material in any year, those earnings or losses may have a material effect on our net income and financial condition and liquidity. We do not control the day-to-day operations of our equity method investments or have the ability to cause them to pay dividends or make other payments or advances to their stockholders, including us, and thus the management of these businesses could impact our results of operations. Additionally, these businesses are subject to laws, regulations, market conditions and other risks inherent in their operations. Any of these factors could adversely impact our results of operations and the value of our investment.

Terrorist attacks, acts of violence or war or public health crises may affect the markets in which we operate and have a material adverse effect on our financial condition, results of operations and ability to pay distributions to our stockholders.
The strength and profitability of our business depends on demand for and the value of our properties. Terrorist attacks, acts of war and public health crises (including the recent COVID-19 outbreak) may result in declining economic activity, which could harm the demand for and the value of our properties and may negatively affect our operations and our stockholders’ investments. We may acquire real estate assets located in areas that are susceptible to terrorist attacks or acts of war. These attacks may directly impact the value of our assets through damage, destruction, loss or increased security costs. Although we may obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs.
More generally, any terrorist attack, other act of violence or war, or public health crisis (such as the COVID-19 outbreak) could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy, all of which could adversely affect our tenants’ ability to pay rent on their leases or our ability to borrow money or issue capital stock at acceptable prices, which could have a material adverse effect on our financial condition, results of operations and ability to pay distributions to our stockholders.
The declaration, amount and payment of future cash distributions on our common stock are subject to uncertainty due to current market conditions.
All distributions will be declared at the discretion of our board of directors and will depend on our earnings, our financial condition, REIT distribution requirements, and other factors as our board of directors may deem relevant from time to time. The economic impacts resulting from the COVID-19 pandemic could continue to adversely affect our ability to pay distributions. Our board of directors is under no obligation or requirement to declare future distributions and will continue to assess our common stock distribution rate on an ongoing basis, as market conditions and our financial position continue to evolve. We cannot assure you that we will achieve results that will allow us to pay distributions on our common stock or that the level of distributions will be maintained or increased.
We are subject to risks that affect the retail real estate environment generally.
Our business has historically focused on retail real estate. As such, we are subject to certain risks that can affect the ability of our retail properties to generate sufficient revenue to meet our operating and other expenses, including debt service, to make capital expenditures and to make distributions to our stockholders. We face continuing challenges because of changing consumer preferences and because the conditions in the economy affect employment growth and cause fluctuations and variations in retail sales and in business and consumer confidence and consumer spending on retail goods. In general, a number of factors can negatively affect the income generated by a retail property or the value of a property, including: a downturn in the national, regional or local economy; a decrease in employment or consumer confidence or spending; increases in operating costs, such as common area maintenance, real estate taxes, utility rates and insurance premiums; higher energy or fuel costs resulting from adverse weather conditions, natural disasters, geopolitical concerns, terrorist activities and other factors; changes in interest rate levels and the cost and availability of financing; a weakening of local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the availability and creditworthiness of current and prospective tenants; trends in the retail industry; seasonality; changes in perceptions by retailers or shoppers of the safety, convenience and attractiveness of a retail property; perceived changes in the convenience and quality of competing retail properties and other retailing options such as internet shopping or other strategies, such as using smartphones or other technologies to determine where to make and to assist in making purchases; the ability of our tenants to meet shoppers’ demands for quality, variety, and product availability, which may be impacted by supply chain disruptions; and changes in laws and regulations applicable to real property, including tax and zoning laws. For example, the COVID-19 outbreak has led to travel restrictions, “shelter-in-place” or “stay-at-home” orders or other quarantine mandates issued by local, state or federal authorities, and plant and other business shutdowns, all of which have impacted, and could continue to impact, our tenants’ supply chains and, ultimately, retail product availability. Additionally, the COVID-19 outbreak has impacted, and may continue to impact, shoppers’ ability and willingness to visit our retail properties, and the continued spread of the virus has resulted in property shutdowns and may result in additional shutdowns of our retail properties, particularly in certain geographies reporting increasing diagnoses of the virus or related illnesses. The extent of the outbreak and its impact on our tenants and our operations is uncertain, but a prolonged outbreak could continue to have a material impact.
Changes in one or more of the aforementioned factors can lead to a decrease in the revenue or income generated by our properties and can have a material adverse effect on our financial condition and results of operations. Many of these factors could also specifically or disproportionately affect one or more of our tenants, which could decrease operating performance, reduce property revenue and affect our results of operations. If the estimated future cash flows related to a particular property are significantly reduced, we may be required to reduce the carrying value of the property.

Downturns in the retail industry likely will have a direct adverse impact on our revenues and cash flow.
The performance of our retail properties is generally linked to economic conditions in the market for retail space. The market for retail space could be adversely affected by any of the following:
•weakness in the national, regional and local economies, and declines in consumer confidence, which could adversely impact consumer spending and retail sales and in turn tenant demand for space and could lead to increased store closings;
•changes in market rental rates;
•changes in demographics (including the number of households and average household income) surrounding our shopping centers;
•adverse financial conditions for anchored shopping centers and other retail, service, medical or restaurant tenants;
•continued consolidation in the retail and grocery sector;
•excess amount of retail space in our markets;
•reduction in the demand by tenants to occupy our shopping centers as a result of reduced consumer demand for certain retail formats;
•increase in e-commerce and alternative distribution channels may negatively affect out tenant sales or decrease the square footage our tenants require and could lead to margin pressure on our anchored shopping centers, which could lead to store closures;
•the impact of an increase in energy costs on consumers and its consequential effect on the number of shopping visits to our centers;
•a pandemic or other health crisis, such as the COVID-19 outbreak; and
•consequences of any armed conflict involving, or terrorist attack against, the United States.
To the extent that any of these conditions occur, they are likely to impact market rents for retail space, occupancy in our retail properties, our ability to sell, acquire or develop retail properties, and our cash available for distributions to stockholders.
Costs of complying with environmental laws and regulations may adversely affect our income and the cash available for any distributions.
Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. We could be subject to liability in the form of fines or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid hazardous materials, the remediation of contaminated property associated with the disposal of solid and hazardous materials and other health and safety-related concerns.
From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. In such an instance, we will estimate the costs of environmental investigation, clean-up and monitoring and factor them into the amount we will pay for such properties. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.
In some instances, our advisor may rely on third party property managers to operate our properties and leasing agents to lease vacancies in our properties.
Under our advisory agreement, our advisor is obligated to manage our properties and find tenants to lease our vacant properties. We expect that, in some instances, our advisor will rely on third party property managers and leasing agents. The third party property managers will have significant decision-making authority with respect to the management of our properties. Our ability to direct and control how our properties are managed may be limited. We will not supervise any of the property manager or leasing agents or any of their respective personnel on a day-to-day basis. Thus, the success of our business may depend in part on the ability of our third party property managers to manage the day-to-day operations and the ability of our leasing agents to lease vacancies in our properties. Any adversity experienced by our property managers or leasing agents could adversely impact the operation and profitability of our properties and, consequently, our ability to achieve our investment objectives, including, without limitation, diversification of our real estate properties portfolio by property type and location, moderate financial leverage, conservative levels of operating risk and an attractive level of current income.

Our net leases may require us to pay property-related expenses that are not the obligations of our tenants.
Under the terms of the majority of our net leases, in addition to satisfying their rent obligations, our tenants will be responsible for the payment or reimbursement of property expenses such as real estate taxes, insurance and ordinary maintenance and repairs. However, under the provisions of certain existing leases and leases that we may enter into in the future with our tenants, we may be required to pay some or all of the expenses of the property, such as the costs of environmental liabilities, roof and structural repairs, real estate taxes, insurance, certain non-structural repairs and maintenance. If our properties incur significant expenses that must be paid by us under the terms of our leases, our business, financial condition and results of operations may be adversely affected and the amount of cash available to meet expenses and to pay distributions to you may be reduced.
Changes in accounting standards may adversely impact our financial condition and/or results of operations.
We are subject to the rules and regulations of the Financial Accounting Standards Board (“FASB”) related to GAAP. Various changes to GAAP are constantly being considered, some of which could materially impact our reported financial condition and/or results of operations. Also, to the extent that public companies in the United States would be required in the future to prepare financial statements in accordance with International Financial Reporting Standards instead of the current GAAP, this change in accounting standards could materially affect our financial condition or results of operations.
Compliance with the Americans with Disabilities Act of 1990, as amended, and fire, safety and other regulations may require us to make unanticipated expenditures that could significantly reduce the cash available for distributions on our common stock.
Our properties are subject to regulation under federal laws, such as the Americans with Disabilities Act of 1990, as amended (the “ADA”), pursuant to which all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties or future properties are not in compliance with the ADA, we might be required to take remedial action, which would require us to incur additional costs to bring the property into compliance. Noncompliance with the ADA could also result in imposition of fines or an award of damages to private litigants.
Additional federal, state and local laws also may require modifications to our properties or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation.
In addition, our properties are subject to various federal, state and local regulatory requirements, such as state and local earthquake, fire and life safety requirements. If we were to fail to comply with these various requirements, we might incur governmental fines or private damage awards. If we incur substantial costs to comply with the ADA or any other regulatory requirements, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our common stock could be materially adversely affected. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties.
Risks Associated with Debt Financing
We have incurred mortgage indebtedness and other borrowings, which may increase our business risks, could hinder our ability to make distributions, and decrease the value of your investment.
We have financed, and intend to continue to finance, a portion of the purchase price of properties by borrowing funds. Under our charter, we have a limitation on borrowing which precludes us from borrowing in excess of 300% of the value of our net assets. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities. Generally speaking, the preceding calculation is expected to approximate 75% of the cost of our properties before non-cash reserves and depreciation. Our board of directors, including our independent directors, has adopted a policy limiting our borrowing to 60%, absent special approval by a majority of our independent directors. As of the date of this prospectus, we have sought and received approval of our independent directors to exceed this limit because we are in the process of raising our equity capital to acquire our portfolio.
In addition, we may incur mortgage debt and pledge some or all of our properties as security for that debt to obtain funds to acquire additional properties or for working capital. We may also obtain lines of credit to provide a flexible borrowing source which generally will allow us to borrow funds to satisfy the REIT tax qualification requirement that we distribute at least 90%

of our annual REIT taxable income to our stockholders. Furthermore, we may borrow under lines of credit if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes or avoid taxes on undistributed income.
High debt levels will cause us to incur higher interest charges, which would result in higher debt service payments and could be accompanied by restrictive covenants. If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on that property, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment in our common stock. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we will recognize taxable income on foreclosure, but we would not receive any cash proceeds. In such event, we may be unable to pay the amount of distributions required in order to qualify and maintain our qualification as a REIT. We may give full or partial guarantees to lenders of recourse mortgage debt to the entities that own our properties. If we provide a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgage contains cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be adversely affected, which could result in us losing our REIT status and would result in a decrease in the value of your investment.
If we draw on a line of credit to fund redemptions or for any other reason, our leverage will increase.
We have obtained a line of credit which could provide for a ready source of liquidity to fund redemptions of shares of our common stock, in the event that redemption requests exceed our operating cash flows, liquid assets and net proceeds from our continuous offering. There can be no assurances that we will be able to obtain future lines of credit on reasonable terms given the recent volatility in the capital markets. In addition, we may not be able to obtain additional lines of credit of an appropriate size for our business until such time as we have a substantial portfolio, or at all. If we borrow under a line of credit to fund redemptions of shares of our common stock, our leverage will increase until we receive additional net proceeds from our continuous offering, additional operating cash flows or sell some of our assets to repay outstanding indebtedness.
Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.
We have incurred, and in the future may incur additional, indebtedness that bears interest at a variable rate. To the extent that we incur variable rate debt and do not hedge our exposure thereunder, increases in interest rates would increase the amounts payable under such indebtedness, which could reduce our operating cash flows and our ability to pay distributions to you. In addition, if our existing indebtedness matures or otherwise becomes payable during a period of rising interest rates, we could be required to liquidate one or more of our properties at times that prevent realization of the maximum return on such assets.
We may not be able to generate sufficient cash flow to meet our debt service obligations.
Our ability to make payments on and to refinance our indebtedness, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.
We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness or to fund our other liquidity needs.
Additionally, if we incur additional indebtedness in connection with any future deployment of capital or development projects or for any other purpose, our debt service obligations could increase. We may need to refinance all or a portion of our indebtedness before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:
•our financial condition and market conditions at the time;
•restrictions in the agreements governing our indebtedness;
•general economic and capital market conditions;
•the availability of credit from banks or other lenders; and
•our results of operations.

As a result, we may not be able to refinance our indebtedness on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity, or delaying any strategic acquisitions and alliances or capital expenditures, any of which could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or maintain our level of distributions on our common stock.
Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.
When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property or discontinue insurance coverage. In addition, loan documents may limit our ability to replace the property sponsor or terminate certain operating or lease agreements related to the property. These or other limitations imposed by a lender may adversely affect our flexibility and our ability to pay distributions on our common stock.
If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to make distributions to our stockholders.
Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the particular property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the particular property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets.
Failure to hedge effectively against interest rate changes may materially adversely affect our ability to achieve our investment objectives.
Subject to limitations required to maintain qualification as a REIT, we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest rate cap or collar agreements and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes. These interest rate hedging arrangements may create additional assets and/or liabilities from time to time that may be held or liquidated separately from the underlying property or loan for which they were originally established. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may have a material adverse effect on our ability to achieve our investment objectives.
Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which the London Inter-bank Offered Rate (“LIBOR”) is determined may adversely affect the value of the financial obligations to be held or issued by us that are linked to LIBOR.
LIBOR and other indices which are deemed “benchmarks” are the subject of recent national, international, and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or have other consequences which cannot be predicted. It currently appears that, over time, U.S. Dollar LIBOR may be replaced by the Secured Overnight Financing Rate (“SOFR”) published by the Federal Reserve Bank of New York. However, the manner and timing of this shift is currently unknown. Market participants are still considering how various types of financial instruments and securitization vehicles should react to a discontinuation of LIBOR. It is possible that not all of our assets and liabilities will transition away from LIBOR at the same time, and it is possible that not all of our assets and liabilities will transition to the same alternative reference rate, in each case increasing the difficulty of hedging. For example, switching existing financial instruments and hedging transactions from LIBOR to SOFR requires calculations of a spread. Industry organizations are attempting to structure the spread calculation in a manner that minimizes the possibility of value transfer between counterparties, borrowers, and lenders by virtue of the transition, but there is no assurance that the calculated spread will be fair and accurate or that all asset types and all types of securitization vehicles will use the same spread. Our company and other market participants have less experience understanding and modeling SOFR-based assets and liabilities than LIBOR-based assets and liabilities, increasing the difficulty of investing, hedging, and risk management. The process of transition involves operational risks. It is also possible that no transition will occur for many financial instruments. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the market for or value of any securities on which the interest or dividend is determined by reference to LIBOR, loans, derivatives and other financial obligations or on our overall financial condition or results of operations. More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national or other proposals for reform or other initiatives, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of and return on any securities based on or linked to a “benchmark.”
Risks Associated with Real Estate-Related Assets
The real estate-related equity securities in which we may invest are subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate securities.
We may invest in equity securities of both publicly traded and private real estate companies, which involves a higher degree of risk than debt securities due to a variety of factors, including that such investments are subordinate to creditors and are not secured by the issuer’s property. Our investments in real estate-related equity securities will involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related equity securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate discussed in this prospectus, including risks relating to rising interest rates.
The value of the real estate-related securities in which we may invest may be volatile.
The value of real estate-related securities fluctuates in response to issuer, political, market and economic developments. In the short term, equity prices can fluctuate dramatically in response to these developments. Different parts of the market and different types of equity securities can react differently to these developments and they can affect a single issuer, multiple issuers within an industry or economic sector or geographic region or the market as a whole. The real estate industry is sensitive to economic downturns. The value of securities of companies engaged in real estate activities can be affected by changes in real estate values and rental income, property taxes, interest rates and tax and regulatory requirements.
CMBS in which we may invest are subject to several types of risks that may adversely impact our performance.
CMBS are bonds that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage-backed securities we invest in are subject to all the risks of the underlying mortgage loans, including the risks of prepayment or default.
In a rising interest rate environment, the value of CMBS may be adversely affected when repayments on underlying mortgage loans do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated assets but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying CMBS to make principal and interest payments or to refinance may be impaired. In this case, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities. The value of CMBS also may change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities markets as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties.
CMBS are also subject to several risks created through the securitization process. Certain subordinate CMBS are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes a large percentage of delinquent loans, there is a risk that interest payment on subordinate CMBS will not be fully paid. Subordinate securities of CMBS are also subject to greater risk than those CMBS that are more highly rated.
The mortgage instruments in which we may invest may be impacted by unfavorable real estate market conditions, which could result in losses to us.
If we make investments in mortgage loans or mortgage-backed securities, we will be at risk of loss on those investments, including losses as a result of defaults on mortgage loans. These losses may be caused by many conditions beyond our control, including general prevailing local, national and global economic conditions, economic conditions affecting real estate values, tenant defaults and lease expirations, interest rate levels and the other economic and liability risks associated with real estate described above under the heading “— General Risks Related to Real Estate Assets,” as well as, among other things:
•competition from comparable types of properties;

•success of tenant businesses;
•property management decisions;
•changes in use of property;
•shift of business processes and functions offshore;
•property location and condition;
•changes in specific industry segments;
•declines in regional or local real estate values, or rental or occupancy rates; and
•increases in interest rates, real estate tax rates and other operating expenses.
If we acquire a property by foreclosure following defaults under our mortgage loan investments, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our ability to achieve our investment objectives. We do not know whether the values of the property securing any of our real estate securities investments will remain at the levels existing on the dates we initially make the related investment. If the values of the underlying properties drop, our risk will increase and the values of our interests may decrease.
Delays in liquidating defaulted mortgage loan investments could reduce our investment returns.
If there are defaults under our mortgage loan investments, we may not be able to foreclose on or obtain a suitable remedy with respect to such investments. Specifically, we may not be able to repossess and sell the underlying properties quickly, which could reduce the value of our investment. For example, an action to foreclose on a property securing a mortgage loan is regulated by state statutes and rules and is subject to many of the delays and expenses of lawsuits if the defendant raises defenses or counterclaims. Additionally, in the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.
The mezzanine loans in which we may invest will involve greater risks of loss than senior loans secured by income-producing real properties, which may result in losses to us.
We may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of either the entity owning the real property or the entity that owns the interest in the entity owning the real property. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.
Interest rate and related risks may cause the value of our real estate-related assets to be reduced.
Interest rate risk is the risk that fixed income securities such as preferred and debt securities, and to a lesser extent dividend paying common stocks, will decline in value because of changes in market interest rates. Generally, when market interest rates rise, the market value of such securities will decline, and vice versa. Our investment in such securities means that the NAV of our shares may tend to decline if market interest rates rise.
During periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may lock in a below-market interest rate, increase the security’s duration and reduce the value of the security. This is known as extension risk. During periods of declining interest rates, an issuer may be able to exercise an option to prepay principal earlier than scheduled, which is generally known as “call risk” or “prepayment risk.” If this occurs, we may be forced to reinvest in lower yielding securities. This is known as “reinvestment risk.” Preferred and debt securities frequently have call features that allow the issuer to repurchase the security prior to its stated maturity. An issuer may redeem an obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. These risks may reduce the value of our real estate-related securities investments.

U.S. Federal Income and Other Tax Risks
Failure to remain qualified as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.
We believe that our prior, current and proposed organization, ownership and method of operation has enabled and will enable us to meet the requirements for qualification and taxation as a REIT. However, we cannot assure you that we have qualified or will qualify as such. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.
If we fail to remain qualified as a REIT in any taxable year, or are determined to have lost our REIT status in a prior year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:
•we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates; and
•unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.
In addition, if we fail to remain qualified as a REIT we will no longer be required to make distributions. As a result of all these factors, our failure to remain qualified as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock. See “Material U.S. Federal Income Tax Considerations” for a discussion of material U.S. federal income tax consequences relating to us and the return on an investment in our common stock.
Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on our stockholders’ investment.
Our ability to dispose of a property during the first few years following its acquisition is restricted to a substantial extent as a result of our REIT status. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. Properties we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding our taxable REIT subsidiaries, may, depending on how we conduct our operations, be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Under applicable provisions of the Code regarding prohibited transactions by REITs, we would be subject to a 100% tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding our taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Any taxes we pay would reduce our cash available for distribution to our stockholders. Our concern over paying the prohibited transactions tax may cause us to forgo disposition opportunities that would otherwise be advantageous if we were not a REIT. As of December 31, 2019, our dispositions were not subject to the prohibited transaction tax.
Even if we maintain our status as a REIT, we may face other tax liabilities that reduce our cash flows.
Even if we maintain our status as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. For example, to the extent we satisfy the 90% distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under the Code. Further, any taxable REIT subsidiary (“TRS”) we establish will be subject to regular corporate U.S. federal, state and local taxes. Any of these taxes would decrease cash available for distribution to stockholders. See “Material U.S. Federal Income Tax Considerations” for a discussion of the various tax liabilities we may face.

REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds or sell assets during unfavorable market conditions.
In order to maintain our qualification as a REIT and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. Our cash flows from operations may be insufficient to fund required distributions for numerous reasons, including as a result of differences in timing between the actual receipt of income and the recognition of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our qualification as a REIT.
If we fail to invest a sufficient amount of the net proceeds from selling our stock in real estate assets within one year from the receipt of the proceeds, we could fail to continue to qualify as a REIT.
Temporary investment of the net proceeds from sales of our stock in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset requirements, but only during the one-year period beginning on the date we receive the net proceeds. If we are unable to invest a sufficient amount of the net proceeds from sales of our stock in qualifying real estate assets within such one-year period, we could fail to satisfy one or more of the gross income or asset tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. If we fail to satisfy any such income or asset test, unless we are entitled to relief under certain provisions of the Code, we could fail to continue to qualify as a REIT. See “Material U.S. Federal Income Tax Considerations.”
If our operating partnership is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT.
As of the date of this prospectus, our operating partnership is a disregarded entity for U.S. federal income tax purposes. Our operating partnership will become a partnership for U.S. federal income tax purposes if and when it issues interests to a person other than the Company or an entity disregarded from the Company for tax purposes. As a partnership, our operating partnership would not be subject to U.S. federal income tax on its income. Instead, each of its partners, including us, would be required to take into account its allocable share of the operating partnership’s income. No assurance can be provided, however, that the Internal Revenue Service (the “IRS”) would not challenge our operating partnership’s status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. Also, our operating partnership would become subject to U.S. federal, state and local income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.
Dividends payable by REITs generally do not qualify for reduced tax rates available for some dividends.
Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates. Dividends payable by REITs, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income (but under the Tax Cuts and Jobs Act, U.S. stockholders that are individuals, trusts and estates generally may deduct 20% of ordinary dividends from a REIT for taxable years beginning after December 31, 2017, and before January 1, 2026). Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the shares of REITs.
Complying with REIT requirements may cause us to forego otherwise attractive opportunities or to liquidate otherwise attractive assets.
To maintain our qualification as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forego acquisitions we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.
In addition, if we fail to comply with certain asset ownership tests, at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate otherwise attractive assets. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Our ability to dispose of some of our properties may be constrained by their tax attributes.
Federal tax laws may limit our ability to sell properties and this may affect our ability to sell properties without adversely affecting returns to our stockholders. These restrictions may reduce our ability to respond to changes in the performance of our assets and could adversely affect our financial condition and results of operations.
Our ability to dispose of some of our properties is constrained by their tax attributes. Properties which we own for a significant period of time or which we acquire through tax deferred contribution transactions in exchange for partnership interests in our operating partnership often have low tax bases. If we dispose of low-basis properties outright in taxable transactions, we may recognize a significant amount of taxable gain that we must distribute to our stockholders in order to avoid tax, and potentially in order to meet the minimum distribution requirements of the Code for REITs, which in turn would impact our cash flow. To the extent we enter into tax protection agreements with contributors, without incurring additional costs, we may be restricted from disposing of properties contributed in exchange for interests in our operating partnership under such tax protection agreements. To dispose of low basis or tax-protected properties efficiently we may use like-kind exchanges, which qualify for non-recognition of taxable gain, but can be difficult to consummate and result in the property for which the disposed assets are exchanged inheriting their low tax bases and other tax attributes (including tax protection covenants).
Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.
The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets or to offset certain other positions, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of one or both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because a domestic TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS will generally not provide any tax benefit, except for being carried forward against future taxable income of such TRS.
Investments outside the United States could present additional complications to our ability to satisfy the REIT qualification requirements and may subject us to additional taxes.
Operating in functional currencies other than the U.S. dollar and in environments in which real estate transactions are customarily structured differently than they are in the U.S. or are subject to different legal rules may complicate our ability to structure non-U.S. investments in a manner that enables us to satisfy the REIT qualification requirements. In addition, non-U.S. investments may subject us to various non-U.S. tax liabilities, including withholding taxes.
You may have a current tax liability on distributions you elect to reinvest in our common stock.
If you participate in our distribution reinvestment plan, for U.S. federal income tax purposes you will be deemed to have received, and will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the reinvested distributions.
We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability or reduce our operating flexibility, including the recently passed Tax Cuts and Jobs Act.
In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect our taxation and our ability to continue to qualify as a REIT, or the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. Our stockholders are urged to consult with their tax advisor with respect to the impact of recent legislation on their investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a regular corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.
In addition, the Tax Cuts and Jobs Act made significant changes to the U.S. federal income tax rules for taxation of individuals and businesses, generally effective for taxable years beginning after December 31, 2017. The Tax Cuts and Jobs Act made major changes to the Code, including a number of provisions of the Code that affect the taxation of REITs and their stockholders. Among the changes made by the Tax Cuts and Jobs Act are permanently reducing the generally applicable corporate tax rate, generally reducing the tax rate applicable to individuals and other noncorporate taxpayers for tax years beginning after December 31, 2017 and before January 1, 2026, eliminating or modifying certain previously allowed deductions (including substantially limiting interest deductibility and, for individuals, the deduction for non-business state and local taxes), and, for taxable years beginning after December 31, 2017 and before January 1, 2026, providing for preferential rates of taxation through a deduction of up to 20% (subject to certain limitations) on most ordinary REIT dividends and certain trade or business income of non-corporate taxpayers. The Tax Cuts and Jobs Act also imposes new limitations on the deduction of net operating losses and requires us to recognize income for tax purposes no later than when we take it into account on our financial statements, which may result in us having to make additional taxable distributions to our stockholders in order to comply with REIT distribution requirements or avoid taxes on retained income and gains. The Tax Cuts and Jobs Act also made numerous large and small changes to the tax rules that do not affect the REIT qualification rules directly but may otherwise affect us or our stockholders.

While the changes in the Tax Cuts and Jobs Act generally appear to be favorable with respect to REITs, the extensive changes to non-REIT provisions in the Code may have unanticipated effects on us or our stockholders. Moreover, Congressional leaders have recognized that the process of adopting extensive tax legislation in a short amount of time without hearings and substantial time for review is likely to have led to drafting errors, issues needing clarification and unintended consequences that will have to be revisited in subsequent tax legislation. At this point, it is not clear if or when Congress will address these issues or when the IRS will issue administrative guidance on the changes made in the Tax Cuts and Jobs Act.
We urge you to consult with your own tax advisor with respect to the status of the Tax Cuts and Jobs Act and other legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our common stock.
We may be subject to adverse tax consequences if certain sale-leaseback transactions are not characterized by the IRS as “true leases.”
We may acquire real estate properties and lease them back to the sellers of such properties. In the event the IRS does not characterize such leases as “true leases,” we could be subject to certain adverse tax consequences, including an inability to deduct depreciation expense and cost recovery relating to such property, and under certain circumstances, we could fail to maintain our qualification as a REIT as a result.
Our property taxes could increase due to property tax rate changes or reassessment, which would impact our cash flows.
Even if we continue to qualify as a REIT for U.S. federal income tax purposes, we will be required to pay some state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay in the future may increase substantially. If the property taxes we pay increase and if any such increase is not reimbursable under the terms of our lease, then our cash flows will be impacted, which in turn could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or maintain our level of distributions on our common stock.
Mezzanine loans may not qualify as real estate assets and could adversely affect our status as a REIT.
We may invest in mezzanine loans, for which the IRS has provided a safe harbor, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, the IRS will treat the mezzanine loan as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. To the extent that any mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans may not be real estate assets and could adversely affect our qualification as a REIT.

Non-U.S. stockholders may be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax upon the disposition of our shares.
Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a “U.S. real property interest” (“USRPI”) under the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA). Our common stock will not constitute a USRPI so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe that we are a domestically-controlled qualified investment entity. Because our shares may be purchased or will be, or redeemed on a monthly basis, no assurance can be given that we are, have been during the applicable testing period, or will be a domestically controlled qualified investment entity.
Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (a) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) such non-U.S. stockholder owned, actually and constructively, 10% or less of our common stock at any time during the five-year period ending on the date of the sale.
Distributions to tax-exempt stockholders may be classified as unrelated business taxable income.
If (1) we are a “pension-held REIT,” (2) a tax-exempt stockholder has incurred (or is deemed to have incurred) debt to purchase or hold shares of our common stock or (3) a holder of shares of our common stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, shares by such tax-exempt stockholder may be subject to U.S. federal income tax as UBTI under the Code.
The share transfer and ownership restrictions applicable to REITs contained in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.
In order to continue to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help ensure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of our shares of stock.
Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted prospectively or retroactively by the board of directors, for so long as we continue to qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value of or number of shares, whichever is more restrictive, of our outstanding capital stock and more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of common stock. The board of directors, in its sole discretion and upon receipt of certain representations and undertakings, may exempt a person (prospectively or retrospectively) from the ownership limits. However, the board of directors may not, among other limitations, grant an exemption from these ownership restrictions to any proposed transferee whose ownership, direct or indirect, in excess of the 9.8% ownership limit would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if the board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to continue to so qualify as a REIT.
These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
If we elect to treat one or more of our subsidiaries as a TRS, it will be subject to corporate-level taxes, and our dealings with our TRSs may be subject to a 100% excise tax.
A REIT may own up to 100% of the stock of one or more TRSs. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will be subject to applicable U.S. federal, state, local and foreign income tax on its taxable income, including corporate income tax on the TRS’s income, and is, as a result, less tax efficient than with respect to income we earn directly. The after-tax net income of our TRSs would be available for distribution to us. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross income from operations pursuant to management contracts. In addition, the rules, which are applicable to us as a REIT, also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. For example, to the extent that the rent paid by one of our TRSs exceeds an arm’s-length rental amount, such amount would be potentially subject to a 100% excise tax. While we intend that all transactions between us and our TRSs would be conducted on an arm’s-length basis, and therefore, any amounts paid by our TRSs to us would not be subject to the excise tax, no assurance can be given that the IRS would not disagree with such conclusion and levy an excise tax on such transactions.
For tax qualified retirement plans and accounts, if an investment in our common stock constitutes a prohibited transaction under ERISA or the Code, it is possible that our stockholders may be subject to the imposition of significant excise taxes and penalties with respect to the amount invested. In order to avoid triggering additional taxes and/or penalties or the implication of various fiduciary requirements under ERISA or similar applicable laws with which it would be difficult for us to comply, if our stockholders intend to invest in our shares through such plans (such as pension or profit-sharing trusts) or IRAs, they should consider additional factors.
If you are investing the assets of any of the entities identified in the prior sentence in our common stock, you should satisfy yourself that:
•your investment is consistent with your fiduciary obligations under applicable law, including common law, ERISA and the Code applicable to your plan or IRA;
•your investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
•your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
•your investment will not impair the liquidity of the trust, plan or IRA;
•your investment will not produce “unrelated business taxable income” for the plan or IRA;
•you will be able to value the assets of the plan annually (or more frequently, if required) in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document;
•your investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; and
•our assets will not be treated as “plan assets” of your plan arrangement.
For a more complete discussion of the foregoing issues and other risks associated with an investment in our shares by retirement plans and IRAs, please see the section of this prospectus captioned “ERISA Considerations.”
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties, and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.
Specific rules apply to foreign, governmental and church plans.
As a general rule, certain employee benefit plans, including foreign pension plans, governmental plans established or maintained in the United States (as defined in Section 3(32) of ERISA), and certain church plans (as defined in Section 3(33) of ERISA), are not subject to ERISA’s requirements and are not “benefit plan investors” for purposes of investing in “plan assets” subject to ERISA’s requirements. Any such plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code may nonetheless be subject to the prohibited transaction rules set forth in Section 503 of the Code and, under certain circumstances in the case of church plans, Section 4975 of the Code. Also, some foreign plans and governmental plans may be subject to foreign, state, or local laws which are, to a material extent, similar to the provisions of ERISA or Section 4975 of the Code. Each fiduciary of a plan subject to any such similar law should make its own determination as to the need for and the availability of any exemption relief.
If you invest in our common stock through an IRA or other retirement plan, you may be limited in your ability to withdraw required minimum distributions.
If you invest in our common stock with assets of a retirement plan or IRA, federal law may require you to withdraw required minimum distributions from such plan or account in the future. Our common stock will be highly illiquid, and our share redemption plan only offers limited liquidity. See “Share Purchases and Redemptions — Redemption Plan.” If you require liquidity, you may generally sell your shares, but such sale may be at a price less than the price at which you initially purchased your common stock. If you fail to withdraw required minimum distributions from your plan or account, you may be subject to certain taxes and tax penalties.

Statements Regarding Forward-Looking Information
We make statements in this prospectus, and in the information incorporated by reference, that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this prospectus or in the information incorporated by reference into this prospectus.
The forward-looking statements included in this prospectus are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:
•changes in economic conditions generally and the real estate and securities markets specifically;
•the effect of financial leverage, including changes in interest rates, availability of credit, loss of flexibility due to negative and affirmative covenants, refinancing risk at maturity and generally the increased risk of loss if our assets fail to perform as expected;
•our ability to raise a substantial amount of capital in the near term;
•our ability to access sources of liquidity when we have the need to fund redemptions of common stock in excess of the proceeds from the sales of shares of our common stock in this offering and the consequential risk that we may not have the resources to satisfy redemption requests;
•our ability to effectively deploy the proceeds raised in this offering;
•our ability to make property sector allocations of our properties consistent with our present expectations;
•legislative or regulatory changes (including changes to the laws governing the taxation of REITs);
•changes to GAAP; and
•our sponsor’s ability to fully reestablish the financial network which previously supported us.
Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

Use of Proceeds
We are offering up to $4.0 billion in the aggregate of D Shares, T Shares, S Shares and I Shares of our common stock, including up to $500.0 million in shares pursuant to our distribution reinvestment plan. We sell shares of our common stock at a price that varies from month-to-month and, for any given month, is equal to our NAV per share for the applicable share class, plus applicable upfront selling commissions and dealer manager fees.
The table sets forth estimated figures assuming the sale of shares of our common stock representing the maximum offering amount of $4.0 billion, excluding all of the $500.0 million in shares under our distribution reinvestment plan. The table assumes that 1/4 of the primary offering gross proceeds come from sales of D Shares, 1/4 of the primary offering gross proceeds come from sales of T Shares, 1/4 of the primary offering gross proceeds come from sales of S Shares and 1/4 of the primary offering gross proceeds come from sales of I Shares.
The actual amount of upfront selling commissions and dealer manager fees will vary depending on (1) the number of T Shares and S Shares that we will sell, (2) the price at which D Shares, T Shares, S Shares and I Shares will be sold, which will vary month-to-month based on our monthly NAV per share for the applicable class of shares, with actual upfront selling commissions and dealer manager fees per T Share and S Share, as applicable, being a percentage of the total price per T Share and S Share, as applicable, and (3) possible reduction or elimination of the upfront selling commissions and dealer manager fees in connection with certain categories of sales of T Shares and S Shares in our primary offering, such as sales for which a volume discount applies. Any reduction in upfront selling commissions and dealer manager fees will be accompanied by a corresponding reduction in the T Shares and S Shares per share purchase price, but will not affect the amount available for investment.
We may reallocate the shares of our common stock we are offering between the primary offering and our distribution reinvestment plan. We will only use the proceeds raised in this offering for the purposes set forth in this prospectus and in a manner approved by our board of directors, who serve as fiduciaries to our stockholders.
We intend to contribute the proceeds from this offering to our operating partnership. Our operating partnership will use the proceeds received from us: (1) to make acquisitions in accordance with our investment strategy and policies, (2) to reduce borrowings and repay indebtedness incurred under various financing instruments into which it may enter, and (3) to fund distributions to our stockholders and redemption activity (to the extent that cash flow from operations is insufficient to pay such distributions or redemptions). The “Amount Invested in Assets” in the table below reflects the estimated amount of proceeds available for all of such purposes; however, it is not possible to specifically identify the percentage of proceeds from this offering that will be used to reduce future borrowings, repay future indebtedness or fund future distributions and redemption activity. Because amounts in this table are estimates, they may not accurately reflect the actual receipt or use of the offering proceeds.

	Primary Offering		Distribution Reinvestment Plan
	Amounts (1)	Percent	Amounts (1)	Percent
Gross Offering Proceeds (2)	$3,500,000,000	100%	$500,000,000	100%
Less:
Upfront selling commissions and dealer manager fees(3)	61,250,000	1.75%	—	—%
Organization and Offering Expenses (4)	26,250,000	0.75%	3,750,000	0.75%
Amount Available for Investment	$3,412,500,000	97.50%	$496,250,000	99.25%
Acquisition Expenses (5)	27,085,000	0.77%	3,939,000	0.79%
Amount Invested in Assets	$3,385,415,000	96.73%	$492,311,000	98.46%
____________________________________
(1)The dollar amounts in the table are based on the assumption that, throughout the offering period, our NAV per share for each class remains the same as the NAV per share for such class at the commencement of this offering. See “Plan of Distribution — Underwriting Compensation.”
(2)We intend to conduct a continuous offering of an unlimited number of shares of our common stock over an unlimited time period by filing a new registration statement prior to the end of the three-year period described in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”); however, in certain states this offering is subject to annual extensions.
(3)The table assumes that 1/4 of the primary offering gross proceeds come from D Shares, 1/4 of primary offering gross proceeds come from sales of T Shares, 1/4 of the primary offering gross proceeds come from S Shares and 1/4 of primary offering gross proceeds come from sales of I Shares. Because no sales commissions are paid on shares sold in the distribution reinvestment plan, it is not necessary to make any assumptions regarding the number of D Shares, T Shares, S Shares or I Shares sold in the distribution reinvestment plan. For each purchase, the total per share purchase price will be calculated by adding the upfront selling commission and any dealer manager fee percentage to the NAV per share of T Shares and S Shares sold; the actual upfront selling commission and dealer manager fees per share that we pay will be the total per share purchase price less the NAV per share. Upfront selling commissions presented in the table reflect that no upfront selling commissions or dealer manager fees are paid with respect to the D Shares and I Shares or on distribution reinvestment plan shares. See “Plan of Distribution — Underwriting Compensation — Upfront Selling Commissions and Dealer Manager Fees.”
(4)Our advisor has agreed to fund on our behalf all costs of our organization and offering (other than the upfront selling commissions and dealer manager fees, and ongoing stockholder servicing fees). We will reimburse our advisor on a monthly basis for the organization and offering expenses incurred on our behalf. The organization and offering expense amounts shown above represent our estimates of expenses incurred in connection with this offering (other than the upfront selling commissions and dealer manager fees, and ongoing stockholder servicing fees) that will be paid using offering proceeds, including (i) our legal, accounting, printing, mailing and filing fees, and broker-dealer due diligence expenses; (ii) costs incurred in connection with preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers; and (iii) reimbursements for our dealer manager’s wholesaling costs and other marketing and organization costs including payments made to participating broker-dealers.
(5)Acquisition expenses include legal fees and expenses, brokerage commissions payable to unaffiliated third parties, travel expenses, costs of appraisals (including independent third party appraisals), nonrefundable option payments on property not acquired, engineering, due diligence, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the selection, acquisition and development of real estate properties, whether or not acquired. While the majority of the acquisition expenses are expected to be paid to third parties, a portion of the out-of-pocket acquisition expenses may include reimbursement to our advisor or its affiliates for expenses incurred in connection with its provision of acquisition related services, including personnel costs. For purposes of this table, we have assumed average expenses of 0.80% of the estimated amount invested in assets; however, expenses on a particular acquisition may be higher. Additionally, the use of alternative assumptions in estimating expected future capital raise could result in a different determination of the expected acquisition expenses and a different conclusion regarding acquisition expenses as a percentage of the estimated amount invested in assets. Acquisition expenses, together with any acquisition fees paid to third parties for a particular real estate-related asset, will in no event exceed 6% of the gross purchase price.
In periods when certain existing stockholders seek to redeem their shares, additional funds may also flow in from investors who are purchasing new shares; in these circumstances cash proceeds from the sale of new shares could be used to fund the redemptions. We believe that netting redemptions out of incoming proceeds from the offering is in the best interests of stockholders because of the time and transaction costs involved in investing new capital and in disposing of assets. To the extent that cash from new sales in the offering is used to fund redemptions, neither the Company’s aggregate NAV nor NAV per share for any share class are expected to be impacted.
Our advisor will pursue opportunities to purchase assets with the objective of building a diversified portfolio of assets. See “Investment Objectives, Strategy and Policies — Real Property Acquisitions” for a description of the properties that we have acquired as of the date of this prospectus. We may enter into purchase options to allow us to acquire properties on future dates following the receipt of sufficient proceeds from this offering to make the acquisitions. In light of the continuous nature of this offering, the identification and disclosure of actual property acquisitions will be an ongoing process. At any given point in time we will be actively pursuing multiple acquisition opportunities, with due diligence and negotiations at different stages of advancement. See “Risk Factors — Risks Related to an Investment in CIM Income NAV, Inc.”
Our advisor, directly or through an affiliate, has agreed to fund organizational expenses and expenses incurred in connection with the offering (other than upfront selling commissions and dealer manager fees, and ongoing stockholder servicing fees), including: (i) our legal, accounting, printing, mailing and filing fees, due diligence expenses that are included in a detailed and itemized invoice (such as expenses related to a review of this offering by one or more independent due diligence reviewers engaged by broker-dealers participating in this offering); (ii) amounts incurred in connection with holding our own educational conferences and sponsoring and/or attending conferences conducted by our participating broker-dealers for performing these services; and (iii) other marketing and organization costs, including payments made to participating broker-dealers.
Reimbursement payments are made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.75% of the aggregate gross offering proceeds, including shares issued in connection with the distribution reinvestment plan, but excluding upfront selling commissions and dealer manager fees charged on T Shares and S Shares sold in the primary offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.75% limit), calculated on an accumulated basis, until our advisor has been reimbursed in full. See “Compensation.”

We will pay our dealer manager an asset-based stockholder servicing fee for D Shares, T Shares and S Shares that is payable in arrears on a monthly basis and accrues daily based on the NAV per share for D Shares, T Shares and S Shares, respectively. Accordingly, if the maximum amount of the stockholder servicing fees are paid, total maximum selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the D Shares, T Shares and S Shares will be 8.75% of the gross proceeds in our primary offering for D Shares, T Shares and S Shares. We will cease paying the stockholder servicing fee if at the completion of this offering, in the aggregate, underwriting compensation from all sources, including upfront selling commissions, the dealer manager fees, the stockholder servicing fee and other underwriting compensation paid by us and our advisor and its affiliates, equals 10% of the gross proceeds from the primary portion of our offering. We will not pay a stockholder servicing fee on I Shares. See “Compensation” for more details regarding this and other amounts payable to our advisor and its affiliates.
We have paid, and in the future may pay, distributions from proceeds raised in this offering in anticipation of future cash flows, and we have not placed a limit on the amount of such proceeds we may use to pay distributions or redemptions. To the extent that our operating cash flow is insufficient to cover organization and offering expenses, costs of distribution and amounts payable to our advisor and its affiliates, we may use funds from any source for such purposes, including borrowings, asset sales and proceeds from this offering. See “Our Structure and Formation” and “Compensation.”

Investment Objectives, Strategy and Policies
Investment Objectives
Our primary investment objectives are:
•to acquire commercial properties, leased under long-term net leases to creditworthy tenants, which provide current operating cash flow;
•to maintain a level of liquid assets as a source of funds to meet redemption requests;
•to provide reasonably stable, current income for you through the payment of distributions; and
•to provide the opportunity to participate in capital appreciation in the value of our investments.
Pursuant to our charter, these investment objectives may not be changed without the approval of our stockholders. We may not achieve any of these objectives. See the “Risk Factors” section of this prospectus.
Our Competitive Strengths
We believe that we will be able to distinguish ourselves from other owners, operators, acquirers and developers of commercial properties. We believe our long-term success will be supported through the following competitive strengths:
•Experienced Advisor. The members of our advisor’s real estate management team each have decades of experience in acquiring, structuring, developing and selling income-producing commercial properties. Additionally, our advisor’s management team has public company operating experience, with several of its officers having held senior positions at publicly held REITs and other public companies. The acquisition of our advisor by CIM in 2018 added additional expertise in acquiring, developing and improving properties in metropolitan communities. We expect to benefit from CIM’s competitive advantages, including its vertically integrated team, community-based investment approach, disciplined underwriting and experienced risk management. CIM’s full-service real assets investment platform is supported by approximately 1,000 employees with multi-disciplinary expertise, including acquisitions, management, development, leasing, research and capital markets. CIM’s senior management team possess an average of 26 years of real asset investment experience. CIM believes its more than 25 years of experience as both an equity and debt investor, as well as a developer and operator of real assets, will provide us with meaningful support for its investment objectives.
•Our Advisor’s Disciplined Approach to Net-Lease Assets. Our advisor utilizes a disciplined approach with respect to the ownership and management of net-lease assets that is focused on acquiring necessity commercial and other income-producing properties, many of which share certain core characteristics, including a principal, creditworthy tenant in a long-term net lease and a strategic location. In addition, our sponsor targets properties that typically have high occupancy rates (greater than 90%). Through this disciplined approach, we expect to achieve a relatively predictable and stable stream of income, which will provide a principal source of return for our stockholders, plus the potential for capital appreciation in the value of our net-lease assets.
•Conservative Use of Leverage. Our advisor targets a conservative leverage of 50% of the greater of cost (before deducting depreciation, reserves for bad debts, or other non-cash reserves) or fair market value of our gross assets.
•Successful Credit Underwriting Experience. Our sponsor has demonstrated an ability to successfully underwrite the tenants that occupy the real estate assets of other real estate programs sponsored by our sponsor. The combined portfolios of CMFT, CCPT V, CCIT II, CCIT III and our program had a 96.4% occupancy rate as of June 30, 2020.
•Strong Industry Relationships. We believe that our advisor’s extensive network of industry relationships with the real estate brokerage, development and investor communities will enable us to successfully execute our acquisition and investment strategies. These relationships augment our advisor’s ability to source acquisitions in off-market transactions outside of competitive marketing processes, capitalize on development opportunities and capture repeat business and transaction activity. Our advisor’s strong relationships with the tenant and leasing brokerage communities aid in attracting and retaining tenants. CCO Capital, the broker-dealer affiliate of our sponsor, has served as our dealer manager since we first commenced our offering and has successfully raised capital for several other real estate programs sponsored by CCO Group, and we expect that, through its well-developed distribution capabilities and relationships with other broker-dealers, CCO Capital will be successful in selling shares on our behalf.
While we believe that these factors will help distinguish us from our competitors and contribute to our long-term success, there is no guarantee that they will provide us with any actual competitive advantages.

Investment Strategy
Our investment strategy is to primarily acquire a diversified portfolio of necessity commercial properties in the retail, office and industrial sectors that are leased to creditworthy tenants under long-term net leases and are strategically located throughout the United States and U.S. protectorates, and U.S. government securities, agency securities and corporate debt and other investments for which there is reasonable liquidity. Our acquisition of net-lease properties is limited to the retail, office and industrial sectors that meet our investment criteria. The actual percentage of our net-lease portfolio that is invested in retail, office and industrial property categories may fluctuate due to market conditions and acquisition opportunities or as a result of any changes to our investment policies. We expect to complement our portfolio of net-lease properties by investing in substantially leased core metropolitan commercial and multi-family properties with growth potential that we believe will help us meet our investment objectives, either directly or through other funds with a proven track record of performance in these investment types, including funds managed by affiliates of our advisor.
Acquisition and Investment Policies
Our board of directors, including our independent directors, has adopted investment policies. Our directors will formally review at a duly called meeting our investment policies on an annual basis and our portfolio on a quarterly basis or, in each case, more often as they deem appropriate. Changes to our investment policies must be approved by our board of directors, including a majority of our independent directors. Our board of directors may revise our investment policies, which we describe in more detail below, without the concurrence of our stockholders. However, our board of directors will not amend our charter, including any investment policies that are provided in our charter, without the concurrence of a majority of the outstanding shares, except for amendments that do not adversely affect the rights, preferences and privileges of our stockholders and are permitted under Maryland law to be made without stockholder approval.
Our investment policies delegate to our advisor broad authority to execute real estate property acquisitions and dispositions. Our board of directors will at all times have ultimate oversight over our investments and may change from time to time the scope of authority delegated to our advisor with respect to acquisition and disposition transactions.
Commercial Net-Lease Real Estate Properties
Our commercial real estate acquisitions will primarily consist of single-tenant, necessity commercial properties, which are leased to creditworthy tenants under long-term net leases and provide current operating cash flow. We use the term necessity commercial properties to describe retail properties that are important to customers and office and industrial properties that are essential to the business operations of a corporate tenant. The actual percentage of our portfolio that is used to acquire retail, office and industrial properties may fluctuate due to market conditions and acquisition opportunities.
Necessity retail describes companies that provide consumers with products that are important to, and part of, their everyday lives. Examples of necessity retail properties include pharmacies, home improvement stores, grocery stores, national superstores, restaurants and regional retailers that provide products considered necessities to that region. Where possible, we will seek tenants with less exposure to e-commerce disruption, including tenants with established omni-channel sales strategies. By focusing our retail investment strategy on necessity retailers subject to long-term net leases, our objective is to provide our stockholders with a relatively stable stream of current income, while avoiding a significant decline in the value of our real estate portfolio.
Necessity office and industrial properties are essential to the business operations of a corporate tenant, typically due to one or more of the following factors:
•difficulty of replacement or prohibitive cost to relocate;
•sole or major location for its distribution or office operations;
•proximity to its distribution, manufacturing, research facilities or customer base;
•lower labor, transportation and/or operating costs;
•more stable labor force;
•optimal access to transportation networks that enable efficient distribution; and/or
•significant amount of tenant-funded capital improvements, such as customized computer systems and information technology infrastructure, racking and sorting systems, and cooling or refrigeration systems.
For example, distribution facilities, warehouses, manufacturing plants and corporate or regional headquarters are often considered to be necessity office and industrial properties. We believe that necessity office and industrial properties provide a relatively greater level of stability than other office and industrial property types because necessity properties typically involve long-term leases and experience relatively low tenant turnover. We also believe that, as a result of recent and ongoing business developments, such as the role of the internet in the distribution of products, globalization of importing and exporting products and consolidation of businesses requiring office buildings to accommodate a single-tenant, there is, and we expect there will continue to be, increasing demand by commercial tenants for necessity office and industrial properties.
Our goal is to acquire a portfolio of commercial properties that are diversified by way of property type, location and industry, in order to minimize the potential adverse impact of economic slow-downs or downturns in local markets or a specific industry. There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net proceeds of this offering that may be used to acquire a single property. The number and mix of properties comprising our portfolio will depend upon real estate market conditions and other circumstances existing at the time we acquire properties, and the amount of proceeds we raise in this offering. We are not restricted to acquisitions of commercial properties and we will not forgo a high quality asset because it does not precisely fit our expected portfolio composition. We currently target for acquisition properties with lease terms of greater than ten years, and it is our present intention to hold properties with lease terms of ten years or more. Properties with less than ten years remaining lease term will be considered for disposition depending on numerous factors, including the overall performance of our assets, and the specific attributes of the property, including tenant credit, rent increases, renewals, geographic location, as well as general market conditions and other investment opportunities, and other factors that we determine to be relevant.
We intend to incur debt to acquire properties where our advisor determines that incurring such debt is in our best interests. We may seek to utilize asset level debt in addition to unsecured corporate borrowings to finance the acquisition of individual properties. In addition, from time to time, we may acquire some properties without financing and later incur mortgage debt secured by one or more of such properties if favorable financing terms are available. We will use the proceeds from these loans to acquire additional properties and maintain liquidity. See “— Borrowing Policies” below for a more detailed description of our borrowing intentions and limitations.
Retail Net-Lease Real Estate Properties. We expect the portion of our portfolio allocated to retail net-lease real estate properties will focus on regional or national retail businesses with creditworthy and established track records. We will also pursue properties leased to tenants representing a variety of retail industries to avoid concentration in any one industry. These industries include all types of retail establishments, such as big box retailers, convenience stores, drug stores and restaurant properties. We expect that some of these acquisitions will provide long-term value by virtue of their size, location, quality and condition, and lease characteristics. We expect that substantially all of our retail properties acquisitions will be in the United States, including U.S. protectorates.
We believe that focusing on the acquisition of necessity retail properties net leased to creditworthy tenants presents lower investment risks and greater stability than many other sectors of today’s commercial real estate market. By acquiring a large number of necessity retail properties, we believe that lower than expected results of operations from one or a few acquisitions will not necessarily preclude our ability to realize our investment objective of cash flow from our overall portfolio. We believe this approach can result in less risk to stockholders than an investment approach that targets other asset classes. In addition, we believe that retail properties under long-term triple-net and double-net leases offer a distinct investment advantage since these properties generally require less management and operating capital, have less recurring tenant turnover and, with respect to single-tenant properties, often offer superior locations that are less dependent on the financial stability of adjoining tenants. In addition, since we intend to acquire properties that are geographically diverse, we expect to minimize the potential adverse impact of economic slowdowns or downturns in local markets.
Certain retail companies today are entering into sale-leaseback arrangements as a strategy for applying capital that would otherwise be applied to their real estate holdings to their core operating businesses. We believe that our investment strategy will enable us to take advantage of the increased emphasis on retailers’ core business operations in today’s competitive corporate environment as various retailers attempt to divest from real estate assets.
Office and Industrial Net-Lease Real Estate Properties. We expect that our net-lease office properties will include recently constructed, high quality, low, mid- or high-rise office buildings that are necessary to a principal tenant, subject to a long-term net lease, and used for purposes such as a corporate, regional or product-specific headquarters. We also expect that our industrial net-lease property portfolio will include recently constructed, high quality industrial properties that are necessary to a single principal tenant, subject to a long-term net lease, and used for purposes such as warehousing, distribution, light manufacturing, research and development, or industrial flex facilities.

We expect that some of our office and industrial properties will be multi-tenant properties, anchored by one or more principal tenants, who are creditworthy and subject to long-term net leases. We expect that, from time to time, we may invest in corporate development projects, designed to construct an income producing office or industrial property to serve one or more creditworthy tenants.
Real Estate Underwriting Process. In evaluating potential property acquisitions consistent with our investment objectives, our advisor applies its well-established underwriting process to determine the creditworthiness of potential tenants. Similarly, our advisor will apply its credit underwriting criteria to possible new tenants when we are re-leasing properties in our portfolio. Our advisor’s underwriting process includes analyzing the financial data and other available information about the tenant, such as income statements, balance sheets, net worth, cash flow, business plans, data provided by industry credit rating services, and/or other information our advisor may deem relevant. Generally, these tenants must have a proven track record in order to meet the credit tests applied by our advisor. In addition, we may obtain guarantees of leases by the corporate parent of the tenant, in which case our advisor will analyze the creditworthiness of the guarantor. In many instances, especially in sale-leaseback situations, where we are acquiring a property from a company and simultaneously leasing it back to the company under a long-term lease, we will meet with the tenant’s senior management to discuss the company’s business plan and strategy.
When using debt rating agencies, a tenant typically will be considered creditworthy when the tenant has an “investment grade” debt rating by Moody’s Investors Service (“Moody’s”) of Baa3 or better, credit rating by Standard & Poor’s Financial Services (“Standard & Poor’s”) of BBB- or better, or its payments are guaranteed by a company with such rating. Changes in tenant credit ratings, coupled with future acquisition and disposition activity, may increase or decrease our concentration of creditworthy tenants in the future.
Moody’s ratings are forward looking opinions of future relative creditworthiness, which considers, but is not limited to, franchise value, financial statement analysis and management quality. The rating given to a debt obligation describes the level of risk associated with receiving full and timely payment of principal and interest on that specific debt obligation and how that risk compares with that of all other debt obligations. The rating, therefore, provides one measure of the ability of a company to generate cash in the future.
A Moody’s debt rating of Baa3, which is the lowest investment grade rating given by Moody’s, is assigned to companies which, in Moody’s opinion, are subject to moderate credit risk and as such may possess certain speculative characteristics. A Moody’s debt rating of AAA, which is the highest investment grade rating given by Moody’s, is assigned to companies which, in Moody’s opinion, are of the highest quality and subject to the lowest level of credit risk.
Standard & Poor’s assigns a credit rating to companies and to each issuance or class of debt issued by a rated company. A Standard & Poor’s credit rating of BBB-, which is the lowest investment grade rating given by Standard & Poor’s, is assigned to companies that, in Standard & Poor’s opinion, exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the company to meet its financial commitments. A Standard & Poor’s credit rating of AAA+, which is the highest investment grade rating given by Standard & Poor’s, is assigned to companies that, in Standard & Poor’s opinion, have extremely strong capacities to meet their financial commitments.
While we will utilize ratings by Moody’s and Standard & Poor’s as one factor in determining whether a tenant is creditworthy, our advisor will also consider other factors in determining whether a tenant is creditworthy, for the purpose of meeting our investment objectives. Our advisor’s underwriting process will also consider other information provided by third party analytical services, such as Moody’s CreditEdge, along with our advisor’s own analysis of the financial condition of the tenant and/or the guarantor, the operating history of the property with the tenant, the tenant’s market share and track record within the tenant’s industry segment, the general health and outlook of the tenant’s industry segment, the strength of the tenant’s management team and the terms and length of the lease at the time of the acquisition.
Description of Leases. We expect, in most instances, to acquire tenant properties with existing double-net or triple-net leases. “Net” leases means leases that typically require tenants to pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, maintenance, insurance and building repairs related to the property, in addition to the lease payments. Triple-net leases typically require the tenant to pay all costs associated with a property (e.g., real estate taxes, insurance, maintenance and repairs, including roof, structure and parking lot). Double-net leases typically hold the landlord responsible for the capital expenditures for the roof and structure, while the tenant is responsible for all lease payments and remaining operating expenses associated with the property (e.g., real estate taxes, insurance and maintenance). We expect that double-net and triple-net leases will help ensure the predictability and stability of our expenses, which we believe will result in greater predictability and stability of our cash distributions to stockholders. We expect that not all of our leases will be net leases. Since each lease is an individually negotiated contract between two or more parties, each lease will have different obligations of both the landlord and tenant. Many large national tenants have standard lease forms that generally do not vary from property to property. We will have limited ability to revise the terms of leases to those tenants. When spaces in a property become vacant, existing leases expire, or we acquire properties under development or requiring substantial refurbishment or renovation, we anticipate entering into net leases.
Typically, we expect to enter into leases that have terms of ten years or more. We may acquire properties under which the lease term has partially expired. We also may acquire properties with shorter lease terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable real estate attributes. Under most commercial leases, tenants are obligated to pay a predetermined annual base rent. Some of the leases also will contain provisions that increase the amount of base rent payable at points during the lease term. We expect that many of our leases will contain periodic rent increases. Generally, the leases require each tenant to procure, at its own expense, commercial general liability insurance, as well as property insurance covering the building for the full replacement value and naming the ownership entity and the lender, if applicable, as the additional insured on the policy. Tenants will be required to provide proof of insurance by furnishing a certificate of insurance to our advisor on an annual basis. The insurance certificates will be tracked and reviewed for compliance by our advisor’s property and risk management departments.
As a precautionary measure, we may obtain, to the extent available, secondary liability insurance, as well as loss of rents insurance that covers one year of annual rent in the event of a rental loss. In addition, some leases require that we procure insurance for both commercial general liability and property damage; however, generally the premiums are fully reimbursable from the tenant. In such instances, the policy will list us as the named insured and the tenant as the additional insured.
We may purchase properties and lease them back to the sellers of such properties. While we intend to use our best efforts to structure any such sale-leaseback transaction (as well as other leases) so that the lease will be characterized as a “true lease” and so that we are treated as the owner of the property for federal income tax purposes, the IRS could challenge this characterization. In the event that any sale-leaseback transaction (or other leases) is re-characterized as a financing transaction for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed and in certain circumstances we could lose our REIT status. See the “Material U.S. Federal Income Tax Considerations — Qualification as a REIT — Sale-Leaseback Transactions” section of this prospectus.
Ownership Structure. Our investment in real estate generally takes the form of holding fee title or a long-term leasehold estate. We have acquired, and expect to continue to acquire, such interests either directly through our operating partnership or indirectly through limited liability companies, limited partnerships or other entities owned and/or controlled by our operating partnership. We may acquire properties by acquiring the entity that holds the desired properties. We also may acquire properties through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with third parties, including the developers of the properties or affiliates of our advisor. See the section captioned “Operating Partnership Agreement” in this prospectus and the “— Joint Ventures” section below.
Acquisition Decisions. Our advisor has substantial discretion with respect to the selection of our specific assets, subject to our investment and borrowing policies, and our policies are reviewed by our independent directors and approved by our board of directors. In pursuing our investment objectives and making acquisition decisions on our behalf, our advisor evaluates the proposed terms of the acquisition against all aspects of the transaction, including the condition and financial performance of the asset, the terms of existing leases, the creditworthiness of the tenant or tenants, and property location and characteristics. Because the factors considered, including the specific weight we place on each factor, vary for each potential acquisition, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.
Our advisor procures and reviews an independent valuation estimate on each and every proposed property acquisition. In addition, our advisor, to the extent such information is available, considers the following:
•tenant rolls and tenant creditworthiness;
•a property condition report;
•unit level store performance;
•property location, visibility and access;
•age of the property, physical condition and curb appeal;
•neighboring property uses;
•local market conditions, including vacancy rates;
•area demographics, including trade area population and average household income; and

•neighborhood growth patterns and economic condition.
Our advisor also reviews the terms of each existing lease by considering various factors, including:
•rent escalations;
•remaining lease term;
•renewal option terms;
•tenant purchase options;
•termination options;
•scope of the landlord’s maintenance, repair and replacement requirements;
•projected net cash flow yield; and
•projected internal rates of return.
Environmental Matters. All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. State and federal laws in this area are constantly evolving, and we intend to take commercially reasonable steps, a summary of which is described below, to protect ourselves from the impact of these laws.
We generally will not purchase any property unless and until we obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property. However, we may purchase a property without obtaining such assessment if our advisor determines the assessment is not necessary under the circumstances. A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property, and contacting local governmental agency personnel who perform a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property and may not reveal all environmental hazards on a property.
In the event the Phase I environmental site assessment uncovers potential environmental problems with a property, our advisor will determine whether we will pursue the acquisition opportunity and whether we will have a “Phase II” environmental site assessment performed. The factors we may consider in determining whether to conduct a Phase II environmental site assessment include, but are not limited to, (1) the types of operations conducted on the property and surrounding property, (2) the time, duration and materials used during such operations, (3) the waste handling practices of any tenants or property owners, (4) the potential for hazardous substances to be released into the environment, (5) any history of environmental law violations on the subject property and surrounding property, (6) any documented environmental releases, (7) any observations from the consultant that conducted the Phase I environmental site assessment, and (8) whether any party (i.e., surrounding property owners, prior owners or tenants) may be responsible for addressing the environmental conditions. We will determine whether to conduct a Phase II environmental site assessment on a case by case basis.
We expect that some of the properties that we will acquire may contain, at the time of our acquisition, or may have contained prior to our acquisition, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Some of our potential properties may be adjacent to or near other properties that have contained or then currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of our potential properties may be on or adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.
From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. In such an instance, we will underwrite the costs of environmental investigation, clean-up and monitoring into the cost of acquiring the property. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

Conditions to Closing Our Acquisitions. Generally, we condition our obligation to close the purchase of any asset on the delivery and verification of certain documents from the seller or developer, including, where appropriate:
•plans and specifications;
•surveys;
•evidence of marketable title, subject to such liens and encumbrances as are acceptable to our advisor;
•financial statements covering recent operations of properties having operating histories;
•title and liability insurance policies; and
•tenant estoppel certificates.
In addition, we will take such steps as we deem necessary with respect to potential environmental matters. See the section of the prospectus, above, entitled “— Environmental Matters.”
We may enter into purchase and sale arrangements with a seller or developer of a suitable property under development or construction. In such cases, we will be obligated to purchase the property at the completion of construction, provided that the construction conforms to definitive plans, specifications, and costs approved by us in advance. In such cases, prior to our acquiring the property, we generally would receive a certificate of an architect, engineer or other appropriate party, stating that the property complies with all plans and specifications. If renovation or remodeling is required prior to the purchase of a property, we expect to pay a negotiated maximum amount to the seller upon completion.
In determining whether to purchase a particular property, we may obtain an option to purchase such property. The amount paid for an option, if any, normally is forfeited if the property is not purchased and normally is credited against the purchase price if the property is purchased.
In the purchasing, leasing and developing of properties, we are subject to risks generally incident to the ownership of real estate. See the “Risk Factors — General Risks Related to Real Estate Assets” section of this prospectus.
Disposition Policies. Net-lease properties with less than ten years remaining lease term will be considered for disposition depending on numerous factors, including the overall performance our assets, and the specific attributes of the property, including tenant credit, rent increases, renewals, geographic location, as well as general market conditions and other investment opportunities, and other factors that we determine to be relevant. Holding periods for other real estate-related assets may vary. Regardless of intended holding periods, circumstances might arise that could cause us to determine to sell an asset before the end of the expected holding period if we believe the sale of the asset would be in the best interests of our stockholders. The determination of whether a particular asset should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, current tenant rolls and tenant creditworthiness, whether, depending on the asset’s tax attributes, we could apply the proceeds from the sale of the asset to make other acquisitions, whether disposition of the asset would increase cash flow, and whether the sale of the asset would be a prohibited transaction under the Code or otherwise impact our status as a REIT. The selling price of a property that is net leased will be determined in large part by the amount of rent payable under the lease and the remaining lease term(s). If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale.
Other Real Estate-Related Investments
Although it is our expectation that our portfolio will consist primarily of commercial real estate leased under long-term net leases to creditworthy tenants, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a high quality asset because it does not precisely fit our presently expected portfolio composition. Thus, to the extent that our advisor presents us with high quality investment opportunities that allow us to meet the REIT requirements under the Code, and that result in an overall real estate portfolio that is consistent with our investment objectives, our portfolio composition may vary from time to time. Such investments may include one or more of the following asset types or other real estate related assets that meet this criteria and our investment objectives:
Core metropolitan commercial real estate investments. We expect to complement our portfolio of net-lease assets by investing in substantially leased core metropolitan commercial and multifamily properties with growth potential that we believe will help us meet our investment objectives. Such investments may be made either directly or indirectly through other funds with a proven track record of performance in these investment types, including funds managed by affiliates of our advisor. These investments will be made in certain metropolitan communities that our advisor has qualified for investment.

On September 27, 2019, we executed a subscription agreement to purchase $50 million of limited partnership interests of CIM UII Onshore, L.P. (“CIM UII Onshore”), which was accepted by the general partner of CIM UII Onshore on September 30, 2019. CIM UII Onshore’s sole purpose is to invest all of its assets in CIM Urban Income Investments, L.P. (“CIM Urban Income”), which is a private institutional fund that acquires, owns and operates substantially stabilized, diversified real estate and real estate-related assets in metropolitan markets, primarily located throughout North America. We presently expect that the majority of our future investments that are not acquisitions of commercial properties leased under long-term net leases to creditworthy tenants will be in limited partnership units of CIM UII Onshore.
Both CIM UII Onshore and CIM Urban Income were formed by CIM, and CIM controls the general partner of both CIM UII Onshore and CIM Urban Income. As such, our subscription for $50 million of limited partnership interests in CIM UII Onshore was approved by all of our independent directors as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. The entire $50.0 million of capital was called and funded on March 31, 2020. We expect to evaluate additional investments in CIM UII Onshore from time to time as additional capital becomes available, subject in each case to the prior review and approval of our board of directors, including a majority of our independent directors.
Joint Ventures. We have entered, and may enter, into joint ventures, partnerships, co-tenancies and other co-ownership arrangements with third parties, including affiliates of our advisor, for the acquisition, development or improvement of properties or the acquisition of other real estate-related assets. We may also enter into such arrangements with real estate developers, owners and other unaffiliated third parties for the purpose of developing, owning and operating real properties. In determining whether to invest in a particular joint venture, our advisor will evaluate the underlying real property or other real estate-related asset using the same criteria described above in “— Acquisition Decisions” for the selection of our real property assets. Our advisor also will evaluate the joint venture or co-ownership partner and the proposed terms of the joint venture or a co-ownership arrangement.
Our general policy is to invest in joint ventures only when we will have a right of first refusal to purchase the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. In the event that the co-venturer elects to sell all or a portion of the interests held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the joint venture. It is also possible that joint venture partners may resist granting us a right of first refusal or may insist on a different methodology for unwinding the joint venture if one of the parties wishes to liquidate its interest.
Our advisor’s officers and key persons may have conflicts of interest in determining which program sponsored by CCO Group should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, our advisor’s officers and key persons may face a conflict in structuring the terms of the relationship between our interests and the interests of the co-venturer and in managing the joint venture. Since some or all of our advisor’s officers and key persons will also advise the co-venturer, agreements and transactions between us or any other co-venturer sponsored by CCO Group will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may assume liabilities related to the joint venture that exceed the percentage of our investment in the joint venture.
We may enter into joint ventures with other CCO Group real estate programs, or with our sponsor, our advisor, one or more of our directors, or any of their respective affiliates, only if a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by unaffiliated joint venturers, and the cost of our investment must be supported by a current appraisal of the asset.
Development and Construction Properties. We may acquire properties on which improvements are to be constructed or completed or which require substantial renovation or refurbishment. We expect that joint ventures would be the exclusive vehicle through which we would acquire build-to-suit properties. Any such joint ventures will make up no more than 20% of our total assets and our general policy is to structure them as follows:
•we may enter into a joint venture with the future tenant whereby we will provide a portion of the equity or debt financing;
•we would accrue a preferred return during construction on any equity investment;
•the properties will be developed by third parties; and

•consistent with our general policy regarding joint ventures, we would have a right of first refusal to purchase the co-investor’s interest.
In the event that we may elect to engage in development or construction projects, in order to help ensure performance by the builders of properties that are under construction, completion of such properties will be guaranteed at the contracted price by a completion guaranty, completion bond or performance bond. Our advisor may rely upon the substantial net worth of the contractor or developer or a personal guarantee accompanied by financial statements showing a substantial net worth provided by an affiliate of the person entering into the construction or development contract as an alternative to a completion bond or performance bond. Development of real estate properties is subject to risks relating to a builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables. See the “Risk Factors — General Risks Related to Real Estate Assets” section of this prospectus.
We may make periodic progress payments or other cash advances to developers and builders of our properties prior to completion of construction only upon receipt of an architect’s certification as to the percentage of the project then completed and as to the dollar amount of the construction then completed. We intend to use such additional controls on disbursements to builders and developers as we deem necessary or prudent. We may directly employ one or more project managers, to plan, supervise and implement the development of any unimproved properties that we may acquire. Such persons would be compensated directly by us.
In addition, we may acquire unimproved properties or originate or invest in mortgage loans secured by such properties, provided that we will not invest more than 10% of our total assets in unimproved properties or in mortgage loans secured by such properties. We will consider a property to be an unimproved property if it was not acquired for the purpose of producing rental or other operating cash flows, has no development or construction in process at the time of acquisition and no development or construction is planned to commence within one year of the acquisition.
Investing in and Originating Loans. The criteria that our advisor will use in making or investing in loans on our behalf is substantially the same as those involved in acquiring our properties. We do not intend to make loans to other persons, to underwrite securities of other issuers or to engage in the purchase and sale of any types of assets other than those relating to real estate. However, unlike our property acquisitions, which we expect to hold for an extended period, we expect that the average duration of loans will typically be one to five years. We are not limited as to the amount of gross offering proceeds that we may apply to mortgage loan investments.
We do not expect to make or invest in loans that are not directly or indirectly secured by real estate. We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loan, would exceed an amount equal to 85% of the appraised value of the property, as determined by an independent third party appraiser, unless we find substantial justification due to other underwriting criteria. We may find such justification in connection with the purchase of loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the loan investment does not exceed the fair market value of the underlying property. We will not invest in or make loans unless an appraisal has been obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency.
We may invest in first, second and third mortgage loans, mezzanine loans, bridge loans, wraparound mortgage loans, construction mortgage loans on real property, loans on leasehold interest mortgages, and CMBS held as long-term investments. However, we will not make or invest in any loans that are subordinate to any mortgage or equity interest of our advisor or any of its or our affiliates. We also may invest in participations in mortgage loans. A mezzanine loan is a loan made in respect of certain real property but is secured by a lien on the ownership interests of the entity that, directly or indirectly, owns the real property. A bridge loan is short term financing, for an individual or business, until permanent or the next stage of financing, can be obtained. Second mortgage and wraparound loans are secured by second or wraparound deeds of trust on real property that is already subject to prior mortgage indebtedness. A wraparound loan is one or more junior mortgage loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans. Third mortgage loans are secured by third deeds of trust on real property that is already subject to prior first and second mortgage indebtedness. Construction loans are loans made for either original development or renovation of property. Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property for terms of six months to two years. Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property. These loans are generally for terms of from six months to 15 years. The leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date the lease terminates. These loans would generally permit us to cure any default under the lease.

Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders.
In evaluating prospective loan investments, our advisor will consider factors such as the following:
•the ratio of the investment amount to the underlying property’s value;
•the property’s potential for capital appreciation;
•expected levels of rental and occupancy rates;
•the condition and use of the property;
•current and projected cash flow of the property;
•potential for rent increases;
•the degree of liquidity of the investment;
•the property’s income-producing capacity;
•the quality, experience and creditworthiness of the borrower;
•general economic conditions in the area where the property is located;
•in the case of mezzanine loans, the ability to acquire the underlying real property; and
•other factors that our advisor believes are relevant.
In addition, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title. We will also consider the requirements of the REIT rules, which may limit our ability to make certain loan investments. Because the factors considered, including the specific weight we place on each factor, will vary for each prospective loan investment, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.
We may originate loans from mortgage brokers or personal solicitations of suitable borrowers, or may purchase existing loans that were originated by other lenders. Our advisor will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. Most loans that we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature that we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term. We will not originate loans with negative amortization provisions.
We do not have any policies directing the portion of our assets that may be invested in construction loans, mezzanine loans, bridge loans, loans secured by leasehold interests and second, third and wraparound mortgage loans. However, we recognize that these types of loans are riskier than first deeds of trust or first priority mortgages on income-producing, fee-simple properties, and we expect to minimize the amount of these types of loans in our portfolio, to the extent that we make or invest in loans at all. Our advisor will evaluate the fact that these types of loans are riskier in determining the rate of interest on the loans. We do not have any policy that limits the amount that we may invest in any single loan or the amount we may invest in loans to any one borrower. We are not limited as to the amount of gross offering proceeds that we may use to invest in or originate loans.
Our loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make loans in any jurisdiction in which the regulatory authority determines that we have not complied in all material respects with applicable requirements.

Liquid Investment Portfolio
Investment in Liquid Securities. To the extent permitted by the REIT rules, we intend for our liquid investment portfolio to primarily consist of U.S. government securities, agency securities and corporate debt. We use the term “agency” to refer to a U.S. government agency such as the Government National Mortgage Association, or Ginnie Mae, or a federally-chartered corporation such as the Federal National Mortgage Association, or Fannie Mae, or the Federal Home Loan Mortgage Corporation, or Freddie Mac.
We may also invest in liquid real estate-related securities, including equity and debt securities of companies whose shares are listed for trading on a national securities exchange and are engaged in real estate activities. Listed companies engaged in real estate activities may include, for example, REITs. Our investments in securities of companies engaged in activities related to real estate will involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer.
We may also make investments in CMBS to the extent permitted by the REIT rules. CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. CMBS are subject to all of the risks of the underlying mortgage loans. We may invest in investment grade and non-investment grade CMBS classes.
Additionally, we may acquire exchange traded funds, or ETFs, and mutual funds focused on REITs and real estate companies. To a lesser extent we may also invest in traded securities that are unrelated to real estate and make other investments or enter into transactions designed to limit our exposure to market volatility, illiquidity, interest rate or other risks related to our real-estate related, equity or debt, securities subject to complying with the REIT rules.
Cash, Cash Equivalents and Other Short-Term Investments. Our cash, cash equivalents and other short-term investments may include investments in money market instruments, cash and other cash equivalents (such as high-quality short-term debt instruments, including commercial paper, certificates of deposit, bankers’ acceptances, repurchase agreements and interest-bearing time deposits), to the extent consistent with our qualification as a REIT.
Borrowing Policies
Our advisor believes that utilizing borrowing is consistent with our investment objective of maximizing the return to stockholders and providing us with added liquidity. By operating on a leveraged basis, we have more funds available to acquire properties. This allows us to make more acquisitions than would otherwise be possible, resulting in a more diversified portfolio.
At the same time, our advisor believes in utilizing leverage in a moderate fashion. Under our charter we may not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria. Additionally, our charter limits our aggregate borrowings to 75% of the greater of cost (or 300% of net assets) (before deducting depreciation, reserves for bad debts, or other non-cash reserves) or market value of our gross assets, unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with the justification for such excess borrowing. Consistent with our advisor’s approach toward the moderate use of leverage, our board of directors has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation, reserves for bad debts, or other non-cash reserves) or market value of our gross assets unless excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing. Our advisor will generally target a leverage of 50% of the greater of cost (before deducting depreciation, reserves for bad debts, or other non-cash reserves) or market value of our gross assets.
Our advisor uses its best efforts to obtain financing on the most favorable terms available to us. Lenders may have recourse to assets not securing the repayment of the indebtedness. Our advisor may refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive asset becomes available and the proceeds from the refinancing can be used to purchase such asset. The benefits of the refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, if any, and an increase in property ownership if some refinancing proceeds are reinvested in real estate.
Our ability to increase our diversification through borrowing may be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted and we may not be able to adequately diversify our portfolio.
In an effort to have adequate cash available to support our redemption plan, our advisor may determine to reserve borrowing capacity under our line of credit. Our advisor could then elect to borrow against this line of credit in its discretion in order to fund redemption requests.
Investment Limitations, In General
Our charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. Pursuant to these limitations, we will not:
•borrow in excess of 75% of the greater of cost (or 300% of net assets) (before deducting depreciation, reserves for bad debts, or other non-cash reserves) or market value of our gross assets, unless excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report along with the justification for such excess borrowing. Consistent with our advisor’s approach toward the moderate use of leverage, our board of directors has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation, reserves for bad debts, or other non-cash reserves) or market value of our gross assets unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with a justification for such excess borrowing;
•make investments in unimproved property or mortgage loans on unimproved property in excess of 10% of our total assets;
•make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;
•make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;
•invest in indebtedness secured by a mortgage on real property that is subordinate to the lien or other indebtedness of our advisor, any director, our sponsor or any of our affiliates;
•invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;
•invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;
•issue equity securities on a deferred payment basis or other similar arrangement;
•issue debt securities in the absence of adequate cash flow to cover debt service;
•issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;
•issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share redemption plan or the ability of our operating partnership to issue redeemable partnership interests;
•issue options or warrants to our advisor, our directors, our sponsor or any of their respective affiliates except on the same terms as such options or warrants, if any, are sold to the general public and provided that such options or warrants do not exceed ten percent of our outstanding shares on the date of grant;
•make any investment that we believe will be inconsistent with our objectives of remaining qualified as a REIT unless and until our board of directors determines, in its sole discretion, that REIT qualification is not in our best interests;

•invest in debt secured by a mortgage on real property which is subordinate to the lien of other debt, except where the amount of junior debt, plus the outstanding amount of senior debt, does not exceed 90% of the appraised value of the property, if, after giving effect thereto, the value of all such investments would not then exceed 25% of our tangible assets; provided, however, that any such investment shall also be subject to the limitations on borrowing described above and in Section 9.3(d) of our charter and Section V.K.3.b of the NASAA REIT Guidelines;
•invest in equity securities not listed on a national securities exchange or traded in an over-the-counter market unless a majority of directors, including a majority of independent directors, not otherwise interested in the transaction approve the investment as being fair, competitive and commercially reasonable;
•engage in securities trading, or engage in the business of underwriting;
•acquire interests or securities in any entity holding investments or engaging in activities prohibited by our charter except for investments in which we hold a non-controlling interest or investments in entities having securities listed on a national securities exchange or traded in an over-the-counter market; or
•acquire properties or loans from affiliates, except as noted in “Conflicts of Interest — Transactions with Our Advisor and Its Affiliates.”
In addition, our charter includes many other investment limitations in connection with transactions with affiliated entities or persons, which limitations are described below under the “Conflicts of Interest” section of this prospectus. Our charter also includes restrictions on roll-up transactions, which are described under the “Description of Capital Stock” section of this prospectus.
Investment Limitations to Avoid Registration as an Investment Company
We intend to conduct our operations and the operations of our operating partnership so that each is exempt from registration as an investment company under the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an “investment company” if:
•pursuant to Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and
•pursuant to Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis (the 40% test). “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
We intend to acquire real estate and real estate-related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will continue to be held in wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset.
Because we are organized as a holding company that conducts its business primarily through our operating partnership, which in turn is a holding company that conducts its business through its subsidiaries, we intend to conduct our operations and the operations of our operating partnership so that each will comply with the 40% test. In addition, we expect that most, if not all, of our wholly-owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that the company and most, if not all, of its wholly- and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.
In addition, we believe that we, our operating partnership and any subsidiaries of our operating partnership will not be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because none of these entities will engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we, our operating partnership and any subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we expect that we, our operating partnership and any subsidiaries will be able to conduct our respective operations such that none of these entities will be required to register as an investment company under the Investment Company Act.
The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We intend to treat entities in which we own at least a majority of the outstanding voting securities as majority owned subsidiaries for purposes of the 40% test. We do not intend to request that the SEC staff approve our treatment of any particular entity as a majority-owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more subsidiary entities as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.
Even if the value of investment securities held by any of our wholly-owned or majority-owned subsidiaries were to exceed 40% of their respective total assets, we expect that such subsidiaries would be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion, as interpreted by the staff of the SEC, generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of additional qualifying assets and a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.
We will classify our assets for purposes of the Investment Company Act, including our 3(c)(5)(C) exclusion, in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Accordingly, no assurance can be given that the SEC will concur with our classification of our assets.
For purposes of determining whether we satisfy the exclusion provided by Section 3(c)(5)(C), as interpreted by the staff of the SEC, we will classify the assets in which we invest as follows:
•Real Property. Based on the no-action letters issued by the SEC staff, we will classify our fee interests in real properties as qualifying assets. In addition, based on no-action letters issued by the SEC staff, we will treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions affecting the joint venture; otherwise, such investments will be classified as real estate-related assets. We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control.
•Securities. We intend to treat as real estate-related assets debt and equity securities of both non-majority owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets or real estate-related assets.
•Loans. Based on the no-action letters issued by the SEC staff, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. However, we will consider loans with loan-to-value ratios in excess of 100% to be real estate-related assets. We will treat our mezzanine loan investments as qualifying assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the guidance published by the SEC staff in a no-action letter that discusses the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.
Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of the company and its subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain our exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.
Change in Investment Policies
Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we follow are in the best interests of our stockholders. Each determination and the basis for that determination shall be set forth in the minutes of the meetings of our board of directors. The methods of implementing our investment policies also may vary as new real estate development trends emerge and new investment techniques are developed. The methods of implementing our investment policies, except as otherwise provided in our organizational documents, may be altered by a majority of our directors, including a majority of the independent directors, without the approval of our stockholders.
Real Property Acquisitions
We engage in the acquisition and ownership of commercial properties in the retail, office and industrial sectors that are leased to creditworthy tenants under long-term net leases, and are strategically located throughout the United States and U.S. protectorates.
As of June 30, 2020, we, through separate wholly-owned limited liability companies and limited partnerships, owned 126 properties located in 34 states, consisting of 5.4 million gross rentable square feet of commercial space. The properties were acquired through the use of proceeds from our initial public offering and proceeds from our line of credit. Our properties as of June 30, 2020 are listed below in order of date of acquisition:

Property Description	Date Acquired	Year Built/Renovated	Purchase Price (1)	Initial Yield (2)	Average Yield (3)	Physical Occupancy
CVS – Austin, TX (4)	December 8, 2011	1997	$3,054,150	7.01%	7.01%	100%
Walgreens – Reidsville, NC (4)	December 8, 2011	2008	5,125,000	7.06%	7.06%	100%
CVS – Erie, PA	December 9, 2011	1999	2,300,000	7.65%	7.65%	100%
CVS – Mansfield, OH	December 9, 2011	1998	2,299,000	7.35%	7.35%	100%
Advance Auto – Macomb, MI	December 20, 2011	2009	2,099,000	8.30%	8.30%	100%
Dollar General – Independence, MO	March 15, 2013	2012	1,417,808	7.30%	7.37%	100%
Dollar General – St. Joseph, MO	April 2, 2013	2013	1,435,616	7.30%	7.79%	100%
Kum & Go – Cedar Rapids, IA	May 3, 2013	2011	2,566,000	7.14%	8.04%	100%
Natural Grocers – Prescott, AZ	May 6, 2013	2012	3,925,000	7.76%	7.82%	100%
FedEx – Elko, NV	May 28, 2013	2012	2,724,000	7.10%	7.10%	100%
Mattress Firm – Gadsden, AL	June 10, 2013	2012	2,030,769	7.80%	8.41%	100%
Algonac Plaza – Algonac, MI	August 30, 2013	2003	9,442,550	8.34%	7.67%	94%
Advance Auto – Sedalia, MO	September 23, 2013	2013	1,720,000	6.85%	6.85%	100%
T.J. Maxx – Danville, IL	September 23, 2013	2013	3,200,000	7.13%	7.13%	100%
JOANN – Roseville, MI	September 30, 2013	2013	3,847,886	7.90%	8.14%	100%
Lowe’s – Fremont, OH	December 11, 2013	1996	9,225,000	7.04%	6.58%	100%
FedEx – Spirit Lake, IA	December 12, 2013	2013	2,911,000	7.10%	7.10%	100%
CVS – Wisconsin Rapids, WI	December 13, 2013	2013	3,097,465	6.05%	6.05%	100%
Tellico Greens – Loudon, TN	December 20, 2013	2008	5,350,000	9.44%	9.44%	100%
Dollar General – Gladwin, MI	January 24, 2014	2013	1,332,839	7.15%	7.15%	100%
Dollar General – Lexington, MI	January 24, 2014	2013	1,204,141	7.15%	7.15%	100%
Mattress Firm – Phoenix, AZ (6)	February 26, 2014	2014	1,883,175	—%	—%	—%
O’Reilly Auto Parts – Fayetteville, NC	March 18, 2014	2012	1,643,406	7.01%	7.36%	100%
Family Dollar – Tatum, NM	March 31, 2014	2014	1,053,018	8.35%	8.35%	100%
Family Dollar – Centreville, AL	April 29, 2014	2013	1,334,194	8.25%	8.25%	100%
DaVita – Austell, GA	May 6, 2014	2009	3,250,000	7.39%	8.10%	100%
Dollar General – Ocala, FL	May 7, 2014	2013	1,705,342	7.17%	7.17%	100%
Raising Cane’s – Avondale, AZ	May 23, 2014	2013	3,397,000	7.05%	8.21%	100%
Bank of America– Fairview Park, OH	June 16, 2014	2019	2,103,750	5.52%	5.81%	100%

Property Description	Date Acquired	Year Built/Renovated	Purchase Price (1)	Initial Yield (2)	Average Yield (3)	Physical Occupancy
Family Dollar – Denton, NC	June 17, 2014	2012	1,087,500	8.00%	8.00%	100%
Family Dollar – Danville, VA	June 17, 2014	2013	1,212,500	8.00%	8.00%	100%
Enid Crossing – Enid, OK	June 30, 2014	2013	5,900,000	7.66%	7.88%	81%
Shopko – Larned, KS (6)	June 30, 2014	2008	2,270,328	—%	—%	—%
Walgreens – Coweta, OK	June 30, 2014	2009	4,346,342	6.15%	6.15%	100%
Walgreens – St. Louis, MO	August 8, 2014	2007	3,812,985	6.03%	6.03%	100%
Northern Tool – Hoover, AL	August 15, 2014	2014	3,061,600	7.20%	7.79%	100%
Family Dollar – Londonderry, OH	September 3, 2014	2014	1,309,877	8.10%	8.10%	100%

Property Description	Date Acquired	Year Built/Renovated	Purchase Price (1)	Initial Yield (2)	Average Yield (3)	Physical Occupancy
Family Dollar – Deridder, LA	September 3, 2014	2014	$1,041,092	8.15%	8.15%	100%
Carrier Rental Systems – Houston, TX	September 4, 2014	2006	5,018,966	7.32%	8.37%	100%
Dollar General – Redfield, SD	September 5, 2014	2014	1,038,042	7.15%	7.22%	100%
Family Dollar – Hampton, AR	September 15, 2014	2014	979,640	8.15%	8.15%	100%
Amcor Rigid Plastics – Ames, IA	September 19, 2014	1996	14,282,494	6.95%	8.01%	100%
Family Dollar – West Portsmouth, OH	September 23, 2014	2004	1,189,000	8.20%	8.20%	100%
National Tire & Battery – Conyers, GA	September 26, 2014	1995	2,493,200	7.00%	7.00%	100%
Time Warner Cable – Streetsboro, OH	September 30, 2014	2003	5,330,456	6.23%	8.10%	100%
Burger King – Midwest City, OK	September 30, 2014	2015	1,150,237	7.45%	8.03%	100%
Family Dollar – Darby, MT	September 30, 2014	2014	1,325,001	8.00%	8.00%	100%
Tailwind Technologies – Denton, TX	September 30, 2014	2017	11,750,000	7.00%	8.07%	100%
PetSmart – McAllen, TX	September 30, 2014	1995	4,400,000	7.47%	7.47%	100%
Tire Centers – Decatur, AL	October 3, 2014	1998	1,972,887	8.00%	9.05%	100%
Auto Zone – Vandalia, OH	October 10, 2014	2014	800,000	6.25%	6.25%	100%
Dollar General – Topeka (43rd) KS	October 22, 2014	2014	1,195,261	7.18%	7.25%	100%
Dollar General – Stacy, MN	November 6, 2014	2014	989,579	7.20%	7.20%	100%
Advance Auto – Ravenswood, WV	June 17, 2015	1996	935,000	7.11%	7.11%	100%
Sleepy’s – Roanoke Rapids, NC	August 17, 2015	2015	1,700,680	7.35%	7.35%	100%
West Marine – Mystic, CT	September 11, 2015	2014	4,754,286	7.00%	7.40%	100%
Title Resource Group – Mount Laurel, NJ	November 24, 2015	2004	15,400,000	6.84%	7.74%	100%
Shopko – Nephi, UT (6)	March 4, 2016	2015	3,459,118	—%	—%	—%
Mattress Firm & Panera Bread – Elyria, OH	April 7, 2016	2015	4,308,148	6.75%	7.11%	100%
Dollar General – Pine River, MN	April 8, 2016	2016	1,198,058	7.15%	7.15%	100%
Dollar General – Winthrop, MN	April 8, 2016	2016	1,095,207	7.15%	7.15%	100%
Dollar General – Starbuck, MN	April 15, 2016	2016	1,112,559	7.15%	7.15%	100%
Dollar General – Wheaton, MN	April 22, 2016	2016	1,098,070	7.15%	7.15%	100%
The Toro Company – Windom, MN	May 19, 2016	2016	9,450,000	6.25%	7.22%	100%
Dollar General – New Richland, MN	June 24, 2016	2016	1,171,871	7.15%	7.15%	100%
Dollar General – Glasford, IL	June 24, 2016	2016	1,168,392	7.15%	7.15%	100%
Dollar General – Erie, IL	June 30, 2016	2016	1,134,604	7.15%	7.15%	100%
Dollar General – Trimble, MO	June 30, 2016	2016	1,131,437	7.15%	7.15%	100%
Fresh Thyme – Worthington, OH	August 9, 2016	2015	10,670,000	6.91%	7.66%	100%
Caliber Collision – Houston, TX	August 11, 2016	2016	5,596,624	7.02%	7.75%	100%
Caliber Collision – Venice, FL	August 12, 2016	2015	4,279,316	7.02%	7.75%	100%
O’Reilly Auto Parts – Decatur, GA	September 12, 2016	2007	1,700,000	6.47%	6.40%	100%
LA Fitness – Pawtucket, RI	October 11, 2016	2015	14,666,667	6.75%	7.48%	100%
Mister Carwash – Spring Hill, FL	October 19, 2016	2008	3,319,728	7.35%	7.35%	100%
Mister Carwash – Hudson, FL	October 19, 2016	2007	2,380,272	7.35%	7.35%	100%
Marshalls – Wilkesboro, NC	October 20, 2016	2016	3,152,200	6.65%	6.23%	100%
Sherwin-Williams – Pigeon Forge, TN	November 1, 2016	2019	1,142,850	6.65%	6.65%	100%
Sam’s Club – Timonium, MD	November 28, 2016	2000	18,300,000	6.00%	6.00%	100%
Teradata – Miami Township, OH	December 12, 2016	2010	11,400,000	7.71%	7.11%	100%
Triangle Town Place – Raleigh, NC	December 15, 2016	2004	30,250,000	7.39%	7.50%	100%
Biolife – Ft. Wayne (Coldwater), IN (5)	December 16, 2016	2007	3,731,810	7.25%	7.42%	100%
Biolife – Moorehead, MN (5)	December 16, 2016	2008	4,099,569	7.25%	7.41%	100%
Lowe’s – North Dartmouth, MA	January 4, 2017	2004	20,166,667	6.05%	6.06%	100%
Caliber Collision – San Antonio, TX	January 19, 2017	2015	4,605,470	7.02%	7.78%	100%
PetSmart – Lexington, NC	January 27, 2017	2016	4,240,000	7.00%	7.21%	100%
LA Fitness – Rock Hill, SC	April 6, 2017	2015	9,559,375	6.49%	6.49%	100%

Property Description	Date Acquired	Year Built/Renovated	Purchase Price (1)	Initial Yield (2)		Average Yield (3)	Physical Occupancy
Bob Evans – Defiance, OH	April 28, 2017	2011	$2,946,872	7.25%		8.81%	100%
Bob Evans – Dover, OH	April 28, 2017	2013	2,889,609	7.25%		8.81%	100%
Bob Evans – Dundee, MI	April 28, 2017	2011	2,103,448	7.25%		8.81%	100%
Bob Evans – Hamilton, OH	April 28, 2017	2014	2,206,897	7.25%		8.81%	100%
Bob Evans – Hummelstown, PA	April 28, 2017	2013	2,586,207	7.25%		8.81%	100%
Bob Evans – Mayfield Hts, OH	April 28, 2017	2003	2,103,448	7.25%		8.81%	100%
Bob Evans – Richmond, VA	April 28, 2017	2014	896,552	7.25%		8.81%	100%
Walmart – Randallstown, MD	May 17, 2017	2012	28,524,516	6.00%		6.00%	100%
Valeo Production Facility – East Liberty, OH	June 2, 2017	2016	6,425,000	7.09%		7.35%	100%
CarMax – Tinley Park, IL	June 27, 2017	1998	28,875,000	6.66%		6.66%	100%
Cottage Plaza – Pawtucket, RI	June 29, 2017	2004	23,050,000	7.59%		7.59%	98%
North Lake Square – Gainesville, FL	July 26, 2017	2016	24,250,000	7.17%		7.37%	100%
Fresh Thyme Farmer’s Market – Indianapolis, IN	September 26, 2017	2016	9,091,621	6.75%		7.24%	100%
Art Van Furniture – Monroeville, PA	November 22, 2017	2004	12,097,134	7.40%		8.99%	100%
Art Van Furniture – York, PA	November 22, 2017	1978	9,729,598	7.40%		8.99%	100%
Apex Technologies – Mason, OH	December 19, 2017	2013	14,500,000	7.65%		8.82%	100%
Tempe Commerce Park (7410) – Tempe, AZ	December 22, 2017	1998	16,823,608	8.56%		9.88%	100%
Valeo North America HQ – Troy, MI	February 9, 2018	2007	15,000,000	7.52%		8.33%	100%
Hobby Lobby – Watertown, SD	February 22, 2018	2016	5,176,470	6.80%		7.38%	100%
Hobby Lobby – Willmar, MN	February 22, 2018	2017	5,702,205	6.80%		7.33%	100%
Valvoline HQ – Lexington, KY	March 1, 2018	2017	42,750,000	6.23%		6.97%	100%
Hobby Lobby – Sedalia, MO	March 15, 2018	2016	4,893,382	6.80%		7.45%	100%
AAA Office Park – Hamilton, NJ	March 22, 2018	2007	34,750,000	6.70%		7.56%	100%
Procter & Gamble – Fayetteville, AR	April 2, 2018	2006	12,200,000	7.65%		8.22%	100%
AK Steel – West Chester, OH	April 30, 2018	2007	25,000,000	7.88%		8.25%	100%
H&E Equipment Services – Albuquerque, NM	June 19, 2018	2016	6,062,462	6.98%		6.98%	100%
H&E Equipment Services – Suwanee, GA	June 19, 2018	2016	5,299,565	6.91%		6.91%	100%
H&E Equipment Services – Fort Myers, FL	June 19, 2018	2016	5,637,973	6.86%		6.86%	100%
Hobby Lobby – Cadillac, MI	June 22, 2018	2017	5,698,340	6.80%		7.25%	100%
Weasler Engineering – West Bend, WI	June 22, 2018	2016	14,700,000	6.03%		7.02%	100%
SuperValu – Oglesby, IL	July 23, 2018	1996	15,450,000	6.49%		7.41%	100%
Duluth Trading – Arlington, TX	August 16, 2018	2018	5,198,929	7.00%		7.73%	100%
Tempe Commerce Park (7419) – Tempe, AZ	September 17, 2018	1998	14,539,057	8.39%		9.36%	100%
Kloeckner Metals – University Park, IL	November 7, 2018	2016	16,200,000	6.50%		7.28%	100%
Jewel-Osco – Spring Grove, IL	November 14, 2018	2007	10,641,718	6.45%		7.12%	100%
Jewel-Osco – Wood Dale, IL	November 14, 2018	2005	10,215,727	6.45%		7.12%	100%
24 Hour Fitness – Orlando, FL	February 5, 2019	2018	10,845,000	6.78%		7.53%	100%
Steinhafels – Madison, WI	May 1, 2019	2017	15,392,049	7.45%		8.53%	100%
Duluth Trading – Wichita, KS	May 17, 2019	2019	5,055,071	7.00%		7.73%	100%
Republic Services – Scottsdale, AZ	August 16, 2019	2016	51,476,000	5.96%	(7)	6.43%	100%
			$893,995,532
____________________________________
(1)Purchase price does not include acquisition-related expenses.
(2)Initial yield is calculated as the effective annualized rental income, adjusted for rent concessions or abatements, if any, for the in-place lease at the property divided by the property’s purchase price, plus the estimated cost of significant capital improvements to be incurred in the first year of ownership, if any, and exclusive of acquisition-related expenses. In general, our properties are subject to long-term triple-net or double-net leases, and the future costs associated with the double-net leases are unpredictable and may reduce the yield. Accordingly, our management believes that effective annualized rental income is a more appropriate figure from which to calculate initial yield than net operating income.
(3)Average yield is calculated as the average annual rental income, adjusted for rent concessions or abatements, if any, for the in-place lease over the non-cancelable lease term at the respective property divided by the property’s purchase price, plus the estimated cost of significant capital improvements to be incurred over the ten-year period subsequent to the acquisition date, if any, exclusive of acquisition-related expenses. In general, our properties are subject to long-term triple-net or double-net leases, and the future costs associated with the double-net leases are unpredictable and may reduce the yield. Accordingly, our management believes that average annual rental income is a more appropriate figure from which to calculate average yield than net operating income.
(4)These properties were acquired from Series C, LLC (“Series C”), an affiliate of our advisor. A majority of our board of directors (including all of our independent directors) not otherwise interested in the acquisitions approved them as being fair and reasonable to us, and determined that the aggregate cost to us was equal to the aggregate cost of the properties to Series C (including acquisition related expenses). In addition, the aggregate purchase price of the properties, exclusive of closing costs, was less than the aggregate current appraised values of the properties.
(5)The property is held through a joint venture arrangement in which we own an approximately 90% interest.
(6)The property is currently unoccupied and we are not collecting rental income at this time.
(7)The initial and average yields exclude an additional $22,000 of annual licensing revenue that is received at the property.
The following table sets forth the principal provisions of the lease term for the major tenants at each of the properties listed above:

Property	Major Tenants (1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (2)	Effective Annual Base Rent (3)		Effective Annual Base Rent per Square Foot (3)	Lease Term (4)
CVS – Austin, TX	CVS	10,906	100%	5/5 yr.	$214,000		$19.62	12/8/2011 – 9/30/2036
Walgreens – Reidsville, NC	Walgreens	14,550	100%	(5)	$362,050		$24.88	12/8/2011 – 10/31/2033
CVS – Erie, PA	CVS	10,125	100%	6/5 yr.	$176,000		$17.38	12/9/2011 – 1/31/2037
CVS – Mansfield, OH	CVS	10,722	100%	6/5 yr.	$169,000		$15.76	12/9/2011 – 1/31/2037
Advance Auto – Macomb, MI	Advance Auto	7,000	100%	3/5 yr.	$174,226		$24.89	12/20/2011 – 7/31/2024
Dollar General – Independence, MO	Dollar General	9,002	100%	4/5 yr.	$103,500	(6)	$11.50	3/15/2013 – 1/31/2028
Dollar General – St. Joseph, MO	Dollar General	9,026	100%	4/5 yr.	$104,800	(6)	$11.61	4/2/2013 – 2/29/2028
Kum & Go – Cedar Rapids, IA	Kum & Go	4,973	100%	4/5 yr.	$183,300	(7)	$36.86	5/3/2013 – 12/8/2031
Natural Grocers – Prescott, AZ	Natural Grocers	12,848	100%	3/5 yr.	$304,731	(8)	$23.72	5/6/2013 – 8/31/2027
FedEx – Elko, NV	FedEx Ground	11,482	100%	2/5 yr.	$193,401		$16.84	5/28/2013 – 11/30/2022
Mattress Firm – Gadsden, AL	Mattress Firm	7,200	100%	2/5 yr.	$158,400	(9)	$22.00	6/10/2013 – 8/31/2024
Algonac Plaza – Algonac, MI	Kroger	47,865	69%	6/5 yr.	$580,000		$12.12	8/30/2013 – 11/30/2022
	Dollar Tree	8,400	12%	3/5 yr.	$69,300		$8.25	8/30/2013 – 2/28/2015
					$60,060		$7.15	3/1/2015 – 2/28/2025
Advance Auto – Sedalia, MO	Advance Auto	6,895	100%	3/5 yr.	$117,831		$17.09	9/23/2013 – 7/31/2028
T.J. Maxx – Danville, IL	T.J. Maxx	24,000	100%	4/5 yr.	$228,000		$9.50	9/23/2013 – 9/30/2023
JOANN – Roseville, MI	JOANN	32,863	100%	4/5 yr.	$303,983	(10)	$9.25	9/30/2013 – 1/31/2026
Lowe’s – Fremont, OH	Lowe’s	125,357	100%	4/5 yr.	$649,349	(11)	$5.18	12/11/2013 – 7/31/2031
FedEx – Spirit Lake, IA	FedEx Ground	25,632	100%	2/5 yr.	$206,693		$8.06	12/12/2013 – 6/30/2023
CVS – Wisconsin Rapids, WI	CVS	13,307	100%	10/5 yr.	$187,397		$14.08	12/13/2013 – 1/31/2039
Tellico Greens – Loudon, TN	Food Lion	34,928	85%	6/5 yr.	$426,939		$12.22	12/20/2013 – 12/16/2028
Dollar General – Gladwin, MI	Dollar General	9,002	100%	5/5 yr.	$95,298		$10.59	1/24/2014 – 8/31/2028
Dollar General – Lexington, MI	Dollar General	9,100	100%	5/5 yr.	$86,094		$9.46	1/24/2014 – 8/31/2028
O’Reilly Auto Parts – Fayetteville, NC	O’Reilly Auto Parts	7,545	100%	4/5 yr.	$115,203	(15)	$15.27	3/18/2014 – 8/17/2032
Family Dollar – Tatum, NM	Family Dollar	8,320	100%	6/5 yr.	$87,297		$10.49	3/31/2014 – 9/30/2023
Family Dollar – Centreville, AL	Family Dollar	8,320	100%	6/5 yr.	$110,071		$13.23	4/29/2014 – 9/30/2024
DaVita – Austell, GA	DaVita	5,460	100%	2/5 yr.	$240,282	(16)	$44.01	5/6/2014 – 3/31/2024
Dollar General – Ocala, FL	Dollar General	9,026	100%	4/5 yr.	$122,273		$13.55	5/7/2014 – 10/31/2028
Raising Cane’s – Avondale, AZ	Raising Cane’s	3,552	100%	3/5 yr.	$239,514	(14)	$67.43	5/23/2014 – 10/31/2033
Bank of America – Fairview Park, OH	Bank of America	4,552	100%	4/5 yr.	$116,076	(34)	$25.50	11/19/2019 – 7/31/2030
Family Dollar – Danville, VA	Family Dollar	8,320	100%	5/5 yr.	$97,000		$11.66	6/17/2014 – 1/31/2023
Enid Crossing – Enid, OK	PetSmart	12,234	28%	5/5 yr.	$134,574	(24)	$11.00	6/30/2014 – 1/31/2024
	T.J. Maxx	26,000	59%	4/5 yr.	$221,000		$8.50	6/30/2014 – 2/29/2024
Walgreens – Coweta, OK	Walgreens	15,000	100%	10/5 yr.	$267,300		$17.82	6/30/2014 – 9/30/2037
Walgreens – St. Louis, MO	Walgreens	14,820	100%	10/5 yr.	$230,000		$15.52	8/8/2014 – 9/30/2032
Northern Tool – Hoover, AL	Northern Tool	17,936	100%	5/5 yr.	$220,433	(19)	$12.29	8/15/2014 – 7/31/2026
Family Dollar – Londonderry, OH	Family Dollar	8,320	100%	6/5 yr.	$106,100		$12.75	9/3/2014 – 3/31/2024
Family Dollar – Deridder, LA	Family Dollar	8,320	100%	6/5 yr.	$84,849		$10.20	9/3/2014 – 6/30/2025

Property	Major Tenants (1)	Total Square Feet Leased		% of Total Rentable Square Feet	Renewal Options (2)	Effective Annual Base Rent (3)		Effective Annual Base Rent per Square Foot (3)	Lease Term (4)
Carrier Rental Systems – Houston, TX	Carrier Rental Systems	30,820		100%	1/5 yr.	$367,423		$11.92	9/4/2014 – 5/31/2015
						$412,426		$13.38	6/1/2015 – 11/30/2018
						$435,535		$14.13	12/1/2018 – 11/30/2023
Dollar General – Redfield, SD	Dollar General	9,100		100%	4/5 yr.	$74,220	(6)	$8.16	9/5/2014 – 7/31/2029
Family Dollar – Hampton, AR	Family Dollar	8,233		100%	6/5 yr.	$79,826		$9.70	9/15/2014 – 6/30/2024
Amcor Rigid Plastics – Ames, IA	Amcor Rigid Plastics	251,138		100%	2/5 yr.	$991,995	(16)	$3.95	9/19/2014 – 8/31/2029
Family Dollar – West Portsmouth, OH	Family Dollar	12,600		100%	4/5 yr.	$97,500		$7.74	9/23/2014 – 6/30/2024
National Tire & Battery – Conyers, GA	National Tire & Battery	13,748		100%	4/5 yr.	$174,524	(20)	$12.69	9/26/2014 – 9/30/2025
Time Warner Cable – Streetsboro, OH	Time Warner Cable	78,083		100%	1/5 yr.	$331,853		$4.25	9/30/2014 – 8/31/2015
						$347,469		$4.45	9/1/2015 – 8/31/2016
						$366,990		$4.70	9/1/2016 – 8/31/2017
						$382,607		$4.90	9/1/2017 – 8/31/2018
						$402,127		$5.15	9/1/2018 – 8/31/2019
						$441,169		$5.65	9/1/2019 – 8/31/2020
						$511,444		$6.55	9/1/2020 – 7/31/2024
Family Dollar – Darby, MT	Family Dollar	8,320		100%	6/5 yr.	$106,000		$12.74	9/30/2014 – 5/31/2024
Tailwind Technologies – Denton, TX	Tailwind Technologies	119,793		100%	2/5 yr.	$822,500	(16)	$6.87	9/30/2014 –9/30/2029
PetSmart – McAllen, TX	PetSmart	25,625		100%	5/5 yr.	$328,740		$12.83	9/30/2014 – 6/30/2020
						$328,769		$12.83	7/1/2020 – 6/30/2025
Burger King – Midwest City, OK	Burger King	2,917		100%	4/5 yr.	$85,693	(21)	$29.38	10/1/2014 – 9/30/2034
Tire Centers – Decatur, AL	Tire Centers	16,336		100%	1/5 yr.	$157,831	(22)	$9.66	10/3/2014 – 11/30/2023
Auto Zone – Vandalia, OH	AutoZone	—	(18)	100%	4/5 yr.	$50,000		$6.77	10/10/2014 – 7/31/2029
Dollar General – Topeka (43rd) KS	Dollar General	9,100		100%	4/5 yr.	$85,760	(6)	$9.42	10/22/2014 – 9/30/2029
Dollar General – Stacy, MN	Dollar General	9,026		100%	3/5 yr.	$71,250		$7.89	11/6/2014 – 10/31/2029
Advance Auto – Ravenswood, WV	Advance Auto	7,000		100%	2/5 yr.	$66,500		$9.50	6/17/2015 – 12/31/2024
Sleepy’s – Roanoke Rapids, NC	Sleepy’s LLC	5,000		100%	2/5 yr.	$125,000		$25.00	8/17/2015 – 11/30/2026
West Marine – Mystic, CT	West Marine	13,000		100%	3/5 yr.	$332,800	(14)	$25.60	9/11/2015 – 11/6/2024
Title Resource Group – Mount Laurel, NJ	Title Resource Group	81,059		100%	—	$1,053,797	(23)	$13.00	11/24/2015 – 12/31/2026
Mattress Firm & Panera Bread – Elyria, OH	Mattress Firm	4,500		51%	2/5 yr.	$157,500	(14)	$35.00	4/7/2016 – 1/31/2026
	Panera Bread	4,300		49%	3/5 yr.	$133,300	(14)	$31.00	4/7/2016 – 3/31/2026
Dollar General – Pine River, MN	Dollar General	9,002		100%	5/5 yr.	$85,661		$9.52	4/8/2016 – 2/28/2031
Dollar General – Winthrop, MN	Dollar General	9,026		100%	5/5 yr.	$78,307		$8.68	4/8/2016 – 2/28/2031
Dollar General – Starbuck, MN	Dollar General	9,100		100%	5/5 yr.	$79,548		$8.74	4/15/2016 - 2/28/2031
Dollar General – Wheaton, MN	Dollar General	9,100		100%	5/5 yr.	$78,512		$8.63	4/22/2016 - 3/31/2031
The Toro Company – Windom, MN	The Toro Company	126,504		100%	3/5 yr.	$682,551	(16)	$5.40	5/19/2016 - 2/19/2031
Dollar General – New Richland, MN	Dollar General	9,100		100%	5/5 yr.	$83,789		$9.21	6/24/2016 – 2/28/2031
Dollar General – Glasford, IL	Dollar General	9,002		100%	5/5 yr.	$83,540		$9.28	6/24/2016 - 3/31/2031
Dollar General – Erie, IL	Dollar General	9,026		100%	5/5 yr.	$81,124		$8.99	6/30/2016 – 3/31/2031
Dollar General – Trimble, MO	Dollar General	9,026		100%	5/5 yr.	$80,898		$8.96	6/30/2016 – 3/31/2031
Fresh Thyme – Worthington, OH	Fresh Thyme	28,260		100%	4/5 yr.	$737,586	(14)	$26.10	8/9/2016 – 12/31/2030
Caliber Collision – Houston, TX	Caliber Collision	36,011		100%	2/5 yr.	$392,883	(14)	$10.91	8/11/2016 – 7/31/2031
Caliber Collision – Venice, FL	Caliber Collision	25,808		100%	2/5 yr.	$300,412	(14)	$11.64	8/12/2016 – 7/31/2031
O’Reilly Auto Parts – Decatur, GA	O’Reilly	6,800		100%	3/5 yr.	$109,992		$16.18	9/12/2016 – 1/31/2019
						$116,592		$17.15	2/1/2019 – 1/31/2029
LA Fitness – Pawtucket, RI	LA Fitness	45,000		100%	3/5 yr.	$990,000	(14)	$22.00	10/11/2016 – 1/31/2031
Mister Car Wash – Spring Hill, FL	Mister Car Wash	4,224		100%	4/5 yr.	$244,000	(32)	$57.77	10/19/2016 – 10/31/2036
Mister Car Wash – Hudson, FL	Mister Car Wash	4,064		100%	4/5 yr.	$174,950	(32)	$43.05	10/19/2016 – 10/31/2036
Marshalls – Wilkesboro, NC	Marshalls	24,224		100%	4/5 yr.	$209,538		$8.65	10/20/2016 – 9/30/2026
Sherwin-Williams – Pigeon Forge, TN	Sherwin-Williams	4,000		100%	4/5 yr.	$76,000		$19.00	11/1/2016 – 1/31/2026
Sam’s Club – Timonium, MD	Sam’s Club	133,859		100%	6/5 yr.	$1,097,644		$8.20	11/28/2016 – 11/1/2026

Property	Major Tenants (1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (2)	Effective Annual Base Rent (3)		Effective Annual Base Rent per Square Foot (3)	Lease Term (4)
Teradata – Miami Township, OH	Teradata	60,000	100%	2/5 yr.	$878,608	(33)	$14.64	12/12/2016 – 12/31/2025
Triangle Town Place – Raleigh, NC	Dick’s Sporting Goods	75,000	50%	4/5 yr.	$1,191,750		$15.89	12/15/2016 – 1/31/2020
					$1,229,250		$16.39	2/1/2020 – 1/31/2025
	Bed Bath & Beyond	32,000	21%	2/5 yr.	$331,200		$10.35	2/1/2015 – 1/31/2020
					$363,200		$11.35	2/1/2020 – 1/31/2025
	DSW	23,165	16%	3/5 yr.	$347,475		$15.00	2/1/2016 – 1/31/2026
					$370,640		$16.00	2/1/2026 – 1/31/2031
Biolife – Ft. Wayne (Coldwater), IN	Biolife	15,000	100%	2/5 yr.	$270,556		$18.04	12/16/2016 – 11/30/2022
					$284,084		$18.94	12/1/2022 – 11/30/2027
Biolife – Moorehead, MN	Biolife	15,000	100%	2/5 yr.	$297,219		$19.81	12/16/2016 – 3/31/2023
					$312,080		$20.81	4/1/2023 – 3/31/2028
Lowe’s – North Dartmouth, MA	Lowe’s	172,269	100%	6/5 yr.	$1,210,000		$7.02	1/4/2017 – 6/22/2027
Caliber Collision – San Antonio, TX	Caliber Collision	45,200	100%	2/5 yr.	$323,304	(14)	$7.15	1/19/2017 – 5/31/2031
PetSmart – Lexington, NC	PetSmart	17,992	100%	4/5 yr.	$296,868		$16.50	1/27/2016 – 1/31/2022
					$314,860		$17.50	2/1/2022 – 1/31/2027
LA Fitness – Rock Hill, SC	LA Fitness	38,000	100%	3/5 yr.	$611,800	(31)	$16.10	4/6/2017 –2/28/2031
Bob Evans – Defiance, OH	Bob Evans	5,785	100%	5/5 yr.	$213,648	(16)	$36.93	4/28/2017 – 4/30/2037
Bob Evans – Dover, OH	Bob Evans	5,230	100%	5/5 yr.	$209,497	(16)	$40.06	4/28/2017 – 4/30/2037
Bob Evans – Dundee, MI	Bob Evans	5,627	100%	5/5 yr.	$152,500	(16)	$27.10	4/28/2017 – 4/30/2037
Bob Evans – Hamilton, OH	Bob Evans	6,040	100%	5/5 yr.	$160,000	(16)	$26.49	4/28/2017 – 4/30/2037
Bob Evans – Hummelstown, PA	Bob Evans	6,744	100%	5/5 yr.	$187,500	(16)	$27.80	4/28/2017 – 4/30/2037
Bob Evans – Mayfield Hts, OH	Bob Evans	5,656	100%	5/5 yr.	$152,500	(16)	$26.96	4/28/2017 – 4/30/2037
Bob Evans – Richmond, VA	Bob Evans	5,170	100%	5/5 yr.	$65,000	(16)	$8.61	4/28/2017 – 4/30/2037
Walmart – Randallstown, MD	Walmart	160,908	100%	6/5 yr.	$1,711,471		$10.64	5/17/2017 – 10/16/2032
Valeo Production Facility – East Liberty, OH	Valeo	75,000	100%	2/5 yr.	$455,250		$6.07	6/2/2017 – 2/14/2021
					$485,244		$6.47	2/15/2021 – 2/14/2026
CarMax – Tinley Park, IL	CarMax	92,166	100%	4/5 yr.	$1,924,020		$20.88	6/27/2017 –1/31/2031
Cottage Plaza – Pawtucket, RI	Stop & Shop	65,486	78%	11/5 yr.	$1,375,206	(24)	$21.00	6/29/2017 – 11/30/2024
North Lake Square – Gainesville, FL	Hobby Lobby	55,000	39%	3/5 yr.	$467,500		$8.50	7/26/2017 – 10/31/2030
	Burlington Coat Factory	40,317	29%	4/5 yr.	$443,487	(24)	$11.00	7/26/2017 – 2/29/2032
	HomeGoods	20,000	14%	4/5 yr.	$195,000	(24)	$9.75	7/26/2017 – 6/30/2026
Fresh Thyme Farmer’s Market – Indianapolis, IN	Fresh Thyme Farmer’s Market	28,744	100%	4/5 yr.	$613,684		$21.35	9/26/2017 – 8/31/2021
					$654,501		$22.77	9/1/2021 – 8/31/2026
					$698,192		$24.29	9/1/2026 – 8/31/2031
Art Van Furniture – Monroeville, PA	Art Van Furniture	74,600	100%	1/5 yr. & 1/4 yr.	$895,200	(16)	$12.00	11/22/2017 – 11/30/2037
Art Van Furniture – York, PA	Art Van Furniture	60,200	100%	1/5 yr. & 1/4 yr.	$720,000	(16)	$11.96	11/22/2017 – 11/30/2037
Apex Technologies – Mason, OH	Apex Technologies	85,336	100%	3/5 yr.	$1,109,368	(16)	$13.00	12/19/2017 – 12/31/2032
Tempe Commerce Park (7410) – Tempe, AZ	Consumer Cellular	85,245	100%	2/5 yr.	$1,385,231	(27)	$16.25	12/22/2017 – 6/30/2028
Valeo North America HQ – Troy, MI	Valeo	103,253	100%	1/10 yr.	$1,127,523	(16)	$10.92	2/9/2018 – 11/30/2027
Hobby Lobby – Watertown, SD	Hobby Lobby	55,000	100%	4/5 yr.	$352,000	(25)	$6.40	2/22/2018 – 1/31/2032
Hobby Lobby – Willmar, MN	Hobby Lobby	55,000	100%	4/5 yr.	$387,750	(25)	$7.05	2/22/2018 – 1/31/2032
Valvoline HQ – Lexington, KY	Valvoline	162,358	100%	3/5 yr.	$2,663,617	(26)	$16.41	3/1/2018 – 5/31/2032
Hobby Lobby – Sedalia, MO	Hobby Lobby	55,000	100%	4/5 yr.	$332,750	(24)	$6.05	3/15/2018 – 2/28/2031
AAA Office Park – Hamilton, NJ	AAA	120,000	100%	2/5 yr.	$2,742,000		$22.85	3/22/2018 – 8/31/2022
					$2,961,600		$24.68	9/1/2022 – 11/30/2027
Procter & Gamble – Fayetteville, AR	Procter & Gamble	61,017	100%	1/5 yr.	$933,560	(26)	$15.30	4/2/2018 – 8/31/2027
AK Steel – West Chester, OH	AK Steel	135,936	100%	2/5 yr.	$1,971,072		$14.50	4/30/2018 – 7/31/2019
					$2,039,040		$15.00	8/1/2019 – 7/31/2024
					$2,107,008		$15.50	8/1/2024 –7/31/2029

Property	Major Tenants (1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (2)	Effective Annual Base Rent (3)		Effective Annual Base Rent per Square Foot (3)	Lease Term (4)
H&E Equipment Services – Albuquerque, NM	H&E Equipment Services	17,140	100%	4/5 yr.	$422,011	(13)	$24.62	6/19/2018 – 2/28/2031
H&E Equipment Services – Suwanee, GA	H&E Equipment Services	16,096	100%	4/5 yr.	$366,171	(13)	$22.75	6/19/2018 – 11/30/2031
H&E Equipment Services – Fort Myers, FL	H&E Equipment Services	16,450	100%	4/5 yr.	$387,851	(13)	$23.58	6/19/2018 – 9/30/2031
Hobby Lobby – Cadillac, MI	Hobby Lobby	50,323	100%	4/5 yr.	$387,487	(24)	$7.70	6/22/2018 – 2/28/2033
Weasler Engineering – West Bend, WI	Weasler Engineering	218,147	100%	2/5 yr.	$885,860	(12)	$4.06	6/22/2018 – 4/30/2036
SuperValu – Oglesby, IL	SuperValu	320,952	100%	5/5 yr.	$1,002,975	(12)	$3.13	7/23/2018 – 5/8/2023
					$1,093,861		$3.41	5/9/2023 – 5/8/2028
					$1,175,901		$3.66	5/9/2028 – 5/8/2033
					$1,264,093		$3.94	5/9/2033 – 5/8/2038
Duluth Trading – Arlington, TX	Duluth Trading	15,623	100%	4/5 yr.	$363,925	(14)	$23.29	8/16/2018 – 6/30/2033
Tempe Commerce Park (7419) – Tempe, AZ	Consumer Cellular	75,068	100%	2/5 yr.	$1,219,855	(27)	$16.25	9/17/2018 – 6/30/2028
Kloeckner Metals – University Park, IL	Kloeckner Metals	105,000	100%	1/10 yr.	$1,053,430	(28)	$10.03	11/7/2018 – 8/31/2037
Jewel-Osco – Spring Grove, IL	Jewel-Osco	61,794	100%	8/5 yr.	$686,391	(29)	$11.11	11/14/2018 – 10/31/2037
Jewel-Osco – Wood Dale, IL	Jewel-Osco	74,964	100%	8/5 yr.	$658,914	(29)	$8.79	11/14/2018 – 10/31/2037
24 Hour Fitness – Orlando, FL	24 Hour Fitness	38,000	100%	3/5 yr.	$735,300	(14)	$19.35	2/5/2019 – 1/31/2034
Steinhafels – Madison, WI	Steinhafels	114,479	100%	4/5 yr.	$1,146,708	(30)	$10.02	5/1/2019 – 4/30/2039
Duluth Trading – Wichita, KS	Duluth Trading	15,385	100%	4/5 yr.	$353,855	(14)	$23.00	5/17/2019 – 3/31/2034
Republic Services – Scottsdale, AZ	Republic Services	133,634	98%	2/5 yr.	$2,306,590		$17.26	8/16/2019 – 11/30/2019
					$2,013,010		$15.06	12/1/2019 – 2/29/2020
					$2,083,793		$15.59	3/1/2020 – 3/31/2020
					$2,590,938		$19.39	4/1/2020 – 4/30/2020
					$2,719,709		$20.35	5/1/2020 – 9/30/2020
					$2,766,008		$20.70	10/1/2020– 10/31/2020
					$3,006,765	(27)	$22.50	11/1/2020 – 4/30/2032
____________________________________
(1)Major tenants include those tenants that occupy greater than 10% of the rentable square feet of the respective property, or those tenants whose annual rental revenue accounts for greater than 10% of the property’s annual rental revenue. The tenant name represents the commonly-used tenant name and does not necessarily represent the legal name of the entity that is party to the lease agreement.
(2)Represents the number of renewal options and the term of each option.
(3)Effective annual base rent and effective annual base rent per square foot include adjustments for rent concessions or abatements, if any.
(4)Represents lease term beginning with the later of the purchase date or the rent commencement date through the end of the non-cancelable lease term, assuming no renewals are exercised, as of the respective purchase date. In general, these properties are subject to long term triple- or double-net leases that require the tenants to pay substantially all operating expenses in addition to base rent.
(5)The lease for the Walgreens property located in Reidsville, NC continues for 50 years following the end of the non-cancelable portion of the lease term, provided that the tenant has the right to terminate the lease as of the last day of any month during such 50-year period upon 12 months’ prior notice.
(6)The annual base rent under the lease increases by 3% of the then-current annual base rent at the beginning of the eleventh lease year.
(7)The annual base rent under the lease increases every five years by 7.5% of the then-current annual base rent.
(8)The annual base rent under the lease increases on September 1, 2022 by 2% of the then-current annual base rent.
(9)The annual base rent under the lease increases on September 1, 2017 and September 1, 2022 by 10.0% and 8.3% of the then-current annual base rent, respectively.
(10)The annual base rent under the lease increases at the beginning of the sixth lease year by 5.4% of the then-current annual base rent.
(11)The annual base rent under the lease decreases on March 1, 2016 by 5% of the then-current annual base rent.
(12)The annual base rent under the lease increases each year by 1.75% of the then-current annual base rent.
(13)The annual base rent amount for the upcoming year will increase by 100% of the proportionate increase in the Consumer Price Increase (CPI) during the prior lease year.
(14)The annual base rent under the lease increases every five years by 10% of the then-current annual base rent.
(15)The annual base rent under the lease increases on September 1, 2022 and September 1, 2027 by 6% of the then-current annual base rent.
(16)The annual base rent under the lease increases each year by approximately 2% of the then-current annual base rent.

(17)Subject to a ground lease.
(18)Effective annual base rent per square foot calculated based on square feet of a building, which is built or will be constructed, on land subject to a ground lease.
(19)The annual base rent under the lease increases every four years by 8% of the then-current annual base rent.
(20)The annual base rent under the lease increases every five years by the lesser of two times the cumulative percentage increase in the CPI over the preceding five year period or 8% of the then-current annual base rent.
(21)The annual base rent under the lease increases every five years by 5% of the then-current annual base rent.
(22)The annual base rent under the lease increases each year by 2.5% of the then-current annual base rent.
(23)At the beginning of the second lease year, the annual base rent under the lease increases annually by approximately 1.8% of the then-current annual base rent and then at the beginning of the ninth lease year the annual base rent under the lease increases annually by approximately 3.2% of the then-current annual base rent.
(24)The annual base rent per square foot under this lease increases every five years by $0.50 per square foot of the then-current annual base rent per square foot.
(25)The annual base rent per square foot under this lease increases every five years by $0.51 per square foot of the then-current annual base rent per square foot.
(26)The annual base rent under the lease increases annually by 1.5% of the then-current annual base rent.
(27)The annual base rent per square foot under this lease increases annually by $0.50 per square foot of the then-current annual base rent per square foot.
(28)The annual base rent under the lease increases at the beginning of the sixth lease year every two years by 2.9% of the then-current annual base rent.
(29)The annual base rent under the lease increases annually by 1.5% of the then-current annual base rent for the first five years of the lease, for the fifth through 10th lease year the annual base rent has a onetime increase of 1.5%, then increases 7.5% for the two five-year periods after the 10th lease year.
(30) The annual base rent under the lease increases every year by 1.45% of the then-current annual base rent.
(31)The annual base rent under the lease increases at the beginning of the sixth and eleventh lease years by the lesser of the cumulative percentage increase in the CPI over the preceding five year period or 10% of the then-current annual base rent.
(32)The annual base rent under the lease increases every year by the lesser of the annual base rent multiplied by the applicable increase in the CPI plus the initial annual base rent or 1.5% of the then-current annual base rent.
(33)The annual base rent under the lease starting in the second year and each subsequent year of the initial term will increase by the lesser of the cumulative percentage increase in CPI or 2% of the then-current base rent.
(34)The annual base rent under the lease increases every five years by 10% of the then-current annual base rent.
Placement of Debt on Certain Real Property Acquisitions
Credit Facility
On September 6, 2017, our operating partnership amended and restated its credit agreement dated September 12, 2014 by entering into the second amended and restated credit agreement (the “Second Amended Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) as administrative agent, joint lead arranger and a letter of credit issuer; U.S. Bank, as syndication agent, joint lead arranger and a letter of credit issuer; Capital One, National Association (“Capital One”) as joint lead arranger and a letter of credit issuer; and other financial institutions that are or may become parties to the Second Amended Credit Agreement (collectively, with JPMorgan Chase, U.S. Bank and Capital One, the “Lenders”).
The Second Amended Credit Agreement increased the allowable borrowings up to $425.0 million (the “Credit Facility”), allowing our operating partnership to borrow up to $212.5 million in unsecured term loans (the “Term Loans”), all of which was borrowed as of June 30, 2020, and up to $212.5 million in unsecured revolving loans (the “Revolving Loans”) under a revolving credit facility (the “Revolving Facility”), $122.0 million of which was borrowed as of June 30, 2020 and the remaining $90.5 million may be borrowed on or prior to September 6, 2021, but may be extended to September 6, 2022.
Up to 15.0% of the total amount of revolving commitments under the Revolving Facility may be used for issuing letters of credit. The Credit Facility is guaranteed by us and the consolidated subsidiaries owning or leasing the underlying unencumbered asset pool. Subject to meeting certain conditions described in the Second Amended Credit Agreement and the payment of certain fees, the amount of the Credit Facility may be increased up to a maximum of $750.0 million, with each increase being no less than $25.0 million. The Term Loans mature on September 6, 2022. The Revolving Facility matures on September 6, 2021 unless we elect to extend the maturity date for up to two six-month periods, but no later than September 6, 2022, subject to satisfying certain conditions described in the Second Amended Credit Agreement.

The Revolving Loans bear interest at rates depending upon the type of loan specified by us. For a Revolving Loan that is a eurodollar rate loan, as defined in the Second Amended Credit Agreement, the interest rate will be equal to the one-month, two-month, three-month or six-month LIBOR, as elected by us, multiplied by the statutory reserve rate (the “Eurodollar Rate”) for the interest period plus the applicable rate. The applicable rate is based upon the overall leverage ratio, as defined in the Second Amended Credit Agreement (the “Leverage Ratio”), and for Revolving Loans that are Eurodollar Rate loans, ranges from 1.70% at a Leverage Ratio of 40.0% or less to 2.20% at a Leverage Ratio greater than 55.0%. For Revolving Loans that are base rate loans, the interest rate will be a per annum amount equal to the applicable rate (which is 1.00% lower than the applicable rate for Revolving Loans that are Eurodollar Rate loans) plus the greatest of (a) JPMorgan Chase’s prime rate; (b) the Federal Funds Effective Rate, as defined in the Second Amended Credit Agreement, plus 0.50%; or (c) the Eurodollar Rate for a period of one month plus 1.00% (the “Base Rate”). As of June 30, 2020, there were $122.0 million in Revolving Loans outstanding. Our operating partnership will be required to make periodic interest payments on the Revolving Loans, and the outstanding principal and any accrued and unpaid interest is due on September 6, 2021, unless extended as provided in the Second Amended Credit Agreement.
The Term Loans bear interest at rates depending upon the type of loan specified by us. The applicable rates for the Term Loans are determined in a manner consistent with Revolving Loans; however, the applicable rate for Term Loans that are Eurodollar Rate loans ranges from 1.60% at a Leverage Ratio of 40.0% or less to 2.10% at a Leverage Ratio greater than 55.0% and the applicable rate for Term Loans that are Base Rate loans is 1.00% lower than the applicable rate for Term Loans that are Eurodollar Rate loans. As of June 30, 2020, the Term Loans outstanding totaled $212.5 million, all of which is subject to interest rate swap agreements (the “Swapped Term Loans”). The interest rate swap agreements have the effect of fixing the Eurodollar Rate per annum of the Swapped Term Loans. Based on the Leverage Ratio in effect, the weighted average all-in rate for the Swapped Term Loans was 4.11%. Our operating partnership will be required to make periodic interest payments on the Term Loans, and the outstanding principal and any accrued and unpaid interest is due on September 6, 2022.
The Borrower has the right to prepay the outstanding amounts under the Credit Facility, in whole or in part, subject to certain specific conditions including minimum prepayment amounts.
PNC Loan
On September 9, 2014, we, through certain of our wholly-owned subsidiaries, entered into a loan agreement with PNC Bank, National Association (“PNC Bank”), in the principal amount of approximately $20.3 million (the “PNC Loan”). The PNC Loan is collateralized by eight single-tenant commercial properties and one anchored shopping center, which we purchased for an aggregate collective purchase price of approximately $33.8 million. The PNC Loan bears interest at a fixed rate of 3.82% per annum with interest payments due monthly. The principal amount will be due October 1, 2021, the maturity date.
The PNC Loan contains certain yield maintenance provisions that includes a prepayment penalty, which would apply if we elect to prepay the PNC Loan in whole on or subsequent to October 1, 2016, but prior to March 31, 2021. There is no prepayment penalty due if we prepay the PNC Loan on or subsequent to April 1, 2021. The PNC Loan is non-recourse to us and our subsidiaries, but we are each liable for customary non-recourse carve-outs. The PNC Loan contains customary financial, affirmative and negative covenants. Upon the occurrence of an event of default, interest on the PNC Loan will accrue at an annual default interest rate equal to the lesser of 8.82% per annum or the highest rate permitted by the applicable law governing the PNC Loan and any outstanding principal and interest would be payable on the demand of PNC Bank.
Silverpeak Loan
On February 6, 2015, we, through certain of our wholly-owned subsidiaries, entered into a loan agreement with Silverpeak Real Estate Finance LLC (“Silverpeak”), in the principal amount of approximately $17.0 million (the “Silverpeak Loan”). The Silverpeak Loan is collateralized by 12 single-tenant commercial properties (the “Collateralized Properties”), which we purchased for an aggregate collective purchase price of approximately $25.5 million. The Silverpeak Loan bears interest at a fixed rate of 4.05% per annum with interest payments due monthly. The principal amount will be due February 6, 2025, the maturity date. We generally do not have the right to prepay the Silverpeak Loan in whole, or in part, prior to March 31, 2017. The Silverpeak Loan contains certain yield maintenance provisions that include a prepayment penalty, which would apply if we elect to prepay the Silverpeak Loan in whole on, or subsequent to, March 31, 2017, but prior to November 6, 2024. There is no prepayment penalty due if we prepay the Silverpeak Loan on, or subsequent to, November 6, 2024. The Silverpeak Loan is non-recourse to us and our subsidiaries that own the Collateralized Properties, but we are each liable for customary non-recourse carve-outs. The Silverpeak Loan contains customary financial, affirmative and negative covenants. Upon the occurrence of an event of default, interest on the Silverpeak Loan will accrue at an annual default interest rate equal to the lesser of 8.05% per annum or the highest rate permitted by the applicable law governing the Silverpeak Loan and any outstanding principal and interest would be payable on the demand of Silverpeak.

CorAmerica Loan
On July 16, 2015, we, through certain of our wholly-owned subsidiaries, entered into a loan agreement with CorAmerica Capital, LLC (“CorAmerica”) in the principal amount of approximately $23.0 million (the “CorAmerica Loan”). The CorAmerica Loan is collateralized by three single-tenant and two anchored shopping centers, which we purchased for an aggregate collective purchase price of approximately $40.0 million. The CorAmerica Loan bears interest at a fixed rate of 3.81% per annum with interest payments due monthly. The principal amount will be due August 1, 2022, the maturity date.
The CorAmerica Loan contains certain yield maintenance provisions that includes a prepayment penalty, which would apply if we elect to prepay the CorAmerica Loan in whole on, or subsequent to, September 1, 2019, up to and including May 2, 2022. The CorAmerica Loan is non-recourse to us and our subsidiaries, but we are each liable for customary non-recourse carve-outs. The CorAmerica Loan contains customary financial, affirmative and negative covenants. Upon the occurrence of an event of default, interest on the CorAmerica Loan will accrue at an annual default interest rate equal to the lesser of 12% per annum or the highest rate permitted by the applicable law governing the CorAmerica Loan and any outstanding principal and interest would be payable on the demand of CorAmerica.
Niagara Loan
On November 24, 2015, we, through one of our wholly-owned subsidiaries, entered into a loan agreement with First Niagara Bank, N.A. (“Niagara”) in the principal amount of approximately $9.2 million (the “Niagara Loan”). The Niagara Loan is collateralized by one single-tenant commercial property, which we purchased for $15.4 million. The Niagara Loan bears interest at a fixed rate of approximately 3.57% per annum, as a result of an interest rate swap that we entered into, with interest payments due monthly. The principal amount will be due December 1, 2020, the maturity date.
We have the right to prepay the Niagara Loan, in whole or in part, prior to maturity; however, under the interest rate swap, we would incur a swap breakage fee. The Niagara Loan is non-recourse to us and our subsidiary, but we are each liable for customary non-recourse carve-outs. The Niagara Loan contains customary financial, affirmative and negative covenants. Upon the occurrence of an event of default, interest on the Niagara Loan will accrue at an annual default interest rate of 8.565% and any outstanding principal and interest would be payable on the demand of Niagara.
Huntington National Bank Loan
On December 16, 2016, we, through one of our wholly-owned subsidiaries, entered into a loan agreement with Huntington in the principal amount of $16.4 million (the “Huntington Loan”). The Huntington Loan is collateralized by one anchored shopping center, which we purchased for approximately $30.3 million. The Huntington Loan bears interest at a fixed rate of 4.17% per annum, as a result of an interest rate swap that we entered into, with interest payments due monthly. The principal amount will be due January 1, 2022, the maturity date.
We have the right to prepay the Huntington Loan, in whole or in part, prior to maturity, upon payment of customary breakage charges, if any, and under the interest rate swap, we would incur a swap breakage fee. The Huntington Loan is non-recourse to us and our subsidiary, but we are each liable for customary non-recourse carve-outs. The Huntington Loan contains customary financial, affirmative and negative covenants. Upon the occurrence of an event of default, interest on the Huntington Loan will accrue at an annual default interest rate of 9.165% and any outstanding principal and interest would be payable on the demand of Huntington.
People’s United CarMax Loan
On June 27, 2017, we, through one of our wholly-owned subsidiaries, entered into a loan agreement with People’s United Bank, N.A. (“People’s United”) in the principal amount of $15.8 million (the “People’s United CarMax Loan”). The People’s United CarMax Loan is collateralized by one single-tenant retail property, which we purchased for approximately $28.9 million. The People’s United CarMax Loan bears interest at a fixed rate of approximately 4.05% per annum, as a result of an interest rate swap that we entered into, with interest payments due monthly. The principal amount will be due July 1, 2022, the maturity date.
We have the right to prepay the People’s United CarMax Loan, in whole or in part, prior to maturity; however, under the interest rate swap, we would incur a swap breakage fee. The People’s United CarMax Loan is non-recourse to us, subject to customary carve-outs. The People’s United CarMax Loan contains customary financial, affirmative and negative covenants. Upon the occurrence of an event of default, interest on the People’s United CarMax Loan will accrue at an annual default interest rate of approximately 9.05% and any outstanding principal and interest would be payable on the demand of People’s United.
Farmington Walmart Loan

On June 29, 2017, we, through one of our wholly-owned subsidiaries, entered into a loan agreement with Farmington Bank in the principal amount of approximately $14.3 million (the “Farmington Walmart Loan”). The Farmington Walmart Loan is collateralized by one single-tenant retail property, which we purchased for approximately $28.5 million. The Farmington Walmart Loan bears interest at a fixed rate of approximately 3.56% per annum, as a result of an interest rate swap that we entered into, with interest payments due monthly. The principal amount will be due July 1, 2022, the maturity date.
We have the right to prepay the Farmington Walmart Loan, in whole or in part, prior to maturity; however, under the interest rate swap, we would incur a swap breakage fee. The Farmington Walmart Loan is non-recourse to us, subject to customary carve-outs. The Farmington Walmart Loan contains customary financial, affirmative and negative covenants. Upon the occurrence of an event of default, interest on the Farmington Walmart Loan will accrue at an annual default interest rate of approximately 8.56% and any outstanding principal and interest would be payable on the demand of Farmington Bank.
People’s United Sam’s Club Loan
On June 30, 2017, we, through one of our wholly-owned subsidiaries, entered into a loan agreement with People’s United in the principal amount of approximately $9.2 million (the “People’s United Sam’s Club Loan”). The People’s United Sam’s Club Loan is collateralized by one single-tenant retail property, which we purchased for $18.3 million. The People’s United Sam’s Club Loan bears interest at a fixed rate of approximately 3.90% per annum, as a result of an interest rate swap that we entered into, with interest payments due monthly. The principal amount will be due July 1, 2022, the maturity date.
We have the right to prepay the People’s United Sam’s Club Loan, in whole or in part, prior to maturity; however, under the interest rate swap, we would incur a swap breakage fee. The People’s United Sam’s Club Loan is non-recourse to us, subject to customary carve-outs. The People’s United Sam’s Club Loan contains customary financial, affirmative and negative covenants. Upon the occurrence of an event of default, interest on the People’s United Sam’s Club Loan will accrue at an annual default interest rate of approximately 8.90% and any outstanding principal and interest would be payable on the demand of People’s United.
Huntington North Lake Shopping Center Loan
On July 26, 2017, we, through one of our wholly-owned subsidiaries, entered into a loan agreement with The Huntington National Bank in the principal amount of approximately $13.4 million (the “Huntington North Lake Shopping Center Loan”). The Huntington North Lake Shopping Center Loan is collateralized by one multi-tenant retail property, which we purchased for approximately $24.3 million. The Huntington North Lake Shopping Center Loan bears interest at a fixed rate of approximately 4.14% per annum, as a result of an interest rate swap that we entered into, with interest payments due monthly. The principal amount will be due August 1, 2022, the maturity date.
We have the right to prepay the Huntington North Lake Shopping Center Loan, in whole or in part, prior to maturity; however, under the interest rate swap, we would incur a swap breakage fee. The Huntington North Lake Shopping Center Loan is non-recourse, subject to customary carve-outs. Upon the occurrence of an event of default, interest on the Huntington North Lake Shopping Center Loan will accrue at an annual default interest rate of approximately 9.14% and any outstanding principal and interest would be payable on the demand of The Huntington National Bank.

Net Debt Leverage Ratio
As of March 31, 2020, our ratio of debt to total gross assets net of gross intangible lease liabilities was 45.0%, and our ratio of debt to the fair market value of our gross assets was 46.0%. Fair market value is based on the estimated market value of our real estate assets as of March 31, 2020 used to determine our estimated per share NAV. Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to stockholders. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as financing and issuance costs and related accumulated amortization, less all cash and cash equivalents. As of March 31, 2020, our net debt leverage ratio, which is the ratio of net debt to total gross real estate assets net of gross intangible lease liabilities, was 44.8%. The following table provides a reconciliation of the credit facility and notes payable, net balance, as reported on our condensed consolidated unaudited balance sheet, to net debt as of March 31, 2020 (dollar amounts in thousands):

Balance as of March 31, 2020
Credit facility and notes payable, net	$419,114
Deferred costs, net (1)	1,845
Less: Cash and cash equivalents	(2,253)
Net debt	$418,706
Gross real estate assets, net (2) and investment in CIM UII Onshore	$935,510
Net debt leverage ratio	44.8%
———————————
(1)    Deferred costs relate to mortgage notes payable and the term portion of the credit facility.
(2)    Net of gross intangible lease liabilities.
Tenant Lease Expirations
The following table sets forth the aggregate lease expirations for each of our properties that have been acquired as of June 30, 2020 for each of the next ten years and thereafter, assuming no renewal options are exercised. For purposes of the table, the Total Annual Base Rent Expiring column represents annualized rental revenue, on a straight line basis, for each lease that expires during the respective year.

Year Ending December 31,	Number of Leases Expiring	Square Feet Expiring	Total Annual Base Rent Expiring	% of Total Annual Base Rent
Remainder of 2020	—	—	$—	—%
2021	2	2,600	30,400	*
2022	8	69,715	931,634	1%
2023	11	133,585	1,379,479	2%
2024	17	280,502	3,919,463	6%
2025	10	228,845	3,337,850	5%
2026	16	426,662	4,855,883	7%
2027	10	509,657	7,368,328	11%
2028	10	262,292	4,240,509	7%
2029	8	548,274	4,552,243	7%
2030	3	87,812	1,398,843	2%
Thereafter	55	2,765,600	34,522,367	52%
Total	150	5,315,544	$66,536,999	100%
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*Represents less than 1% of the total annual base rent.

Depreciable Tax Basis
For federal income tax purposes, the aggregate depreciable basis in the properties noted above is approximately $716.6 million. When we calculate depreciation expense for federal income tax purposes, we depreciate buildings and improvements over a 40-year recovery period, land improvements over a 20-year recovery period and furnishings and equipment over a 12-year recovery period using a straight-line method and a mid-month convention. The depreciable basis in the properties noted above is estimated, as of June 30, 2020 as follows:

Wholly-owned Property	Depreciable Tax Basis
CVS – Austin, TX	$2,455,537
Walgreens – Reidsville, NC	4,120,500
CVS – Erie, PA	1,849,200
CVS – Mansfield, OH	1,848,396
Advance Auto – Macomb, MI	1,687,596
Dollar General – Independence, MO	1,139,918
Dollar General – St. Joseph, MO	1,154,235
Kum & Go – Cedar Rapids, IA	2,063,064
Natural Grocers – Prescott, AZ	3,155,700
FedEx – Elko, NV	2,190,096
Mattress Firm – Gadsden, AL	1,632,738
Algonac Plaza – Algonac, MI	7,591,810
Advance Auto – Sedalia, MO	1,382,880
T.J. Maxx – Danville, IL	2,572,800
JOANN – Roseville, MI	3,093,700
Lowe’s – Fremont, OH	7,416,900
FedEx – Spirit Lake, IA	2,340,444
CVS – Wisconsin Rapids, WI	2,490,362
Tellico Greens – Loudon, TN	4,301,400
Dollar General – Gladwin, MI	1,071,603
Dollar General – Lexington, MI	968,129
Mattress Firm – Phoenix, AZ	1,514,073
O’Reilly Auto Parts – Fayetteville, NC	1,321,298
Family Dollar – Tatum, NM	846,626
Family Dollar – Centreville, AL	1,072,692
DaVita – Austell, GA	2,613,000
Dollar General – Ocala, FL	1,371,095
Raising Cane’s – Avondale, AZ	2,731,188
Bank of America – Fairview Park, OH	1,691,415
Family Dollar – Denton, NC	874,350
Family Dollar – Danville, VA	974,850
Enid Crossing – Enid, OK	4,743,600
Shopko – Larned, KS	1,825,344
Walgreens – Coweta, OK	3,494,459
Walgreens – St. Louis, MO	3,065,640
Northern Tool – Hoover, AL	2,461,526
Family Dollar – Londonderry, OH	1,053,141
Family Dollar – Deridder, LA	837,038
Carrier Rental Systems – Houston, TX	4,035,249
Dollar General – Redfield, SD	834,586
Family Dollar – Hampton, AR	787,631
Amcor Rigid Plastics – Ames, IA	11,483,125
Family Dollar – West Portsmouth, OH	955,956
National Tire & Battery – Conyers, GA	2,004,533
Time Warner Cable – Streetsboro, OH	4,285,687	(1)
Burger King – Midwest City, OK	$924,791
Family Dollar – Darby, MT	1,065,301

Wholly-owned Property	Depreciable Tax Basis
Tailwind Technologies – Denton, TX	9,447,000
PetSmart – McAllen, TX	3,537,600
Tire Centers – Decatur, AL	1,586,201
AutoZone – Vandalia, OH	—	(2)
Dollar General – Topeka (43rd) KS	960,990
Dollar General – Stacy, MN	795,622
Advance Auto – Ravenswood, WV	751,740
Sleepy’s – Roanoke Rapids, NC	1,367,347
West Marine – Mystic, CT	3,822,446
Title Resource Group – Mount Laurel, NJ	12,381,600
Shopko – Nephi, UT	2,781,131
Mattress Firm & Panera Bread – Elyria, OH	3,463,751
Dollar General – Pine River, MN	963,239
Dollar General – Winthrop, MN	880,546
Dollar General – Starbuck, MN	894,497
Dollar General – Wheaton, MN	882,848
The Toro Company – Windom, MN	7,597,800
Dollar General – New Richland, MN	942,185
Dollar General – Glasford, IL	939,387
Dollar General – Erie, IL	912,222
Dollar General – Trimble, MO	909,676
Fresh Thyme – Worthington, OH	8,578,680
Caliber Collision – Houston, TX	4,499,686
Caliber Collision – Venice, FL	3,440,570
O’Reilly Auto Parts – Decatur, GA	1,366,800	(1)
LA Fitness – Pawtucket, RI	11,792,000
Mister Car Wash – Spring Hill, FL	2,669,061
Mister Car Wash – Hudson, FL	1,913,739
Marshalls – Wilkesboro, NC	2,534,369	(1)
Sherwin-Williams – Pigeon Forge, TN	918,851
Sam’s Club – Timonium, MD	14,713,200
Teradata – Miami Township, OH	9,165,600
Triangle Town Place – Raleigh, NC	24,321,000	(1)
Lowe’s – North Dartmouth, MA	16,214,000
Biolife – Ft. Wayne (Coldwater), IN	3,000,375
Biolife – Moorehead, MN	3,296,053
Caliber Collision – San Antonio, TX	3,702,798
PetSmart – Lexington, NC	3,408,960
LA Fitness – Rock Hill, SC	7,685,738
Bob Evans – Defiance, OH	2,369,285
Bob Evans – Dover, OH	2,323,246
Bob Evans – Dundee, MI	1,691,172
Bob Evans – Hamilton, OH	1,774,345
Bob Evans – Hummelstown, PA	2,079,310
Bob Evans – Mayfield Hts, OH	1,691,172
Bob Evans – Richmond, VA	720,828
Walmart – Randallstown, MD	22,933,711
Valeo Production Facility – East Liberty, OH	5,165,700
CarMax – Tinley Park, IL	23,215,500
Cottage Plaza – Pawtucket, RI	16,975,982	(2)
North Lake Square – Gainesville, FL	$19,497,000
Fresh Thyme Farmer’s Market – Indianapolis, IN	7,309,663
Art Van Furniture – Monroeville, PA	9,726,096

Wholly-owned Property	Depreciable Tax Basis
Art Van Furniture – York, PA	7,822,597
Apex Technologies – Mason, OH	11,658,000
Tempe Commerce Park (7410) – Tempe, AZ	13,526,181
Valeo North America HQ – Troy, MI	12,060,000
Hobby Lobby – Watertown, SD	4,161,882
Hobby Lobby – Willmar, MN	4,584,573
Valvoline HQ – Lexington, KY	34,371,000
Hobby Lobby – Sedalia, MO	3,934,279
AAA Office Park – Hamilton, NJ	27,939,000
Procter & Gamble – Fayetteville, AR	9,808,800
AK Steel – West Chester, OH	20,100,000
H&E Equipment Services – Albuquerque, NM	4,874,219
H&E Equipment Services – Suwanee, GA	4,260,850
H&E Equipment Services – Fort Myers, FL	4,532,930
Hobby Lobby – Cadillac, MI	4,581,465
Weasler Engineering – West Bend, WI	11,818,800
SuperValu – Oglesby, IL	12,421,800
Duluth Trading – Arlington, TX	4,179,939
Tempe Commerce Park (7419) – Tempe, AZ	11,689,402
Kloeckner Metals – University Park, IL	13,024,800
Jewel-Osco – Spring Grove, IL	8,555,941
Jewel-Osco – Wood Dale, IL	8,213,445
24 Hour Fitness – Orlando, FL	8,719,380
Steinhafels – Madison, WI	12,375,207
Duluth Trading – Wichita, KS	4,064,277
Republic Services – Scottsdale, AZ	41,386,704
$716,572,991
____________________________________
(1)At the respective acquisition date for each of the properties, we estimated future capital improvements and renovations. The total estimate for future capital improvements and renovations as of the respective acquisition dates was $3.9 million. At the time these estimates were determined, we expected to pay for these future improvements and renovations with future net cash flows provided by operations and/or available borrowings.
(2)Depreciable basis excludes any ground leases.
Except as noted above, we currently have no plans for any renovations, improvements or development of the properties listed above and we believe the properties are adequately insured. We intend to obtain adequate insurance coverage for all future properties that we acquire.
Our advisor and its affiliates are continually evaluating various potential property acquisitions and engaging in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties. If we believe that a reasonable probability exists that we will acquire a significant property, this prospectus will be supplemented to disclose the pending acquisition of such property. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific property, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential acquisition. A supplement to this prospectus will describe any significant improvements proposed to be constructed upon the respective real property. Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this prospectus, if appropriate. You should understand that the disclosure of any proposed acquisition cannot be relied upon as an assurance that we will ultimately consummate such acquisition or that the information provided concerning the proposed acquisition will not change prior to any actual purchase.

Selected Financial Data
The following data should be read in conjunction with our condensed consolidated unaudited financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, and our audited consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this prospectus.
The selected financial data (in thousands, except share and per share amounts) presented below has been derived from our condensed consolidated unaudited financial statements as of and for the three months ended March 31, 2020 and our audited financial statements as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015, respectively:

	As of and for the three months ended March 31, 2020	As of and for the year ended December 31,
		2019	2018	2017	2016	2015
Balance Sheet Data:
Total real estate assets, net	$814,489	$833,361	$861,423	$671,426	$436,774	$257,583
Cash and cash equivalents	$2,253	$5,111	$3,644	$2,923	$4,671	$14,840
Total assets	$899,612	$869,137	$885,857	$699,463	$453,572	$281,502
Credit facility and notes payable, net	$419,114	$348,939	$354,254	$274,830	$159,143	$117,730
Total liabilities	$469,330	$393,108	$396,865	$316,993	$185,486	$133,558
Redeemable common stock	$56,613	$59,263	$58,902	$47,024	$32,076	$17,967
Stockholders’ equity	$372,940	$416,027	$429,324	$334,674	$235,224	$129,977
Operating Data:
Total revenues	$18,678	$77,812	$70,912	$48,146	$27,311	$19,109
Total operating expenses	$18,528	$58,897	$52,230	$37,508	$23,233	$13,444
Gain on disposition of real estate, net	$—	$10,213	$1,019	$—	$—	$5,642
Operating income	$150	$29,128	$19,701	$10,638	$4,078	$5,665
Net (loss) income attributable to the Company	$(3,514)	$14,750	$5,158	$312	$(1,292)	$7,327
Cash Flow Data:
Cash flows provided by operating activities	$8,494	$32,546	$32,836	$19,311	$8,293	$8,234
Cash flows used in investing activities	$(45,508)	$(3,469)	$(206,856)	$(253,937)	$(187,140)	$(36,009)
Cash flows provided by (used in) financing activities	$34,021	$(27,809)	$175,546	$232,279	$169,160	$38,219
Per Common Share Data:
Class D Common Stock:
Net (loss) income attributable to the Company	$(1,825)	$8,304	$3,165	$242	$(952)	$6,025
Basic and diluted weighted average number of common shares outstanding	17,634,578	18,763,418	17,606,217	14,374,833	9,986,524	6,506,020
Basic and diluted net (loss) income per common share	$(0.10)	$0.44	$0.18	$0.02	$(0.10)	$0.93
Distributions declared per common share	$0.24	$0.98	$0.98	$0.98	$0.98	$0.98
Class T Common Stock:
Net (loss) income attributable to the Company	$(1,583)	$5,933	$1,794	$45	$(276)	$911
Basic and diluted weighted average number of common shares outstanding	14,525,139	13,983,267	10,769,145	6,590,846	2,713,815	986,216
Basic and diluted net (loss) income per common share	$(0.11)	$0.42	$0.17	$0.01	$(0.10)	$0.92
Distributions declared per common share	$0.24	$0.98	$0.98	$0.98	$0.98	$0.98
Class S Common Stock:
Net (loss) income attributable to the Company (1)	$(1)	$1	$—	$—	$—	$—
Basic and diluted weighted average number of common shares outstanding(1)	7,094	1,444	—	—	—	—
Basic and diluted net (loss) income per common share(1)	$(0.07)	$0.84	$—	$—	$—	$—
Distributions declared per common share(1)	$0.24	$0.22	$—	$—	$—	$—
Class I Common Stock:
Net (loss) income attributable to the Company	$(105)	$512	$199	$25	$(64)	$391
Basic and diluted weighted average number of common shares outstanding	1,057,418	1,122,442	1,040,969	936,555	718,206	420,662
Basic and diluted net (loss) income per common share	$(0.10)	$0.46	$0.19	$0.03	$(0.09)	$0.93
Distributions declared per common share	$0.24	$0.98	$0.98	$0.98	$0.98	$0.98
____________________________________
(1) We did not issue any Class S Shares prior to October 10, 2019.

Valuation Policies
Our Independent Valuation Expert
We have retained CBRE as our independent valuation expert. CBRE has expertise in appraising commercial real estate. CBRE will be provided with access to all of the information in our possession about our commercial real estate properties that it may deem relevant to the discharge of its responsibilities. CBRE will also have access to other sources of information as a result of its affiliated businesses. The compensation we pay to the independent valuation expert will not be based on the estimated values of the commercial real estate properties, related liabilities, and notes receivable secured by real estate. Our independent valuation expert is not affiliated with us, or with our advisor or its affiliates. Our board of directors may replace the independent valuation expert at any time by majority vote (including a majority vote of our independent directors).
Our board of directors, including a majority of our independent directors, has adopted valuation policies to be used by our independent valuation expert in connection with estimating the values of our commercial real estate assets, related liabilities, and notes receivable secured by real estate. Our independent valuation expert will review our valuation policies and methodologies with our advisor and our board of directors at least annually. Any changes to our valuation policies will require the approval of our board of directors, including a majority of our independent directors. We will publicly announce any changes to the identity or role of the independent valuation expert or material changes to our valuation policies in reports we file with the SEC and/or via our website.
The independent valuation expert will discharge its responsibilities under the oversight of our board of directors and in accordance with our valuation policies. Our board will not be involved in the month-to-month valuation of our assets and liabilities, but will periodically receive and review such information about the valuation of our assets and liabilities as it deems necessary to exercise its oversight responsibility, at regularly scheduled board of directors meetings. The valuations performed by our independent valuation expert will be one of several components to be used by our independent fund accountant in its calculation of our NAV per share for each class, in the manner described below.
While our independent valuation expert will periodically provide estimated values of each of our commercial real estate properties, related liabilities, and notes receivable secured by real estate based upon individual appraisal reports, our independent valuation expert will not be responsible for or prepare our monthly NAV per share for any class.
Additional Information Regarding the Engagement for Valuation Services. We have contracted to receive valuation services from CBRE pursuant to that certain master agreement for real estate valuation services between CBRE and us dated September 1, 2011, as amended on November 27, 2018. We further engaged CBRE, pursuant to an agreement dated May 14, 2020, to provide valuation services on a monthly, instead of a rolling annual, basis, until such time that we have greater visibility into the impact of the COVID-19 pandemic on our properties’ valuations.
Pursuant to our master agreement for real estate valuation services, as amended, CBRE’s individual appraisal reports for each asset and liability will be addressed solely to the Company to assist our independent fund accountant in establishing an estimated value of our commercial real estate properties and real estate related assets and related liabilities. CBRE’s appraisal reports to be provided to us will not constitute a recommendation to any person to purchase or sell any shares of our common stock. CBRE’s appraisal reports will not be addressed to the public and may not be relied upon by any other person to establish an estimated value of our common stock.
In preparing its appraisal reports, CBRE will not, and will not be requested to, solicit third party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company. CBRE’s analyses, opinions, and conclusions will be developed, in conformity with the Uniform Standards of Professional Appraisal Practice, as well as the requirements of the state where the real property is located. The reported analyses, opinions, and conclusions to be developed will be prepared in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. The use of the reports are subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
In conducting its investigation and analyses, CBRE will take into account such accepted financial and commercial procedures and considerations as it deems relevant, which may include, without limitation, the review of documents, materials and information provided by us to CBRE, such as: (i) historical operating revenues and expenses of the properties; (ii) lease agreements on the properties; (iii) the revenues and expenses of the properties; (iv) information regarding recent or planned capital expenditures; and (v) any other information relevant to valuing the real estate property.

In connection with its review, while CBRE may review the information supplied or otherwise made available to it by us for reasonableness, CBRE will assume and rely upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party, and will not undertake any duty or responsibility to verify independently any of such information. CBRE will not make or obtain an independent valuation or appraisal of any other assets or liabilities (contingent or otherwise) of the Company other than our commercial real estate properties and real estate related assets and related liabilities. With respect to operating or financial forecasts and other information and data to be provided to or otherwise to be reviewed by or discussed with CBRE, CBRE will assume that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, board of directors and advisor, and will rely upon us to advise CBRE promptly if any information previously provided becomes inaccurate or was required to be updated during the period of its review.
In performing its analyses, CBRE will make numerous other assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond CBRE’s control and our control, as well as certain factual matters. For example, CBRE will assume that we have clear and marketable title to each commercial real estate property valued, that no title defects exist unless specifically informed to the contrary, that improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, CBRE’s analysis, opinions and conclusions will necessarily be based upon market, economic, financial and other circumstances and conditions existing prior to the valuation, and any material change in such circumstances and conditions may affect CBRE’s analysis and conclusions.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to CBRE’s appraisal reports. All of the CBRE appraisal reports, including the analysis, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
The analyses to be performed by CBRE will not address the market value of any class of the Company’s common stock. The prices at which the Company’s commercial real estate properties may actually be sold could differ from CBRE’s analyses. Among its other responsibilities, our board of directors has adopted our valuation policies for establishing our NAV for each class as of the last calendar day of the prior month. Consequently, the analyses contained in the CBRE individual appraisal reports should not be viewed as being determinative of the value of our common stock.
CBRE is actively engaged in the business of undertaking the valuation of commercial real estate properties in connection with public offerings, private placements, business combinations and similar transactions. CBRE has been engaged by the Company to deliver valuation reports and will receive fees upon the delivery of such reports. In addition, we have agreed to indemnify CBRE against certain liabilities arising out of this engagement.
CBRE is an affiliate of CBRE Group, Inc., a parent holding company of affiliated companies that are engaged in the ordinary course of business in many areas related to commercial real estate and related services. In the two years prior to the date hereof, CBRE and its affiliates have provided a number of commercial real estate and financial advisory services for us and our affiliates and have received fees in connection with such services. CBRE and its affiliates may from time to time in the future perform other commercial real estate and financial advisory services for us and our affiliates in transactions related to the properties that are the subjects of the valuations, so long as such other services do not adversely affect the independence of the applicable CBRE appraiser as certified in the applicable appraisal report.
In the ordinary course of its business, CBRE, its affiliates, directors and officers may structure and effect transactions for its own account or for the accounts of its customers in commercial real estate properties of the same kind and in the same markets as the Company’s assets.
Valuation
Valuation of Commercial Real Estate Properties and Secured Loans
Wholly Owned Commercial Real Estate Properties. Our independent valuation expert will value on a rolling basis each of our wholly owned real estate properties held, directly or indirectly, by our operating partnership at least once per year. The independent valuation expert will collect all reasonably available material information that it deems relevant, including information about the properties from our advisor, the independent valuation expert’s own sources, market information from public sources, the expert’s own proprietary data, and, when deemed necessary by our independent valuation expert, a physical inspection. The independent valuation expert will also review trends in capitalization rates, discount rates, interest rates, leasing rates, as well as a variety of macro- and micro-economic factors.

Based on the available information, the independent valuation expert will estimate the value of that property. The independent valuation expert will consider, as appropriate, valuation methodologies, opinions and judgments, to the extent consistent with our valuation policies as adopted by our board of directors, and with the recommendations set forth in the Uniform Standards of Professional Appraisal Practice and the requirements of the Code of Professional Ethics and Standards of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.
Between valuations, our advisor will monitor our real estate properties to determine whether a material event has occurred that our advisor believes may have a material impact on the most recent estimated values provided by our independent valuation expert. If, in the opinion of our independent valuation expert, an event identified by our advisor, or in some circumstances an event that becomes known to the independent valuation expert through other means, is likely to have a material impact on previously provided estimated values of the affected commercial real estate properties, and notes receivable secured by real estate or related real estate liabilities, the independent valuation expert will recommend valuation adjustments that our independent fund accountant will then incorporate into our NAV. For example, an unexpected termination or renewal of a material lease, a material change in vacancies or an unanticipated structural or environmental event at a property or capital market events may cause the value of a property to change materially. Our independent valuation expert will determine the appropriate adjustment to be made to the estimated value of the property based on the information available. Any such adjustments will be estimates of the market impact of specific events as they occur, based on assumptions and judgments that may or may not prove to be correct, and may also be based on the limited information readily available at that time.
Upon acquisition, commercial properties will initially be carried at cost (purchase price plus all related acquisition costs and expenses, such as legal fees and closing costs) until the asset has been held for one full calendar year. Thereafter, each commercial property will be valued on a rolling annual basis by our independent valuation expert. We will amortize acquisition costs and expenses over a five year period. The independent valuation expert may perform valuations at any time during the quarter following the one year anniversary of the acquisition, based on its judgment. We will allocate the acquisition costs and expenses incurred in connection with the acquisition of multiple commercial properties that are not directly related to any single property among the applicable properties, generally pro rata based on relative purchase price of each property.
We are actively managing our response to COVID-19 in collaboration with our tenants and business partners and are assessing potential impacts to our financial position and operating results, as well as potential adverse developments in our business. We have engaged our independent valuation expert to provide on a monthly, instead of a rolling annual, basis, valuations of each of our commercial real estate assets and real estate related liabilities, going forward, until such time that we have greater visibility into the impact of the COVID-19 pandemic on our properties’ valuations.
Commercial Real Estate Properties Held Through Joint Ventures. The estimated values of real estate properties held by joint ventures that we invest in will be determined by our independent valuation expert on the same basis as wholly-owned commercial real estate properties. Once the independent valuation expert has estimated the value of a joint venture real estate property, the value of our interest in the joint venture will be calculated by applying a percentage based on the distribution provisions of the applicable joint venture agreements to the value of the underlying real estate property held by the joint venture. Newly acquired properties held in a joint venture will be initially carried at cost and subsequently valued in the manner, and at the times, described above for wholly owned properties.
Loans and Other Investments Secured by Real Estate. Notes receivable and mezzanine loans held for long-term investment, which will typically be secured directly or indirectly by real estate, will initially be carried at our acquisition cost (purchase price plus all related acquisition costs and expenses, such as legal fees and closing costs) until the investment has been held by us for one full calendar quarter following the calendar quarter of acquisition. Thereafter, our independent valuation expert will value these assets on a rolling basis each quarter, and we will amortize the acquisition costs over the lesser of the remaining life of the loan or a five year period. Typically, notes receivable will be valued by using a discounted cash flow analysis to estimate the value of the remaining loan payments and any balloon payment at maturity. In projecting the cash flow and the discount rate, various factors will be considered, including among others the quality of the underlying real estate collateral, loan-to value ratio, payment history and the remaining term of the notes. In addition, consideration will be given to the general real estate market conditions and prevailing interest rates.
Valuation of Other Illiquid Real Estate Related Assets
For investments in CMBS and privately placed, illiquid securities of real estate-related operating businesses (other than joint ventures that hold real estate properties), such as real estate development or management companies, those investments will initially be valued at cost (purchase price plus all related acquisition costs and expenses, such as legal fees and closing costs) and thereafter will be valued quarterly on a rolling basis at fair value as determined in good faith by one or more third-party pricing services that we will retain for this purpose (which may, under certain circumstances, include CBRE, subject to their acceptance of the additional engagement); provided that, in the case of illiquid securities of real estate-related operating businesses, to the extent that the underlying real estate or real estate-related assets and liabilities of such investments are valued by a third-party valuation firm on no less than a quarterly rolling basis to establish the fair value of such assets and liabilities by an independent valuation expert engaged by the issuer or affiliated investment advisor pursuant to the valuation policies of the issuer or affiliated investment advisor, we may rely on those values in establishing the fair value of our investment. Acquisition costs will be amortized over the lesser of the remaining life of the investment or a five-year period. In evaluating the fair value of our interests in certain commingled investment vehicles (such as private real estate funds), we and the third-party valuation service performing the valuation may rely upon values periodically assigned to such interests by the respective issuers or affiliated investment advisers.
Valuation of Liquid Investment Portfolio
Liquid Real Estate-Related Securities. Liquid debt and equity real estate-related securities that are not restricted as to salability or transferability will be valued daily, on the basis of information provided by third parties and not by the independent valuation expert. Generally, to the extent the information is available to our independent fund accountant, such securities will be valued at the price determined by third party pricing services and available to our independent fund account prior to its calculation of the NAV for such month. The value of liquid equity and debt real estate-related securities that are restricted as to salability or transferability will be adjusted for a discount. In determining the amount of such discount, consideration will be given to the nature and length of such restriction and the relative volatility of the market price of the security.
Valuation of Liquid Non-Real Estate-Related Assets. Liquid non-real estate-related assets include credit rated government and corporate debt securities, agency securities, publicly traded equity securities, cash and cash equivalents and other investments designed to limit our exposure to market volatility, illiquidity, interest rate or other risks related to our real-estate related, equity or debt securities. Liquid non-real estate-related assets will be valued monthly based on information provided by third party pricing services and not by the independent valuation expert.
Valuation of Our Commercial Real Estate Related Liabilities
Our independent valuation expert will estimate the values of our commercial real estate-related liabilities, such as loans where we are the borrower, by using industry accepted methodologies specific to each type of liability. Typically, mortgage loans collateralized by our real estate will be valued by comparing the differences between the contractual loan terms and current market loan terms. This comparison would generally involve the present value of the remaining contractual payments and maturity amount at a market based interest rate. The market interest rate would reflect the risks associated with the loan, such as loan-to-value ratio, remaining loan term, the quality of the underlying collateral or other security, and credit risk, among other factors. Various sources could be used to estimate market terms for a specific loan, including published materials and market information gathered by other valuation experts.
Commercial real estate-related liabilities, such as loans, will initially be carried at cost (loan proceeds less all related costs and expenses, such as legal fees and closing costs) until the loan has been outstanding for one full calendar quarter following the quarter we enter into the loan. Thereafter, the independent valuation expert will estimate the value of these liabilities each quarter on a rolling basis, and we will amortize the related loan costs over the remaining loan term. The valuations may be performed at any time during a quarter based on the judgment of our independent valuation expert. We will allocate the financing costs and expenses incurred in connection with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the amount of proceeds from each loan.
Role of Our Advisor and Our Board in the Valuation Process
The estimates of the values of our real estate and real estate related assets and liabilities will be reviewed by our advisor for consistency with our valuation policies and the overall reasonableness of the valuation conclusions. Our independent valuation expert may consider any comments received from our advisor to its individual appraisal reports, but the final estimated values of our commercial real estate assets, related liabilities, and notes receivable secured by real estate shall be determined by our independent valuation expert and provided by our independent valuation expert to our independent fund accountant, State Street.
At regularly scheduled board of directors meetings, our independent expert will be available to meet with our board of directors to review valuation information, as well as our valuation policies and the operation and results of the valuation process generally. Our board of directors will have the right to engage additional experts to review the valuation of our assets, if deemed appropriate.

Calculation of Our NAV Per Share
Pursuant to this prospectus, we are offering to the public four classes of shares of our common stock, D Shares, T Shares, S Shares and I Shares. We have retained State Street to serve as our independent fund accountant to calculate our monthly NAV per share for each class, which uses a process that incorporates (1) the periodic valuations of our real estate assets and related liabilities by our independent valuation expert, (2) ongoing assessment by the valuation expert of the estimated impact of any events that require adjustments to the most recent valuations determined by the valuation expert, (3) updates in the price of liquid assets for which third-party market quotes are available, (4) valuations of any securities or other assets for which market quotes are not available, (5) valuation of our other assets and liabilities, (6) accruals of our distributions for each share class, and (7) estimates by our advisor of monthly accruals, on a net basis, of our operating revenues, expenses, including class-specific expenses, debt service costs and fees, including class-specific fees. Our advisor reviews estimated values of commercial real estate assets, related liabilities, and notes receivable secured by real estate provided in individual appraisal reports. Additionally, to the extent a material event in respect of such asset or liability occurs between scheduled valuations that our advisor believes may materially affect the value thereof, our advisor will inform the independent valuation expert so that, if appropriate, the independent valuation expert can update the value of such asset or liability for inclusion in the next monthly NAV per share calculation. Upfront selling commissions and dealer manager fees will have no effect on the NAV of any share class. The NAV is intended to reflect our estimated value as of the last calendar day of the month prior to the date that the NAV is determined, and the NAV of any share class at any given time will not reflect any obligation to pay future trail fees that may become payable after the date the NAV is determined. As a result, the estimated liability for the future stockholder servicing fees, which is accrued at the time each share is sold, will have no effect on the NAV of any share class.
Calculation of NAV
Our independent fund accountant calculates our NAV monthly by beginning with the most recent estimated market values of our operating partnership’s commercial real estate assets, related liabilities, and notes receivable secured by real estate provided by our independent valuation expert in individual appraisal reports in accordance with valuation policies approved by our board of directors. The latest value of liquid assets, assets that are traded with reasonable frequency, as determined by third party pricing institutions, and other real estate related assets, including limited partnership units, will then be added. Our independent fund accountant will then subtract from the net value of the operating partnership’s real estate and real estate related assets and liabilities any other partnership liabilities that are not class-specific, including the reimbursement of non-class specific organization and offering expenses paid for by our advisor on our behalf. These liabilities are estimated by our advisor based on a number of factors, including recent and estimated operating data with respect to each of our commercial real estate properties, as well as our portfolio of real estate related assets and recent and estimated data for other income earned and expenses payable by us. From time to time, but no less frequently than at the end of each calendar month, our advisor will, to the extent necessary, adjust the accruals to reflect actual operating results and to reflect appropriately the outstanding receivable, payable and other account balances. After taking into account the monthly estimate of accrued liabilities, our advisor will take the resulting amount and multiply that amount by our percentage ownership interest in the operating partnership. Initially, the only limited partner in the operating partnership was our wholly-owned subsidiary, CRI (Daily NAV), LLC, which holds a nominal interest.
While our independent valuation expert periodically provides estimated values of each of our commercial real estate assets, related liabilities, and notes receivable secured by real estate based upon individual appraisal reports, our independent valuation expert is not responsible for and does not prepare our monthly NAV per share for each share class.
Our independent fund accountant will then add any assets held by the REIT, which should be limited to cash and cash equivalents, and subtract an estimate of any accrued liabilities of the REIT to the extent such liabilities are not reimbursable by the operating partnership, which should be limited to certain legal, accounting and administrative costs.
Calculation of NAV Per Share
Our independent fund accountant will then calculate the NAV for each class of shares (i.e., our D Shares, T Shares, S Shares and I Shares) by allocating the NAV to each share class based on its respective ownership percentage. The NAV for each share class will then be adjusted for contributions, redemptions and accruals of the class’s distributions and estimates of class-specific fee and expense accruals. Distributions will reflect the distribution rate set by our board of directors which may vary for each class. Our NAV per share for each class will be determined by dividing such class’s NAV as of the last calendar day of each month by the number of shares outstanding for that class as determined monthly. We will disclose on a monthly basis in a prospectus supplement filed with the SEC, the primary components of the Company’s NAV and that certain components are based on appraisal reports provided by the independent valuation expert.

At regularly scheduled board of directors meetings, our board will review the process by which our advisor estimated accrued liabilities and our independent fund accountant calculated the NAV per share for each share class and the operation and results of the process to determine NAV per share generally.
The table below provides a hypothetical illustration of how various factors could affect the calculation of our NAV as of the end of any given month. This table does not reflect that we effectively have four classes of common stock. As described above and in the footnote to the table below, each class of shares may have a different NAV because certain expenses and fees differ with respect to each class. All amounts shown in the hypothetical calculation below are for illustrative purposes only and are not indicative of our current or projected financial condition or performance.

NAV
Beginning NAV at end of previous month (1)	$2,000,000,000
Monthly Portion of:
Portfolio Income (Loss) on Real Estate Portfolio and All Other Assets, Before Fees (2)	365,000
Advisory Fee, Dealer Manager Fee, Stockholder Servicing Fee and Performance Fee (3)	(140,000)
Accrued Dividend/Distribution	(300,000)
Increase (Decrease) in Market or Appraised Value of Assets and Liabilities	200,000
NAV Before Sales and Redemptions of Shares	2,000,125,000
Sales of Shares (4)	2,192,000
Redemptions of Shares (4)	(1,100,000)
Ending NAV for Hypothetical Month	$2,001,217,000
____________________________________
(1)NAV at the beginning of a hypothetical month will reflect all sales and redemptions of shares made as of the last calendar day of the prior month.
(2)Portfolio Income (Loss) represents the net accrual of operating income, expenses, debt service costs and offering and organization costs, and excludes the monthly portion of the Advisory Fee, Dealer Manager Fee, Stockholder Servicing Fee and Performance Fee, shown on the next line in the table above.
(3)Our share classes may have different expense accruals associated with certain fees and expenses tied to NAV for each share class, which may vary over time primarily due to different class-specific expenses.
(4)Monthly sales and redemptions of shares at NAV will not increase or decrease our NAV per share for any class because sales and redemptions of shares will be made at the most recently published monthly NAV.
Limits on the Calculation of Our NAV Per Share
The overarching principle of our valuation policies is to produce reasonable estimated values for each of our assets, or the price that would be received for that asset in orderly transactions between market participants. However, the majority of our assets will consist of real estate assets and, as with any real estate valuation protocol, the conclusions reached by our independent valuation expert will be based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in a different estimate of the value of our real estate assets. Any resulting potential disparity in our NAV per share for any share class may be in favor of either stockholders who redeem their shares, or stockholders who buy new shares, or existing stockholders, depending on the circumstances at the time.
In addition, on any given day, our published NAV per share for each share class may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable or known. Between valuations, our advisor will monitor our real estate assets to determine whether a material event has occurred that our advisor believes may have a material impact on the most recent estimated values provided by our independent valuation expert. If, in the opinion of our independent valuation expert, an event identified by the advisor, or in some circumstances an event that becomes known to the independent valuation expert through other means, is likely to have a material impact on previously provided estimated values of our affected real estate or real estate related assets or liabilities, the independent valuation expert will recommend valuation adjustments that our independent fund accountant will then incorporate into our NAV. Our independent valuation expert will determine the appropriate adjustment to be made to the estimated value of the property based on the information available. Any such adjustments will be estimates of the market impact of specific events as they occur, based on assumptions and judgments that may or may not prove to be correct, and may also be based on limited information that is readily available at that time. Any potential disparity in our NAV from this estimate or from the independent valuation expert’s determination that no adjustment is necessary may be in favor of either stockholders who have their shares redeemed, or stockholders who buy new shares, or existing stockholders, depending on the circumstances at the time.

Historical NAV Per Share
We calculate NAV per share in accordance with the valuation policies approved by our board of directors. Our NAV per share, which is updated as of the last business day of each month, is posted on our website at www.cimgroup.com/investment-strategies/individual/inav#summary and is made available on our toll-free, automated information line at 866-907-2653. The August 1, 2020 transaction price is based on our NAV as of June 30, 2020. Please refer to the “Valuation Policies” section in this prospectus for a more detailed description of our valuation procedures, including important disclosure regarding real property valuations provided by the independent valuation expert. All parties engaged by us in the calculation of our NAV, including our advisor, are subject to the oversight of our board of directors. We have engaged the independent valuation expert to provide on a monthly basis, instead of a rolling annual basis, valuations of each of our commercial real estate assets and real estate-related liabilities, going forward, until such time that we have greater visibility into the impact of the COVID-19 pandemic on our property valuations. For the months of May and June 2020, all of our real properties were valued by our independent valuation expert. The following table sets forth the components of total NAV as of June 30, 2020 and May 31, 2020:

	As of
Components of NAV	June 30, 2020	May 31, 2020
Investments in real estate	$898,155,000	$899,350,000
Investment in CIM UII Onshore	46,697,807	50,000,000
Acquisition expenses and deferred financing costs	3,340,148	3,749,575
Cash, marketable securities and other assets	52,917,712	64,695,171
Outstanding debt	(473,669,956)	(473,543,973)
Accrued performance fee	—	—
Accrued stockholder servicing fee	(218,156)	(226,804)
Subscriptions received in advance	(5,750,391)	(10,620,447)
Accrued liabilities	(6,161,888)	(8,105,977)
Net asset value	$515,310,276	$525,297,545
Number of outstanding shares	30,691,871	30,978,795
The following table provides a breakdown of our total NAV and NAV per share by share class as of June 30, 2020 and May 31, 2020:

	D Shares	T Shares	S Shares	I Shares	Total
Net asset value as of June 30, 2020	$267,851,765	$231,103,059	$119,030	$16,236,422	$515,310,276
Number of outstanding shares as of June 30, 2020	15,778,306	13,954,099	7,196	942,270	30,681,871
NAV per share as of June 30, 2020	$16.97	$16.56	$16.54	$17.23

Net asset value as of May 31, 2020	$274,161,289	$234,641,055	$119,945	$16,375,256	$525,297,545
Number of outstanding shares as of May 31, 2020	16,004,570	14,025,634	7,179	941,412	30,978,795
NAV per share as of May 31, 2020	$17.13	$16.73	$16.71	$17.39
For single-tenant properties with fewer than eight years of remaining lease term and anchored shopping centers, and certain other properties, our independent valuation expert calculated estimated market values by using a discounted cash flow analysis, which may have been the sole valuation approach or used in combination with a direct capitalization methodology. Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the June 30, 2020 valuations, based on property type.

Property Type	Discount Rate	Exit Capitalization Rate
Anchored Shopping Center	8.32%	7.69%
Retail	8.15%	7.65%
Industrial	7.67%	7.09%
Office	8.00%	7.35%
For single-tenant properties with greater than eight years of remaining lease term, and certain other properties, our independent valuation expert calculated estimated market values by using a direct capitalization cash flow analysis, which may have been the sole valuation approach or used in combination with the discounted cash flow methodology. Set forth below are the weighted averages of the implied capitalization rate, using net operating income over the direct capitalization value, used in the June 30, 2020 valuations, based on property type.

Property Type	Implied Overall Capitalization Rate
Anchored Shopping Center	7.68%
Retail	6.88%
Industrial	6.75%
Office	6.78%
As previously disclosed, we are continuing to monitor and assess the impacts that the outbreak of COVID-19 may have on our business, tenants and operating partners. The impact of the COVID-19 outbreak on the value of our assets may be significant and will largely depend on future developments, which are highly uncertain and cannot be predicted. We will not be able to quantify any such impacts and their effect on the NAV until we have greater visibility into the impact that the COVID-19 outbreak will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy.
In addition, to address the current risk to our portfolio due to the COVID-19 pandemic, our independent valuation expert considered the following factors while determining the values of our real estate assets:
•rent collections and credit downgrades as a result of COVID-19;
•potential impacts to rent growth over the next 12 months; and
•potentially decreased leasing activity for vacancy resulting from increased downtime.
As of August 4, 2020, we had received July 2020 base rent payments from approximately 93.7% of the aggregate July 2020 base rent due from our portfolio. We collected 88.8% and 89.0% of base rent due in May and June 2020, respectively, as of August 4, 2020. For rent that has not been collected, we are generally working on rent deferral arrangements with our tenants.

The following table provides our NAV per share for each quarter since the commencement of our operations for each of our classes of common stock:

	NAV Per Share
Date	D Shares	T Shares	S Shares	I Shares
12/31/2011	$14.99	*	*	*
3/31/2012	$15.00	*	*	*
6/30/2012	$15.75	*	*	*
9/30/2012	$15.82	*	*	*
12/31/2012	$16.11	*	*	*
3/31/2013	$16.31	*	*	*
6/30/2013	$16.56	*	*	*
9/30/2013	$16.71	*	*	*
12/31/2013	$16.84	$16.83	*	$16.85
3/31/2014	$16.99	$16.97	*	$17.01
6/30/2014	$17.07	$17.04	*	$17.10
9/30/2014	$17.10	$17.05	*	$17.14
12/31/2014	$17.51	$17.45	*	$17.55
3/31/2015	$18.08	$18.07	*	$18.15
6/30/2015	$18.18	$18.16	*	$18.25
9/30/2015	$18.16	$18.12	*	$18.23
12/31/2015	$18.24	$18.17	*	$18.31
3/31/2016	$18.28	$18.19	*	$18.37
6/30/2016	$18.31	$18.21	*	$18.42
9/30/2016	$18.25	$18.13	*	$18.37
12/31/2016	$18.15	$18.01	*	$18.29
3/31/2017	$18.08	$17.91	*	$18.22
6/30/2017	$18.14	$17.95	*	$18.30
9/30/2017	$18.13	$17.92	*	$18.30
12/31/2017	$18.37	$18.15	*	$18.55
3/31/2018	$18.39	$18.16	*	$18.59
6/30/2018	$18.29	$18.04	*	$18.49
9/30/2018	$18.20	$17.93	*	$18.41
12/31/2018	$18.02	$17.73	*	$18.25
3/31/2019	$17.83	$17.51	*	$18.06
6/30/2019	$17.79	$17.46	*	$18.04
9/30/2019	$17.68	$17.32	*	$17.93
12/31/2019	$17.71	$17.33	$17.34	$17.98
3/31/2020	$17.74	$17.33	$17.34	$18.01
6/30/2020	$16.97	$16.56	$16.54	$17.23
____________________________________
*Not available. T Shares and I Shares were not available prior to August 26, 2013, and we did not issue any T Shares or I Shares as of September 30, 2013. S Shares were not available prior to November 27, 2018, and we did not issue any S Shares as of September 30, 2019.

Our Structure and Formation
CIM Income NAV, Inc. was formed as a Maryland corporation on July 27, 2010. Our operating partnership was formed as a Delaware limited partnership on July 27, 2010.
In order to be organized as an UPREIT, we have contributed, and intend to continue to contribute, the proceeds from this offering to our operating partnership and to hold all or substantially all of our assets and conduct our operations through the operating partnership. UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” An UPREIT is a REIT that holds all or substantially all of its assets through a partnership which the REIT controls as general partner. We have elected to use an UPREIT structure to facilitate real estate property acquisitions and to facilitate investments in us by certain institutional investors. A sale of property directly to a REIT is generally a taxable transaction to the selling property owner. In an UPREIT structure, a seller of appreciated property who desires to defer taxable gain on the transfer of such property may transfer the property to our operating partnership in exchange for limited partnership interests. Such exchange generally could be made on a tax-free basis. Being able to offer a seller the opportunity to defer taxation of gain until the seller redeems its interests in our operating partnership for cash may give us a competitive advantage in acquiring desired properties relative to buyers who cannot offer this opportunity. In addition, investing in our operating partnership, rather than in shares of our common stock, may be more attractive to certain institutional or other investors due to their business or tax structure.
We are the sole general partner of our operating partnership and CRI (Daily NAV), LLC, our wholly-owned subsidiary, is the limited partner. As the sole general partner of our operating partnership, we have the exclusive power under the partnership agreement to manage and conduct its business, subject to certain limited approval and voting rights of the limited partners described more fully in “Operating Partnership Agreement.” Pursuant to the terms of our advisory agreement, we will delegate to our advisor authority to make decisions related to our and our operating partnership’s day-to-day business, the acquisition, management and disposition of assets and the selection of property managers and other service providers.
The following chart shows the ownership structure and our relationship with our advisor and our dealer manager:
____________________________________
(1)As of June 30, 2020, CIM Income NAV Management, LLC owned 13,333 of our D Shares, which represented less than 0.1% of the total outstanding shares of common stock as of such date. Pursuant to our Charter, CIM Income NAV Management, LLC is prohibited from selling these shares, which represent its initial investment in us, for so long as CCO Group remains our sponsor; provided, however, that CIM Income NAV Management, LLC may transfer ownership of all or a portion of these 13,333 shares to other affiliates of our sponsor.

Management
Board of Directors
We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors has retained CIM Income NAV Management as our advisor to manage our day-to-day affairs and the acquisition and disposition of our assets, subject to our board of directors’ supervision. Prior to the effective date of this offering, our charter was reviewed and ratified by our board of directors, including a majority of the independent directors. This ratification by our board of directors is required by the NASAA REIT Guidelines.
Our charter and bylaws provide that the number of directors on our board of directors may be established by a majority of the entire board of directors, but may not be fewer than three. Our bylaws further provide that the number of directors may not be more than 15. Our charter provides that, in general, upon and after commencement of this offering, a majority of the directors must be independent directors. An “independent director” is a person who is not, and within the last two years has not been, directly or indirectly associated with us or any of our affiliates or with our sponsor, our advisor or any of their affiliates by virtue of (1) ownership of an interest in our sponsor, our advisor or any of their affiliates, (2) employment by our sponsor, our advisor or any of their affiliates, (3) service as an officer or director of our sponsor, our advisor or any of their affiliates, (4) performance of services other than as a director for us, (5) service as a director of more than three REITs organized by our sponsor or advised by our advisor, or (6) maintenance of a material business or professional relationship with our sponsor, our advisor or any of their affiliates. Each director deemed to be independent pursuant to our charter also will be independent in accordance with the NASAA REIT Guidelines. There are no family relationships among any of our directors or officers, or officers of our advisor. Each director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by us. At least one of our independent directors must have at least three years of relevant real estate experience. We have a total of seven directors, including a majority of independent directors. Mr. Snell has more than three years of relevant real estate experience.
Each director will serve until the next annual meeting of stockholders and until his successor is duly elected and qualifies. Although the number of directors may be increased or decreased, provided that a minimum of three directors will serve on the board at all times, a decrease will not have the effect of shortening the term of any incumbent director.
Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed. None of the members of our board of directors, our advisor or any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of our advisor or any director or any of their affiliates or any transaction between us and any of them. In determining the requisite percentage in interest required to approve such a matter, shares owned by members of our board of directors, our advisor and their respective affiliates will not be included.
Any vacancy created by the death, resignation, removal, adjudicated incompetence or other incapacity of a director or an increase in the number of directors must be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified. Independent directors shall nominate replacements for vacancies in the independent director positions or to fill newly-created independent director positions. If at any time there are no directors in office, successor directors shall be elected by the stockholders. Each director will be bound by our charter and bylaws.
Our board of directors will not be required to devote all of their time to our business and only are required to devote the time to our affairs as their duties require. Our directors meet quarterly, in person or by teleconference, or more frequently if necessary. Consequently, in the exercise of their responsibilities, the directors will rely heavily on our advisor and on information provided by our advisor. Our directors have a fiduciary duty to our stockholders to supervise the relationship between us and our advisor. Our board of directors is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us.
Our board of directors has adopted written policies on investments and borrowing, the general terms of which are set forth in this prospectus. The directors may revise those policies or establish further written policies on investments and borrowings and monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders. In addition, our board of directors (including the independent directors) has adopted and is responsible for our valuation policies for establishing NAV and our valuation policies pertaining to the valuation of commercial real estate assets, related liabilities, and notes receivable secured by real estate and will periodically review valuation information.
Additionally, our board of directors is responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of the stockholders. In addition, a majority of the directors, including a majority of the independent directors, who are not otherwise interested in the transaction must approve all transactions with our advisor or its affiliates. The independent directors also will be responsible for reviewing the performance of our advisor and determining that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services to be performed and that the provisions of the advisory agreement are being carried out. The independent directors will consider such factors as they deem relevant, including:
•the amount of the fees paid to our advisor in relation to the size, composition and performance of our investments;
•the success of our advisor in generating appropriate investment opportunities;
•rates charged to other REITs, especially REITs of similar structure, and to stockholders other than REITs by advisors performing similar services;
•additional revenues realized by our advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;
•our advisor’s performance in selecting, overseeing and managing its sub-advisor;
•the quality and extent of service and advice furnished by our advisor and the performance of our investment portfolio; and
•the quality of our portfolio relative to the investments generated by our advisor or its affiliates for its other clients.
Our board of directors has approved the renewal of our advisory agreement with our advisor for a term expiring on November 30, 2020, and our advisory agreement may be renewed for an unlimited number of successive one-year periods. Either party may terminate the advisory agreement upon 60 days’ written notice without cause or penalty. Fees payable to our advisor pursuant to the advisory agreement, including any fees that may be paid upon termination of the advisory agreement, are described below under the caption “— The Advisory Agreement” and the section of this prospectus captioned “Compensation.”
Committees of Our Board of Directors
Our board of directors will be responsible for supervising our entire business. However, our bylaws provide that our board of directors may establish such committees as the board of directors believes appropriate and in our best interests. Our board of directors will appoint the members of the committee in the board of directors’ discretion. Our charter and bylaws require that a majority of the members of each committee of our board of directors is comprised of independent directors.
Our board of directors has established an Audit Committee, which consists of George N. Fugelsang, W. Brian Kretzmer, and Roger D. Snell, all of whom are independent directors. Mr. Snell serves as the chairman of our Audit Committee. The Audit Committee, by approval of at least a majority of its members, will select the independent registered public accounting firm to audit our annual financial statements, review with the independent registered public accounting firm the plans and results of the audit engagement, approve the audit and non-audit services provided by the independent registered public accounting firm, review the independence of the independent registered public accounting firm, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. Our board of directors has adopted a charter for the Audit Committee that sets forth its specific functions and responsibilities.
Our board of directors has established a Nominating and Corporate Governance Committee consisting of George N. Fugelsang, Richard J. Lehmann, and Richard S. Ressler. Mr. Lehmann serves as chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for establishing the criteria for selection of directors to serve on the board of directors, evaluating the candidacy of prospective directors, recommending candidates to the board of directors to be nominated for election as a director by stockholders or to fill any vacancies on the board, reviewing governance documents and policies including our Code of Ethics for Principal Executive Officer and Senior Financial Officers and Code of Ethics for Independent Directors, and advising and making recommendations to the board of directors on corporate governance matters and all matters pertaining to the role of the board of directors and the practices and performance of our directors. The board of directors has adopted a charter for the Nominating and Corporate Governance Committee that sets forth its specific functions and responsibilities.
Our board of directors has established a Valuation, Compensation and Affiliate Transactions Committee that is comprised of all of our independent directors, namely George N. Fugelsang, Richard J. Lehmann, W. Brian Kretzmer and Roger D. Snell.

Mr. Fugelsang serves as chairman of the Valuation, Compensation and Affiliate Transactions Committee. The Valuation, Compensation and Affiliate Transactions Committee, by the approval of at least a majority of its members, is primarily responsible for:
•assisting the board of directors in satisfying its obligations with respect to matters related to our NAV, including periodic review of our valuation policies, engagement and oversight of third-party valuation experts, compliance with all SEC, FINRA, charter and policy requirements related to the NAV;
•review and oversight of compensation and benefits matters pertaining to our directors and, if applicable, executive officers (as we currently have no employees and do not compensate our executive officers), including equity compensation matters, plans and agreements, regulatory compliance, and disclosures pertaining to any such compensation and benefits; and
•considering matters requiring review and approval by the independent directors under our charter and investment policies, including the compensation and performance of our advisor; any amendments, renewals, extensions or other changes to any agreements with our advisor and its affiliates, including the advisory agreement and the dealer manager agreement; or any other transaction between us or our affiliates, on the one hand, and our advisor or its affiliates, on the other hand.
The board of directors has adopted a charter for the Valuation, Compensation and Affiliate Transactions Committee that sets forth its specific functions and responsibilities.
Responsibilities of Independent Directors
In accordance with the NASAA REIT Guidelines, a majority of our independent directors generally must approve corporate actions that directly relate to the following:
•any transfer or sale of our sponsor’s initial investment in us; provided however, our sponsor may not sell its initial investment while it remains our sponsor, but our sponsor may transfer the shares to an affiliate;
•the duties of our directors, including ratification of our charter, the written policies on investments and borrowing, the monitoring of administrative procedures, investment operations and our performance and the performance of our advisor;
•the advisory agreement;
•liability and indemnification of our directors, our advisor and its affiliates;
•fees, compensation and expenses, including organization and offering expense reimbursements, acquisition expenses, total operating expenses (including amounts paid to the transfer agent, independent fund accountant, and the independent valuation expert), real estate commissions on the resale of property, incentive fees, and advisor compensation;
•any change or modification of our statement of objectives;
•real property appraisals;
•our borrowing policies;
•annual and special meetings of stockholders;
•election of our directors; and
•our distribution reinvestment plan.
Compensation of Directors
We pay to each of our independent directors an annual retainer of $90,000, plus an additional annual retainer of $15,000 for service on each committee of our board of directors on which they serve (except that the chair of each committee will be paid $25,000 annually for service as the chair of such committee). On an annual basis, 75% of the compensation is paid in cash and the remaining 25% is paid in the form of an annual grant of restricted D Shares based on the then-current per share NAV of such shares at the time of grant; however, in order to support our efforts towards achieving sustainable liquidity, 50% of our independent directors’ quarterly compensation payments for the third and fourth quarter of 2020 will be paid in the form of a grant of restricted D Shares based on the then-current per share NAV of such shares at the time of grant. Restricted stock grants will generally vest one year from the date of the grant. All directors are additionally reimbursed for reasonable out-of-pocket expenses incurred in attending board and committee meetings (including, but not limited to, airfare, hotel, and food). Independent directors are not reimbursed by us, our sponsor, our advisor or any of their affiliates for spouses’ expenses to attend events to which spouses are invited. If a non-independent director is also an employee of our company or our advisor or their affiliates, we will not pay compensation for services rendered as a director.

Executive Officers and Directors
Richard S. Ressler serves as the chairman of our board of directors, chief executive officer and president, and Nathan D. DeBacker serves as our chief financial officer and treasurer. We do not directly compensate Messrs. Ressler or DeBacker for their service as executive officers, or, in the case of Mr. Ressler, Avraham Shemesh and/or Elaine Y. Wong, for their service as directors, of our company, nor do we reimburse our advisor or any affiliate of our advisor for their salaries or benefits. Jeffrey R. Smith serves as our vice president of accounting and principal accounting officer. We do not directly compensate Mr. Smith for his services as a non-executive officer of our company, nor do we reimburse our advisor or any affiliate of our advisor for his salary or benefits. Each of our executive and non-executive officers has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her appointment as an executive or non-executive officer. We have provided below certain information about these three officers and our directors.

Name	Age*	Position(s)
Richard S. Ressler	61	Chairman of the board of directors, chief executive officer and president
Nathan D. DeBacker	40	Chief financial officer and treasurer
Jeffrey R. Smith	37	Vice president of accounting and principal accounting officer**
George N. Fugelsang	79	Independent director
Richard J. Lehmann	76	Independent director
Roger D. Snell	64	Independent director
W. Brian Kretzmer	67	Independent director
Avraham Shemesh	58	Director
Elaine Y. Wong	41	Director
____________________________________
* As of June 30, 2020
** Non-executive officer.
Richard S. Ressler has served as our chief executive officer, president and as one of our directors since February 2018, and as the chairman of the board of directors and a member of the nominating and corporate governance committee since August 2018, Mr. Ressler also has served as vice president of CIM Income NAV Management since February 2018. In addition, Mr. Ressler serves in the following positions for CCO Group and certain other programs sponsored by CCO Group:

Entity	Position(s)	Dates
CMFT and CCIT III	Chief executive officer, president and director	February 2018 – Present
	Chairman of the board of directors	August 2018 – Present
Cole Corporate Income Management II, LLC (“CCI II Management”); Cole Corporate Income Management III, LLC (“CCI III Management”); CIM Real Estate Finance Management, LLC (“CMFT Management”); Cole REIT Management V, LLC (“CCPT V Management”); CREI Advisors; and CCO Group, LLC	Vice president	February 2018 – Present
CCIT II	Director	January 2019 – Present
CCPT V	Director	January 2019 – October 2019
Mr. Ressler is the founder and President of Orchard Capital Corp. (“Orchard Capital”), a firm through which Mr. Ressler oversees companies in which Orchard Capital or its affiliates invest. Through his affiliation with Orchard Capital, Mr. Ressler serves in various senior capacities with, among others, CIM, Orchard First Source Asset Management (together with its controlled affiliates, “OFSAM”), a full-service provider of capital and leveraged finance solutions to U.S. corporations, and OCV Management, LLC (“OCV”), an investor, owner and operator of technology companies. Mr. Ressler also serves as a board member for various public and private companies in which Orchard Capital or its affiliates invest, including as chairman of j2 Global, Inc. (NASDAQ: JCOM), director of Presbia PLC (NASDAQ: LENS), and chairman of CIM Commercial Trust Corporation (NASDAQ: CMCT), a real estate investment trust that acquires, owns and operates office investments and is operated by affiliates of CIM. Mr. Ressler served as Chairman and CEO of JCOM from 1997 to 2000 and, through an agreement with Orchard Capital, currently serves as its non-executive Chairman. Mr. Ressler has served as a director of LENS since January 2015 and as chairman of CMCT since March 2014. Mr. Ressler co-founded CIM in 1994 and, through an agreement with Orchard Capital, chairs its executive, investment, credit, allocation and asset management committees. CIM Investment Advisors, LLC, an affiliate of CIM, is registered with the SEC as a registered investment adviser. Mr. Ressler co-founded the predecessor of OFSAM in 2001 and, through an agreement with Orchard Capital, chairs its executive committee.

OFS Capital Management, LLC, an affiliate of OFSAM, is registered with the SEC as a registered investment adviser. Mr. Ressler co-founded OCV in 2016 and, through an agreement with Orchard Capital, chairs its executive committee. OCV is a relying adviser of OFS Capital Management, LLC. Prior to founding Orchard Capital, from 1988 until 1994, Mr. Ressler served as Vice Chairman of Brooke Group Limited, the predecessor of Vector Group, Ltd. (NYSE: VGR) and served in various executive capacities at VGR and its subsidiaries. Prior to VGR, Mr. Ressler was with Drexel Burnham Lambert, Inc., where he focused on merger and acquisition transactions and the financing needs of middle-market companies. Mr. Ressler began his career in 1983 with Cravath, Swaine and Moore LLP, working on public offerings, private placements, and merger and acquisition transactions. Mr. Ressler holds a B.A. from Brown University, and J.D. and M.B.A. degrees from Columbia University. Mr. Ressler was selected to serve as a director because of his extensive real estate, business management and finance experience and expertise, in addition to his leadership roles at CMCT and its affiliates, all of which are expected to bring valuable insight to the board of directors.
Nathan D. DeBacker has served as our chief financial officer and treasurer since August 2016, and as vice president of CIM Income NAV Management since February 2018. In addition, Mr. DeBacker also serves in the following positions for CCO Group and certain other programs sponsored by CCO Group:

Entity	Position(s)	Dates
CMFT; CCPT V; CCIT II; CCIT III	Chief financial officer and treasurer	August 2016 – Present
CMFT Management; CR V Management; CCI II Management; CCI III Management; CCO Group, LLC; and CREI Advisors	Vice president	February 2018 – Present
CCO Capital	Vice president Chief financial officer	December 2018 – March 2019 February 2018 – December 2018 March 2019 – Present
CIM Real Assets & Credit Fund	Chief financial officer and treasurer	August 2019 – Present
Mr. DeBacker is Senior Vice President of Finance & Accounting at CIM Group and has served as the Chief Financial Officer and Treasurer of each of the public, non-listed REITs sponsored and managed by CIM Group (and, prior to its acquisition by CIM Group, Cole Capital) since August 2016, and as the Chief Financial Officer of CCO Capital, CIM's FINRA registered broker-dealer, since February 2018. Since March 2019, he has also served as Chief Financial Officer of CIM Commercial Trust (Nasdaq: CMCT). From August 2016 to February 2018, Mr. DeBacker served as Senior Vice President and Chief Financial Officer, Cole REITs, of VEREIT. Mr. DeBacker was the principal at CFO Financial Services, LLC, a certified public accounting firm that provided accounting, payroll, tax, forecasting and planning, business valuation and investment advisory services to individuals and business organizations, from May 2014 until August 2016. Mr. DeBacker was also registered as an investment adviser representative with Archer Investment Corporation, an investment advisory firm that partners with accountants and CPAs to provide investment management solutions for their clients, from November 2015 until August 2016. From December 2005 until May 2014, Mr. DeBacker worked at Cole Capital, the predecessor to CCO Group, and, following the merger with VEREIT, most recently served as vice president of real estate planning and analysis. From 2002 until 2005, Mr. DeBacker worked as an auditor for the independent public accounting firm of Ernst & Young LLP. Mr. DeBacker earned a Bachelor of Science degree in Accounting from the University of Arizona and is a Certified Public Accountant in Arizona.
Jeffrey R. Smith has served as our vice president of accounting and principal accounting officer since June 2017. Mr. Smith also serves in the following positions for certain other programs sponsored by CCO Group:

Entity	Position(s)	Dates
CMFT, CCIT II, CCIT III, CCPT V	Vice president of accounting and principal accounting officer *	June 2017 – Present
______________________
*    Non-executive officer
Prior to his appointment, Mr. Smith served as director of accounting of VEREIT from June 2016 until June 2017. From September 2008 until joining VEREIT in June 2016, Mr. Smith worked as an auditor for the independent public accounting firm of KPMG LLP. Mr. Smith earned his master’s degree in accounting from Brigham Young University and is a Certified Public Accountant.
George N. Fugelsang has served as one of our independent directors and a member of our audit committee since September 2011 and the chairman of the Valuation, Compensation and Affiliate Transactions Committee of our board of directors, and as a member of the Nominating and Corporate Governance Committee of our board of directors since August 2018. Mr. Fugelsang previously served as non-executive chairman of our board of directors from June 2015 to August 2018. Mr. Fugelsang served as a member of the board of directors, audit committee and compensation committee of CCPT II from May 2010, June 2010 and May 2011, respectively, until CCPT II’s merger with Spirit Realty Capital, Inc. in July 2013. From 1994 through 2001, Mr. Fugelsang was chief executive officer of Dresdner Kleinwort Benson North America, the U.S.-based investment banking business of Dresdner Bank AG, where he was responsible for all of Dresdner Bank AG’s activities in North America. From 1996 until 2001, Mr. Fugelsang was also chairman of the board of Dresdner Bank Mexico, S.A., chairman of the board of Dresdner Bank Canada and a member of the board of directors of Dresdner RCM Global Investors LLC. Mr. Fugelsang served on the board of managers of Mrs. Fields Famous Brands, LLC from May 2004 until July 2008. Mr. Fugelsang also served on the boards of trustees of the Institute of International Bankers and the Thunderbird School of Global Management, and as a member of the board of directors of Advanced Research Technologies of Montreal, Canada. He was also a member of the board of the New York City Partnership, the German American Chamber of Commerce, Inc., and a director of the Foreign Policy Association in New York. Mr. Fugelsang formerly served on the advisory board of the Monterey Institute of International Studies, an affiliate of Middlebury College. Mr. Fugelsang was selected to serve as a director because of his experience as the chief executive officer of an investment bank, his extensive financing experience and his general business accomplishments, all of which are expected to bring valuable insight to the board of directors.
Richard J. Lehmann has served as one of our independent directors since January 2012 and as the chairman of the Nominating and Corporate Governance Committee of our board of directors, and as a member of the Valuation, Compensation and Affiliate Transactions Committee of our board of directors since August 2018. He has served as the founding principal of The Biltmore Bank of Arizona from 2002 to 2018, and previously served as chairman of Bank Capital Corporation, its former holding company, from 2002 until 2012. In 2012, The Biltmore Bank of Arizona was sold to Grandpoint Capital, Inc., a bank holding company headquartered in California. Mr. Lehmann served on the board of directors of Grandpoint Capital from 2012 until it was sold to Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) in 2018. Mr. Lehmann began his banking career with Citibank in 1969. When he left Citibank in 1988 he was senior corporate officer for Europe, Middle East and Africa. In 1988, he became chairman and chief executive officer of Valley National Bank of Arizona and served in that capacity until the bank was sold to Banc One Corporation in 1993. Mr. Lehmann remained with the combined company and was appointed president and chief operating officer of Banc One and as a member of its board of directors in 1995. Following the merger of Banc One with First Chicago NBD Corporation to form Bank One Corporation in 1998, Mr. Lehmann served as vice chairman of the combined entity with responsibility for all consumer banking activities until his retirement on December 31, 1999. Mr. Lehmann also serves as director and chairman of the finance and investments committee of the TGen Foundation. He previously served on the boards of Knight-Swift Transportation, eFunds Corporation, iCrossing, Inc., Moore Corporation, and the Thunderbird School of Global Management. Prior civic activities include board participation with the Phoenix Art Museum, Ohio State University Hospital, Greater Phoenix Leadership, United Way of Greater Phoenix (campaign Chairman), and The Nature Conservancy of Arizona. Mr. Lehmann received an MBA and B.A. from the University of Washington. Mr. Lehmann was selected to serve as a director because of his experience as a financial services industry executive, with strong leadership, finance and global experience, all of which are expected to bring valuable insight to the board of directors.
Roger D. Snell has served as one of our independent directors and as chairman of the audit committee since September 2011 and as a member of the Valuation, Compensation and Affiliate Transactions Committee of our board of directors since August 2018. Mr. Snell has been chief investment officer of Veritas Investments, a multi-family real estate investment firm, since January 2012. From February 2003 until June 2012, Mr. Snell was the managing director of SIP Investment Partners, a commercial real estate investment firm. From February 1997 to June 2002, Mr. Snell was president and chief executive officer of Peregrine Real Estate Investment Trust, a publicly-traded commercial real estate and hotel property REIT that was reorganized into a private company named WinShip Properties. In 1996, prior to joining Peregrine, Mr. Snell was managing director of Snell & Co., LLC, an investment advisory firm, and from January 1993 to January 1996 was president and chief executive officer of Perini Investment Properties, a publicly traded REIT focusing on commercial real estate and hotel properties (later renamed Pacific Gateway Properties). Prior to joining Perini, Mr. Snell held various leadership positions in other commercial real estate investment and development companies. Mr. Snell received an MBA from Harvard Business School and a B.S. degree from the University of California, Berkeley. Mr. Snell was selected to serve as a director because of his experience as a real estate industry executive with executive investment, capital markets and portfolio management expertise, all of which are expected to bring valuable insight to the board of directors.
W. Brian Kretzmer has served as an independent director of our company since February 2018 and as a member of the Audit Committee of our board of directors, and as a member of the Valuation, Compensation and Affiliate Transactions Committee of our board of directors since August 2018. In addition, Mr. Kretzmer serves in the following positions for certain other programs sponsored by CCO Group:

Entity	Position(s)	Dates
CMFT and CCIT III	Independent director	February 2018 – Present
Mr. Kretzmer currently operates his own consultancy practice and is an investor in several private firms where he serves in multiple capacities. From 1999 to 2006, Mr. Kretzmer was Chief Executive Officer of MAI Systems Corporation (which operated principally through its subsidiary Hotel Information Systems), a provider of enterprise management solutions for lodging organizations. He also served as Chief Financial Officer of MAI Systems Corporation from 1993 to 1996 and 1999 to 2000. Mr. Kretzmer is a thirty-year veteran in technology industries. Mr. Kretzmer has also served as a director of j2 Global, Inc. since July 2007. Mr. Kretzmer holds a B.A. from Montclair State University and an M.B.A. from Farleigh Dickinson University. Mr. Kretzmer was selected to serve as a director because of his extensive operational and financial perspective and accounting expertise, in addition to his leadership roles at MAI Systems Corporation, all of which are expected to bring valuable insight to the board of directors.
Avraham Shemesh has served as a director since January 2019 and has served as president and treasurer of CIM Income NAV Management since February 2018. In addition, Mr. Shemesh currently serves in the following positions for CCO Group and certain other programs sponsored by CCO Group:

Entity	Position(s)	Dates
CCIT II	Chief executive officer, president and director	February 2018 – Present
	Chairman of the board of directors	August 2018 – Present
CCPT V	Chief executive officer and president Director	February 2018 – Present March 2018 – Present
	Chairman of the board of directors	August 2018 – Present
CCIT III	Director	January 2019 – Present
CMFT	Director	March 2019 – Present
CCI II Management; CCI III Management; CMFT Management; CR V Management; CREI Advisors; and CCO Group, LLC	President and treasurer	February 2018 – Present
Mr. Shemesh is a Co-Founder and Principal of CIM, with more than 25 years of active real estate, infrastructure and lending experience. Since co-founding CIM in 1994, Mr. Shemesh has been instrumental in building the firm’s real estate, infrastructure and debt platforms. He serves on CIM’s Investment and Real Assets Management Committees, providing guidance on the diverse opportunities available across CIM’s various platforms. Mr. Shemesh is responsible for CIM’s long-time relationships with strategic institutions and oversees teams essential to acquisitions, portfolio management and internal and external communication. Since March 2014, Mr. Shemesh also has served as a director of CIM Commercial Trust Corporation (NASDAQ: CMCT), a real estate investment trust that acquires, owns and operates office investments and is operated by affiliates of CIM. Prior to CIM, Mr. Shemesh was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a wide variety of commercial and multifamily properties in Los Angeles. Mr. Shemesh was selected to serve as a director because of his significant experience with the real estate acquisition process and strategic planning as a result of his experience with CIM, including as Co-Founder thereof, as well as his leadership roles at CIM and CMCT, all of which are expected to bring valuable insight to the board of directors.
Elaine Y. Wong has served as one of our directors since October 2019. In addition, Ms. Wong serves in the following positions for CCO Group and certain other programs sponsored by CCO Group:

Entity	Position(s)	Dates
CCIT II, CMFT and CCPT V	Director	October 2019 – Present
CIM Group	Principal	February 2015 – Present
Ms. Wong has served as a Principal of CIM and a member of its Investment Committee since February 2015, and as CIM’s Head of Marketing & Communications since May 2018. From February 2015 to April 2018, Ms. Wong served as CIM’s Global Head of Partner & Co-Investor Relations. She served at CIM from February 2012 to January 2015 as 1st Vice President, Global Head of Fundraising and Investor Relations, from February 2010 to January 2012 as Vice President, Fundraising & Investor Relations, and from April 2007 to January 2010 as Associate, Investor Relations. Prior to joining CIM, Ms. Wong served from May 2005 to March 2007 as an Associate at Perry Capital, LLC, and from July 2001 to April 2005 as an Analyst, and then Associate in the Equities Division, Financial and Strategic Management, of Goldman Sachs & Co. Ms. Wong received her Bachelor of Science degree in Accounting and Finance from New York University, Leonard N. Stern School of Business.

Ms. Wong was selected to serve as a director because of her experience as a principal of CIM Group and her expertise in investor relations, marketing and communications strategy, as well as her background leading CIM’s fundraising efforts, all of which are expected to bring valuable insight to the board of directors.
The Advisor
Our advisor is CIM Income NAV Management, a Delaware limited liability company that is owned and controlled by CCO Group, LLC. Whereas CIM Income NAV Management was formed solely for the purpose of managing our company and had no operating history prior to managing our company, certain employees within the organization of CCO Group, LLC and its subsidiaries, which is owned and/or controlled by CIM, are dual employees of CIM Income NAV Management, and perform the services required to manage our operations in that capacity. These employees include the members of our advisor’s real estate management team. Our advisor has contractual and fiduciary responsibilities to us and our stockholders. Our advisor is wholly-owned indirectly by CIM. The officers and key personnel of our advisor or certain affiliates are as follows:

Name	Age*	Position(s)
Avraham Shemesh	58	President and treasurer
Richard S. Ressler	61	Vice president
Shaul Kuba	57	Vice president
Nicholas V. Morosoff	54	Vice president
Charles E. Garner, II	57	Vice president
Terry Wachsner	71	Vice president
Nathan D. DeBacker	40	Vice president
George Razook	34	Vice president
Brian R. McGlynn	50	Vice president
Jordan Dembo	42	Vice president and secretary
David Thompson	56	Vice president and chief financial officer
____________________________________
* As of June 30, 2020.
The backgrounds of Messrs. Ressler, Shemesh and DeBacker are described in the “Management — Executive Officers and Directors” section above. Below is a brief description of the other officers and key employees of our advisor.
Shaul Kuba has served as vice president of CIM Income NAV Management since February 2018. In addition, Mr. Kuba serves in the following positions for CCO Group:

Entity	Position(s)	Dates
CCI II Management; CMFT Management; CCPT V Management; CCI III Management; CCO Group, LLC; and CREI Advisors	Vice president	February 2018 – Present
Mr. Kuba, Co-Founder and a Principal of CIM, has been an active real estate investor for more than 25 years. Since co-founding CIM in 1994, Mr. Kuba has been an integral part of building CIM’s investment platforms. As a Principal and Head of CIM’s development group, he is actively involved in the development, redevelopment and repositioning of CIM’s real estate investments. Additionally, Mr. Kuba is instrumental in sourcing new investment transactions and establishing and maintaining relationships with national and regional retailers, hospitality brands and restaurateurs. He serves on CIM’s Investment and Asset Management Committees and provides guidance on the diverse investment ideas across CIM’s platforms. Prior to CIM, Mr. Kuba was involved in a number of successful entrepreneurial real estate activities including co-founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles.
Nicholas V. Morosoff has served as vice president of CIM Income NAV Management since February 2018. In addition, Mr. Morosoff serves in the following positions for CCO Group:

Entity	Position(s)	Dates
CCI II Management; CMFT Management; CCPT V Management; CCI III Management; CCO Group, LLC; and CREI Advisors	Vice president	February 2018 – Present

Mr. Morosoff is a Principal, Counsel for CIM. As a Principal, he serves on CIM’s Investment Committee. From January 1998 until joining CIM full time in January 2001, Mr. Morosoff was General Counsel of Orchard Capital Corporation and of j2 Global, Inc. and also served as CIM’s part-time General Counsel. Before joining Orchard Capital Corporation, from August 1994 until December 1997, Mr. Morosoff was an Assistant U.S. Attorney working for the Department of Justice in Los Angeles, specializing in real property seizures and forfeitures. Prior to that, from October 1989 until August 1994, he was an Associate with Sullivan & Cromwell in New York and Los Angeles. In that capacity he performed research, analysis and negotiations on a variety of real estate transactions including acquisitions and dispositions, tenant leases, sale-leaseback transactions, and securitized real estate financings. Mr. Morosoff received both a B.A. in Economics and a J.D. from Boston University.
Charles E. Garner, II has served as vice president of CIM Income NAV Management since February 2018. In addition, Mr. Garner serves in the following positions for CCO Group:

Entity	Position(s)	Dates
CCI II Management; CMFT Management; CCPT V Management; CCI III Management; CCO Group, LLC; and CREI Advisors	Vice president	February 2018 – Present
Mr. Garner is a Principal, Investments of CIM. As a Principal, Investments, he is involved in the investment and asset management process across CIM’s platforms, and serves on CIM’s Investment and Asset Management Committees. Mr. Garner joined CIM in January 2003. He has also been Chief Executive Officer of CMCT since August 2014. Prior to joining CIM, Mr. Garner worked closely with CIM in various capacities since 1996, including originating Federal Realty Investment Trust’s partnership with CIM and managing that relationship for Federal Realty Investment Trust. Mr. Garner has been involved in billions of dollars of real estate transactions including the acquisition, joint venture investment, disposition and equity and debt financing of more than 100 properties. He began his career in 1984 as a C.P.A. in the Washington, D.C. office of PricewaterhouseCoopers and has held various transactional positions with The Stout & Teague Companies (1986-1989), Federal Realty (1989-1999) and Walker & Dunlop (2000-2002). Mr. Garner holds a B.S. in Management from Tulane University’s A.B. Freeman School of Business.
Terry Wachsner has served as vice president of CIM Income NAV Management since February 2018. In addition, Mr. Wachsner serves in the following positions for CCO Group:

Entity	Position(s)	Dates
CCI II Management; CMFT Management; CCPT V Management; CCI III Management; CCO Group, LLC; and CREI Advisors	Vice president	February 2018 – Present
Mr. Wachsner is a Principal, Asset Management of CIM. As a Principal, Mr. Wachsner serves on CIM’s Investment Committee. Prior to joining CIM in September 2005, Mr. Wachsner was Director of Asset Services for Continental Development Corporation where he was involved in property acquisitions, new revenue generation, real estate tax appeals, leasing, and joint venture representation for company-owned assets. Prior to that, Mr. Wachsner held the position of Executive Managing Director for Kennedy-Wilson Properties, Ltd. where he was responsible for operations and leasing of a 75 million square foot national portfolio of office, retail, industrial, and apartments (10,000 units). From 1980 to 1998, Mr. Wachsner headed up Heitman Properties, Ltd. as President, Property Management responsible for the day-to-day operations of the management division that included at one point 125 million square feet of office and industrial properties plus 25,000 apartment properties. From 1976 to 1980, Mr. Wachsner was Regional Manager at R&B Corporate Housing. Prior to that, from 1975 to 1976, Mr. Wachsner held the position of Real Estate Sales Associate at Mary Mac & Associates. Mr. Wachsner received a B.A. degree in Psychology from University of California, Los Angeles, and a Master of Arts in Architecture and Urban Planning from University of California Los Angeles.
George Razook has served as Vice President of Portfolio Oversight for CIM Group’s net-lease strategy since January 2020. As a Vice President, Mr. Razook oversees the strategic direction and portfolio construction of CIM’s net-lease funds. From January 2019 to December 2019, Mr. Razook served as Vice President of Portfolio Oversight for CIM Real Estate Finance Trust, Inc. From August 2013 to December 2018, Mr. Razook was a member of CIM’s Investments department, most recently serving as a Vice President, and was responsible for sourcing and executing debt and equity investments within the U.S. for CIM’s various fund strategies. Prior to joining CIM, Mr. Razook was a generalist private equity investor at TowerBrook Capital Partners for two years. Prior to that, from 2007 to 2009, Mr. Razook was an investment banker at Deutsche Bank. Mr. Razook holds a Bachelor of Science in Business Administration from Georgetown University and received his Master of Business Administration from the Wharton School at the University of Pennsylvania.

Brian R. McGlynn has served as Managing Director, Investments at CIM Group since February 2018. In addition, Mr. McGlynn serves in the following positions for CCO Group:

Entity	Position(s)	Dates
CCPT I Management; CCPT III Management; CMFT Management; CCPT V Management; CCI II Management; Cole Capital Advisors, Inc.; CCI III Management	Vice president	September 2018 – Present
Mr. McGlynn has worked in the commercial real estate industry for more than 20 years. Prior to joining CIM, Mr. McGlynn served as Senior Vice President of Underwriting & Retail Asset Management at VEREIT and Cole Capital. Mr. McGlynn’s key accomplishments at VEREIT and Cole included founding the company’s underwriting department, implementing transaction and credit review procedures and formulating a new deal review process. Prior to joining VEREIT and Cole in November 2005, Mr. McGlynn was Vice President of Operations for Lowe Enterprises Real Estate Group in Phoenix and was responsible for all property management, leasing and construction management duties for Lowe's portfolio of commercial real estate assets in the Phoenix metropolitan area. Prior to that, Mr. McGlynn was an auditor with E&Y Kenneth Leventhal (the real estate division of Ernst & Young). Mr. McGlynn earned three Bachelor of Science degrees from Northern Arizona University - Accounting, Corporate Finance and Business Administration.
Jordan Dembo has served as vice president and secretary of CIM Income NAV Management since February 2018. In addition, Mr. Dembo serves in the following positions for CCO Group:

Entity	Position(s)	Dates
CCI II Management; CMFT Management; CCPT V Management; CCI III Management; CCO Group, LLC; and CREI Advisors	Vice president and secretary	February 2018 – Present
CCO Capital	Vice president	February 2018 – Present
Mr. Dembo is a Managing Director and Chief Legal Officer within CIM’s legal department. In this capacity, Mr. Dembo oversees fund formation, assists with corporate governance and compliance oversight, and provides general advice on other legal issues affecting CIM and its investments. Prior to joining CIM in November 2011, Mr. Dembo was a Senior Associate in the Real Estate Department for four years at the Los Angeles office of Katten Muchin Rosenman. Prior to that, from 2005 to 2007, Mr. Dembo was an Associate at Cox, Castle & Nicholson, LLP. Mr. Dembo holds a B.B.A. in Real Estate from the University of Wisconsin-Madison and received a J.D. from UCLA, graduating Order of the Coif. Mr. Dembo was named a rising star by Super Lawyers from 2009-2011.
David Thompson has served as vice president and chief financial officer of CIM Income NAV Management since February 2018. In addition, Mr. Thompson serves in the following positions for CCO Group:

Entity	Position(s)	Dates
CCI II Management; CMFT Management; CCPT V Management; CCI III Management; CCO Group, LLC; and CREI Advisors	Vice president and chief financial officer	February 2018 – Present
Mr. Thompson is a Principal, Chief Financial Officer of CIM. As a Principal, Mr. Thompson serves on CIM’s Investment Committee. He has also been Chief Financial Officer of CMCT since March 2014. Prior to joining CIM in November 2009, Mr. Thompson spent 15 years with Hilton Hotels Corporation, most recently as Senior Vice President and Controller, where he was responsible for worldwide financial reporting, financial planning and analysis, internal control and technical accounting compliance. Mr. Thompson’s experience includes billions of dollars of real estate acquisitions and dispositions, as well as significant capital markets experience. Mr. Thompson began his career as a C.P.A. in the Los Angeles office of Arthur Andersen & Co. Mr. Thompson received a B.S. degree in Accounting from the University of Southern California.
In addition to the officers and key personnel listed above, our advisor employs personnel who have extensive experience in selecting, managing and selling commercial properties similar to the properties sought to be acquired by us. As of the date of this prospectus, our wholly-owned subsidiary, CRI (Daily NAV), LLC, is the sole limited partner of our operating partnership.

The Advisory Agreement
Many of the services performed by our advisor in managing our day-to-day activities pursuant to the advisory agreement are summarized below. We believe that our advisor currently has sufficient staff and experience so as to be capable of fulfilling the duties set forth in the advisory agreement. This summary is provided to illustrate the material functions that our advisor performs for us as our advisor, and it is not intended to identify each and every task to be performed by our advisors. Under the terms of the advisory agreement, our advisor will undertake to use its commercially reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In its performance of this undertaking, our advisor, either directly or indirectly by engaging an affiliate or an unaffiliated third party, shall, among other duties and subject to the supervision of our board of directors:
•find, evaluate, present and recommend to us investment opportunities consistent with our investment policies and objectives;
•participate in formulating our financial valuation and other policies, consistent with achieving our investment objectives;
•monitor the independent valuation expert’s valuation process to ensure that it complies with our valuation policies and report on such compliance to our board of directors on a quarterly basis;
•serve as our investment and financial advisor and provide research and economic and statistical data in connection with our assets and our investment policies;
•determine the proper allocation of our investments between retail, corporate office and industrial properties and real estate-related assets and cash, cash equivalents and other short-term investments;
•select its sub-advisor, joint venture and strategic partners, and service providers for us such as our transfer agent and independent fund accountant and structure corresponding agreements;
•provide the daily management and perform and supervise the various administrative functions reasonably necessary for our management and operations;
•provide property management and leasing services;
•hire, direct and establish policies for employees who will have direct responsibility for the operations of each property we acquire, which may include, but is not limited to, on-site managers and building and maintenance personnel;
•direct the purchase of equipment and supplies, and supervise all maintenance activity, for our properties;
•investigate, select, and, on our behalf, engage and conduct business with such third parties as our advisor deems necessary to the proper performance of our advisor’s obligations under the advisory agreement;
•consult with, and provide information to, our officers and our board of directors and assist our board of directors in formulating and implementing our financial policies;
•structure and negotiate the terms and conditions of our real estate acquisitions, sales or joint ventures;
•review and analyze each property’s operating and capital budget;
•acquire properties and make investments on our behalf in compliance with our investment objectives and policies;
•arrange, structure and negotiate financing and refinancing of properties;
•enter into leases of property and service contracts for assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such assets, including the servicing of mortgages;
•actively manage our real estate portfolio in accordance with our investment objectives, strategies and policies;
•prepare and review on our behalf, with the participation of one designated principal executive officer and principal financial officer, all reports and returns required by the SEC, IRS and other state or federal governmental agencies; and
•dispose of properties on our behalf in compliance with our investment objectives, strategies and policies.
It is the duty of the board of directors to evaluate the capabilities of our advisor before entering into the advisory agreement, and to evaluate the performance of our advisor before renewing the advisory agreement. The criteria used in such evaluation will be reflected in the minutes of the applicable meetings of our board of directors. Our board of directors has approved the renewal of our advisory agreement with our advisor, in connection with the amendment and restatement of the same, for a term expiring on November 30, 2020, and our advisory agreement may be renewed for an unlimited number of successive one-year periods thereafter. Additionally, either party may terminate the advisory agreement without cause or penalty upon 60 days’ written notice. If we elect to terminate the agreement, we must obtain the approval of a majority of our independent directors. In the event of the termination of our advisory agreement, our advisor is required to cooperate with us and take all reasonable steps requested by us to assist our board of directors in making an orderly transition of the advisory function.

We pay our advisor an advisory fee that will be payable in arrears on a monthly basis and accrue daily in an amount equal to 1/365th of 1.10% of the NAV for each class of common stock for each day. Any portion of this fee may be deferred and paid in a subsequent year. In order to support our efforts towards achieving sustainable liquidity, our advisor has determined to take 50% of its monthly advisory fees from August 2020 to December 31, 2020 in I Shares based on the then-current NAV per share of such shares at the time of grant.
As compensation for services provided pursuant to the advisory agreement, we will also pay our advisor a performance fee equal to 12.5% of the Total Return of each class of our shares, subject to a 5% Hurdle Amount and a High Water Mark, with a Catch-Up (each term as defined below). Such fee will be paid annually in arrears.
Specifically, our advisor is entitled to receive a performance fee for each class of shares in an amount equal to:
•First, if the Total Return for the year exceeds the sum of (i) the Hurdle Amount for that year and (ii) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such annual Excess Profits until the total amount allocated to our advisor equals 12.5% of the sum of (x) the Hurdle Amount for that year and (y) any amount allocated to our advisor pursuant to this clause (this is commonly referred to as a “Catch-Up”); and
•Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.

“Total Return” equals, for each class of shares, the Per Share Total Return multiplied by (i) the Starting NAV (as defined herein), and (ii) the weighted average number of shares of such class outstanding during the year (to reflect share issuances and/or share redemptions during the year).

“Per Share Total Return” means, for each class of shares, a percentage equal to the sum of: (i) the cumulative distributions per share accrued or paid (without duplication) for such class for the year, plus (ii) the change in NAV per share of such class from the beginning of each calendar year (the “Starting NAV”) to the end of each calendar year (the “Ending NAV”), divided by the Starting NAV.
“Hurdle Amount” means, for each class of shares, the per share amount that results in a 5% annualized rate of return for the year, calculated using the Starting NAV of such class, multiplied by the weighted average number of shares of such class for the year, and taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such shares, and calculated in accordance with recognized industry practices. The Ending NAV of the shares used in calculating the rate of return for each class will be calculated before giving effect to any allocation/accrual to the performance fee. Except as described in Loss Carryforward below, any amount by which Total Return falls below the Hurdle Amount will not be carried forward to subsequent periods.
“Loss Carryforward Amount” for each class of shares shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided that the Loss Carryforward Amount shall at no time be less than zero. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of our advisor’s performance fee. This is referred to as a “High Water Mark.”
In the event the advisory agreement is terminated on a day other than the last business day of a calendar year, the performance fee will be prorated based on the number of days elapsed during any partial calendar year and annual Total Return achieved for the period of such partial calendar year, and will be paid to our advisor following completion of the necessary calculation.
We will reimburse our advisor for the expenses incurred in connection with its provision of advisory and administrative services including acquisition and financing services, such as the portion of the salaries paid to employees of our sponsor who are dual employees of our advisor (including executive officers and key personnel of our advisor who are not also executive officers of our company) that are attributed to services rendered by our advisor in connection with our operations, including non-offering related legal and accounting services; provided, however, that we will not reimburse our advisor for the salaries and benefits paid to our executive officers.
The NASAA REIT Guidelines require that we include in our charter a provision that requires that any gain from the sale of assets that we may pay our advisor or an entity affiliated with our advisor be reasonable. Such a share in gain from the sale of assets is presumed reasonable if it does not exceed 15% of the balance of the net sale proceeds remaining after payment to common stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the common stock, plus an amount equal to 6% of the original issue price of the common stock per year cumulative. Because we intend to be an investment vehicle of indefinite duration, as opposed to a finite-life vehicle that returns capital to stockholders following a single liquidation event, such as upon sale of its assets, as contemplated by the NASAA REIT Guidelines, we do not currently intend to pay incentive fees to our advisor in connection with the sale of our assets. Rather, our advisor will be entitled to receive performance compensation, if any, calculated based on the total return to stockholders exceeding an annual rate of 6%, measured over each calendar year during the term of the advisory agreement, the payment of which is not limited to asset disposition transactions.
Our advisor or its affiliates will pay on our behalf all other costs incurred in connection with our organization and the offering of our shares (excluding the dealer manager fees), including (i) our legal, accounting, printing, mailing and filing fees, charges of our escrow agent, and broker-dealer due diligence expenses; (ii) amounts to reimburse our advisor for the portion of the salaries paid to employees of its affiliates that are attributed to services rendered to our advisor in connection with preparing supplemental sales materials for us, holding educational conferences and attending retail seminars conducted by broker-dealers; and (iii) reimbursement for our dealer manager’s wholesaling costs, other marketing and organization costs including payments made to participating broker-dealers. Reimbursement payments are typically made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.75% of the aggregate gross offering proceeds from this offering, including shares issued in connection with the distribution reinvestment plan, but excluding upfront selling commissions charged on T Shares and S Shares sold in the primary offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.75% limit), calculated on an accumulated basis, until our advisor has been reimbursed in full.
Our advisor must reimburse us at least annually for fees paid to the advisor in any year to the extent that such fees to the advisor cause our total operating expenses to exceed the greater of (1) 2% of our average invested assets, or (2) 25% of our net income, which is defined as our total revenues less total expenses for any given period excluding reserves for depreciation and bad debt. “Average invested assets” means the average monthly book value of our assets invested directly or indirectly in equity interests and loans secured by real estate during the 12-month period before deducting depreciation, reserves for bad debts, or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees and any amounts we may pay to intermediaries for record keeping, account maintenance services and other administrative services provided to our stockholders, but excluding: (a) the expenses of raising capital such as organizational and offering expenses, legal, audit, accounting, underwriting, brokerage, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer and registration of shares of our common stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees; and (f) acquisition expenses (including expenses relating to potential acquisitions that we do not close), real estate commissions on the resale of real property and other expenses connected with the acquisition, disposition, management (at the individual investment level, not the company level) and ownership of real estate interests, mortgage loans or other real property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of real property).
Notwithstanding the foregoing, to the extent that total operating expenses payable by us exceed these limits and the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient, our advisor may be paid in future periods for the full amount of the excess expenses, or any portion thereof. Within 60 days after the end of any fiscal quarters for which our total operating expenses for the four consecutive fiscal quarters then ended exceed these limits, we will send our stockholders a written disclosure of such fact, together with an explanation of the factors our independent directors considered in arriving at the conclusion that such excess expenses were justified. Our independent directors will review the total fees for operating expenses paid to our advisor to determine if they are reasonable in light of, among other factors, our performance, our net assets and our net income and the fees and expenses of other comparable unaffiliated REITs.
Our independent directors will evaluate at least annually whether the compensation that we contract to pay to our advisor is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by our charter. The independent directors will supervise the performance of our advisor and the compensation we pay to it to determine that the provisions of the advisory agreement are being carried out. For a list of the factors our independent directors will consider in evaluating the fees paid to our advisor, see the “Management — Board of Directors” section of this prospectus.
Other than the fees described above, neither our advisor nor its affiliates will be entitled to any additional fees for acquiring our properties, managing our properties, leasing our properties or assisting in the disposition of our properties. Our advisor is permitted to collect from tenants of our properties administrative charges such as credit report fees and charges for non-negotiable checks.

Officers, employees and affiliates of our advisor engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the advisory agreement, our advisor will be required to devote sufficient resources to our administration to discharge its obligations. CCO Group is a business segment within CIM, an entity which employs dual employees of our advisor who dedicate a portion of their time to providing services on behalf of our advisor. Our advisor is responsible for a pro rata portion of each employee’s compensation based upon the approximate percentage of time the employee dedicates to our advisor. See the section of this prospectus captioned “Conflicts of Interest – Interests in CIM, Its Affiliates, Other Real Estate Programs Sponsored by CCO Group and Other Concurrent Offerings” for additional information about our advisor, our sponsor and their affiliates.
Our advisor may assign the advisory agreement to an affiliate upon approval of a majority of our independent directors. The advisory agreement also provides that our advisor may engage one or more sub-advisors to assist our advisor in providing services. We may assign or transfer the advisory agreement to a successor entity; provided that at least a majority of our independent directors determines that any such successor advisor possesses sufficient qualifications to perform the advisory function and to justify the compensation payable to our advisor. Our independent directors will base their determination on the general facts and circumstances that they deem applicable, including the overall experience and specific industry experience of the successor advisor and its management. Other factors that will be considered are the compensation to be paid to the successor advisor and any potential conflicts of interest that may occur.
Our advisor’s principal assets will be its cash balances and its advisory agreement with the Company, and the revenues associated with such agreement. In addition, our advisor is covered by an errors and omissions insurance policy. If our advisor is held liable for a breach of fiduciary duty, the Company expects that the liability would be paid by our advisor from its cash balances or by the insurance policy.
The fees payable to our advisor under the advisory agreement are described in further detail in the “Compensation” section of this prospectus.
The above summary is provided to illustrate the material functions which our advisor will perform for us as our advisor and it is not intended to include all of the services which may be provided to us by our advisor or third parties. The advisory agreement provides that our advisor may engage one or more sub-advisors to assist our advisor in providing these services.
The Sub-Advisory Agreement
Our advisor has engaged BlackRock Investment Management, LLC, a leading provider of investment advisory solutions, to serve as its sub-advisor and has entered into a sub-advisory agreement with the sub-advisor, pursuant to which the sub-advisor will serve as a fiduciary under the sub-advisory agreement and provide advisory services relating to selection, acquisitions, management and dispositions of our liquid assets (cash, cash equivalents, other short-term investments, U.S. government securities, agency securities, corporate debt, liquid, real estate-related, equity or debt securities and other investments for which there is reasonable liquidity). The sub-advisor will provide services related to the acquisition, management and disposition of our liquid assets and the selection of those assets in accordance with our investment objectives, strategy, guidelines, policies and limitations. The sub-advisory agreement may be terminated by our advisor or by the sub-advisor at any time. The fees paid to the sub-advisor will not be paid by us, but will instead be paid by our advisor out of the management fee that we will pay to our advisor. The sub-advisor will also be reimbursed for expenses incurred on our behalf. In the event the sub-advisory agreement is terminated, the sub-advisor will be paid all accrued and unpaid fees and expense reimbursements. The expense reimbursements that we will pay to our advisor include expenses incurred by the sub-advisor on our behalf that our advisor is required to reimburse to the sub-advisor under the sub-advisory agreement. Notwithstanding the terms of our advisor’s engagement of the sub-advisor, our advisor will be ultimately responsible to us for the performance of all of the matters entrusted to it pursuant to the advisory agreement; however, it will not have a fiduciary or contractual relationship with us. If our sub-advisor does not adequately perform its duties or fails to dedicate sufficient time to us our only recourse will be against our advisor.
Acquisition Decisions
The primary responsibility for the acquisition decisions of our advisor and its affiliates, the negotiation for the purchase and sale of these assets, and the management of our assets resides with the executive officers and key personnel of our advisor and its affiliates. The backgrounds of the officers of our advisor are described in the “— Executive Officers and Directors” and “— The Advisor” sections above. Our board of directors is responsible for supervising and monitoring the activities of our advisor.

Dealer Manager
CCO Capital, our dealer manager, is a member firm of FINRA. CCO Capital was organized in December 1992 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by CCO Group, its affiliates and its predecessors, all of whom are affiliated with our sponsor.
CCO Capital will advise us regarding this offering, manage our relationships with participating broker-dealers and financial advisors and provide assistance in connection with compliance matters relating to the offering, including compliance regarding any sales literature that we may prepare. It may also sell a limited number of shares at the retail level. The compensation we pay to CCO Capital in connection with this offering is described in the section of this prospectus captioned “Compensation.” See also “Plan of Distribution — General.”
CCO Capital is wholly-owned by CCO Group, which is an indirect wholly-owned subsidiary of CIM. CCO Capital is an affiliate of our advisor. The backgrounds of the officers of CCO Capital are described in the “— Executive Officers and Directors” and “— The Advisor” sections of this prospectus.

Compensation
We have no paid employees. Our advisor and its affiliates manage our day-to-day affairs. The following table summarizes all of the compensation, fees and reimbursements we will pay to our advisor and its affiliates, including our dealer manager. See the “Plan of Distribution” section of this prospectus. We will not pay our advisor or its affiliates any separate fees for property acquisitions or dispositions, financings, property management or leasing. This table assumes the shares are sold through distribution channels associated with the highest possible dealer manager fee.

Type of Compensation —Recipient (1)	Method of Compensation	Estimated Amount

Organization and Offering Stage
Upfront Selling Commissions and Dealer Manager Fees — Our Dealer Manager (2)	Our dealer manager may be entitled to receive upfront selling commissions of up to 3.00%, and dealer manager fees of 0.50%, of the Offering Price of each T Share sold in the primary offering; however, such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.50% of the Offering Price. Our dealer manager is entitled to receive upfront selling commissions of up to 3.50% of the Offering Price of each S Share sold in the primary offering. Our dealer manager will reallow 100% of such selling commissions to participating broker-dealers. At our dealer manager’s discretion it may reallow a portion of the dealer manager fee received to participating broker-dealers.

	No upfront selling commissions or dealer manager fees are paid with respect to purchases of Class D Shares or Class I Shares or shares of any class sold pursuant to our distribution reinvestment plan.	The actual amount of upfront selling commission and dealer manager fees will depend on the number of T Shares and S Shares sold and the offering price of each T Share and S Share. Aggregate upfront selling commissions will equal approximately $105,000,000 if we sell the maximum amount in our primary offering, and aggregate dealer manager fees will equal approximately $17,500,000 if we sell the maximum amount in our primary offering, assuming payment of the full upfront selling commissions and dealer manager fees, and that all of our offering proceeds are from the sale of T Shares.

Stockholder Servicing Fees — Our Dealer Manager (3)	Subject to FINRA limitations on underwriting compensation, we pay our dealer manager selling fees over time as stockholder servicing fees for ongoing services rendered to stockholders by participating broker-dealers or broker-dealers servicing investors’ accounts, referred to as servicing broker-dealers:

• with respect to our outstanding D Shares equal to 0.25% per annum of the aggregate NAV of our outstanding D Shares;

• with respect to our outstanding T Shares equal to 0.85% per annum of the aggregate NAV of our outstanding T Shares, consisting of an advisor stockholder servicing fee of 0.65% per annum, and a stockholder servicing fee of 0.20% per annum, of the aggregate NAV of our outstanding T Shares; however, with respect to T Shares sold through certain participating broker-dealers, the advisor stockholder servicing fee and the stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares;

• with respect to our outstanding S Shares equal to 0.85% per annum of the aggregate NAV of our outstanding S Shares; and

• we do not pay a stockholder servicing fee with respect to our outstanding I Shares.

The stockholder servicing fees are paid monthly in arrears and accrues daily in an amount equal to (1) 1/365th of 0.25% of our NAV for D Shares for such day, (2) 1/365th of 0.85% of our NAV for T Shares for such day and (3) 1/365th of 0.85% of our NAV for S Shares for such day. At our dealer manager’s discretion, it may reallow all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers. Because the stockholder servicing fees are calculated based on our NAV for our D Shares, T Shares and S Shares, they will reduce the NAV or, alternatively, the distributions payable, with respect to the shares of each such class, including shares issued under our distribution reinvestment plan.
Actual amounts depend upon the per share NAVs of our D Shares, T Shares, S Shares, the number of D Shares, T Shares and S Shares purchased and when such shares are purchased. For D Shares, the stockholder servicing fees will equal approximately $8,750,000 per annum if we sell the maximum amount. For T Shares, the stockholder servicing fees will equal approximately $29,750,000 per annum if we sell the maximum amount. For S Shares, the stockholder servicing fees will equal approximately $29,750,000 per annum if we sell the maximum amount. In each case, we are assuming that the NAV per share of our D Shares, T Shares and S Shares remains constant and none of our stockholders participate in our distribution reinvestment plan.

Type of Compensation —Recipient (1)	Method of Compensation	Estimated Amount
We will cease paying the stockholder servicing fee with respect to any D Shares, T Shares or S Shares held in a stockholder’s account at the end of the month in which our dealer manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of shares sold through certain participating broker-dealers, a lower limit as set forth in any applicable agreement between our dealer manager and a participating broker-dealer) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan with respect thereto). In addition, we will cease payment of the stockholder servicing fees with respect to all outstanding D Shares, T Shares and S Shares on the date following the completion of the primary portion of this offering on which, in the aggregate, underwriting compensation from all sources, including upfront selling commissions, the dealer manager fees, the stockholder servicing fees and other underwriting compensation paid by us and our advisor and its affiliates, equals 10% of the gross proceeds from the primary portion of our offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan). Although we cannot predict the length of time over which the stockholder servicing fee will be paid due to potential changes in the NAV of our shares, this fee would be paid with respect to D Shares over approximately 35 years from the date of purchase, and with respect to T Shares or S Shares over approximately 7 years from the date of purchase, assuming payment of the full upfront selling commissions and dealer manager fees, opting out of the distribution reinvestment plan and a constant NAV per share. Under these assumptions, if a stockholder holds his or her shares for these time periods, this fee with respect to D Shares would total approximately $875 and with respect to T Shares or S Shares would total approximately $531, assuming a one-time investment representing an aggregate NAV of $10,000 in shares of each class.

In addition, while we are conducting an offering of all share classes pursuant to an effective registration statement, in the event that (i) stockholder servicing fees cease to be paid with respect to a stockholder’s shares, or (ii) the current account value of the stockholder’s shares meets the minimum investment amount for I Shares stated in this prospectus, a stockholder invested in S Shares, T Shares or D Shares may, upon request and the satisfactory completion of certain subscription and other agreements, exchange such shares into the corresponding number of I Shares as calculated by dividing the aggregate NAV of the stockholder’s shares to be exchanged by the per share NAV of I Shares at the time of such exchange.

For a description of the services required from the participating broker-dealer or servicing broker-dealer, see the “Plan of Distribution — Underwriting Compensation — Stockholder Servicing Fees — D Shares, T Shares and S Shares.”

Type of Compensation —Recipient (1)	Method of Compensation	Estimated Amount
Organization and Offering Expense Reimbursement — Our Advisor (4)	Our advisor has agreed to fund on our behalf all costs of our organization and offering (other than selling commissions, dealer manager fees and ongoing stockholder servicing fees). Reimbursement payments are made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 0.75% of aggregate gross offering proceeds, including shares issued in connection with the distribution reinvestment plan, but excluding selling commissions and dealer manager fees, as applicable, charged on T Shares and S Shares sold in the primary offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 0.75% limit) calculated on an accumulated basis, until our advisor has been reimbursed in full.
The timing and amount of reimbursements are dependent on the actual expenses incurred, the gross proceeds of shares sold, and the dates on which the shares are sold. Assuming that (i) one-half of all $4,000,000,000 of shares registered for sale in our primary offering, including shares issued under our distribution reinvestment plan, are sold as of the first day after the commencement of this offering, and the other half are sold one year after the commencement of this offering, and (ii) none of the shares sold are T Shares or S Shares, the maximum amount of organization and offering expenses that can be reimbursed to our advisor will equal approximately $15,000,000 in year one after the commencement of this offering and $15,000,000 in year two.

	Operational Stage

Advisory Fee — Our Advisor	We will pay our advisor an advisory fee that will be payable in arrears on a monthly basis and accrue daily in an amount equal to 1/365th of 1.10% of the NAV for each class of common stock for each day.	The annualized management fee, and the actual dollar amounts, are dependent upon the monthly average NAV for each class of common stock and, therefore, cannot be determined at the present time. Based on the following assumed levels of the monthly average total NAV for all classes of common stock, our annualized management fee will be as follows:

		Monthly Average Total NAV	Total Annualized Advisory Fee ($)
		$1 billion	$11,000,000
		$2 billion	$22,000,000
		$4 billion	$44,000,000

Acquisition Expense Reimbursement — Our Advisor (5)	We will not pay our advisor any acquisition, financing or other similar fees in connection with making investments. We will reimburse our advisor for out-of-pocket expenses in connection with the acquisition of commercial real estate properties, real estate-related assets and other investments, including reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of acquisition services to us other than our executive officers.	The actual amount will depend upon actual expenses incurred and, therefore, cannot be determined at this time.

Operating Expense Reimbursement — Our Advisor (6)	We will reimburse our advisor for out-of-pocket expenses in connection with providing services to us, including reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of services to us other than our executive officers. The expense reimbursements that we will pay to our advisor include expenses incurred by the sub-advisor on our behalf.	Actual amounts are dependent upon actual expenses incurred and, therefore, cannot be determined at this time.

Performance Fee — Our Advisor	We will pay our advisor a performance fee, payable annually in arrears, equal to 12.5% of the Total Return for each class of common stock, subject to a 5% Hurdle Amount and a High Water Mark, with a Catch-Up (each term as defined herein).

For a detailed explanation of how the performance participation fee is calculated, see “Management — The Advisory Agreement.”
		The actual amount will depend on our performance, as well as on the number of shares sold, the monthly NAV per share for each class of common stock and the period of time that the stockholder continues to hold the shares and, therefore, cannot be determined at this time.
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(1)We will pay all fees and expenses in cash, shares of our common stock, a non-interest bearing promissory note or any combination of the foregoing, as may be agreed upon by both parties.
(2)Upfront selling commissions may be reduced or waived in connection with volume or other discounts, other fee arrangements or for sales to certain categories of purchasers. See “Plan of Distribution — Underwriting Compensation — Upfront Selling Commissions and Dealer Manager Fees.”

(3)We will cease paying stockholder servicing fees, if at the completion of this offering, in the aggregate, underwriting compensation from all sources, including upfront selling commissions and dealer manager fees, and ongoing stockholder servicing fees and other underwriting compensation paid by us and our advisor and its affiliates, equals 10% of the gross proceeds from the primary portion of our offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan). This limitation is intended to ensure that we satisfy the FINRA requirement that total underwriting compensation paid in connection with this offering from any source (including from our advisor and its affiliates), does not exceed 10% of the gross proceeds of the primary portion of our offering. Our advisor and its affiliates may pay additional amounts, without reimbursement by us, associated with the sale and distribution of our shares, which may include amounts paid to participating broker-dealers based on among other things, the number of shares that were originally sold with the assistance of the participating broker-dealer or the extent of stockholder record keeping services, account maintenance services and other administrative services provided by the participating broker-dealer. Any such payments would indirectly be recouped by our sponsor, which indirectly wholly-owns our advisor, through the receipt of the dealer-manager fee. Also, such payments will be deemed to be “underwriting compensation” by FINRA and will be subject to the 10% of gross offering proceeds limit on underwriting compensation.
(4)Our advisor, directly or through an affiliate, has agreed to fund organizational expenses and expenses incurred in connection with the offering, including: (i) our legal, accounting, printing, mailing and filing fees, due diligence expenses that are included in a detailed and itemized invoice (such as expenses related to a review of this offering by one or more independent due diligence reviewers engaged by broker-dealers participating in this offering); (ii) amounts to reimburse our advisor for the portion of the salaries paid to employees of its affiliates that are attributed to services rendered to our advisor in connection with the preparation of supplemental sales materials for us, holding our own educational conferences and attending retail seminars conducted by our participating broker-dealers for performing these services; and (iii) reimbursement of our dealer-manager’s wholesaling costs, other marketing and organization costs, including (a) payments made to participating broker-dealers for performing these services, (b) the dealer manager’s wholesaling commissions, salaries and expense reimbursement, (c) the dealer manager’s due diligence costs and legal fees and (d) costs associated with business entertainment, logoed items and sales incentives. Under no circumstances may the total organization and offering expenses from all sources exceed 15% of the gross proceeds from the primary offering of our shares (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan). Expenses related to educational conferences and retail seminars described in (ii) above, expenses related to our dealer manager’s wholesaling costs and payments to participating broker-dealers described in (iii) above, and expenses described in (iii)(b) and (iii)(c) above, will constitute underwriting compensation, subject to the underwriting limit of 10% of gross offering proceeds.
(5)We will not pay our advisor any acquisition, financing or other similar fees in connection with making investments, though we are not prohibited from doing so in our charter or otherwise. We will pay all expenses incurred in connection with the acquisition of our assets, including legal and accounting fees and expenses, brokerage commissions payable to unaffiliated third parties, travel expenses, costs of appraisals (including independent third party appraisals), nonrefundable option payments on property not acquired, engineering, due diligence, title insurance and other expenses related to the selection and acquisition of assets, whether or not acquired. While most of the acquisition expenses are expected to be paid to third parties, a portion of the out-of-pocket acquisition expenses, such as travel or due diligence expenses, may be reimbursed to our advisor or its affiliates. Acquisition expenses, together with any acquisition fees paid to third parties for a particular real estate-related asset, will in no event exceed 6% of the gross purchase price. In addition, the expenses we pay to our advisor include expenses incurred by its sub-advisor on our behalf that our advisor is required to reimburse to its sub-advisor under the sub-advisory agreement.
(6)Our advisor must reimburse us at least annually for reimbursements paid to our advisor in any year to the extent that such reimbursements to our advisor cause our operating expenses to exceed the greater of (1) 2% of our average invested assets, which generally consists of the average book value of our real properties before reserves for depreciation or bad debts and the average book value of securities or (2) 25% of our net income, which is defined as our total revenues less total expenses for any given period excluding reserves for depreciation and bad debt, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets invested directly or indirectly in equity interests and loans secured by real estate during the 12-month period before deducting depreciation, reserves for bad debts, or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including management fees and any amounts we may pay to intermediaries for expenses related to record keeping, account maintenance services and other administrative services provided to our stockholders, but excluding: (a) the expenses of raising capital such as organizational and offering expenses, legal, audit, accounting, underwriting, brokerage, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer and registration of shares of our common stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees paid in compliance with the NASAA REIT Guidelines; and (f) acquisition fees, acquisition expenses (including expenses relating to potential acquisitions that we do not close), real estate commissions on the resale of real property and other expenses connected with the acquisition, disposition, management (at the individual investment level, not the company level) and ownership of real estate interests, mortgage loans or other real property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of real property).

We incurred commissions, fees and expense reimbursements as shown in the table below for services provided by our advisor and its affiliates during the periods indicated (in thousands):

	Three Months Ended	Year Ended
	March 31, 2020	December 31, 2019
Upfront selling commissions	$323	$1,488
Stockholder servicing fees(1)	$633	$2,910
Dealer manager fees(1)	$56	$267
Organization and offering expense reimbursement	$149	$830
Acquisition expense reimbursement	$89	$1,217
Advisory fee	$1,740	$7,902
Operating expense reimbursement	$166	$2,388
____________________________________
(1)Amounts are calculated for the respective period in accordance with the dealer manager agreement and exclude the estimated liability for the future fees payable to CCO Capital of $13.3 million and $13.9 million as of March 31, 2020 and December 31, 2019, respectively.
All organization and offering expenses associated with the sale of our common stock (excluding selling commissions, dealer manager fees and ongoing stockholder servicing fees) are paid by our advisor or its affiliates and can be reimbursed by us up to 0.75% of the aggregate gross offering proceeds, excluding selling commissions and dealer manager fees charged on T Shares or S Shares sold in the primary offering, as applicable. Prior to February 28, 2020, there was a 1.50% upfront selling commission on D Shares. Effective February 28, 2020, there are no upfront selling commissions on D Shares. As of March 31, 2020, our advisor or its affiliates had paid organization and offering costs in excess of the 0.75% limitation in connection with our offering. These excess costs were not included in our financial statements because such costs were not a liability of our company as they exceeded 0.75% of gross proceeds from our offering. As we raise additional proceeds from our offering, these excess costs may become payable.
As of March 31, 2020 and December 31, 2019, $15.0 million and $16.6 million, respectively, were due to CIM Income NAV Management or its affiliates primarily related to the estimated liability for current and future stockholder servicing fees, the reimbursement of organization and offering expenses, and advisory fees.
General and Administrative Expenses
General and administrative expenses, as presented in our financial statements prepared in accordance with GAAP, include, but are not limited to, legal fees, audit fees, board of directors costs, professional fees, escrow and trustee fees, insurance, state franchise and income taxes and fees for unused amounts on our line of credit.
At least a majority of our independent directors must determine, from time to time but at least annually, that our total fees and expenses are reasonable in light of our investment performance, net assets, net income and the fees and expenses of other comparable unaffiliated REITs. Each such determination will be reflected in the minutes of our board of directors. For a list of the factors our independent directors will consider, in evaluating the fees paid to our advisor, see the “Management — Board of Directors” section of this prospectus. Our independent directors shall also supervise the performance of our advisor and the compensation that we pay to it to determine that the provisions of our advisory agreement are being carried out. Our advisor is obligated to exercise good faith and integrity in all its dealings with respect to our affairs pursuant to the advisory agreement. See the “Management — The Advisory Agreement” section of this prospectus.

Indemnification and Limitation of Liability
We are permitted to limit the liability of our directors and officers, and to indemnify and advance expenses to our directors, officers and other agents, to the extent permitted by Maryland law and the NASAA REIT Guidelines. Subject to the limits described below, our charter contains a provision that eliminates directors’ and officers’ liability for money damages, requires us to indemnify and, in certain circumstances, advance expenses to our directors, our officers, our advisor and its affiliates and permits us to indemnify and advance expenses to our employees and agents. To the extent that our board of directors determines the Maryland General Corporation Law conflicts with the provisions set forth in the NASAA REIT Guidelines, the NASAA REIT Guidelines will control, unless the provisions of the Maryland General Corporation Law are mandatory under Maryland law.
In accordance with Maryland law, our charter includes a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.
The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred by them in connection with any proceeding unless it is established that:
•an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.
A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. The Maryland General Corporation Law permits us to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
In addition to the above limitations of the Maryland General Corporation Law, and as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify our directors for losses or liability suffered by them or hold harmless our directors for losses or liability suffered by us by requiring that the following additional conditions are met:
•the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;
•the party seeking indemnification was acting on our behalf or performing services for us;
•in the case of non-independent directors, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;
•in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and
•the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the stockholders.
We have also agreed to indemnify and hold harmless our advisor, its sub-advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement so long as the following conditions are met:
•our advisor, its sub-advisor and its affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;
•our advisor, its sub-advisor and its affiliates were acting on our behalf or performing services for us; and
•the liability or loss was not the result of negligence or misconduct by our advisor, its sub-advisor and its affiliates.

As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.
The general effect to our stockholders of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against our officers and directors. However, indemnification does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.
The SEC and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.
Under our charter, indemnification of our directors and our advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:
•there has been a successful adjudication on the merits in favor of the indemnitee of each count involving alleged securities law violations;
•such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee; or
•a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.
No provisions herein, including references to affiliates of our advisor or its sub-advisor, are intended to expand our ability to indemnify and hold harmless persons beyond the limitations imposed by Section II.G. of the NASAA REIT Guidelines and therefore, the limitations imposed by Section II.G. of the NASAA REIT Guidelines will be imposed with respect to Affiliates, as defined therein.
Our charter provides that the advancement of our funds to our directors, our advisor or our advisor’s affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of us; (ii) our directors, our advisor or our advisor’s affiliates provide us with written affirmation of their good faith belief that they have met the standard of conduct necessary for indemnification; (iii) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (iv) our directors, our advisor or our advisor’s affiliates agree in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such persons are found not to be entitled to indemnification.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as of June 30, 2020 regarding the beneficial ownership of our common stock by each person known by us to own 5% or more of an outstanding class of shares of common stock, each of our directors, and each named executive officer, and our directors and executive officers as a group. The percentage of beneficial ownership is calculated based on approximately 30.7 million shares of common stock outstanding as of June 30, 2020.

Name of Beneficial Owner (1)	Number of D Shares of Common Stock Beneficially Owned (2)		Number of T Shares of Common Stock Beneficially Owned (2)	Number of S Shares of Common Stock Beneficially Owned (2)	Number of I Shares of Common Stock Beneficially Owned (2)	Percentage of Class
Richard S. Ressler	—		—	—	—	*
Nathan D. DeBacker	—		—	—	—	*
George N. Fugelsang	4,042	(3)	—	—	—	*
W. Brian Kretzmer	3,535	(4)	—	—	—	*
Richard J. Lehmann	3,829	(5)	—	—	—	*
Roger D. Snell	3,829	(6)	—	—	—	*
Avraham Shemesh	—		—	—	—	*
Elaine Y. Wong	—		—	—	—	*
All officers and directors as a group (8 persons)	15,235		—	—	—	*
____________________________________
*Represents less than 1% of the outstanding common stock.
(1)The address of our executive officers and directors is c/o CIM Income NAV, Inc., 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016.
(2)Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group which may be exercised within 60 days following June 30, 2020. Except as otherwise indicated by footnote, and subject to community property laws where applicable, to our knowledge, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(3)Includes 2,050.339 restricted Class D Shares of common stock issued under the Company’s 2018 Equity Incentive Plan (the “Equity Plan”) in connection with Mr. Fugelsang’s service as a member of the board of directors.
(4)Includes 1,744.736 restricted Class D Shares of common stock issued under the Equity Plan in connection with Mr. Kretzmer’s service as a member of the board of directors.
(5)Includes 1,890.130 restricted Class D Shares of common stock issued under the Equity Plan in connection with Mr. Lehmann’s service as a member of the board of directors.
(6)Includes 1,890.130 restricted Class D Shares of common stock issued under the Equity Plan in connection with Mr. Snell’s service as a member of the board of directors.

Operating Partnership Agreement
We have summarized the material terms and provisions of the Limited Partnership Agreement of CIM Income NAV Operating Partnership, LP, which we refer to as the “partnership agreement.” This summary is not complete. For more detail, you should refer to the partnership agreement itself, which is filed as an exhibit to the registration statement of which this prospectus is part. For purposes of this section, references to “we,” “our,” “us” and “the company” refer to CIM Income NAV, Inc.
Management of Our Operating Partnership
CIM Income NAV Operating Partnership, LP, our operating partnership, was formed on July 27, 2010 to acquire and hold assets on our behalf. As of the date of this prospectus, our operating partnership is a disregarded entity for U.S. federal income tax purposes. As a result, for purposes of satisfying the asset and gross income tests for qualification as a REIT for federal income tax purposes, the assets and income of our operating partnership will be deemed to be assets and income of the company.
We intend to hold substantially all of our assets in our operating partnership or in subsidiary entities in which our operating partnership owns an interest. This is commonly referred to as the “UPREIT” structure, which stands for “Umbrella Partnership Real Estate Investment Trust.” We have elected to use an UPREIT structure for a number of reasons, including to facilitate commercial real estate property acquisitions because this structure provides an owner of appreciated property the ability to defer taxable gain on the transfer of such property to us. In order to achieve this benefit, an owner may transfer the property to our operating partnership in exchange for limited partnership interests in the operating partnership. Being able to offer an owner of real estate the opportunity to defer taxation of gain until it redeems its interests in our operating partnership for cash may give us a competitive advantage in acquiring desired properties or assets relative to buyers who cannot offer this opportunity. In addition, investing in our operating partnership, rather than in shares of our common stock, may be more attractive to certain institutional or other stockholders due to their business or tax structure.
We are the sole general partner of our operating partnership. As the sole general partner of our operating partnership, we will have the exclusive power to manage and conduct the business of our operating partnership. A general partner is accountable to a limited partnership as a fiduciary and consequently must exercise good faith and integrity in handling partnership affairs. Neither our advisor nor any other limited partner of our operating partnership may transact business for our operating partnership, or participate in management activities or decisions, except as provided in the partnership agreement and as required by applicable law. We may not be removed as general partner by the limited partners. Our board of directors will at all times have ultimate oversight and policy-making authority, including responsibility for governance, financial controls, compliance and disclosure with respect to our operating partnership. Pursuant to an advisory agreement, which was effective as of the initial offering date, however, we will delegate to our advisor authority to make decisions related to our and our operating partnership’s day-to-day business, the acquisition, management and disposition of assets and the selection of property managers and other service providers, in accordance with our investment objectives, strategy, guidelines, policies and limitations.
Our advisor has expressly acknowledged and any future limited partners of our operating partnership will expressly acknowledge that we, as general partner, are acting for our benefit, and the benefit of the limited partners of our operating partnership and our stockholders collectively. Neither we nor our board of directors is under any obligation to give priority to the separate interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and our operating partnership’s limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or our operating partnership’s limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or our operating partnership’s limited partners will be resolved in favor of our stockholders. We are not liable under the partnership agreement to our operating partnership or to any of its limited partners for monetary damages for losses sustained, liabilities incurred, or benefits not derived by such limited partners in connection with such decisions, provided that we have acted in good faith.
The partnership agreement requires that our operating partnership be operated in a manner that will enable us to: (1) satisfy the requirements for qualification as a REIT for federal income tax purposes, unless we otherwise cease to qualify as a REIT; (2) avoid any federal income or excise tax liability; and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” that is taxable as a corporation. See “Material U.S. Federal Income Tax Considerations.”

Capital Contributions and Distributions
Our operating partnership has classes of OP Units that correspond to our four classes of common stock: Class D OP Units, Class T OP Units, Class S OP Units and Class I OP Units. As we accept subscriptions for shares of our common stock, we will transfer substantially all of the net offering proceeds to the operating partnership in exchange for OP Units of the same class as the applicable shares with respect to which offering proceeds have been received. We will receive one applicable OP Unit for each share issued. Such OP Units will have economic terms that vary based upon the class of shares issued. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from stockholders, and the Operating Partnership will be deemed to have simultaneously paid the fees, commissions and other costs associated with the offering.
If our operating partnership requires additional funds at any time in excess of capital contributions made by us, our operating partnership may borrow funds from a financial institution or other lender. In addition, as sole general partner of our operating partnership, we will have the ability to cause our operating partnership to issue additional limited partnership interests, including preferred OP Units. These additional interests may be issued in connection with the admission of additional limited partners upon the transfer to our operating partnership of real estate properties or other assets, if our board of directors concludes in good faith that such admittance and the terms of the partnership interests issued to such additional limited partners are in our best interest.
The partnership agreement generally provides that our operating partnership will, except upon the liquidation of our operating partnership, distribute cash to the partners of our operating partnership in accordance with their relative percentage interests, generally on at least a quarterly basis, in amounts determined by us as general partner, but that we may (and we intend to) cause the distributions to vary by class of OP Units in a manner that matches the way distributions to our stockholders may vary by class of common stock, in order to account for different NAVs per share and class-specific expenses and allocations. In the event that our operating partnership were to liquidate, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed to the partners based on the NAVs per share of our shares that correspond to the class of OP Units held by each partner.
Redemption Rights
Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their OP Units in exchange for cash based on the NAV per share of our shares of the corresponding class of our capital stock, assuming redemption of the number of shares that would correspond, on a one-for-one basis, to the partnership interests being redeemed. This one-for-one correspondence may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Requests for redemption of limited partners’ OP Units will be subject to the same condition and limitations applicable at the time to requests for redemption of shares of our common stock. See “Share Purchases and Redemptions.” Accordingly, under our redemption plan, limited partners will be treated as if they had requested redemption of the full number of shares of our common stock on the basis of which the cash redemption amount for their limited partnership interests is to be calculated and as if they had held such shares from the date their OP Units were issued to them. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the redemption would cause us to fail to maintain our qualification as a REIT under the Code or would cause our operating partnership to be treated as a publicly traded partnership taxable as a corporation.
Transferability of General Partner Interest
We may not (1) voluntarily withdraw as the general partner of our operating partnership, (2) engage in any merger, consolidation or other business combination or (3) transfer our general partnership interest in our operating partnership (except to a wholly owned subsidiary), unless: (A) the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they held shares of the corresponding class of capital stock; or (B) in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to our operating partnership in return for an interest in our operating partnership and agrees to assume all obligations of the general partner of our operating partnership.
We may also enter into a business combination or we may transfer our general partnership interest upon the receipt of the consent of a majority-in-interest of the limited partners of our operating partnership, other than interests held by us. With certain exceptions, the limited partners may not transfer their OP Units, in whole or in part, without our written consent, as general partner.

Exculpation
We, as general partner, will not be liable to our operating partnership or limited partners for errors in judgment or other acts or omissions not amounting to willful misconduct or gross negligence since provision has been made in the partnership agreement for exculpation of the general partner. Therefore, purchasers of OP Units have a more limited right of action than they would have absent the limitation in the partnership agreement.
Indemnification
The partnership agreement provides for the indemnification of us, as general partner, by our operating partnership for liabilities we incur in dealings with third parties on behalf of our operating partnership. To the extent that the indemnification provisions purport to include indemnification of liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.
Tax Matters
If and when our operating partnership becomes a partnership for U.S. federal income tax purposes, we will be our operating partnership’s partnership representative and, as such, have the authority to make tax elections under the Code on our operating partnership’s behalf.

Conflicts of Interest
We are subject to various conflicts of interest arising out of our relationship with our advisor, and its affiliates, including conflicts related to the arrangements pursuant to which we will compensate our advisor and its affiliates. While our independent directors must approve the engagement of our advisor, the fees payable to our advisor in connection with the services provided to us, and any subsequent decision to continue such engagement, the ability of our independent directors to negotiate on our behalf may be adversely impacted by the fact that our board of directors recognizes that our stockholders invested with the understanding and expectation that an affiliate of our sponsor would act as our advisor. See the “Compensation” section of this prospectus. Some of the potential conflicts of interest in our transactions with our advisor and its affiliates, and certain conflict resolution procedures that are set forth in our charter, are described below.
Our officers and affiliates of our advisor will try to balance our interests with the interests of CIM and its affiliates and other programs sponsored by CCO Group to whom they owe duties. However, to the extent that these persons take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of your investment. In addition, our directors, our officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us. For a description of some of the risks related to these conflicts of interest, see the “Risk Factors — Risks Related to Conflicts of Interest” section of this prospectus.
Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and are authorized to retain independent legal counsel. Furthermore, all of our directors have a fiduciary obligation to act on behalf of our stockholders.
Interests in CIM, Its Affiliates, Other Real Estate Programs Sponsored by CCO Group and Other Concurrent Offerings
Affiliates of our advisor act as an advisor to, and our executive officers will act as officers and/or directors of, CMFT, CCPT V, CCIT II and/or CCIT III, all of which are REITs sponsored by affiliates of our advisor. In addition, Mr. Kretzmer, one of our directors, also serves as a director of CMFT and CCIT III, and Ms. Wong, a principal of CIM and one of our directors, also serves as a director of CCIT II, CMFT and CCPT V. Furthermore, Mr. Ressler, the chairman of our board of directors, chief executive officer and president, is also a founder and principal of CIM and an officer/director of certain of its affiliates, as well as the chairman of the board of directors, chief executive officer and president of CMFT and CCIT III, and a director of CCIT II. Furthermore, Avraham Shemesh, one of our directors, is also a founder and principal of CIM and certain of its affiliates, is the chairman of the board, chief executive officer and president of CCPT V and CCIT II, and is a director of CCIT III and CMFT. There may be a significant overlap in the assets targeted and the strategies employed by us, CIM or its affiliates, or other programs sponsored by CCO Group, and many of the same management personnel will provide operational expertise to each of these entities. We, along with CMFT, CCPT V, CCIT II and CCIT III, employ our sponsor’s acquisition strategy, which primarily focuses on single-tenant commercial properties subject to long-term net leases to creditworthy tenants, and have acquired or may acquire similar assets. CMFT and CCPT V focus primarily on the retail sector, while CCIT II and CCIT III focus primarily on the office and industrial sector and we focus primarily on commercial properties in the retail, office and industrial sectors. Nevertheless, the common acquisition strategy used by each REIT sponsored by affiliates of our advisor would permit them to purchase certain properties that may also be suitable for our portfolio. Furthermore, CIM and its affiliates have formed or may form funds, accounts, vehicles and ventures that have overlapping objectives with ours and therefore may compete with us for acquisition opportunities. The ability of certain management personnel of the advisor to engage in other business activities, including the management of other funds, accounts, vehicles and ventures operated by CIM, CCO Group, or their respective affiliates, may reduce the time such personnel spend managing our activities.
On March 17, 2014, CCPT I entered into an Agreement and Plan of Merger with VEREIT and Desert Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of VEREIT (“Desert Merger Sub”). On May 19, 2014, CCPT I merged with and into Desert Merger Sub, with Desert Merger Sub surviving as a direct wholly-owned subsidiary of VEREIT (the “CCPT Merger”).
On January 22, 2013, CCPT II entered into an Agreement and Plan of Merger with Spirit Realty Capital, Inc. (Spirit), a publicly listed REIT (the “Spirit Merger”). The Spirit Merger was completed on July 17, 2013.
On October 22, 2013, Cole entered into an Agreement and Plan of Merger (the “VEREIT Merger Agreement”) with VEREIT and Clark Acquisition, LLC (“Merger Sub”). The VEREIT Merger Agreement provided for the merger of Cole with and into Merger Sub, with Merger Sub surviving the VEREIT Merger as a wholly-owned subsidiary of VEREIT (the “VEREIT Merger”). The VEREIT Merger was completed on February 7, 2014.

CCIT’s initial public offering of up to $2.975 billion of shares of common stock was declared effective by the SEC on February 10, 2011. At the completion of its initial public offering, CCIT had received gross proceeds of approximately $1.9 billion. CCIT ceased issuing shares in its primary offering on November 21, 2013. On August 30, 2014, CCIT entered into an Agreement and Plan of Merger (the “CCIT Merger Agreement”) with Select Income REIT, a publicly listed Maryland real estate investment trust (“SIR”), and SC Merger Sub LLC (“SIR Merger Sub”). The CCIT Merger Agreement provided for the merger of CCIT with and into SIR Merger Sub, with SIR Merger Sub surviving as a wholly-owned subsidiary of SIR (the “CCIT Merger”). The CCIT Merger was completed January 29, 2015.
CMFT’s initial public offering of up to $2.975 billion of shares of common stock was declared effective by the SEC on January 26, 2012. CMFT’s initial public offering terminated on April 14, 2014. At the completion of the initial public offering, CMFT had received gross proceeds of $3 billion.
CCIT II’s initial public offering of up to $2.975 billion of shares of common stock was declared effective by the SEC on September 17, 2013. CCIT II’s initial public offering terminated on September 17, 2016. At the completion of the initial public offering, CCIT II had received gross proceeds of approximately $678.0 million.
CCPT V’s initial public offering of up to $2.975 billion of shares of common stock was declared effective by the SEC on March 17, 2014 and terminated on August 1, 2017. At the completion of the initial public offering, CCPT V had received gross proceeds of approximately $385.0 million. CCPT V’s follow-on offering of up to $1.5 billion of shares of common stock was declared effective by the SEC on August 1, 2017 and terminated on December 31, 2018. At the completion of the follow-on public offering, CCPT V had received gross proceeds of approximately $73.3 million.
CCIT III’s initial public offering of up to $3.5 billion of shares of common stock was declared effective by the SEC on September 22, 2016 and terminated on December 31, 2018. At the completion of the initial public offering, CCIT III had received gross proceeds of approximately $31.2 million.
It is likely that potential acquisitions appropriate for us may also be appropriate for other real estate programs sponsored or operated by CCO Group. These potential acquisitions are expected to be funded by proceeds from the respective offerings, available borrowings and potential property or asset sales. See “— Certain Conflict Resolution Procedures” below.
Due to Mr. Ressler’s positions as a founder and principal of CIM and as the chairman of our board of directors, chief executive officer and president, we are subject to conflicts of interest arising out of our relationship with CIM, which may operate programs with investment objectives, targeted assets and legal and financial obligations similar to ours. Similar conflicts of interest exist for Mr. DeBacker, who is our chief financial officer and treasurer, Mr. Shemesh, who is also a founder and principal of CIM and one of our directors, and Ms. Wong, a principal of CIM and one our our directors. CIM and any other real estate program operated by CIM, CCO Group or their respective affiliates, whether or not existing as of the date of this prospectus, could compete with us in the sale, lease or operation, respectively, of our assets. We will seek to achieve any operating efficiencies or similar savings that may result from affiliated management of competitive assets. However, to the extent that such programs own or acquire property that is adjacent, or in close proximity, to a property we own, our property may compete with the other program’s property for tenants or purchasers. In addition, Messrs. Ressler, DeBacker and Shemesh, and Ms. Wong, will have competing demands on their time and resources and may have conflicts of interest in allocating their time and resources among us, CIM, and its affiliates, and other real estate programs sponsored by CCO Group, as applicable.
Although our board of directors has adopted a policy limiting the types of transactions that we may enter into with our advisor, its affiliates and other real estate programs sponsored by CCO Group, we may enter into certain such transactions, which are subject to an inherent conflict of interest. Similarly, joint ventures involving affiliates of our advisor, or other real estate programs sponsored by CCO Group also give rise to conflicts of interest. In addition, our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our advisor, any of its affiliates or another real estate program sponsored by CCO Group.

Other Activities of Our Advisor and Its Affiliates
We rely on our advisor, CIM Income NAV Management, for the day-to-day operation of our business. As a result of the interests of certain members of these entities’ management in CIM or its affiliates, and/or other real estate programs sponsored by CCO Group and the fact that such persons also are engaged, and will continue to engage, in other business activities, CIM, our advisor and their respective officers, key persons and affiliates may have conflicts of interest in allocating their time and resources among us, CIM, its affiliates and other real estate programs sponsored by CCO Group, as applicable. However, our advisor believes that it, CIM and their respective affiliates have sufficient personnel to discharge fully their responsibilities to all of the other programs operated by CIM, CCO Group or their respective affiliates, and the other ventures in which they are involved.
Mr. Ressler, the chairman of our board of directors, chief executive officer and president, is also a founder and principal of CIM and an officer/director of certain of its affiliates. Similarly, Avraham Shemesh, one of our directors, is also a founder and principal of CIM and an officer/director of certain of its affiliates, and Elaine Y. Wong, one of our directors, is also a principal of CIM and a director of certain of its affiliates. In addition, our chief financial officer and treasurer, Nathan D. DeBacker, is also an officer of other real estate programs sponsored by CCO Group. As a result, Messrs. Ressler, Shemesh and DeBacker and Ms. Wong may owe duties to these other entities and their stockholders or equity owners, as applicable, which may from time to time conflict with the duties that they owe to us and our stockholders.
In addition, our executive officers also serve as officers and/or directors of our advisor, our dealer manager and/or their affiliates. As a result, each of our executive officers owes fiduciary duties to these other entities, as applicable, which may conflict with the fiduciary duties that he owes to us and our stockholders. If these individuals were to act or fail to act in a manner that was detrimental to our business, or favor one entity over another, they could be subject to liability for breach of their fiduciary duty to us and our stockholders.
Transactions with Our Advisor and Its Affiliates
From time to time, our advisor may direct certain of its affiliates to acquire properties that would be suitable acquisitions for us or may create special purpose entities to acquire properties for the specific purpose of selling the properties to us at a later time. Subsequently, we may acquire such properties from such affiliates, but any and all acquisitions from affiliates of our advisor must be approved by a majority of our directors, including a majority of independent directors, not otherwise interested in such transactions as being fair and reasonable to us. In addition, our purchase price in any such transaction will be limited to the cost of the property to the affiliate, including acquisition-related expenses, unless a majority of the independent directors determines that there is substantial justification for any amount that exceeds such cost and that the difference is reasonable. Further, our charter provides that in no event will the purchase price of any asset acquired from an affiliate of our advisor exceed its current appraised value as determined by an independent appraiser.
From time to time, we may borrow funds from affiliates of our advisor, including our sponsor, as bridge financing to enable us to acquire a property when offering proceeds alone are insufficient to do so and third party financing has not been arranged. Any and all such transactions must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. Our advisor or its affiliates may pay costs on our behalf, pending our reimbursement, or we may defer payment of fees to our advisor or its affiliates, but neither of these transactions would be considered a loan. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought.
Our charter does not prohibit us from entering into transactions other than those described above with our directors, our advisor, our sponsor or any of their affiliates, subject to compliance with the requirements set forth under “— Certain Conflict Resolution Procedures,” including approval by a majority of our directors, including a majority of the independent directors, not otherwise interested in such transactions as being fair and reasonable to us and no less favorable to us than comparable terms and conditions available from unaffiliated third parties. We may sell assets to or acquire assets from affiliates of our advisor, make certain loans to or borrow from affiliates of our advisor and lease assets to or from affiliates of our advisor. In addition, we would not be precluded from internalizing our advisor if our board of directors were to determine an internalization transaction to be in the best interests of our stockholders.
On September 27, 2019, we executed a subscription agreement to purchase $50 million of limited partnership interests of CIM UII Onshore, which was accepted by the general partner of CIM UII Onshore on September 30, 2019. CIM UII Onshore’s sole purpose is to invest all of its assets in CIM Urban Income, which is a private institutional fund that acquires, owns and operates substantially stabilized, diversified real estate and real estate-related assets in metropolitan markets, primarily located throughout North America. We presently expect that the majority of our future investments that are not acquisitions of commercial properties leased under long-term net leases to creditworthy tenants will be in limited partnership units of CIM UII Onshore.
Both CIM UII Onshore and CIM Urban Income were formed by CIM, and CIM controls the general partner of both CIM UII Onshore and CIM Urban Income. As such, our subscription for $50 million of limited partnership interests in CIM UII Onshore was approved by all of our independent directors as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. The entire $50.0 million of capital was called and funded on March 31, 2020. We expect to evaluate additional investments in CIM UII Onshore from time to time as additional capital becomes available, subject in each case to the prior review and approval of our board of directors, including a majority of our independent directors.
Competition in Acquiring, Leasing and Reselling of Properties
There is a risk that a potential acquisition would be suitable for one or more programs sponsored by CCO Group, in which case the members of the allocation committee will have a conflict of interest allocating the acquisition opportunity among us or such other programs. Accordingly, while representatives of CIM or its affiliates will participate in allocation decisions with respect to us and other programs sponsored by CCO Group, there is a risk that a property will be chosen for us that provides lower returns than a property purchased by another program sponsored by CCO Group. Additionally, an affiliate of our advisor may cause a prospective tenant to enter into a lease for property owned by another program sponsored by CCO Group. In the event that these conflicts arise, our best interests may not be met when persons acting on our behalf and on behalf of CIM or its affiliates, or other programs sponsored by CCO Group decide whether to allocate any particular property to us or to another program sponsored by CCO Group.
Conflicts of interest will also exist to the extent that we may acquire, or seek to acquire, properties in the same geographic areas where properties owned by CIM or its affiliates, or other programs sponsored by CCO Group are located. In such a case, a conflict could arise in the acquisition or leasing of properties in the event that we and CIM or its affiliates, or another program sponsored by CCO Group were to compete for the same properties or tenants, or a conflict could arise in connection with the resale of properties in the event that we and CIM or its affiliates, or another program sponsored by CCO Group were to attempt to sell similar properties at the same time, including, in particular, in the event CIM or its affiliates, or another program sponsored by CCO Group liquidates at approximately the same time as us. Conflicts of interest may also exist at such time as we or our affiliates managing property on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances. Our property manager will seek to reduce conflicts relating to the employment of developers, contractors or building managers by making such prospective developers, contractors or building managers aware of all such properties with respect to which their services may be sought, regardless of whether such properties are owned by us or another program sponsored by CCO Group. In addition, our property manager will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties, regardless of whether such properties are owned by us or another program sponsored by CCO Group. However, these conflicts cannot be fully avoided in that there may be differing compensation arrangements for employees at different properties or differing terms for resales or leasing of the various properties.
Potential Conflicts in Joint Venture and Co-ownership Arrangements with Affiliates of Our Advisor
We may enter into joint ventures or other co-ownership arrangements with CIM or other programs sponsored by CCO Group (as well as other parties) for the acquisition, development or improvement of properties and other real estate-related assets. See the “Investment Objectives and Policies — Acquisition and Investment Policies — Joint Ventures” section of this prospectus. Our advisor and its affiliates may have conflicts of interest in determining which of CIM or another program sponsored by CCO Group should enter into any particular joint venture or co-ownership agreement. The co-venturer or co-owner may have economic or business interests or goals which are or which may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer or co-owner, and in managing the joint venture or other co-ownership arrangement. Since our advisor and its affiliates will negotiate the terms of any agreements or transactions between us and CIM or any other co-venturer or co-owner sponsored by CCO Group, we will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers or co-owners. However, in such event, a majority of our board of directors, including a majority of our independent directors, not otherwise interested in the joint venture, must approve the joint venture as being fair and reasonable to us and on substantially the same terms and conditions as those received by the other joint venturers, and the cost of our investment must be supported by a current appraisal of the asset.

See the risk factor captioned “Our participation in a co-ownership arrangement may subject us to risks that otherwise may not be present in other real estate assets” for additional information.
Potential Conflicts Arising From Receipt of Fees and Other Compensation by Our Advisor and Its Affiliates
Our advisor receives substantial fees from us. These compensation arrangements could influence our advisor’s advice to us, as well as the judgment of the personnel of our advisor who serve as our officers or directors. Among other matters, the compensation arrangements could affect the judgment of our advisor’s personnel with respect to:
•the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement and the dealer manager agreement, and the amounts we pay under such agreements;
•the advisory fee and performance fee that we pay to our advisor are based upon our NAV, and our advisor is involved in estimating certain accrued fees and expenses that are part of our NAV;
•our advisor could be motivated to recommend riskier or more speculative acquisitions in order for us to generate the specified levels of performance that would entitle our advisor to incentive compensation; and
•the decision to buy or sell an asset based on whether it will increase or decrease our NAV as opposed to whether it is the most suitable asset for our portfolio.
We will pay advisory fees to our advisor regardless of the quality of the services it provides during the term of the advisory agreement. Our advisor, however, has a fiduciary duty to us. If our advisor fails to act in our best interests, then it will have violated this duty. The advisory agreement may be terminated by us or our advisor on 60 days’ notice.
Potential Conflicts of Our Dealer Manager
Since CCO Capital, our dealer manager, is an affiliate of our advisor, we will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with the offering of securities. Accordingly, you will have to rely on your own broker-dealer to make an independent review of the terms of this offering. If your broker-dealer conducts an independent review of this offering, and/or engages an independent due diligence reviewer to do so on its behalf, we expect that we will pay or reimburse the expenses associated with such review, which may create conflicts of interest. If your broker-dealer does not conduct such a review, you will not have the benefit of an independent review of the terms of this offering. See the “Plan of Distribution” section of this prospectus.
Potential Conflicts of Our Property Manager
Our properties are, and we anticipate that the properties we acquire in the future will be, managed and leased by our property manager, CREI Advisors, an affiliate of our advisor, pursuant to property management and leasing agreements. We expect CREI Advisors to also serve as property manager for properties owned by other real estate programs sponsored by CCO Group, some of which may be in competition with our properties. CREI Advisors may hire third-party managers and/or leasing agents.
Certain Conflict Resolution Procedures
In order to reduce or eliminate certain potential conflicts of interest, our charter and investment policies contain a number of restrictions relating to (1) transactions we may enter into with our sponsor, our advisor, our directors, and their respective affiliates, (2) certain future offerings, and (3) allocation of acquisition opportunities among other programs sponsored by CCO Group. These restrictions include, among others, the following:
•We will not purchase or lease properties from our sponsor, our advisor, any of our directors or any of their respective affiliates, unless (1) a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction determines that such transaction is fair and reasonable to us, and (2) either (A) the purchase price is no greater than the cost of the property to the seller, including acquisition-related expenses, or (B) a majority of the independent directors determines that there is substantial justification for any amount above such cost and that the difference is reasonable. In no event will we acquire any property from an affiliate at an amount in excess of its current appraised value as determined by an independent appraiser.
•We will not sell or lease properties to our sponsor, our advisor, any of our directors or any of their respective affiliates, unless (1) a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction determines that such transaction is fair and reasonable to us and (2) either (A) the sale is greater than the cost of the property to us, including acquisition-related expenses, or (B) a majority of the independent directors determines that there is substantial justification for any amount below such cost, and that the difference is reasonable. In no event will we sell any property to an affiliate at an amount less than its current appraised value as determined by an independent appraiser.
•Our sponsor, our advisor, any of our directors and any of their respective affiliates will not make loans to us, except that we may borrow funds from affiliates of our advisor, including our sponsor, as bridge financing to enable us to acquire a property when offering proceeds alone are insufficient to do so and third party financing has not been arranged or is insufficient. Any and all such transactions must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transactions as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties under the same circumstances. We may not make loans to our sponsor, our advisor, any of our directors or any of their respective affiliates except for certain mortgages described in the “Investment Objectives, Strategy and Policies — Investment Limitations, In General” section of this prospectus or loans to wholly owned subsidiaries.
•We will not enter into any other transaction with our sponsor, our advisor, any of our directors or any of their affiliates, including the acceptance of goods or services from our sponsor, our advisor, any of our directors or any of their affiliates, unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.
Property acquisition opportunities will be allocated among the real estate programs sponsored by CCO Group pursuant to an asset allocation policy. In the event that an acquisition opportunity has been identified that may be suitable for one or more of the other programs sponsored by CCO Group, and for which more than one of such entities has sufficient uninvested funds, then an allocation committee, which is comprised of employees of CIM, CCO Group, or their respective affiliates, will examine the following factors, among others, in determining the entity for which the acquisition opportunity is most appropriate:
•the investment objective of each entity;
•the anticipated operating cash flows of each entity and the cash requirements of each entity;
•the effect of the acquisition both on diversification of each entity’s assets by type of property, geographic area and tenant concentration;
•the ability of each entity to finance the property, if necessary;
•the amount of funds available to each program and the length of time such funds have been available for investment;
•whether any of the entities already owns an associated land parcel or building;
•the policy of each entity relating to leverage of properties;
•the income tax effects of the purchase to each entity; and
•the size of the investment.
If, in the judgment of the allocation committee, the acquisition opportunity may be equally appropriate for more than one program, then the entity that has had the longest period of time elapse since it was allocated an acquisition opportunity of a similar size and type (e.g., office, industrial, retail properties or anchored shopping centers) will be allocated such acquisition opportunity.
If a subsequent development, such as a delay in the closing of the acquisition or a delay in the construction of a property, causes any such acquisition, in the opinion of the allocation committee, to be more appropriate for an entity other than the entity that committed to make the acquisition, the allocation committee may determine that another program sponsored by CCO Group will make the acquisition. Our board of directors has a duty to ensure that the method used for the allocation of the acquisition of properties by other programs sponsored by CCO Group seeking to acquire similar types of properties is applied fairly to us.

Employees
We have no direct employees. The employees of CIM Income NAV Management and its affiliates provide services to us related to acquisition and disposition, property management, asset management, financing, accounting, stockholder relations and administration. The employees of CCO Capital, our dealer manager, provide wholesale brokerage services. We are dependent on our advisor and its affiliates for services that are essential to us, including the sale of shares of our common stock, asset acquisition decisions, property management and other general administrative responsibilities. In the event that these companies were unable to provide these services to us, we would be required to obtain such services from other sources. We reimburse CIM Income NAV Management and its affiliates for expenses incurred in connection with its provision of administrative, acquisition, property management, asset management, financing, accounting, legal and stockholder relations services, including personnel costs, subject to certain limitations.
Liquidity Track Record
Prior Public Programs
Of the nine CCO Group sponsored programs discussed above, four programs, CCPT I, CCPT II, Cole and CCIT have completed liquidity events.
Cole Credit Property Trust, Inc. (CCPT I)
As noted above, on May 19, 2014, the merger of CCPT I with VEREIT and Desert Merger Sub was completed. Pursuant to the agreement and plan of merger (the “CCPT Merger Agreement”), VEREIT commenced a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock of CCPT I (other than shares held by VEREIT, any of its subsidiaries or any wholly-owned subsidiaries of CCPT I) at a price of $7.25 per share (the “Offer Price”). As of the expiration of the Offer, a total of 7,735,069 shares of CCPT I common stock were validly tendered and not withdrawn, representing approximately 77% of the shares of CCPT I common stock outstanding. Immediately following the Offer, VEREIT exercised its option (the “Top-Up Option”), granted pursuant to the CCPT Merger Agreement, to purchase, at a price per share equal to the Offer Price, 13,457,874 newly issued shares of CCPT I common stock (collectively, the “Top-Up Shares”). The Top-Up Shares, taken together with the shares of CCPT I common stock owned, directly or indirectly, by VEREIT and its subsidiaries immediately following the acceptance for payment and payment for the shares of CCPT I common stock that were validly tendered in the Offer, constituted one share more than 90% of the outstanding shares of CCPT I common stock (after giving effect to the issuance of all shares subject to the Top-Up Option), the applicable threshold required to effect a short-form merger under applicable Maryland law without stockholder approval. Following the consummation of the Offer and the exercise of the Top-Up Option, in accordance with the CCPT Merger Agreement, VEREIT completed its acquisition of CCPT I by effecting a short-form merger under Maryland law, pursuant to which CCPT I was merged with and into Desert Merger Sub, with Desert Merger Sub surviving as a direct wholly-owned subsidiary of VEREIT.
Cole Credit Property Trust II, Inc. (CCPT II)
As noted above, on July 17, 2013, the merger of CCPT II with Spirit was completed. Pursuant to the agreement and plan of merger, each Spirit stockholder received 1.9048 shares of CCPT II common stock for each share of Spirit common stock held immediately prior to the effective time of the merger (which equated to an inverse exchange ratio of 0.525 shares of Spirit common stock for one share of CCPT II common stock). The shares of the combined company’s common stock closed trading on July 17, 2013 at $9.28 per share on the NYSE under the symbol “SRC.”
Cole Real Estate Investments, Inc. (Cole)
On April 5, 2013, Cole completed a transaction whereby Cole Holdings Corporation merged with and into CREInvestments, LLC (“CREI”), a wholly-owned subsidiary of Cole (the “Cole Holdings Merger”). Cole changed its name to Cole Real Estate Investments, Inc. and its shares of common stock were listed on the NYSE on June 20, 2013 at an initial price of $11.50 per share. In connection with the Cole Holdings Merger, the sole stockholder of Cole Holdings Corporation and certain of Cole Holdings Corporation’s executive officers (collectively, the “Holdings Executives”) received a total of $21.9 million in cash, which included $1.9 million paid related to an excess working capital adjustment, and approximately 10,700,000 newly-issued shares of common stock of Cole, inclusive of approximately 661,000 shares that were withheld to satisfy applicable tax withholdings (jointly, the “Upfront Stock Consideration”). In addition, as a result of the listing of Cole’s common stock on the NYSE, an aggregate of approximately 2,100,000 newly-issued shares of common stock of Cole, inclusive of approximately 135,000 shares that were withheld to satisfy applicable tax withholdings (jointly, the “Listing Consideration”) were issued to the Holdings Executives. In accordance with the merger agreement and as further discussed below, approximately 4,300,000 shares of the Upfront Stock Consideration and the Listing Consideration were placed into escrow (the “Escrow Shares”) and were scheduled to be released on April 5, 2014, subject to meeting certain requirements. The Upfront Stock Consideration and the Listing Consideration were subject to a three-year lock-up with approximately one-third of the shares released each year following the merger date.
Pursuant to the merger agreement and certain preexisting transaction bonus entitlements, additional shares of Cole’s common stock were potentially payable in 2017 by Cole to the Holdings Executives as an “earn-out” contingent upon the acquired business’ demonstrated financial success during the years ending December 31, 2015 and 2016 (the “Earnout Consideration”). The Earnout Consideration was subject to a lockup until December 31, 2017. Additionally, the Holdings Executives were potentially entitled to additional shares of Cole’s common stock (the “Incentive Consideration”, and collectively with the Earnout Consideration, the “Merger Contingent Consideration”) based on the terms of Cole’s advisory agreement with Cole REIT Advisors III, LLC (“CCPT III Advisors”), which was a wholly-owned subsidiary of Cole Holdings Corporation, in effect prior to the Cole Holdings Merger. However, the sole stockholder of Cole Holdings Corporation agreed as part of the Cole Holdings Merger to reduce the amount that would have been payable as Incentive Consideration by 25%. The Incentive Consideration was based on 11.25% (reduced from 15% in Cole’s advisory agreement) of the amount by which the market value of Cole’s common stock raised in Cole’s initial offering, follow-on offering and distribution reinvestment plan offering (the “Capital Raised”) plus all distributions paid on such shares through the Incentive Consideration Test Period (as defined below) exceeded the amount of Capital Raised and the amount of distributions necessary to generate an 8% cumulative, non-compounded annual return to investors. The market value of the Capital Raised was based on the average closing price over a period of 30 consecutive trading days (the “Incentive Consideration Test Period”) beginning 180 days after June 20, 2013, the date Cole’s shares of common stock were listed on the NYSE.
On October 22, 2013, Cole entered into the VEREIT Merger Agreement. The VEREIT Merger Agreement provided for the merger of Cole with and into Merger Sub, with Merger Sub surviving the VEREIT Merger as a wholly-owned subsidiary of VEREIT. On February 7, 2014, the VEREIT Merger and the other transactions contemplated by the VEREIT Merger Agreement were completed.
In connection with the execution of the VEREIT Merger Agreement, the Holdings Executives entered into letter agreements with VEREIT (together, the “Letter Agreements”), pursuant to which, among other arrangements, such persons would receive the Incentive Consideration from Cole in the form of shares of Cole common stock in the event the VEREIT Merger was not consummated before the end of the Incentive Consideration Test Period. The Incentive Consideration Test Period ended January 30, 2014 and, in accordance with the terms of the merger agreement for the Cole Holdings Merger and the Letter Agreements, on January 31, 2014 Cole issued a total of 15,744,370 shares of Cole common stock to the Holdings Executives (before applicable tax withholding).
The Letter Agreements also provided that the shares of VEREIT common stock issued to the Holdings Executives in connection with the VEREIT Merger would generally be subject to a three-year lock-up with approximately one-third of the shares released each year following the merger date of the Cole Holdings Merger. The shares of VEREIT common stock issued to the Holdings Executives that were attributable to the Merger Contingent Consideration as part of the Cole Holdings Merger are released from their lock-up (which generally prohibits transfer of such shares until December 31, 2017) on a quarterly basis on the last day of each calendar quarter, beginning with the first full calendar quarter following the consummation of the VEREIT Merger through December 31, 2017.
The Letter Agreements also provided for the conversion of the Escrow Shares into shares of VEREIT common stock or cash, depending on the applicable Holdings Executive’s election under the terms of the VEREIT Merger Agreement.
Cole Corporate Income Trust, Inc. (CCIT)
As noted above, on January 29, 2015, CCIT merged with and into SIR Merger Sub. Pursuant to the CCIT Merger Agreement, each share of CCIT common stock (“CCIT Common Stock”) issued and outstanding was converted into the right to receive either (1) $10.50 in cash (the “Cash Consideration”); or (2) 0.360 of a common share of beneficial interest, par value $0.01, of SIR (“SIR Common Shares”) (the “Share Consideration”). The Cash Consideration and the Share Consideration were allocated in accordance with the CCIT Merger Agreement so that the aggregate number of shares of CCIT Common Stock converted into the right to receive the Cash Consideration did not exceed 60% of the shares of CCIT common stock issued and outstanding immediately prior to the effective time of the merger. No fractional SIR Common Shares were issued in the merger, and cash was paid in lieu thereof. The shares of the combined company’s common stock closed trading on January 29, 2015 at $25.20 per share on the NYSE under the symbol “SIR.”

Current Public Programs
CIM Real Estate Finance Trust, Inc. (CMFT)
CMFT has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders beginning five to seven years following the termination of its initial public offering. CMFT ceased issuing shares in its primary offering on April 4, 2014, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. The timing and method of any liquidity event for CMFT was undetermined as of June 30, 2020.
CIM Income NAV, Inc. (CIM Income NAV)
CIM Income NAV is structured as a perpetual-life, non-exchange traded REIT, which means that, subject to regulatory approval of registrations for additional future offerings, it will be selling shares of its common stock on a continuous basis and for an indefinite period of time.
Cole Office & Industrial REIT (CCIT II), Inc. (CCIT II)
CCIT II has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders beginning five to seven years following the termination of its initial public offering. CCIT II ceased issuing shares in its primary offering on September 17, 2016, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. The timing and method of any liquidity event for CCIT II was undetermined as of June 30, 2020.
Cole Credit Property Trust V, Inc. (CCPT V)
CCPT V has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders beginning three to six years following the termination of its initial public offering. CCPT V terminated its initial public offering on August 1, 2017 and commenced a follow-on public offering on August 1, 2017. CCPT V ceased issuing shares in its follow-on offering on December 31, 2018, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. The timing and method of any liquidity event for CCPT V was undetermined as of June 30, 2020.
Cole Office & Industrial REIT (CCIT III), Inc. (CCIT III)
CCIT III has not established a targeted date or time frame for pursuing a liquidity event, although it has disclosed in its prospectus that it expects to engage in a strategy to provide its investors with liquidity at a time and in a method determined by its independent directors to be in the best interests of its stockholders beginning five to seven years following the termination of its initial public offering. CCIT III ceased issuing shares in its primary offering on December 31, 2018, although it continues to sell shares of its common stock pursuant to its distribution reinvestment plan. The timing and method of any liquidity event for CCIT III was undetermined as of June 30, 2020.

Description of Capital Stock
The following summary of the material terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter. Our charter provides that we may issue up to 500.0 million shares of capital stock, $.01 par value per share. Of the total number of shares of capital stock authorized, (a) 490.0 million shares are designated as common stock, of which 122.5 million are classified as D Shares, 122.5 million are classified as T Shares, 122.5 million are classified as S Shares and 122.5 million are classified as I Shares, and (b) 10.0 million shares are designated as preferred stock. Our charter authorizes our board of directors to amend our charter from time to time to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without stockholder approval. As of June 30, 2020, approximately 15.8 million D Shares of our common stock, approximately 14.0 million T Shares of our common stock, approximately 7,200 S Shares of our common stock and approximately 942,000 I Shares of our common stock were issued and outstanding, and no shares of our preferred stock were issued and outstanding.
Common Stock
The holders of shares of our common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of our directors. Our charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of our common stock can elect our entire board of directors. Subject to any preferential rights of any outstanding series of preferred stock, and the provisions of our charter regarding restrictions on ownership and transfer of our stock, the holders of shares of our common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, in the event that we were ever liquidated, would be entitled to receive all assets available for distribution to stockholders. All shares of our common stock issued in the offering will be fully paid and non-assessable shares of common stock. Holders of shares of our common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares of common stock that we issue, or preference, conversion, exchange, sinking fund or redemption rights. Holders of shares of our common stock will not have appraisal rights, unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of our common stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights. Stockholders are not liable for our acts or obligations. In the future, our board of directors may authorize a separate class of common stock with different fees and expenses than our current class of common stock.
Our charter also contains a provision permitting our board of directors, without any action by our stockholders, to classify or reclassify any unissued common stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any new class or series of shares of stock.
We will not issue certificates for shares of our common stock. Shares of our common stock will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. DST Systems, Inc. acts as our registrar and as the transfer agent for shares of our common stock, while State Street will act as our custodian. Transfers can be effected simply by mailing a transfer and assignment form, which we will provide to you at no charge, to:
DST Systems, Inc.
P.O. Box 219312
Kansas City, MO 64121-9312
D Shares
No upfront selling commissions or dealer manager fees will be paid for sales of any D Shares. We will pay the dealer manager a stockholder servicing fee with respect to our outstanding D Shares equal to 0.25% per annum of the aggregate NAV of all our outstanding D Shares, including any D Shares sold pursuant to our distribution reinvestment plan. The stockholder servicing fee will be paid monthly in arrears and accrues daily in an amount equal to 1/365th of 0.25% of our NAV for D Shares for such day. At the dealer manager’s discretion, it may reallow all or a portion of the stockholder servicing fee to participating broker-dealers and servicing broker-dealers. We will cease paying the stockholder servicing fees with respect to individual D Shares when total stockholder servicing fees equal 8.75%. D Shares are available to all investors who meet our suitability requirements. We expect that D Shares will be made available primarily through registered investment advisors and broker-dealers that charge their clients a fee for their services (typically referred to as wrap or fee-based accounts).

T Shares
Each T Share issued in the primary offering will be subject to an upfront selling commission of up to 3.00%, and a dealer manager fee of 0.50%, of the Offering Price per share for T Shares on the date of purchase; however, such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.5% of the Offering Price, which we will pay to our dealer manager. In addition, we will pay the dealer manager a stockholder servicing fee that accrues daily in an amount equal to 1/365th of 0.85% of our NAV per share for the T Shares for such day, in each case, on a continuous basis from year to year, subject to certain limitations. Our dealer manager may reallow all or a portion of upfront selling commissions and at its discretion it may reallow a portion of the dealer manager fees received on T Shares, and a portion of the stockholder servicing fee received on T Shares, to participating broker-dealers. T Shares are available to all investors who meet our suitability requirements. We expect that T Shares will be made available primarily through registered representatives of broker-dealers. We will cease paying the stockholder servicing fees with respect to individual T Shares when total sales commissions, dealer manager fees and stockholder servicing fees equal 8.75%. The upfront selling commission and dealer manager fee will not be payable in respect of any T Shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the stockholder servicing fee payable with respect to all our outstanding T Shares. T Shares are available to all investors who meet our suitability requirements.
S Shares
Each S Share issued in the primary offering will be subject to an upfront selling commission of up to 3.50% of the Offering Price per share for S Shares on the date of purchase, which we will pay to our dealer manager. In addition, we will pay the dealer manager a stockholder servicing fee that accrues daily in an amount equal to 1/365th of 0.85% of our NAV per share for the S Shares for such day, in each case, on a continuous basis from year to year, subject to certain limitations. Our dealer manager may reallow all or a portion of upfront selling commissions and a portion of the stockholder servicing fee received on S Shares, to participating broker-dealers. S Shares are available to all investors who meet our suitability requirements. We expect that S Shares will be made available primarily through registered representatives of broker-dealers. We will cease paying the stockholder servicing fees with respect to individual S Shares when total sales commissions, dealer manager fees and stockholder servicing equal 8.75%. The upfront selling commission and dealer manager fee will not be payable in respect of any S Shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the stockholder servicing fee payable with respect to all our outstanding S Shares. S Shares are available to all investors who meet our suitability requirements.
I Shares
No upfront selling commissions, dealer manager fees or stockholder servicing fees will be paid for sales of any I Shares. I Shares are available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to I Shares, (2) by institutional accounts as defined by FINRA Rule 4512(c), (3) through bank-sponsored collective trusts and bank-sponsored common trusts, (4) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (5) through certain financial intermediaries that are not otherwise registered with or as a broker-dealer and that direct clients to trade with a broker-dealer that offers I Shares, (6) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from us or our dealer manager, (7) by our executive officers and directors and their immediate family members, as well as officers and employees of our advisor and our advisor’s product specialists or other affiliates of our advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, joint venture partners, consultants and other service providers, (8) by participating broker dealers, including their registered representatives and immediate family members, (9) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (10) by any other categories of purchasers that we name in an amendment or supplement to this prospectus.
Rights Upon Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed among the holders of D Shares, T Shares, S Shares and I Shares ratably in proportion to the respective NAV for each class in accordance with applicable law. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding.

Preferred Stock
Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock without stockholder approval. Prior to issuance of shares of each class or series, our board of directors is required by the Maryland General Corporation Law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval. Our board of directors may also set the terms of shares of preferred stock that rank senior to shares of our common stock as to dividends, in liquidation and/or with respect to other rights. Preferred stock may be issued without stockholder approval in unlimited amounts and we may issue preferred stock in the future to raise additional equity capital. However, issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel. Our board of directors has approved a resolution providing that we shall not issue shares of preferred stock that would limit or subordinate the voting rights of the holders of our common stock that are afforded by Section VI.B of the NASAA REIT Guidelines; provided, however, that we reserve the right to issue shares of preferred stock that provide for the holders of such shares of preferred stock to elect or remove certain members of our board of directors, provided that a majority of the members of our board of directors shall be elected by the holders of our common stock.
Meetings, Special Voting Requirements and Access to Records
An annual meeting of the stockholders is held each year at our principal executive office or such other location convenient to stockholders upon reasonable notice and on a specific date which will be at least 30 days after delivery of our annual report. The board of directors, including the independent directors, shall be required to take reasonable steps to insure that this requirement is met. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman or the president and must be called by our secretary upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast at the meeting on any matter that may properly be considered at a meeting of stockholders. Upon receipt of a written request, either in person or by mail, stating the purposes of the special meeting, our sponsor shall provide all stockholders, within 10 days after receipt of said request, written notice, either in person or by mail, of a special meeting and the purposes of such meeting to be held on a date not less than 15 or more than 60 days after the distribution of such notice, at a time and place specified in the request, or if none is specified, a time and place convenient to stockholders. The presence either in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at the meeting on any matter will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to elect a director.
In addition to the election of directors, under the Maryland General Corporation Law and our charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on (1) the amendment of our charter, (2) our dissolution or (3) our merger or consolidation, our conversion, a statutory share exchange or the sale or other disposition of all or substantially all of our assets. Under our charter, these matters require the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Under the Maryland General Corporation Law and our charter, except with respect to certain matters, such as the election of directors, the board of directors must first adopt a resolution declaring that a proposed action is advisable and directing the matter to be submitted to the stockholders for approval or ratification.
The advisory agreement and the sub-advisory agreement are approved annually by our directors including a majority of the independent directors. While the stockholders do not have the ability to vote to replace our advisor or its sub-advisor or to select its replacements, stockholders do have the ability, by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors, to remove a director from our board of directors.
Any stockholder will be permitted access to certain corporate records at reasonable times and may inspect and copy them for a reasonable charge. Under Maryland law, stockholders are entitled to inspect and copy our bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of stock and securities issued by us during the period specified by the requesting stockholder, which period may not be longer than 12 months prior to the date of the stockholder’s request. Because the foregoing list sets forth all of the corporate records that our stockholders are entitled to inspect and copy under Maryland law, our stockholders will not be entitled to inspect and copy the minutes of the meetings of our board of directors, which are records that certain states other than Maryland allow stockholders to inspect and copy.

Inspection of our records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our stock held by each of them, will be maintained as part of our books and records and will be available for inspection by any stockholder or the stockholder’s designated agent at our office. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any stockholder who requests the list within 10 days of the receipt of the request. The copy of the stockholder list will be printed in alphabetical order, on white paper, and in readily readable type size (in no event smaller than ten-point type). A stockholder may request a copy of the stockholder list in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. If our advisor or our board of directors neglects or refuses to exhibit, produce or mail a copy of our stockholder list as requested, our advisor and/or our board of directors, as the case may be, shall be liable to any stockholder requesting our stockholder list for the costs, including reasonable attorneys’ fees, incurred by that stockholder for compelling the production of our stockholder list, and for actual damages suffered by any such stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of our stockholder list is to secure such list or other information for the purpose of selling our stockholder list or copies thereof, or to use the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. We have the right to request that a requesting stockholder represent to us that the list will not be used to pursue commercial interests unrelated to such stockholder’s interest in us. The remedies provided hereunder to stockholders requesting copies of our stockholder list are in addition to, and shall not in any way limit, other remedies available to stockholders under federal law, or the laws of any state. In addition to the foregoing, stockholders have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of stockholders and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves.
Restriction on Ownership of Shares of Capital Stock
For us to continue to qualify as a REIT, no more than 50% in value of the outstanding shares of our stock may be owned, directly or indirectly through the application of certain attribution rules under the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of our stock must be owned by 100 or more persons during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. These ownership tests did not apply to our first taxable year in which we qualified as a REIT. In addition, we must meet requirements regarding the nature of our gross income to continue to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of specified types of income, such as rents from real property and certain income from other real property investments. The rents received by our operating partnership from any tenant will not qualify as rents from real property if we own, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant, which could result in our loss of REIT status. To assist us in preserving our status as a REIT, our charter contains limitations on the ownership and transfer of shares of our stock which prohibit: (1) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of our then outstanding capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of our then outstanding common stock; and (2) any transfer of or other event or transaction with respect to shares of capital stock that would result in the beneficial ownership of our outstanding shares of capital stock by fewer than 100 persons. Our charter also prohibits any transfer of, or other event with respect to, shares of our capital stock that (a) would result in us being “closely held” within the meaning of Section 856(h) of the Code, (b) would cause any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to so qualify or (c) would otherwise cause us to fail to continue to qualify as a REIT.
Our charter provides that the shares of our capital stock that, if transferred, would violate any of the foregoing limitations, will be transferred automatically to a trust effective on the day before the purported transfer of such shares of our capital stock. We will designate a trustee of the share trust. We will also name a charitable organization as beneficiary of the share trust. The trustee will receive all distributions on the shares of our capital stock in the share trust and will hold such distributions or distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the share trust and, subject to Maryland law, will have the authority (1) to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the share trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. The intended transferee will acquire no rights in such shares of capital stock, unless, in the case of a transfer that would cause a violation of the 9.8% ownership limit, the transfer is exempted (prospectively or retroactively) by our board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the intended transferee) that such transfer would not result in our failing to continue to qualify as a REIT. If the transfer to the share trust would not be effective for any reason to prevent a violation of the foregoing limitations on ownership and transfer, then the transfer of that number of shares of capital stock that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares. In addition, our charter provides that any transfer of shares of our capital stock that would result in shares of our capital stock being owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares of our capital stock.
Within 20 days of receiving notice from us that shares have been transferred to the share trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner will receive a per share price equal to the lesser of (i) the price per share paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the share trust (e.g., a gift, devise or other similar transaction), the NAV per share on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the share trust, the shares are sold by the prohibited owner, then (i) the shares shall be deemed to have been sold on behalf of the share trust and (ii) to the extent that the prohibited owner received an amount for the shares that exceeds the amount such prohibited owner was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares held in the share trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the share trust (or, in the case of a devise or gift, the NAV per share at the time of the devise or gift) and (ii) the NAV per share on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner. We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.
Any person who acquires or attempts or intends to acquire shares of our capital stock in violation of the foregoing restrictions or who would have owned shares of our capital stock that were transferred to any such share trust is required to give immediate written notice to us of such event, or in the case of a proposed or attempted transaction, to give us 15 days written notice prior to such purported transaction. In both cases, such persons must provide to us such other information as we may request to determine the effect, if any, of such event on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.
The ownership limits do not apply to a person or persons that our board of directors exempts prospectively or retroactively from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5% (or such lower percentage applicable under the Code or Treasury Regulations) of the outstanding shares of our capital stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of our capital stock beneficially owned.
Distributions
We generally expect to declare distributions on a quarterly basis, pay distributions monthly in arrears and have daily record dates. Therefore, new stockholders are entitled to distributions immediately upon the purchase of their shares. However, our board of directors has decided to make a determination as to the amount and timing of distributions on a monthly, instead of a quarterly, basis until such time that we have greater visibility into the impact that the COVID-19 pandemic will have on our tenants’ ability to continue to pay rent on their leases on a timely basis or at all, the degree to which federal, state or local governmental authorities grant rent relief or other relief or amnesty programs applicable to our tenants, our ability to access the capital markets, and on the United States and worldwide financial markets and economy. We also expect that the board of directors will set the rate of distributions at a level that will be reasonably consistent and sustainable over time. Stockholders will be entitled to declared distributions on each of their shares from the time the shares are issued to the stockholder until the time we pay redemption proceeds to redeem the shares.
Distributions will be made on all classes of our common stock at the same time. The per share amount of distributions on D Shares, T Shares, S Shares and I Shares will likely differ over time because of different allocations of class-specific expenses.

The per share amount of distributions on D Shares, T Shares, S Shares and I Shares shall be determined based on the relative NAV of each share class.
We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for federal income tax purposes. Generally, income distributed will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income each year (computed without regard to the dividends paid deduction, certain non-cash items, and our net capital gain). Distributions are authorized at the discretion of our board of directors, in accordance with our earnings, present and reasonably projected future cash flows and general financial condition. Our board of directors’ discretion is directed, in substantial part, by its obligation to cause us to comply with the REIT requirements.
Our board of directors authorized the following daily distribution amounts per share for the periods indicated below:

Period Commencing	Period Ending	Daily Distribution Amount (1)
December 8, 2011	December 31, 2011	$0.002260274
January 1, 2012	September 30, 2012	$0.002254099
October 1, 2012	December 31, 2012	$0.002383836
January 1, 2013	September 30, 2013	$0.002429042
October 1, 2013	March 31, 2014	$0.002563727
April 1, 2014	March 31, 2020	$0.002678083
____________________________________
(1)The daily distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes each day so that, from day to day, distributions constitute a uniform percentage of the NAV per share of all classes. As a result, from day to day, the per share daily distribution for each outstanding class of common stock may be higher or lower than the daily distribution amount authorized by our board of directors based on the relative NAV of each class of common stock on that day.
As of March 31, 2020, we had distributions payable of $2.7 million.
Subsequent to March 31, 2020, the board of directors authorized the monthly distribution amounts per share indicated below:

Record Date	Distribution Amount
April 30, 2020	$0.0400
May 31, 2020	$0.0400
June 30, 2020	$0.0777
July 30, 2020	$0.0777
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(1)The distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes so that distributions constitute a uniform percentage of the NAV per share of all classes for stockholders of record as of the day for which the distribution rate applies.
In addition, on July 23, 2020, our board of directors authorized a year-end distribution (the “Year-End Distribution”) of $0.0839 per share of our D Shares, T Shares, S Shares and I Shares, which amount will be adjusted based on the relative NAV of our D Shares, T Shares, S Shares and I Shares so that distributions constitute a uniform percentage of the NAV per share of all classes. The Year-End Distribution is payable to stockholders of record as of the close of business on December 30, 2020 and will be paid in January 2021 upon a determination by our chief financial officer that as of the payment date of the Year-End Distribution, we will be able to pay our debts as they become due in the usual course of business and our assets will not be less than the sum of our total liabilities. The Year-End Distribution will be paid in cash or reinvested in shares of our common stock for stockholders participating in our distribution reinvestment plan. The Year-End Distribution is expected to be paid in addition to any distribution to be considered for authorization by our board of directors for the month of December 2020.

As of March 31, 2020, cumulative since inception, we have declared $121.0 million of distributions and we have paid $118.3 million, of which $61.8 million was paid in cash and $56.5 million was reinvested in shares of our common stock pursuant to the distribution reinvestment plan. Our net loss for the three months ended March 31, 2020 was $3.5 million and our net income for the year ended December 31, 2019 and as of March 31, 2020, cumulative since inception, was $14.8 million and $22.1 million, respectively. The following table presents distributions and the source of distributions for the periods indicated below (dollars in thousands):

	Three Months Ended March 31, 2020		Year Ended December 31, 2019			As of March 31, 2020, Cumulative Since Inception
	Amount	Percent	Amount		Percent	Amount	Percent
Distributions paid in cash	$4,181	51%	$16,816		51%	$61,774	52%
Distributions reinvested	4,011	49%	16,201		49%	56,555	48%
Total distributions	$8,192	100%	$33,017		100%	$118,329	100%

Source of distributions:
Net cash provided by operating activities (1)	$8,192	100%	$33,017	(2)	100%	$118,329	100%
Total sources	$8,192	100%	$33,017		100%	$118,329	100%
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(1)Net cash provided by operating activities for the three months ended March 31, 2020, the year ended December 31, 2019, and as of March 31, 2020, cumulative since inception, was $8.5 million, $32.5 million and $118.6 million, respectively.
(2)Our distributions for the year ended December 31, 2019 were fully covered by cash flows from operating activities, including cash flows from prior periods of $471,000.
We are not prohibited from distributing our own securities or other securities in lieu of making cash distributions to stockholders, provided that, in the case of securities other than our own securities, the securities distributed to stockholders are readily marketable. The receipt of marketable securities in lieu of cash distributions may cause stockholders to incur transaction expenses in liquidating the securities. We do not have any current intention to list the shares of our common stock on a national securities exchange, nor is it expected that a public market for the shares of common stock will develop.
We have paid, and in the future may pay, distributions from other sources, including the sale of assets, the proceeds from this offering, borrowings and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources. If we fund distributions from financings or the net proceeds from this offering, we will have less funds available for acquisition of real estate properties, real estate-related assets and other investments, and this may cause subsequent stockholders to experience dilution. Further, because we may receive income at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund expenses, we may declare distributions in anticipation of cash flow that we expect to receive during a later period and these distributions would be paid in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings, our offering proceeds or other sources to fund our distributions. Additionally, we make certain payments to our advisor and dealer manager for services provided to us. See “Compensation.” Such payments reduce the amount of cash available for distributions. Finally, payments to fulfill redemption requests under our redemption plan also reduce funds available for distribution to remaining stockholders.
Our distributions may constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for tax purposes. However, unlike shares of a traditional non-exchange traded REIT which are typically sold and, on a limited basis, redeemed at a fixed price, each class of our common stock will be sold and redeemed on a monthly basis at NAV. As a result, any return of capital will be reflected in our monthly NAV unlike the offer and redemption price of a typical non-exchange traded REIT which may not reflect a significant return of capital until the non-exchange traded REIT performs a valuation of the REIT or liquidates.
Distribution Reinvestment Plan
We have adopted an amended and restated distribution reinvestment plan, whereby stockholders will be able to elect to have their cash distributions attributable to the class of shares owned automatically reinvested in additional shares of the same class. All such distributions will be immediately reinvested in our shares on behalf of the participants on the business day such distribution would have been paid to such stockholder.
The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the NAV per share applicable to the class of shares purchased, calculated on the distribution date. No upfront selling commissions will be payable with respect to shares purchased pursuant to the distribution reinvestment plan. Because the stockholder servicing fees are calculated based on NAV, they reduce NAV and/or distributions with respect to D Shares, T Shares and S Shares, including shares issued under the distribution reinvestment plan with respect to such share classes. Shares acquired under the distribution reinvestment plan will entitle the participant to the same rights and be treated in the same manner as shares of that class purchased in this offering.
We reserve the right to amend any aspect of our distribution reinvestment plan without the consent of our stockholders, provided that notice of any material amendment is provided to participants at least ten days prior to the effective date of that amendment. In addition, we may terminate the distribution reinvestment plan for any reason at any time upon ten days’ prior written notice to participants. A stockholder’s participation in the plan will be terminated to the extent that a reinvestment of such stockholder’s distributions in our shares would cause the percentage ownership or other limitations contained in our charter to be violated. Participants may terminate their participation in the distribution reinvestment plan with ten days’ prior written notice to us and we will provide participants with the opportunity to withdraw from the distribution reinvestment plan at least annually.
Account Statements
Within 90 days after the end of each fiscal year, we will mail to each participant a statement of account describing, as to such participant: (1) the distributions reinvested during the year; (2) the number of shares purchased during the year; (3) the per share purchase price for such shares; (4) the total number of shares purchased on behalf of the participant under the plan; and (5) tax information with respect to income earned on shares under the plan for the calendar year will be sent to each applicable participant. The statement will also advise the participant that the participant is required to notify the administrator of the plan in the event that there is any material change in the participant’s financial condition or if any representation made by the participant under the subscription agreement for the participant’s initial purchase of shares becomes inaccurate.
Tax Consequences of Participation
If a stockholder elects to participate in the distribution reinvestment plan and is subject to federal income taxation, the stockholder will be treated as if he or she has received the distribution from us in cash and then applied such distribution to the purchase of the same class of common stock on which the distribution was made. The stockholder will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend in which event the distribution will be treated as long-term capital gain. Pursuant to the Tax Cuts and Jobs Act, non-corporate recipients of dividends from a REIT (other than capital gains dividends and dividends eligible for treatment as qualified dividends) may deduct up to 20% of such REIT dividends for taxable years beginning after December 31, 2017 and before January 1, 2026. See “Material U.S. Federal Income Tax Considerations.”

Certain Provisions of Maryland Law and of Our Charter and Bylaws
The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our amended and restated charter and bylaws, forms of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Investment Objectives
Our charter lists the following as our primary investment objectives:
•to acquire commercial properties, leased under long-term net leases to creditworthy tenants, which provide current operating cash flow;
•to maintain a level of liquid assets as a source of funds to meet redemption requests;
•to provide reasonably stable, current income for you through the payment of cash distributions; and
•to provide the opportunity to participate in capital appreciation in the value of our investments.
These investment objectives may not be changed without our stockholders consenting to amend our charter as described in “Description of Capital Stock — Meetings, Special Voting Requirements and Access to Records.”
Business Combinations
Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges or, in circumstances specified in the Maryland General Corporation Law, asset transfers and certain issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (1) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the Maryland General Corporation Law if the board of directors approved in advance the transaction by which he otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.
These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.
None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, our board of directors has exempted any business combination involving us and any person. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super majority vote requirements and other provisions of the statute.
Should our board of directors opt into the business combination statute, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions
The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquirer, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.
Control shares do not include shares of stock acquired directly from the corporation or shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of issued and outstanding control shares. Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of any meeting of stockholders at which the voting rights for control shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition.
If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
The control share acquisition statute does not apply to shares of stock acquired in a merger or consolidation or on a stock exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the Maryland General Corporation Law, we have provided in our bylaws that the control share provisions of the Maryland General Corporation Law will not apply to any acquisition by any person of shares of our stock, but the board of directors retains the discretion to change this provision in the future.
Unsolicited Takeovers
Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, without a stockholder vote, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•maintaining a classified board of directors;
•requiring two-thirds stockholder vote for removing a director;
•requiring that the number of directors be fixed only by vote of the board of directors;
•requiring that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•a request by holders of a majority of shares of stock for the calling of a stockholder-requested special meeting of stockholders.
Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we vest in the board of directors the exclusive power to fix the number of directors, provided that the number is not less than three.

Amendment to Our Charter and Bylaws
The amendment of our charter generally requires the affirmative vote of the holders of a majority of shares of our stock then outstanding and entitled to vote thereon. Our board of directors may not amend our charter (without the concurrence by our stockholders) except (1) to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue, (2) to change our corporate name or the designation or par value of any class or series of our stock or the aggregate par value of our stock or (3) to effect certain reverse stock splits. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.
Voting with Respect to Certain Matters
The classes of common stock shall vote together as a single class on all actions to be taken by our stockholders; provided, however, the affirmative vote of a majority of the then outstanding shares of the D Shares, the T Shares, the S Shares and the I Shares, as the case may be, with no other class of common stock voting except the applicable class of common stock voting as a separate class, shall be required (i) to amend our charter if such amendment would materially and adversely affect the rights, preferences and privileges of such class of common stock; (ii) on any matter submitted to our stockholders that relates solely to such class of common stock; and (iii) on any matter submitted to our stockholders in which the interests of such class of common stock differ from the interests of any other class of common stock.
With respect to shares of common stock owned by our advisor, our directors or any of their respective affiliates, none of our advisor, its sub-advisor, our directors, nor any of their respective affiliates may vote or consent on matters submitted to the stockholders regarding the removal of our advisor, directors or any of their respective affiliates or any transaction between us and any of them. In determining the requisite percentage in interest of shares of our common stock necessary to approve a matter on which our advisor, directors or any affiliate may not vote or consent, any shares owned by any of them will not be included.
Multiple Class Plan
The charter requires our board of directors to adopt a Multiple Class Plan to establish certain features of the D Shares, the T Shares, the S Shares and the I Shares. The purpose of the Multiple Class Plan is to establish (a) the commissions and fees payable to our dealer manager in regards to each class of common stock that we have registered in the offering pursuant to a registration statement filed under the Securities Act and (b) the expenses allocable to each class of common stock that we have registered in the offering pursuant to a registration statement filed under the Securities Act. Our board, including a majority of the independent directors, will amend the Multiple Class Plan to add additional classes of common stock, if any, that we register in the offering pursuant to a registration statement filed under the Securities Act.
Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made at an annual meeting of stockholders at which directors are to be elected only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of each individual so nominated or on such other business and has complied with the advance notice procedures set forth in our bylaws.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that such meeting has been called in accordance with our bylaws for the purpose of electing our directors by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of each individual so nominated and has complied with the advance notice provisions set forth in our bylaws. For more information on our board of directors, including their term and the filling of board vacancies, see the “Management — Board of Directors” section of this prospectus.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including the power of our board of directors to issue additional shares of our common stock, the restrictions on ownership and transfer of our shares of stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if we opted into the business combination provisions of the Maryland General Corporation Law or the provision in the bylaws opting out of the control share acquisition provisions of the Maryland General Corporation Law were rescinded, these provisions of the Maryland General Corporation Law could have similar anti-takeover effects. See “Risk Factors — Risks Related to Our Corporate Structure — Our Charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders” and “Certain provisions of Maryland law could inhibit transactions or changes of control under circumstances that could otherwise provide stockholders with the opportunity to realize a premium.”
Indemnification and Limitation of Directors’, Officers’ and Others’ Liability
Our organizational documents limit the personal liability of our stockholders, directors and officers for monetary damages to the extent permitted under current provisions of Maryland law in effect from time to time and the limitations of the NASAA REIT Guidelines. In addition, our directors and officers are covered by a liability insurance policy. See “Indemnification and Limitation of Liability” for a more detailed discussion regarding indemnification of our directors, officers and others under Maryland law and the NASAA REIT Guidelines.
Extraordinary Transactions
Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, convert or engage in a statutory share exchange unless such is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the company’s charter. Our charter provides that such actions must be approved by a majority of all of the votes entitled to be cast on the matter. Similarly, our charter requires the affirmative vote of a majority of the votes entitled to be cast to approve a dissolution or sale of all or substantially all of our assets. Because operating assets may be held by a company’s subsidiaries, as in our situation, this may mean that a subsidiary of a company can transfer all of its assets without any vote of the company’s stockholders.
REIT Qualification
Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to qualify, or to attempt to qualify, as a REIT. Our board of directors may revoke our REIT election for any number of reasons, including if it determines that we need to retain cash in order to satisfy certain business objectives and commitments, including but not limited to, the repayment of debts. The retention of such funds may preclude us from satisfying the requirement that we distribute at least 90% of our REIT taxable income annually. In addition, our board of directors could determine that certain other REIT requirements, including but not limited to, the income or asset tests and ownership limitations prohibit certain business opportunities that would be in our and our stockholders’ best interests to pursue.
Restrictions on Roll-Up Transactions
In accordance with our charter, in connection with any proposed transaction considered a “roll-up transaction” (as defined below) involving us and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, an appraisal of all of our assets shall be obtained from a competent independent appraiser. The assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal shall assume an orderly liquidation of the assets over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed roll-up transaction. If the appraisal will be included in a prospectus used to offer the securities of a roll-up entity, the appraisal shall be filed with the SEC and the states.
A Roll-Up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance to our common stockholders of securities of an entity that would be created or would survive after the successful completion of a Roll-Up Transaction. This term does not include:
•a transaction involving securities of our company that have been listed on a national securities exchange for at least 12 months; or

•a transaction involving our conversion to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: common stockholder voting rights, the term of our existence, compensation to our sponsor or advisor or our investment objectives.
In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to common stockholders who vote “no” on the proposal the choice of:
(1)accepting the securities of a roll-up entity offered in the proposed roll-up transaction; or
(2)one of the following:
(a)remaining as holders of shares of our common stock and preserving their interests therein on the same terms and conditions as existed previously; or
(b)receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.
We are prohibited from participating in any proposed roll-up transaction:
•that would result in the common stockholders having voting rights in a roll-up entity that are less than those provided in our charter, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter, and our dissolution;
•that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity, or which would limit the ability of a stockholder to exercise the voting rights of its securities of the roll-up entity on the basis of the number of shares held by that stockholder;
•in which stockholders’ rights to access of records of the roll-up entity will be less than those provided in the section of this prospectus entitled “Description of Capital Stock — Meetings, Special Voting Requirements and Access to Records;” or
•in which any of the costs of the roll-up transaction would be borne by us if the roll-up transaction is rejected by the common stockholders.
Tender Offers by Stockholders
Our charter provides that any tender offer, including any “mini-tender” offer, must comply with Regulation 14D of the Exchange Act, including the notice and disclosure requirements. The offering person must provide our company notice of such tender offer at least ten business days before initiating the tender offer. If the offering person does not comply with the provisions set forth above, our company will have the right to redeem that person’s shares and any shares acquired in such tender offer. The redemption price of the shares in connection with a non-compliant tender offer will be the lesser of (i) the price then being paid per share purchased in our latest offering at full purchase price (not discounted for commission reductions or for reductions in sale price permitted pursuant to our distribution reinvestment plan), (ii) the estimated value of our shares as determined in our most recent valuation, (iii) the fair market value of our shares as determined by an independent valuation obtained by us, or (iv) the lowest tender offer price offered in such non-compliant tender offer. In addition, the non-complying person will be responsible for all of our company’s expenses in connection with that person’s noncompliance.

Material U.S. Federal Income Tax Considerations
The following summary addresses U.S. federal income tax considerations related to our election to be subject to tax as a REIT that we anticipate to be material to holders of our common stock. Except as specifically discussed below, this summary does not address any foreign, state, or local tax, alternative minimum tax, or estate tax consequences of holding, selling or redeeming our common stock. The provisions of the Code concerning the U.S. federal income tax treatment of a REIT are highly technical and complex; the following discussion sets forth only certain aspects of those provisions. This summary is intended to provide you with general information only and is not intended as a substitute for careful tax planning.
This summary is based on provisions of the Code, applicable final and temporary Treasury Regulations, judicial decisions, and administrative rulings and practice, all in effect as of the date of this prospectus, and should not be construed as legal or tax advice. No assurance can be given that future legislative or administrative changes or judicial decisions will not affect the accuracy of the descriptions or conclusions contained in this summary. In addition, any such changes may be retroactive and apply to transactions entered into prior to the date of their enactment, promulgation or release. Except as provided below with respect to the private letter ruling on our multi-class structure, we do not expect to seek a ruling from the IRS regarding any of the U.S. federal income tax issues discussed in this prospectus, and no assurance can be given that the IRS will not challenge any of the positions we take and that such a challenge will not succeed. This discussion is for your general information only and is not tax advice. It does not purport to address all aspects of federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special tax rules.
Prospective purchasers of our common stock are urged to consult their tax advisors prior to any investment in our common stock concerning the potential U.S. federal, state, local, and foreign tax consequences of the investment with specific reference to their own tax situations.
Except as otherwise noted, references in this discussion of “Material U.S. Federal Income Tax Considerations” to “we,” “our,” “us” and “our company” refer only to CIM Income NAV, Inc. and not to its subsidiaries or other lower-tier entities, except as otherwise indicated.
Taxation of Our Company
Because we issued shares to persons other than Cole Holdings Corporation (“CHC”), which was our initial stockholder, in 2012, our first REIT taxable year was our taxable year ended December 31, 2012. We elected to be taxed as a REIT beginning with our taxable year ended December 31, 2012. We believe that we are, have been, and expect to be organized, and operated, in such a manner to qualify for taxation as a REIT. From the date of our formation and until the day following the date on which we issued shares to stockholders other than CHC, we were a qualified subchapter S subsidiary of CHC, and therefore were disregarded as an entity separate from CHC for U.S. federal income tax purposes.
In the opinion of Morris, Manning & Martin, LLP, our tax counsel in connection with this offering, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with our taxable year ended December 31, 2012, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Such opinion is based on various assumptions relating to our organization and proposed operation and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by us or Morris, Manning & Martin, LLP that we will so qualify for any particular year. The opinion was expressed as of the date issued and does not cover subsequent periods. Morris, Manning & Martin, LLP has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions with respect to our satisfaction of the REIT requirements.
Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, discussed below. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which we may not control. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.
Taxation of REITs in General
Provided that we qualify as a REIT, we generally will be allowed to deduct dividends paid to our stockholders, and, as a result, we generally will not be subject to U.S. federal income tax on that portion of our ordinary income and net capital gain that we currently distribute to our stockholders. We expect to make distributions to our stockholders on a regular basis as necessary to avoid material U.S. federal income tax and to comply with the REIT requirements. See “— Qualification as a REIT — Annual Distribution Requirements” below.
Notwithstanding the foregoing, even if we continue to qualify for taxation as a REIT, we nonetheless may be subject to U.S. federal income tax in certain circumstances, including the following:
•We will be required to pay U.S. federal income tax on our undistributed REIT taxable income, including net capital gain;
•We may be subject to tax at the highest corporate rate on certain income from “foreclosure property” (generally, property acquired by reason of default on a lease or indebtedness held by us);
•We will be subject to a 100% U.S. federal income tax on net income from “prohibited transactions” (generally, certain sales or other dispositions of property, sometimes referred to as “dealer property,” held primarily for sale to customers in the ordinary course of business) unless the gain is realized in a “taxable REIT subsidiary” (“TRS”) or such property has been held by us for at least two years and certain other requirements are satisfied;
•If we fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), but nonetheless maintain our qualification as a REIT pursuant to certain relief provisions, we will be subject to a 100% U.S. federal income tax on the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which we fail the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability;
•If we fail to satisfy any of the asset tests, other than a failure of the 5% or the 10% asset tests that qualifies under the De Minimis Exception, and the failure qualifies under the General Exception, as described below under “— Qualification as a REIT — Asset Tests,” then we will have to pay an excise tax equal to the greater of (i) $50,000 and (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest U.S. federal income tax applicable to corporations;
•If we fail to satisfy any REIT requirements other than the income test or asset test requirements, described below under “— Qualification as a REIT — Income Tests” and “— Qualification as a REIT — Asset Tests,” respectively, and we qualify for a reasonable cause exception, then we will have to pay a penalty equal to $50,000 for each such failure;
•We will be subject to a 4% nondeductible excise tax if certain distribution requirements are not satisfied;
•We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements”;
•If we dispose of an asset acquired by us from a C corporation in a transaction in which we took the C corporation’s tax basis in the asset, then depending on how long we held the asset prior to the disposition, we may be subject to tax at the highest regular corporate rate on the appreciation inherent in such asset as of the date of acquisition by us. See “— Tax on Built-in Gains of Former C Corporation Assets” below;
•We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits (“REMICs”) or “taxable mortgage pools” to the extent our shares are held in record name by specified tax exempt organizations not subject to tax on UBTI or non-U.S. sovereign investors;
•We will be required to pay a 100% tax on any redetermined rents, redetermined deductions, redetermined service income, and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our non-TRS tenants by one of our TRSs, and redetermined service income is understated service fees paid by us to our TRSs. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations; and
•Income earned by our TRSs or any other subsidiaries that are C corporations (and are not a “qualified REIT Subsidiary”) will be subject to tax at regular corporate rates (currently 21%).

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Qualification as a REIT
In General
The REIT provisions of the Code apply to a domestic corporation, trust, or association (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that properly elects to be taxed as a REIT and such election has not been terminated or revoked, (iv) that is neither a financial institution nor an insurance company, (v) that uses a calendar year for U.S. federal income tax purposes, (vi) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs and (vii) that meets the additional requirements discussed below.
Ownership Tests
Commencing with our second REIT taxable year, (i) the beneficial ownership of our common stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of a taxable year of less than 12 months) for each of our taxable years and (ii) during the last half of each taxable year, no more than 50% in value of our shares may be owned, directly or indirectly, by or for five or fewer individuals (the “5/50 Test”). Share ownership for purposes of the 5/50 Test is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications. The term “individual” for purposes of the 5/50 Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A “qualified trust” described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual for purposes of the 5/50 Test; rather, shares held by it are treated as owned proportionately by its beneficiaries.
We believe that we satisfy the above ownership requirements. Further, our charter restricts ownership and transfers of our shares that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. We will be deemed to have satisfied the 5/50 Test for a particular taxable year if we have complied with all the requirements for ascertaining the ownership of our outstanding shares in that taxable year and have no reason to know that we have violated the 5/50 Test.
Income Tests
In order to maintain qualification as a REIT, we must annually satisfy two gross income requirements:
(1)First, at least 75% of our gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments (or any combination thereof). Qualifying income for the purposes of this 75% gross income test generally includes: (a) rents from real property, (b) interest on debt secured by mortgages on real property or on interests in real property, (c) dividends or other distributions on, and gain from the sale of, shares in other REITs, (d) gain from the sale of real estate assets (other than gain from prohibited transactions), (e) income and gain derived from foreclosure property, and (f) income from certain types of temporary investments of new capital; and
(2)Second, in general, at least 95% of our gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived from the real property investments described above and from other types of dividends and interest, gain from the sale or disposition of shares or securities that are not dealer property, or any combination of the above.
Rents we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.
Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” under the applicable tax rules. Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.
We do not intend to charge rent that is based in whole or in part on the income or profits of any person or to derive rent from related party tenants, or rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents from the real property if the treatment of any such amounts as non-qualified rent would jeopardize our status as a REIT. We also do not expect to derive impermissible tenant service income that exceeds 1% of our total income from any property if the treatment of the rents from such property as nonqualified rents could cause us to fail to maintain our qualification as a REIT.
Our advisor must reimburse us (or our operating partnership) for fees we or our operating partnership pay to it in any year to the extent that such fees cause our total operating expenses to exceed certain amounts. Any such reimbursements potentially could be treated as nonqualifying income for purposes of the 75% and 95% gross income tests. However, we do not expect to receive reimbursements of sufficient magnitude to jeopardize our status as a REIT even if such reimbursements are treated as nonqualifying income.
If we fail to satisfy one or both of the 75% or the 95% gross income tests, we may nevertheless continue to qualify as a REIT for a particular year if we are entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect and we file a schedule describing each item of our gross income for such year(s) in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “— Taxation of Our Company,” even if these relief provisions were to apply, we would be subject to U.S. federal income tax to the extent we fail to meet the 75% or 95% gross income tests or otherwise fail to distribute 100% of our net capital gain and taxable income.
Asset Tests
At the close of each quarter of our taxable year, we must also satisfy five tests relating to the nature of our assets. First, real estate assets, cash and cash items, and government securities must represent at least 75% of the value of our total assets. Real estate assets include interests in real property (such as land, buildings, leasehold interest in real property and, for taxable years beginning on or after January 1, 2016, personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above), interests in mortgages on real property or on interests in real property, shares in other qualifying REITs, and stock or debt instruments held for less than one year purchased with the proceeds from an offering of shares of our stock or certain debt and, for tax years beginning on or after January 1, 2016, debt instruments issued by publicly offered REITs. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments that are not included in the 75% asset class and that are not securities of our TRSs, (i) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets and (ii) we may not own more than 10% by vote or by value of any one issuer’s outstanding securities. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of our interest as a partner in such partnership (based on our proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include debt securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which we own no more than a de minimis amount of equity interest), loans to individuals or estates, and accrued obligations to pay rent. Fourth, securities of our TRSs cannot represent more than 20% of our total assets. Fifth, for taxable years beginning on or after January 1, 2016, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property. Real estate assets for purposes of the REIT rules includes stock in other REITs, but does not include stock in non-REIT companies, which may limit our ability to invest our liquid assets in stock of non-REIT real estate companies.
We will monitor the status of our assets for purposes of the various asset tests and will endeavor to manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, other than our first calendar quarter of our first REIT year, we will not lose our REIT status if one of the following exceptions applies:
•We satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets; or
•We eliminate any discrepancy within 30 days after the close of the calendar quarter in which it arose.
Moreover, if we fail to satisfy the asset tests at the end of a calendar quarter during a taxable year, we will not lose our REIT status if one of the following additional exceptions applies:
•De Minimis Exception: The failure is due to a violation of the 5% or 10% asset tests referenced above and is “de minimis” (meaning that the failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million), and we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within six months after the last day of the quarter in which our identification of the failure occurred; or
•General Exception: All of the following requirements are satisfied: (i) the failure is not due to a “de minimis” violation of the 5% or 10% asset tests (as defined above), (ii) the failure is due to reasonable cause and not willful neglect, (iii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within six months after the last day of the quarter in which our identification of the failure occurred, and (v) we pay an excise tax as described above in “— Taxation of Our Company.”
Foreclosure property
Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated, and (3) for which such REIT makes an election to treat the property as foreclosure property. Income and gain derived from foreclosure property is treated as qualifying income for both the 95% and 75% income tests. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.
Debt Instruments
We may acquire mortgage, mezzanine, bridge loans and other debt investments. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Loans that are modified generally will have to be retested using the fair market value of the collateral real property securing the loan as of the date of the modification, unless the modification does not result in a deemed exchange of the unmodified note for the modified note for tax purposes, or the mortgage loan was in default or is reasonably likely to default and the modified loan substantially reduces the risk of default, in which case no retesting in connection with the loan modification is necessary. Under

IRS guidance, a loan may be treated as a qualifying real estate asset in an amount equal to the lesser of the fair market value of the loan or the fair market value of the real property securing the loan on the date the REIT acquired the loan. Although the recent guidance is not entirely clear, it appears that the non-qualifying portion of the mortgage loan will be equal to the portion of the loan’s fair market value that exceeds the value on the date of acquisition of the associated real property that is security for that loan. Notwithstanding the foregoing, for taxable years beginning after December 31, 2015, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset (and all interest or gain on dispositions shall be qualifying income for purposes of the 75% income test) if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.
The application of the REIT provisions of the Code to certain mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property rather than by a direct mortgage of the real property, is not entirely clear. A safe harbor in Revenue Procedure 2003-65 provides that if a mezzanine loan meets certain requirements then (i) the mezzanine loan will be treated as a qualifying real estate asset for purposes of the REIT asset tests and (ii) interest in respect of such mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. To the extent we acquire mezzanine loans that do not comply with this safe harbor, all or a portion of such mezzanine loans may not qualify as real estate assets or generate qualifying income and REIT status may be adversely affected. As such, the REIT provisions of the Code may limit our ability to acquire mezzanine loans that we might otherwise desire to acquire.
Interests in a REMIC generally will be treated as real estate assets for purposes of the asset tests, and income derived from REMIC interests generally will be treated as qualifying income for purposes of the 75% and 95% gross income tests, except that if less than 95% of the assets of the REMIC are real estate assets, then we will be treated as owning and receiving its proportionate share of the assets and income of the REMIC, with the result that only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the assets and the 75% gross income test.
Even if a loan is not secured by real property, or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
To the extent that a REIT derives interest income from a mortgage loan where all or a portion of the amount of interest payable is contingent, such income generally will not qualify for purposes of the gross income tests if it is based upon net income or profits (as opposed to gross receipts or sales) of the borrower. This limitation does not apply, however, (i) where the borrower leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had the REIT earned the income directly, or (ii) if contingent interest is payable pursuant to a “shared appreciation mortgage” provision. A shared appreciation mortgage provision is any provision which is in connection with an obligation held by a REIT that is secured by an interest in real property, which entitles the REIT to a portion of the gain or appreciation in value of the collateral real property at a specified time. Any contingent interest earned pursuant to a shared appreciation mortgage provision shall be treated as gain from the sale of the underlying real property collateral for purposes of the REIT income tests.
Hedging Transactions
We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction which is clearly identified as such before the close of the day on which it was acquired, originated or entered into (subject, for taxable years beginning on or after January 1, 2016, to certain curative provisions), including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% gross income tests, provided that the hedging transaction is entered into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, (ii) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain), or (iii) for taxable years beginning after December 31, 2015, that hedges against transactions described in clause (i) or (ii) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (i) or (ii). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% gross income test and may be treated as non-qualifying income for purposes of the 95% gross income test. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to continue to qualify as a REIT.

Tax on Built-in Gains of Former C Corporation Assets
If a REIT acquires an asset from a C corporation in a transaction in which the REIT’s tax basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation (e.g., a tax-free reorganization under Section 368(a) of the Code), the REIT may be subject to an entity-level tax upon a taxable disposition during the 5-year period following the acquisition date. The amount of the tax is determined by applying the highest regular corporate tax rate, which is currently 21%, to the lesser of (i) the excess, if any, of the asset’s fair market value over the REIT’s tax basis in the asset on the acquisition date, or (ii) the gain recognized by the REIT in the disposition. The amount described in clause (i) is referred to as “built-in gain.”
Sale-Leaseback Transactions
We may enter into sale-leaseback transactions. It is possible that the IRS could take the position that specific sale-leaseback transactions (or certain other leases) we treat as true leases are not true leases for U.S. federal income tax purposes but are, instead, financing arrangements or loans. Successful recharacterization of a sale-leaseback transaction (or any other lease) as a financing arrangement or loan could jeopardize our REIT status.
Foreign Investments
To the extent that we hold or acquire any investments and, accordingly, pay taxes in other countries, taxes paid by us in non-U.S. jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. In addition, certain passive income earned by a non-U.S. taxable REIT subsidiary must be taken in account by us currently (whether or not distributed by the taxable REIT subsidiary) and may not be qualifying income under the 95% and 75% gross income tests.
Qualified Temporary Investment Income
Income derived from certain types of temporary shares and debt investments made with the proceeds of sales of our stock and certain debt offerings, not otherwise treated as qualifying income for the 75% gross income test, generally will nonetheless constitute qualifying income for purposes of the 75% gross income test for the year following the sale of such stock. More specifically, qualifying income for purposes of the 75% gross income test includes “qualified temporary investment income,” which generally means any income that is attributable to shares of stock or a debt instrument, is attributable to the temporary investment of new equity capital and certain debt capital, and is received or accrued during the one-year period beginning on the date on which the REIT receives such new capital. After such one year period, income from investments of the proceeds attributable to that new capital will be qualifying income for purposes of the 75% income test only if derived from one of the other qualifying sources enumerated above.
Annual Distribution Requirements
In order to continue to qualify as a REIT, we must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our REIT taxable income, determined without regard to the dividends paid deduction and by excluding any net capital gain, and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration.
To the extent that we do not distribute all of our net capital gain and taxable income, we will be subject to U.S. federal, state and local tax on the undistributed amount at regular corporate income tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT taxable income (subject to certain adjustments) for such year, (ii) 95% of our capital gain net income for such year, and (iii) 100% of any corresponding undistributed amounts from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.
Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

In addition, for taxable years ending on or prior to December 31, 2014, dividends we pay must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid paying preferential dividends, we must treat every stockholder of the class of shares with respect to which we make a distribution the same as every other stockholder of that class, and we must not treat any class of shares other than according to its dividend rights as a class. In that regard, we have received a private letter ruling from the IRS to the effect that our issuances of D Shares, T Shares, S Shares and I Shares with differing fee structures as described herein will not cause dividends paid out in respect of such shares to be preferential dividends. Under certain technical rules governing deficiency dividends, we could lose our ability to cure an under-distribution in a year with a subsequent year deficiency dividend if we pay preferential dividends. Preferential dividends potentially include “dividend equivalent redemptions.” Accordingly, we intend to pay dividends pro rata within each class, and to abide by the rights and preferences of each class of our shares, and will seek to avoid dividend equivalent redemptions during the taxable years that we are subject to the preferential dividend limitations. (See “— Taxation of U.S. Stockholders — Redemptions of Common Stock” below for a discussion of when redemptions are dividend equivalent and measures we intend to take to avoid them.) Under IRS rulings, we could be deemed to pay preferential dividends if we permitted stockholders to purchase shares under our distribution reinvestment plan at a price of less than 95% of the then fair market value of our stock. Because the purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the NAV per share for the applicable class on the applicable distribution date, with no discount, we do not believe our distribution reinvestment plan could give rise to preferential dividends. However, if the IRS successfully challenged our valuations, so that we were deemed to have offered a discount in excess of five percent, all or a portion of our dividends in the relevant years could be deemed preferential. For taxable years beginning on or after January 1, 2015, we believe we are exempt from the preferential dividend limitations because we are a “publicly offered REIT,” and we do not plan to continue to monitor our dividends to prevent preferential dividends unless we believe we no longer qualify as such.
We may retain and pay income tax on net long-term capital gains we received during the tax year. To the extent we so elect, (i) each stockholder must include in its income (as long-term capital gain) its proportionate share of our undistributed long-term capital gains, (ii) each stockholder is deemed to have paid, and receives a credit for, its proportionate share of the tax paid by us on the undistributed long-term capital gains, and (iii) each stockholder’s basis in its shares of our common stock is increased by the included amount of the undistributed long-term capital gains less their share of the tax paid by us.
To continue to qualify as a REIT, we may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. In the event we accumulate any non-REIT earnings and profits, we intend to distribute such non-REIT earnings and profits before the end of the applicable REIT taxable year to comply with this requirement.
Failure to Qualify
If we fail to continue to qualify as a REIT and such failure is not an asset test or income test failure subject to the cure provisions described above, or the result of preferential dividends, we generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure.
If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we generally will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we fail to continue to qualify as a REIT will not be deductible by us nor will they be required to be made. In such event, to the extent of our current or accumulated earnings and profits, all distributions to our stockholders will be taxable as dividend income. Subject to certain limitations in the Code, corporate stockholders may be eligible for the dividends received deduction, and individual, trust and estate stockholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains, under the provisions of Section 1(h)(11) of the Code. In addition, under the Tax Cuts and Jobs Act, non-corporate stockholders, including individuals, generally may deduct 20% of distributions from a REIT, other than capital gain dividends and distributions treated as qualified dividend income, for taxable years beginning after December 31, 2017, and before January 1, 2026. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to distributions paid by us. Unless entitled to relief under specific statutory provisions, we also will be ineligible to elect to be taxed as a REIT again prior to the fifth taxable year following the first year in which we failed to qualify as a REIT under the Code.
Our qualification as a REIT for U.S. federal income tax purposes will depend on our continuing to meet the various requirements summarized above governing the ownership of our outstanding shares, the nature of our assets, the sources of our income, and the amount of our distributions to our stockholders. Although we intend to operate in a manner that will enable us to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable for us.
Prohibited Transactions Tax
Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership and taking into account any related foreign currency gains or losses, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all the facts and circumstances with respect to the particular transaction. However, the Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain other requirements will not give rise to prohibited transaction income.
We currently intend to hold properties for investment and to make sales of properties consistent with our investment objectives. However, we may make sales that do not satisfy the “safe harbor” requirements described above and there can be no assurance that the IRS will not contend that one or more of these sales are subject to the 100% penalty tax. The 100% tax will not apply to gains from the sale of property realized through a TRS or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.
Recordkeeping Requirements
To avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares. We intend to comply with these requirements.
Qualified REIT Subsidiaries and Disregarded Entities
If we own a corporate subsidiary that is a “qualified REIT subsidiary” (“QRS”), or if we own 100% of the membership interests in a limited liability company or other unincorporated entity that does not elect to be treated as a corporation for U.S. federal income tax purposes, the separate existence of the QRS, limited liability company or other unincorporated entity generally will be disregarded for federal income tax purposes. Generally, a QRS is a corporation, other than a TRS, all of the shares of which is owned by a REIT or by other disregarded subsidiaries of the REIT. A limited liability company or other unincorporated entity 100% owned by a single member that does not elect to be treated as a corporation for U.S. federal income tax purposes (or, in the case of certain foreign entities, such an entity that affirmatively elects not to be treated as a corporation) generally is disregarded as an entity separate from its owner for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of the QRS or disregarded entity will be treated as assets, liabilities, and items of income, deduction, and credit of its owner. If we own a QRS or a disregarded entity, neither will be subject to U.S. federal corporate income taxation, although such entities may be subject to state and local taxation in some states or foreign taxes if they do business or own property outside the United States. As of the date of this prospectus, our operating partnership is a disregarded entity and will remain so unless and until it issues interests to a person other than the Company or an entity disregarded from the Company.
Investments in TRSs
We may form one or more subsidiaries intended to be treated as TRSs for federal income tax purposes. A TRS of ours is a corporation in which we directly or indirectly own shares and that jointly elects with us to be treated as a TRS under Section 856(l) of the Code. In addition, if one of our TRSs owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS of ours. A domestic TRS pays U.S. federal, state, and local income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. A non-U.S. TRS with income from a U.S. trade or business or certain U.S. sourced income also may be subject to U.S. income taxes. A TRS owning property outside of the U.S. may pay foreign taxes. The taxes owed by a TRS could be substantial. To the extent that our TRSs are required to pay U.S. federal, state, local, or foreign taxes, the cash available for distribution by us will be reduced accordingly.
A TRS is permitted to engage in certain kinds of activities that cannot be performed directly by us without jeopardizing our qualification as a REIT. Certain payments made by any of our TRSs to us may not be deductible by the TRS (which could materially increase the TRS’s taxable income). In addition, we will be subject to a 100% tax on the amounts of any rents from real property, deductions, excess interest received from a TRS, or TRS service income that would be reduced through reapportionment under Section 482 of the Code in order to more clearly reflect the income of the TRS.

Distributions that we receive from a domestic TRS will be classified as dividend income to the extent of the current or accumulated earnings and profits of the TRS. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test unless attributable to investments of certain new capital during the one-year period beginning on the date of receipt of the new capital.
Taxation of the Operating Partnership and Subsidiary Partnerships
We expect to hold investments through entities that will be classified as disregarded entities of us or through entities classified as partnerships for U.S. federal income tax purposes. As of the date of this prospectus, our operating partnership is currently disregarded from us for U.S. federal income tax purposes. As a result, its income and assets are treated as our income and assets for purposes of the REIT qualification tests. If an interest in our operating partnership were issued to a person other than us or our disregarded entities, our operating partnership would generally become a partnership for U.S. federal income tax purposes. Under the Code, a partnership is not subject to U.S. federal income tax, but is required to file a partnership tax return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items in accordance with the partnership agreement or the partner’s interest in the partnership and is required to take such items into account in determining the partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale of such partner’s interest in the partnership.
A REIT that is a partner in a partnership will generally be deemed to own its proportionate share of the assets of the partnership (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code) and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, CIM Income NAV, Inc.’s proportionate share of the assets and items of income of the operating partnership, including the operating partnership’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest, will generally be treated as CIM Income NAV, Inc.’s assets and liabilities and its items of income for purposes of applying the REIT asset and income tests if and when the operating partnership becomes a partnership for tax purposes. We control, and intend to continue to control, our operating partnership and intend to operate it consistently with the requirements for our qualification as a REIT whether our operating partnership is a disregarded entity or a partnership for tax purposes.
The partnership agreement of our operating partnership generally provides that, if and when the operating partnership becomes a partnership for tax purposes, items of operating income and loss will be allocated to the holders of operating partnership units in proportion to how the associated cash would be distributed to the units (or in the case of a loss, how the reduction in future distributions would be borne by the units). If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder after the time, if ever, at which the operating partnership becomes a partnership for tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder at such time, if ever, that the operating partnership becomes a partnership for tax purposes.
Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution. Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners. To the extent that any of our subsidiary partnerships, including our operating partnership, acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Similar rules apply to unrealized gain and loss in our operating partnership’s assets when the operating partnership issues new interests or redeems interests, so that the tax items attributable to such unrealized gain or loss are shared based on the partners’ percentage interests in the operating partnership prior to the issuance or redemption of the partnership interests.
We may use our operating partnership to acquire properties in exchange for operating partnership units after the offering in order to permit the sellers of such properties to defer recognition of their tax gain. In such a transaction, our initial tax basis in the properties acquired generally will be less than the purchase price of the properties. Consequently, our depreciation deductions for such properties may be less, and our tax gain on a sale of such properties may be more, than the deductions or gain, respectively, that we would have if we acquired these properties in taxable transactions.
Any gain realized by the operating partnership on the sale of property held by it for more than one year generally will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.
The discussion above assumes that our operating partnership, once it has two or more “regarded” owners for tax purposes, and any other subsidiary partnerships will be treated as “partnerships” for U.S. federal income tax purposes. Generally, a domestic unincorporated entity such as our operating partnership that has two or more owners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for U.S. federal income tax purposes. Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not derive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that provision. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Although operating partnership units will not be traded on an established securities market, the ability to redeem partnership interests on a monthly basis could give rise to a secondary market for this purpose. However, under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. For example, interests in a partnership are not readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the taxable year of the partnership. If our operating partnership or another subsidiary partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code generally for each taxable year. Qualifying income is generally real property rents and other types of passive income, and the income requirements applicable to us to continue to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar (but not identical). We expect that our operating partnership (if and when it becomes a partnership for U.S. federal income tax purposes) and any other subsidiary partnership will satisfy at least one of the above-mentioned safe harbors, and/or comply with the qualifying income exception, so as to avoid being taxed as a corporation under these rules. However, treatment of the operating partnership or other subsidiary partnership as a corporation could prevent us from qualifying as a REIT.
Taxable Income from Debt Instruments without Cash Payments
Investments in debt instruments may require recognition of taxable income prior to receipt of cash from our investments and may cause portions of gain to be treated as ordinary income. For example, we may purchase debt instruments at a discount from face value. To the extent we purchase any instruments at a discount in connection with their original issuances, the discount will be “original issue discount” if it exceeds certain de minimis amounts, which must be accrued on a constant yield method even though we may not receive the corresponding cash payment until maturity. To the extent debt instruments are purchased by us at a discount after their original issuances, the discount may represent “market discount.” Unlike original issue discount, market discount is not required to be included in income on a constant yield method. However, if we sell a debt instrument with market discount, we will be required to treat gain up to an amount equal to the market discount that has accrued while we held the debt instrument as ordinary income. Additionally, any principal payments we receive in respect of our debt instruments must be treated as ordinary income to the extent of any accrued market discount. If we ultimately collect less on a debt instrument than our purchase price and any original issue discount or accrued market discount that we have included in income, there may be limitations on our ability to use any losses resulting from that debt instrument. We may acquire distressed debt instruments that are subsequently modified by agreement with the borrower. Under applicable Treasury Regulations, these modifications may be treated as a taxable event in which we exchange the old debt instrument for a new debt instrument, the value of which may be treated as equal to the face amount of the new debt instrument. Because distressed debt instruments are typically acquired at a substantial discount from face value, the difference between our amount realized and our tax basis in the old note may be significant, resulting in significant income without any corresponding receipt of cash. Such a modification also may require us to retest the status of the modified loan for purposes of determining whether the loan is properly treated as debt for U.S. federal income tax purposes. Similarly, if we acquire a distressed debt instrument and subsequently foreclose, we could have taxable income to the extent that the fair market value of the property we receive exceeds our tax basis in the debt instrument. Such a scenario could also result in significant taxable income without any receipt of cash. In the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income.
Taxation of U.S. Stockholders
The term “U.S. stockholder” means an stockholder that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation that is created or organized in or under the laws of the United States, any of its states or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person under the Code.
In addition, as used herein, the term U.S. stockholder does not include any entity that is subject to special treatment under the Code, such as (i) insurance companies; (ii) tax-exempt organizations (except to the limited extent discussed below); (iii) financial institutions or broker-dealers; (iv) non-U.S. individuals and foreign corporations; (v) U.S. expatriates; (vi) persons who mark-to-market our shares; (vii) subchapter S corporations; (viii) U.S. stockholders whose functional currency is not the U.S. dollar; (ix) regulated investment companies; (x) holders who receive our common stock through the exercise of employee share options or otherwise as compensation; (xi) persons holding shares of our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; (xii) persons subject to the alternative minimum tax provisions of the Code; (xiii) persons holding our common stock through a partnership or similar pass-through entity; and (xiv) persons holding a 10% or more (by vote or value) beneficial interest in our common stock. If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of shares of our common stock by the partnership. This summary assumes that stockholders hold our common stock as capital assets for U.S. federal income tax purposes, which generally means property held for investment.
Distributions
Distributions by us, other than capital gain dividends, will constitute ordinary dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate stockholders. Our ordinary dividends generally will not qualify as “qualified dividend income” taxed as net capital gain for U.S. stockholders that are individuals, trusts, or estates. However, pursuant to the Tax Cuts and Jobs Act, non-corporate recipients of dividends from a REIT (other than capital gains dividends and dividends eligible for treatment as qualified dividends) may deduct up to 20% of such REIT dividends for taxable years beginning after December 31, 2017 and before January 1, 2026. In addition, distributions to U.S. stockholders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gains to the extent the U.S. stockholder satisfies certain holding period requirements and to the extent the dividends are attributable to (i) qualified dividend income we receive from other corporations, including our TRSs, and (ii) dividends paid from our undistributed earnings or from built-in gains taxed at the corporate level during the immediately preceding year and provided we properly designate the distributions as such. We do not anticipate distributing a significant amount of qualified dividend income.
To the extent that we make a distribution in excess of our current and accumulated earnings and profits (a “return of capital distribution”), the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. stockholder’s shares. To the extent a return of capital distribution exceeds a U.S. stockholder’s tax basis in its shares, the distribution will be taxable as capital gain realized from the sale of such shares.
Dividends declared by us in October, November or December and payable to a stockholder of record on a specified date in any such month shall be treated both as paid by us and as received by the stockholder on December 31 of the year, provided that the dividend is actually paid by us during January of the following calendar year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax generally applicable to REITs if certain distribution requirements are not met. Moreover, any deficiency dividend will be treated as an ordinary or a capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat certain distributions as taxable dividends that would otherwise result in a tax-free return of capital.
Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, U.S. stockholders may be required to treat a portion of any capital gain dividend as “unrecaptured Section 1250 gain,” taxable at a maximum rate of 25%, if we incur such gain. Capital gain dividends are not eligible for the dividends-received deduction for corporations.
The REIT provisions of the Code do not require us to distribute our long-term capital gain, and we may elect to retain and pay income tax on our net long-term capital gains received during the taxable year. If we so elect for a taxable year, our stockholders would include in income as long-term capital gains their proportionate share of retained net long-term capital gains for the taxable year as we may designate. A U.S. stockholder would be deemed to have paid its share of the tax paid by us on such undistributed capital gains, which would be credited or refunded to the stockholder. The U.S. stockholder’s basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by us) included in the U.S. stockholder’s long-term capital gains.
We are not precluded from making taxable stock distributions. Any such distribution would be taxed in the same manner as a distribution of cash equal to the fair market value of the stock distributed. As a result, U.S. stockholders would be required to satisfy any tax liability attributable to such stock distributions from other sources.
Because distributions in respect of our different classes of stock will be made in proportion to the relative aggregate NAVs of each class, classes of our shares that bear higher fees could receive distributions that, as an economic matter, represent a return of the stockholder’s capital, but for tax purposes could be treated as taxable dividends. U.S. stockholders should consult with their advisors regarding the foregoing consequences of distributions in proportion to relative NAVs.
Passive Activity Loss and Investment Interest Limitations
Our distributions and gain from the disposition of our shares will not be treated as passive activity income and, therefore, U.S. stockholders will not be able to apply any “passive losses” against such income. With respect to non-corporate U.S. stockholders, our dividends (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of our shares (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. stockholder elects to treat such amounts as ordinary income for U.S. federal income tax purposes. U.S. stockholders may not include in their own U.S. federal income tax returns any of our net operating or net capital losses.
Sale or Disposition of Common Stock
In general, any gain or loss realized upon a taxable disposition of shares of our common stock by a stockholder that is not a dealer in securities will be a long-term capital gain or loss if the shares have been held for more than one year and otherwise as a short-term capital gain or loss. However, any loss upon a sale or exchange of the shares by a U.S. stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of undistributed capital gains or our distributions received by the U.S. stockholder from the Company, each as required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased within 30 days before or after the disposition.
Redemptions of Common Stock
A redemption of shares will be treated under Section 302 of the Code as a taxable distribution unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the redeemed shares. A redemption that is not treated as a sale or exchange will be taxed in the same manner as regular distributions (e.g., ordinary dividend income to the extent paid out of earnings and profits unless properly designated as a capital gain dividend), and a redemption treated as a sale or exchange will be taxed in the same manner as other taxable sales discussed above.
The redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the stockholder, (ii) results in a “complete termination” of the stockholder’s stock interest in the Company, (iii) is “not essentially equivalent to a dividend” with respect to the stockholder, or (iv) is a redemption from non-corporate stockholders in partial liquidation, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular redemption will depend upon the facts and circumstances as of the time the determination is made, prospective stockholders are advised to consult their own tax advisors to determine such tax treatment.
If a redemption of shares is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of the property received by the redeeming stockholder. In addition, although guidance is sparse, the IRS could take the position that stockholders who do not participate in any redemption treated as a dividend should be treated as receiving a constructive stock distribution taxable as a dividend in the amount of the increased percentage ownership in the Company as a result of the redemption, even though such stockholder did not actually receive cash or other property as a result of such redemption. The amount of any such constructive dividend would be added to the nonredeeming stockholder’s basis in his shares. It also is possible that under certain technical rules relating to the deduction for dividends paid applying to us for taxable years ending on or before December 31, 2014, the IRS could take the position that redemptions taxed as dividends impair the Company’s ability to satisfy its distribution requirements under the Code. To avoid certain issues related to our ability to comply with the REIT distribution requirements during these taxable years (see “— Qualification as a REIT — Annual Distribution Requirements”), we implemented procedures designed to track our stockholders’ percentage interests in our common stock and identify any such dividend equivalent redemptions, and have declined to effect a redemption to the extent that we believed that it would constitute a dividend equivalent redemption. However, we cannot assure you that we will be successful in preventing all dividend equivalent redemptions for the applicable taxable years.
Medicare Tax on Unearned Income
A U.S. stockholder that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. stockholder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. stockholder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. stockholder that is an estate or trust that does not fall into a special class of trusts that is exempt from such tax is subject to the same 3.8% tax on the lesser of its undistributed net investment income and the excess of its adjusted gross income over a certain threshold. A U.S. stockholder’s net investment income will include, among other things, dividends on and capital gains from the sale or other disposition of our shares. Prospective U.S. stockholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this Medicare tax on their ownership and disposition of our common stock.
Taxation of U.S. Tax-Exempt Stockholders
In General
In general, a tax-exempt organization is exempt from U.S. federal income tax on its income, except to the extent of its “unrelated business taxable income” or UBTI, which is defined by the Code as the gross income derived from any trade or business which is regularly carried on by a tax-exempt entity and unrelated to its exempt purposes, less any directly connected deductions and subject to certain modifications. For this purpose, the Code generally excludes from UBTI any gain or loss from the sale or other disposition of property (other than stock in trade or property held primarily for sale in the ordinary course of a trade or business), dividends, interest, rents from real property, and certain other items. However, a portion of any such gains, dividends, interest, rents, and other items generally is UBTI to the extent derived from debt-financed property, based on the amount of “acquisition indebtedness” with respect to such debt-financed property.
Distributions we make to a tax-exempt employee pension trust or other domestic tax-exempt stockholder or gains from the disposition of our shares held as capital assets generally will not constitute UBTI unless the exempt organization’s shares are debt-financed property (e.g., the stockholder has borrowed to acquire or carry its shares). However, if we are a “pension-held REIT,” this general rule will not apply to distributions to certain pension trusts that hold more than 10% (by value) of our shares. We will be treated as a “pension-held REIT” if (i) treating certain pension trusts as individuals would cause us to fail the

5/50 Test (as defined above) and (ii) we are “predominantly held” by certain pension trusts. We will be “predominantly held” if either (i) a single such pension trust holds more than 25% by value of our shares or (ii) one or more such pension trusts, each owning more than 10% by value of our shares, hold in the aggregate more than 50% by value of our shares. In the event we are a pension-held REIT, the percentage of any dividend received from us treated as UBTI would be equal to the ratio of (a) the gross UBTI (less certain associated expenses) earned by us (treating us as if we were a pension trust and, therefore, subject to tax on UBTI) to (b) our total gross income (less certain associated expenses). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year; in that case, no dividends are treated as UBTI. We cannot assure you that we will not be treated as a pension-held REIT.
A tax-exempt organization is required to compute its UBTI separately for each unrelated trade or business, preventing losses from one unrelated trade or business from sheltering income from another unrelated trade or business. It is unclear how this rule should apply to any of our dividends or gain in respect of our stock that is UBTI to a tax exempt organization, and tax exempt organizations should be aware that the requirement to compute UBTI separately for each unrelated trade or business may increase their overall UBTI.
Social clubs, voluntary employee benefit associations, and supplemental unemployment benefit trusts that are exempt from taxation under paragraphs (7), (9) and (17), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.
Before making an investment in shares of our common stock, a tax-exempt stockholder should consult its tax advisors with regard to UBTI and the suitability of the investment in our shares.
Taxation of Non-U.S. Stockholders
The following is a summary of certain federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder, is not subject to special treatment under the Code and is either a foreign corporation or a nonresident alien individual for federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation that may be relevant to a non-U.S. stockholder.
Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be subject to withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, lower withholding rates do not apply to dividends from REITs.
In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty) on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder (including any portion of any dividend that is payable in our stock) that is neither a capital gain dividend nor a distribution that is attributable to gain from the sale or exchange of “United States real property interests” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) rules described below under “— Dispositions and Redemptions of Common Stock” unless either (i) a lower treaty rate applies and the non-U.S. stockholder files with us any required IRS Form W-8 (for example, an IRS Form W-8BEN or W-8BEN-E) evidencing eligibility for that reduced rate or (ii) the non-U.S. stockholder files with us an IRS Form W-8ECI claiming that the distribution is effectively connected income. The balance of this discussion assumes that dividends that we distribute to non-U.S. stockholders and gains non-U.S. stockholders recognize with respect to our shares are not effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business unless deemed to be effectively connected under FIRPTA as described below under “— Dispositions and Redemptions of Common Stock.”
Because distributions in respect of our different classes of stock will be made in proportion to the relative aggregate NAVs of each class, classes of our shares that bear high fees could receive distributions, that, as an economic matter, represent a return of the stockholder’s capital, but for tax purposes could be treated as taxable dividends. Non-U.S. stockholders should consult with their advisors regarding the foregoing consequences of distributions in proportion to relative NAVs.
Non-Dividend Distributions. Distributions by us to non-U.S. stockholders that are not attributable to gains from sales or exchanges of U.S. real property interests and that exceed our earnings and profits will be a non-taxable return of the non-U.S.

stockholder’s basis in its shares and, to the extent in excess of the non-U.S. stockholder’s basis, gain from the disposition of such shares, the tax treatment of which is described below. We are required to withhold tax at a 15% rate (or 10% prior to February 16, 2016) from distributions to non-U.S. stockholders that are not out of our earnings and profits. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, we will withhold at the rate applicable to dividends. A non-U.S. stockholder, however, may seek a refund from the IRS of any amounts withheld that exceed the non-U.S. stockholder’s substantive federal income tax liability.
Capital Gain Dividends. Under FIRPTA, except with respect to “qualified shareholders” and “qualified foreign pension funds” for periods on and after December 18, 2015, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of U.S. real property interests held by us directly or through pass-through subsidiaries, must be reported in U.S. federal income tax returns filed by, and are treated as effectively connected with a U.S. trade or business of, the non-U.S. stockholder. Such gains are subject to federal income tax at the rates applicable to U.S. stockholders and, in the case of a non-U.S. corporate stockholder, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty). We are required to withhold tax at a 21% rate from distributions that are attributable to gains from the sale or exchange of U.S. real property interests. Any such distributions made to a “qualified shareholder” would be subject to tax as an ordinary dividend as described above.
If any class of our shares were to become regularly traded on an established securities market located in the U.S., capital gain dividends distributed to a non-U.S. stockholder who did not own more than 10% (5% for distributions occurring prior to December 18, 2015) of such class of shares at any time during the one-year period ending on the date of the distribution would be recharacterized as ordinary dividends subject to the rules discussed above under “— Ordinary Dividends.” Non-U.S. stockholders should be aware that we do not expect our common stock to be regularly traded on an established securities market at any time.
Capital gain dividends that are not attributable to sales or exchanges of U.S. real property interests (e.g., that are attributable to sales of mortgages, other than shared appreciation mortgage loans), generally are not subject to federal income tax unless (i) such distribution is effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. stockholder, in which case the non-U.S. stockholder will be subject to net-basis U.S. federal income tax on the dividend as if the non-U.S. stockholder were a U.S. stockholder, or (ii) such non-U.S. stockholder is an individual who was present in the U.S. for 183 days or more during the taxable year and met certain other criteria, in which case a 30% withholding tax would apply to the dividend.
However, notwithstanding that such dividends should only be subject to U.S. federal income taxation in those two instances, existing Treasury Regulations might be construed to require us to withhold on such dividends in the same manner as capital gain dividends that are attributable to gain from the disposition of U.S. real property interests, generally at the rate of 21% of the dividend (although any amounts we withhold would be creditable against the non-U.S. stockholder’s U.S. federal income tax liability).
Dispositions and Redemptions of Common Stock. Unless shares of our common stock constitute a U.S. real property interest or the distribution is attributable to gain from our sale of a U.S. real property interest (as discussed below), a sale of the shares or a redemption of the shares that is treated as a sale or exchange by a non-U.S. stockholder generally will not be subject to federal income taxation under FIRPTA. A redemption that is not treated as a sale or exchange will be taxed in the same manner as distributions under the rules described above. As discussed above, for taxable years ending on or prior to December 31, 2015, we have implemented procedures designed to identify redemptions that are treated as distributions and we intend to prevent such redemptions from occurring. See “— Taxation of U.S. Stockholders — Redemptions of Common Stock” for a discussion of when a redemption will be treated as a sale or exchange and related matters.
Our common stock will not constitute a U.S. real property interest if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. stockholders. Because our shares may be purchased or redeemed on a monthly basis, no assurance can be given that we are, and have been during the applicable testing period, a domestically controlled qualified investment entity.
In the event that we do not constitute a domestically controlled qualified investment entity, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a U.S. real property interest, provided that (1) shares of our common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and (2) the selling non-U.S. stockholder owned, actually or constructively, 10% (5% for dispositions prior to December 18, 2015) or less of our outstanding common stock at all times during a specified testing period.

As previously noted, however, we do not expect any of our shares to be regularly traded on an established securities market. Because we do not expect to be publicly traded and because we cannot guarantee we are domestically controlled, we reserve the right to withhold 15% (10% for dispositions prior to December 18, 2016) of any redemption proceeds payable to non-U.S. stockholders (subject to possible increased withholding at 21% rates as discussed below).
In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our shares, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. stockholder (1) disposes of an interest in our shares during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of our common stock within 30 days after such ex-dividend date. The foregoing rules do not apply to a transaction if the 10% regularly traded test described above is satisfied with respect to the non-U.S. stockholder, applied by substituting “5%” for “10%.” As previously noted, however, we do not expect shares of our common stock to be regularly traded on an established securities market at any time and, therefore, we do not expect the exception for non-U.S. stockholders that satisfy the 10% regularly traded test to apply.
A redemption of shares generally will be taxable under FIRPTA to the extent the distribution in the redemption of the shares is attributable to gains from our dispositions of U.S. real property interests. To the extent the distribution is not attributable to gains from our dispositions of U.S. real property interests, the excess of the amount of money and fair market value of property received in the redemption over the non-U.S. stockholder’s basis in the redeemed shares will be taxable if we are not a domestically controlled REIT. The IRS has confirmed that redemption payments may be attributable to gains from dispositions of U.S. real property interests (except when the 10% publicly traded exception would apply), but has not provided any guidance to determine when and what portion of a redemption payment is a distribution that is attributable to gains from our dispositions of U.S. real property interests. Due to the uncertainty, we may withhold at the 21% rate from all or a portion of redemption payments to non-U.S. stockholders. To the extent the amount of tax we withhold exceeds the amount of a non-U.S. stockholder’s U.S. federal income tax liability, the non-U.S. stockholder may file a U.S. federal income tax return and claim a refund.
If gain on the sale of shares of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the shares could be required to withhold 15% (10% for sales prior to December 18, 2015) of the purchase price and remit such amount to the IRS.
Notwithstanding the foregoing, for periods on or after December 18, 2015, the FIRPTA rules will not apply to a “qualified foreign pension fund” or any entity all of the interests of which are held by a qualified foreign pension fund. For these purposes, a “qualified foreign pension fund” is an organization or arrangement (i) created or organized in a foreign country, (ii) established by a foreign country (or one or more political subdivisions thereof) or one or more employers to provide retirement or pension benefits to current or former employees (including self-employed individuals) or their designees as a result of, or in consideration for, services rendered, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and with respect to which annual information about its beneficiaries is provided, or is otherwise available, to relevant local tax authorities and (v) with respect to which, under its local laws, (A) contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or (B) taxation of its investment income is deferred, or such income is excluded from its gross income or taxed at a reduced rate.
Additionally, for periods on or after December 18, 2015, to the extent our stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” it will not be treated as a FIRPTA asset. For these purposes, a qualified shareholder is generally a non-U.S. stockholder that (i)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the New York Stock Exchange or Nasdaq, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (iii) maintains records of persons holding 5% or more of the class of interests described in clauses (i)(A) or (i)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply to the applicable percentage of the qualified shareholder’s stock (with “applicable percentage” generally meaning the percentage of the value of the interests in the qualified shareholder held by applicable investors after applying certain constructive ownership rules). The applicable percentage of the amount realized by a qualified shareholder on the disposition of our stock or with respect to a distribution from us attributable to gain from the sale or exchange of a FIRPTA

Asset will be treated as amounts realized from the disposition of FIRPTA Assets. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of stock with respect to a qualified shareholder. For these purposes, an “applicable investor” is person who holds an interest in the qualified shareholder and holds more than 10% of our stock applying certain constructive ownership rules.
Gain from the sale of shares of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and meets certain other conditions, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
Recent Legislation
The recently enacted Tax Cuts and Jobs Act, generally applicable for tax years beginning after December 31, 2017, made significant changes to the Code, including a number of provisions of the Code that affect the taxation of businesses and their owners, including REITs and their stockholders, and, in certain cases, that modify the tax rules discussed in the accompanying prospectus.
Among other changes, the Tax Cuts and Jobs Act made the following changes:
•For tax years beginning after December 31, 2017 and before January 1, 2026, (i) the U.S. federal income tax rates on ordinary income of individuals, trusts and estates have been generally reduced and (ii) non-corporate taxpayers are generally permitted to deduct 20% of certain pass-through business income, including dividends received from REITs that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.
•The maximum U.S. federal income tax rate for corporations has been reduced from 35% to 21%, and corporate alternative minimum tax has been eliminated for corporations, which would generally reduce the amount of U.S. federal income tax payable by our TRSs and by us to the extent we were subject to corporate U.S. federal income tax (for example, if we distributed less than 100% of our taxable income or recognized built-in gains in assets acquired from C corporations). In addition, the maximum withholding rate on distributions by us to non-U.S. stockholders that are treated as attributable to gain from the sale or exchange of a U.S. real property interest is reduced from 35% to 21%.
•Certain new limitations on the deductibility of interest expense now apply, which limitations may affect the deductibility of interest paid or accrued by us or our TRSs.
•Certain new limitations on net operating losses now apply, which limitations may affect net operating losses generated by us or our TRSs.
•A U.S. tax-exempt stockholder that is subject to tax on its UBTI will be required to separately compute its taxable income and loss for each unrelated trade or business activity for purposes of determining its UBTI.
•New accounting rules generally require us to recognize income items for federal income tax purposes no later than when we take the item into account for financial statement purposes, which may accelerate our recognition of certain income items.
This summary does not purport to be a detailed discussion of the changes to U.S. federal income tax laws as a result of the enactment of the Tax Cuts and Jobs Act. Technical corrections or other amendments to the Tax Cuts and Jobs Act or administrative guidance interpreting the Tax Cuts and Jobs Act may be forthcoming at any time. We cannot predict the long-term effect of the Tax Cuts and Jobs Act or any future law changes on REITs or their stockholders. Investors are urged to consult their own tax advisors regarding the effect of the Tax Cuts and Jobs Act based on their particular circumstances.
Information Reporting Requirements and Backup Withholding Tax
We will report to our U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at a rate of 24% with respect to distributions paid, unless such stockholder (i) is a corporation or other exempt entity and, when required, proves its status or (ii) certifies under penalties of perjury that the taxpayer identification number the stockholder has furnished to us is correct and the stockholder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.
We will also report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
Other U.S. Federal Income Tax Withholding and Reporting Requirements Under FATCA
The Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code regulations issued and intergovernmental agreements entered thereunder impose a 30% withholding tax on certain types of payments to (i) foreign financial institutions that do not agree to comply with certain diligence, reporting and withholding obligations with respect to their U.S. accounts and (ii) non-financial foreign entities that do not identify (or confirm the absence of) substantial U.S. owners. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Withholding under this legislation applies to dividends.
Legislative or Other Actions Affecting REITs
The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal tax laws and interpretations of federal tax laws could adversely affect an investment in our common stock.
State, Local and Foreign Tax
We may be subject to state, local and foreign tax in states, localities and foreign countries in which we do business or own property. The tax treatment applicable to us and our stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above.

ERISA Considerations
ERISA is a broad statutory framework that governs most U.S. retirement and other U.S. employee benefit plans. ERISA and the rules and regulations of the Department of Labor (the “DOL”) under ERISA contain provisions that should be considered by fiduciaries of employee benefit plans subject to the provisions of Title I of ERISA (“ERISA Plans”) and their legal advisors. In particular, a fiduciary of an ERISA Plan should consider whether an investment in shares of our common stock (or, in the case of a participant-directed defined contribution plan (a “Participant-Directed Plan”), making shares of our common stock available for investment under the Participant-Directed Plan) satisfies the requirements set forth in Part 4 of Title I of ERISA, including the requirements that (1) the investment satisfy the prudence and diversification standards of ERISA, (2) the investment be in the best interests of the participants and beneficiaries of the ERISA Plan, (3) the investment be permissible under the terms of the ERISA Plan’s investment policies and governing instruments and (4) the investment does not give rise to a non-exempt prohibited transaction under ERISA.
In determining whether an investment in shares of our common stock (or making our shares available as an investment option under a Participant-Directed Plan) is prudent for ERISA purposes, a fiduciary of an ERISA Plan should consider all relevant facts and circumstances including, without limitation, possible limitations on the transferability of shares of our common stock, whether the investment provides sufficient liquidity in light of the foreseeable needs of the ERISA Plan (or the participant account in a Participant-Directed Plan), and whether the investment is reasonably designed, as part of the ERISA Plan’s investment portfolio, to further the ERISA Plan’s purposes, taking into consideration the risk of loss and the opportunity for gain (or other return) associated with the investment. It should be noted that we will invest our assets in accordance with the investment objectives and guidelines described herein, and that neither our advisor nor any of its affiliates, nor our board of directors, has any responsibility for developing any overall investment strategy for any ERISA Plan (or the participant account in a Participant-Directed Plan) or for advising any ERISA Plan (or participant in a Participant-Directed Plan) as to the advisability or prudence of an investment in us. Rather, it is the obligation of the appropriate fiduciary for each ERISA Plan (or participant in a Participant-Directed Plan) to consider whether an investment in shares of our common stock by the ERISA Plan (or making such shares available for investment under a Participant-Directed Plan in which event it is the obligation of the participant to consider whether an investment in shares of our common stock is advisable), when judged in light of the overall portfolio of the ERISA Plan, will meet the prudence, diversification and other applicable requirements of ERISA.
Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as IRAs and non-ERISA Keogh plans (collectively with ERISA Plans, “Plans”), and certain persons (referred to as “parties in interest” for purposes of ERISA or “disqualified persons” for purposes of the Code) having certain relationships to Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded and profits realized may be disgorged. In addition, a fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be personally liable for any resultant loss incurred by the ERISA Plan and may be subject to other potential remedies, including criminal penalties if the violation is willful.
As discussed above, although IRAs and non-ERISA Keogh plans are not subject to ERISA, they are subject to the provisions of Section 4975 of the Code prohibiting transactions with “disqualified persons” and investments and transactions involving certain fiduciary conflicts. A prohibited transaction or conflict of interest could arise if the fiduciary making the decision to invest has a personal interest in or affiliation with our company or any of its respective affiliates. In the case of an IRA, a prohibited transaction or conflict of interest that involves the beneficiary of the IRA could result in disqualification of the IRA. A fiduciary for an IRA who has any personal interest in or affiliation with our company or any of its respective affiliates, should consult with his or her tax and legal advisors regarding the impact such interest may have on an investment in our shares with assets of the IRA.
A Plan that proposes to invest in shares of our common stock (or to make our shares available for investment under a Participant-Directed Plan) may already maintain a relationship with our advisor or one or more of its affiliates, as a result of which our advisor or such affiliate may be a “party in interest” under ERISA or a “disqualified person” under the Code, with respect to such Plan (e.g., if our advisor or such affiliate provides investment management, investment advisory or other services to that Plan). ERISA (and the Code) prohibits plan assets from being used for the benefit of a party in interest (or disqualified person). This prohibition is not triggered by “incidental” benefits to a party in interest (or disqualified person) that result from a transaction involving the Plan that is motivated solely by the interests of the Plan. ERISA (and the Code) also prohibits a fiduciary from using its position to cause the Plan to make an investment from which the fiduciary, its affiliates or certain parties in which it has an interest would receive a fee or other consideration or benefit. In this circumstance, Plans that propose to invest in shares of our common stock should consult with their counsel to determine whether an investment in shares of our common stock would result in a transaction that is prohibited by ERISA or the Code.
If our assets were considered to be assets of a Plan (referred to herein as “Plan Assets”), our management might be deemed to be fiduciaries of the investing Plan. In this event, the operation of the company could become subject to the restrictions of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and/or the prohibited transaction rules of the Code.
The DOL has promulgated a final regulation under ERISA, 29 C.F.R. §2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”), that provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets for purposes of applying the fiduciary requirements of Title I of ERISA (including the prohibited transaction rules of Section 406 of ERISA) and the prohibited transaction provisions of Code Section 4975.
Under the Plan Assets Regulation, the assets of an entity in which a Plan makes an equity investment will generally be deemed to be assets of such Plan unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:
•in securities issued by an investment company registered under the Investment Company Act;
•in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;
•in an “operating company” which includes “venture capital operating companies” and “real estate operating companies;” or
•in which equity participation by “benefit plan investors” is not significant.
The shares we are offering will not be issued by a registered investment company. In addition, the Plan Assets Regulation provides that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interest is held by “benefit plan investors.” The term “benefit plan investors” is defined for this purpose under ERISA Section 3(42), and in calculating the value of a class of equity interests, the value of any equity interests held by our Advisor or any of its affiliates must be excluded. We anticipate that we will not qualify for this exception since we expect to have equity participation by “benefit plan investors” in excess of 25%, which would be deemed to be significant, as defined above. As a result, and because we are not a registered investment company, we do not anticipate that we will qualify for the exception for investments in which equity participation by benefit plan investors is not significant nor for the exception for investments in securities issued by a registered investment company.
As noted above, the Plan Assets Regulation provides an exception with respect to securities issued by an “operating company,” which includes a “venture capital operating company” (a “VCOC”) and a “real estate operating company” (a “REOC”). Under the Plan Assets Regulation, an entity will qualify as a VCOC if (a) on certain specified testing dates, at least 50% of the entity’s assets, valued at cost, are invested in “venture capital investments,” which are investments in operating companies (other than VCOCs but including REOCs) with respect to which the entity has or obtains direct contractual rights to substantially participate in the conduct or management of such operating company and (b) the entity in the ordinary course of its business actually exercises such management rights. Under the Plan Assets Regulation, an entity will constitute a REOC if (i) on certain specified testing dates, at least 50% of the entity’s assets, valued at cost, are invested in real estate that is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development of the real estate and (ii) the entity in the ordinary course of its business is engaged directly in real estate management or development activities. A REOC can be a venture capital investment. Because we intend to primarily acquire single-tenant, triple-net lease industrial and office buildings, the operating partnership may not be able to qualify as a REOC because such properties are typically not subject to sufficient ongoing management to qualify as a good REOC asset for testing purposes. In such event, we would not be able to qualify as a VCOC.
However, as noted above, if a Plan acquires “publicly offered securities,” the assets of the issuer of the securities will not be deemed to be Plan Assets under the Plan Assets Regulation. The definition of publicly offered securities requires that such securities be “widely held,” “freely transferable” and satisfy certain registration requirements under federal securities laws.
Under the Plan Assets Regulation, a class of securities will meet the registration requirements under federal securities laws if they are (i) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act or (ii) part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the

SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. We anticipate that we will meet the registration requirements for this exception under the Plan Assets Regulation. Also under the Plan Assets Regulation, a class of securities will be “widely held” if it is held by 100 or more persons independent of the issuer. We anticipate that this requirement will be easily met. Although our shares are intended to satisfy the registration requirements under this definition, and we expect that our securities will be “widely-held,” the “freely transferable” requirement must also be satisfied in order for us to qualify for the “publicly offered securities” exception.
The Plan Assets Regulation provides that “whether a security is ‘freely transferable’ is a factual question to be determined on the basis of all relevant facts and circumstances.” Our shares are subject to certain restrictions on transferability typically found in REITs that are intended to ensure that we continue to qualify as a REIT for federal income tax treatment. The Plan Assets Regulation provides, however, that where the minimum investment in an offering is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” The minimum initial investment in each of D Shares, T Shares and S Shares of common stock is $2,500. Thus, the restrictions imposed in order to maintain our status as a REIT should not prevent D Shares, T Shares and S Shares from being deemed “freely transferable.” The minimum initial investment in I Shares of common stock is $1.0 million, unless otherwise waived by our dealer manager. However, each such share has a value that is substantially less than $10,000 and, once purchased, such shares can be sold or otherwise disposed of in a block of any number of shares, facts which we believe cause the I Shares to be “freely transferable” for this purpose as well. Therefore, we anticipate that we will meet the “publicly offered securities” exception, although there are no assurances that each class of shares will qualify for this exception. Consequently, it is intended by our management that our assets will not constitute “Plan Assets” under ERISA or Code Section 4975.
Prospective stockholders that are subject to the provisions of Title I of ERISA and/or Code Section 4975 should consult with their counsel and advisors as to the provisions of Title I of ERISA and/or Code Section 4975 relevant to an investment in shares of our common stock.
Shares sold by us may be purchased or owned by investors who are investing Plan assets. Our acceptance of an investment by a Plan should not be considered to be a determination or representation by us or any of our respective affiliates that such an investment is appropriate for a Plan. In consultation with its advisors, each prospective Plan investor should carefully consider whether an investment in our common shares is appropriate for, and permissible under, the terms of the Plan’s governing documents.
Governmental plans, foreign plans and most church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Code Section 4975, may nevertheless be subject to local, foreign, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel and advisors before deciding to invest in our common shares.
On June 5, 2019, the SEC finalized Regulation Best Interest which, among other things, generally requires a heightened standard of care for broker-dealers (i.e., that they act in the “best interest” of their retail customers when recommending securities transactions) and clarifies the SEC’s views of the fiduciary duty that investment advisors owe their clients. Plans are urged to consult with their own advisors regarding the impact of these rules on purchasing and holding investments in our company. Finally, fiduciaries of Plans should be aware that none of the Company, CCO Group, CIM Income NAV Management or CCO Capital is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity in connection with the offering or purchase of our common stock and that CCO Capital has financial interests associated with the purchase of our common stock including the fees and other distributions they anticipate receiving from the Company as a result of the purchase of our common stock.

Plan of Distribution
General
We are offering up to $4.0 billion in shares of our common stock pursuant to this prospectus. We are offering to the public a maximum of $3.5 billion in shares of our common stock in our primary offering and up to $500.0 million in shares of our common stock pursuant to our distribution reinvestment plan. In addition, our directors, executive officers and other affiliated persons or entities may purchase shares of our common stock at the same price as such shares are then being sold to the public in this offering. Prior to the conclusion of this offering, if any of the $500.0 million in shares of our common stock initially allocated to the distribution reinvestment plan remain unsold after meeting anticipated obligations under the distribution reinvestment plan, we may decide to sell some or all of such shares of our common stock to the public in the primary offering. Similarly, prior to the conclusion of this offering, if the $500.0 million shares of our common stock initially allocated to the distribution reinvestment plan have been purchased and we anticipate additional demand for shares of our common stock under our distribution reinvestment plan, we may choose to reallocate some of the $3.5 billion in shares of our common stock allocated to be offered in the primary offering to the distribution reinvestment plan.
Pursuant to this prospectus, we are offering to the public four classes of shares of our common stock, D Shares, T Shares, S Shares and I Shares. We are offering a maximum of $3.5 billion in any combination of purchases of D Shares, T Shares, S Shares and I Shares in our primary offering. All investors must meet the suitability standards discussed in the section of this prospectus entitled “Suitability Standards.” The share classes have different upfront selling commissions and dealer manager fees as well as different ongoing fees and expenses. When deciding which class of shares to buy, you should consider, among other things, whether you are eligible to purchase one or more classes of shares, the amount of your investment, the length of time you intend to hold the shares, the selling commissions, dealer manager, and stockholder servicing fees attributable to each class of shares, and whether you qualify for any upfront selling commission discounts described below.
D Shares, T Shares and S Shares are available to all investors who meet our suitability requirements. We expect that D Shares will be made available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to D Shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to D Shares, (3) through transaction/brokerage platforms at participating broker-dealers, (4) through investment advisers that are registered under the Investment Advisers Act of 1940 or applicable state law, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) other categories of investors that we name in an amendment or supplement to this prospectus. We expect that T Shares and S Shares will be made available primarily through registered representatives of broker-dealers. I Shares are available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to I Shares, (2) by institutional accounts as defined by FINRA Rule 4512(c), (3) through bank-sponsored collective trusts and bank-sponsored common trusts, (4) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (5) through certain financial intermediaries that are not otherwise registered with or as a broker-dealer and that direct clients to trade with a broker-dealer that offers I Shares, (6) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from us or our dealer manager, (7) by our executive officers and directors and their immediate family members, as well as officers and employees of our advisor and our advisor’s product specialists or other affiliates of our advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, joint venture partners, consultants and other service providers, (8) by participating broker dealers, including their registered representatives and immediate family members, (9) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (10) by any other categories of purchasers that we name in an amendment or supplement to this prospectus.
Before making your investment decision, please consult with your investment adviser regarding your account type and the shares of common stock you may be eligible to purchase. The number of shares we have registered pursuant to the registration statement of which this prospectus forms a part is the number that we reasonably expect to be offered and sold within two years from the initial effective date of the registration statement. Pursuant to this prospectus, we are offering to the public all of the shares that we have registered. This is, however, a “best efforts” offering. If we are not able to raise a substantial amount of capital in the near term, we may have difficulties acquiring properties and our ability to achieve our investment objectives could be adversely affected. Although we have registered a fixed dollar amount of our shares, we intend effectively to conduct a continuous offering of an unlimited number of shares of our common stock over an unlimited time period by filing a new registration statement prior to the end of the three-year period described in Rule 415 under the Securities Act. In certain states, however, the offering may continue for one year pursuant to initial clearance by applicable state authorities, after which we will need to renew the offering period for additional one year periods (or longer, if permitted by the laws of each particular state).

The per share purchase price for each class of shares of our common stock varies from month-to-month and, for any given month, is equal to the NAV for such share class, divided by the number of shares of such class of stock outstanding as of the last business day for a given month prior to giving effect to any share purchases or redemptions to be effected on the last business day of such month, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees. Each class of shares will have a different NAV per share because certain fees are charged differently with respect to each class. Shares are being offered pursuant to our distribution reinvestment plan at NAV per share for the applicable class, calculated as of the end of business on the reinvestment date.
We reserve the right to terminate this offering at any time and to extend our offering term to the extent permissible under applicable law.
Underwriting Compensation
Shares of our common stock are being offered on a “best efforts” basis, which means that no underwriter, broker-dealer or other person will be obligated to purchase any shares. We have entered into a dealer manager agreement with our dealer manager, pursuant to which it has agreed to use its best efforts to secure purchasers for the shares offered by this prospectus. We may terminate the dealer manager agreement at any time in our sole discretion.
Since the dealer manager is an affiliate of our advisor, the dealer manager is not in a position to make an independent review of us or of this offering. Accordingly, you will have to rely on your own financial intermediary to make an independent review of the terms of this offering. If your financial intermediary conducts an independent review of this offering, and/or engages an independent due diligence reviewer to do so on its behalf, we expect that we will pay or reimburse the expenses associated with such review, which may create conflicts of interest. If your financial intermediary does not conduct such a review, you will not have the benefit of an independent review of the terms of this offering.
We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of our shares.
Summary
The following table shows the upfront selling commissions and dealer manager fees payable at the time you subscribe for shares for D Shares, T Shares, S Shares or I Shares:

	Maximum Upfront Selling Commissions as a % of Offering Price	Maximum Dealer Manager Fees as a % of Offering Price
D Shares	None	None
T Shares (1)	up to 3.00%	0.50%
S Shares	up to 3.50%	None
I Shares	None	None
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(1)Such amounts may vary at certain participating broker-dealers, provided that the sum will not exceed 3.50% of the Offering Price.
The following table shows the stockholder servicing fees we pay our dealer manager with respect to the D Shares, T Shares, S Shares and I Shares on an annualized basis as a percentage of our NAV for such class. The stockholder servicing fees will be paid monthly in arrears:

Stockholder Servicing Fees as a % of NAV
D Shares	0.25%
T Shares (1)	0.85%
S Shares	0.85%
I Shares	None
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(1)Consists of an advisor stockholder servicing fee and a stockholder servicing fee.

Upfront Selling Commissions and Dealer Manager Fees
Subject to any discounts described below, our dealer manager may be entitled to receive upfront selling commissions of up to 3.00%, and dealer manager fees of 0.50%, of the Offering Price of each T Share sold in the primary offering; however, such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.50% of the Offering Price. Subject to any discounts described below, our dealer manager may be entitled to receive upfront selling commissions of up to 3.50% of the Offering Price of each S Share sold in the primary offering. Our dealer manager will reallow 100% of such selling commissions to participating broker-dealers. At our dealer manager’s discretion it may reallow a portion of the dealer manager fee received to participating broker-dealers.

Investors who purchase $150,000 or more in T Shares or S Shares from the same broker-dealer, whether in a single purchase or as the result of multiple purchases, may be eligible, depending on the policies of their participating broker-dealer, for volume discounts on the upfront selling commissions. Our dealer manager and any participating broker-dealers that offer volume discounts to their clients and their registered representatives will be responsible for implementing the volume discounts. The net offering proceeds we receive will not be affected by any reduction of upfront selling commissions. Certain participating broker-dealers may elect not to offer volume discounts to their clients.

The following table illustrates the various discount levels that may be offered for T Shares and S Shares purchased in the primary offering:

Your Investment	Upfront Selling Commissions as a % of Offering Price of Class S Share	Upfront Selling Commissions as a % of Offering Price of Class T Share
Up to $149,999.99	3.50%	3.00%
$150,000 to $499,999.99	3.00%	2.50%
$500,000 to $999,999.99	2.50%	2.00%
$1,000,000 and up	2.00%	1.50%
If you qualify for a volume discount as the result of multiple purchases of our T Shares or S Shares, you will receive the benefit of the applicable volume discount for the individual purchase which qualified you for the volume discount, but you will not be entitled to the benefit for prior purchases. Additionally, once you qualify for a volume discount, you will receive the benefit for subsequent purchases through the same participating broker-dealer. For this purpose, if you purchase T Shares or S Shares issued and sold in this offering you will receive the benefit of such T Share or S Share purchases in connection with qualifying for volume discounts in our subsequent offerings through the same participating broker-dealer.
For purposes of qualifying for a volume discount as the result of multiple purchases of shares, only an individual or entity with the same social security number or taxpayer identification number, as applicable, may combine their purchases as a “single purchaser”; provided that, certain participating broker-dealers may also combine purchases by an individual investor and his or her spouse living in the same household as a “single purchaser” for purposes of determining the applicable volume discount.
Requests to combine purchase orders of T Shares or S Shares as a part of a combined order for the purpose of qualifying for discounts or fee waivers must be made in writing by the broker-dealer, and any resulting reduction in upfront selling commissions will be prorated among the separate subscribers. As with discounts provided to other purchasers, the net proceeds we receive from the sale of shares will not be affected by discounts provided as a result of a combined order.
Your ability to receive a discount or fee waiver based on combining orders or otherwise may depend on the financial advisor or broker-dealer through which you purchase your T Shares or S Shares. An investor qualifying for a discount will receive a higher percentage return on his or her investment than investors who do not qualify for such discount. Accordingly, you should consult with your financial advisor about the ability to receive such discounts or fee waivers before purchasing T Shares or S Shares.
D Shares & I Shares. No upfront selling commissions will be paid with respect to D Shares or I Shares sold in this offering.
Stockholder Servicing Fees – D Shares, T Shares and S Shares
Subject to FINRA limitations on underwriting compensation and certain other limitations described below, we will pay our dealer manager upfront selling commissions over time as a stockholder servicing fee (i) with respect to our outstanding D Shares equal to 0.25% per annum of the aggregate NAV of our outstanding D Shares, (ii) with respect to our outstanding T Shares equal to 0.85% per annum of the aggregate NAV of our outstanding T Shares, consisting of an advisor stockholder servicing fee of 0.65% per annum, and a stockholder servicing fee of 0.20% per annum, of the aggregate NAV for the T Shares; however, with respect to T Shares sold through certain participating broker-dealers, the advisor stockholder servicing fee and the stockholder servicing fee may vary, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares and (iii) with respect to our outstanding S Shares equal to 0.85% per annum of the aggregate NAV of our outstanding S Shares. We will not pay a stockholder servicing fee with respect to our outstanding I Shares.
The stockholder servicing fees will be paid monthly in arrears and will accrue daily in an amount equal to (1) 1/365th of 0.25% of our NAV for D Shares for such day, (2) 1/365th of 0.85% of our NAV for T Shares for such day and (3) 1/365th of 0.85% of our NAV for S Shares for such day. At our dealer manager’s discretion, it may reallow all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers. Because the stockholder servicing fees with respect to D Shares, T Shares and S Shares are calculated based on the aggregate NAV for all of the outstanding shares of each such class, it reduces the NAV with respect to all shares of each such class, including shares issued under our distribution reinvestment plan.
We will cease paying the stockholder servicing fee with respect to any D Share, T Share or S Share held in a stockholder’s account at the end of the month in which our dealer manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of shares sold through certain participating broker-dealers, a lower limit as set forth in any applicable agreement between our dealer manager and a participating broker-dealer) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan with respect thereto). Although we cannot predict the length of time over which the stockholder servicing fee will be paid due to potential changes in the NAV of our shares, this fee would be paid with respect to a D Share over approximately 35 years from the date of purchase and with respect to a T Share (in the case of a limit of 8.75% of gross proceeds) or S Share over approximately 7 years from the date of purchase, assuming payment of the full upfront selling commissions and dealer manager fees, opting out of the distribution reinvestment plan and a constant NAV per share.
Eligibility to receive the stockholder servicing fee is conditioned on a broker-dealer providing the following ongoing services with respect to the D Shares, T Shares or S Shares: assistance with recordkeeping, answering investor inquiries regarding us, including regarding distribution payments and reinvestments, helping investors understand their investments upon their request, and assistance with share repurchase requests. For T Shares, advisor stockholder services are answering investor inquiries regarding us, including regarding distribution payments and reinvestments, helping investors understand their investments upon their request, and assistance with share repurchase requests and stockholder services are assistance with recordkeeping. At our dealer manager’s discretion, it may reallow all or portion of the stockholder servicing fee to participating broker-dealers for ongoing stockholder services performed by such broker-dealers. The stockholder servicing fees are ongoing fees that are not paid at the time of purchase.
While we are conducting an offering of all share classes pursuant to an effective registration statement, in the event that (i) stockholder servicing fees cease to be paid with respect to a stockholder’s shares, or (ii) the current account value of the stockholder’s shares meets the minimum investment amount for I Shares stated in this prospectus, a stockholder invested in S Shares, T Shares or D Shares may, upon request and the satisfactory completion of certain subscription and other agreements, exchange such shares into the corresponding number of I Shares as calculated by dividing the aggregate NAV of the stockholder’s shares to be exchanged by the per share NAV of I Shares at the time of such exchange.
Other Compensation
We or our advisor may also pay directly, or reimburse our dealer manager if our dealer manager pays on our behalf, any organization and offering expenses (other than upfront selling commissions, the stockholder servicing fee and the dealer manager fees).
FINRA Rules Limiting Underwriting Compensation
As required by FINRA rules, total underwriting compensation paid to our dealer manager or participating broker-dealers, which will include commissions, dealer manager fees and stockholder servicing fees and any amounts paid by our sponsor and its affiliates for underwriting services that are not reimbursed by us, will not exceed 10% of the gross proceeds of the primary portion of our offering. Together with our dealer manager, we will monitor the total underwriting compensation that we pay, as well as any underwriting compensation paid by our sponsor and its affiliates, and calculate the aggregate underwriting compensation on a monthly basis. We will cease paying any and all underwriting compensation, if at the completion of this offering, the aggregate underwriting compensation paid by us or from any other source equals 10% of the gross offering proceeds (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan).

In order to show the maximum amount of compensation that may be paid in connection with this offering, the following table assumes that (1) we sell all of the shares offered by this prospectus, (2) all shares sold in the offering are T Shares, (3) no shares are reallocated between the primary offering and the distribution reinvestment plan, (4) all T Shares are sold with the highest possible upfront selling commissions and dealer manager fees and (5) NAV per share remains constant. The table does not give effect to any shares issued pursuant to our distribution reinvestment plan. The following table also assumes that we will cease paying stockholder servicing fees with respect to any T Share stockholder after the time the total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares in such T Share stockholder’s account reach 8.75% of the gross proceeds from the offering of such T Shares in the aggregate (assuming such stockholders purchased all of his/her T Shares at the same time).

Maximum Estimated Underwriting Fees and Expenses At Maximum Primary Offering of $3,500,000,000
Upfront selling commissions	$105,000,000	3.000%
Dealer manager fees	17,500,000	0.500%
Stockholder servicing fees (1)	183,750,000	5.250%
Reimbursement of wholesaling activities (2)	43,715,000	1.249%
Legal fees allocable to our dealer manager	35,000	0.001%
Total (2)	$350,000,000	10.00%
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(1)We will pay our dealer manager a stockholder servicing fee with respect to our outstanding T Shares equal to 0.85% per annum of the aggregate NAV of our outstanding T Shares. The numbers presented reflect that stockholder servicing fees are paid over a number of years, and as a result, will cumulatively increase above 0.85% over time. At our dealer manager’s discretion, it may reallow all or a portion of the stockholder servicing fee to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers.
(2)Wholesale reimbursements consist primarily of (a) actual costs incurred for fees to attend retail seminars sponsored by participating broker-dealers, (b) amounts used to reimburse participating broker-dealers for the actual costs incurred by registered representatives for travel, meals and lodging in connection with attending bona fide training and education meetings, (c) commissions and non-transaction based compensation paid to registered persons associated with our dealer manager in connection with the wholesaling of our offering, and (d) expense reimbursements for actual costs incurred by employees of our dealer manager in the performance of wholesaling activities. Our advisor will reimburse our dealer manager for the expenses set forth in (c) and (d) above without reimbursement from us, and we will reimburse our dealer manager or its affiliates for the other expenses set forth above, in each case, to the extent permissible under applicable FINRA rules.
Indemnification Expenses
To the extent permitted by law and our charter, we will indemnify the participating broker-dealers, if any, and our dealer manager against some civil liabilities, including certain liabilities under the Securities Act, and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. If we are unable to provide this indemnification, we may contribute to payments the indemnified parties may be required to make in respect of those liabilities. Under our charter, indemnification of any person acting as a broker-dealer for us will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:
•there has been a successful adjudication on the merits in favor of the indemnitee of each count involving alleged securities law violations;
•such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or
•a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

Share Purchases and Redemptions
You may buy or redeem shares of our common stock through your financial advisor, a participating broker-dealer or other financial intermediary, and in certain limited circumstances, from our transfer agent. Intermediaries may make one or more classes of our common stock available, in their discretion. Because an investment in our common stock involves many considerations, your financial advisor or other financial intermediary may help you with your investment decision. You should be aware that payments to your financial advisor or financial intermediary, as a direct payment by us, or payment by our advisor that is reimbursed by us, or a payment by our advisor or other affiliate without reimbursement by us, may be greater than payments made in connection with the sale of other financial products, thereby creating a potential conflict of interest. You should discuss with your financial advisor or financial intermediary any payments received as a result of your investment in our common stock.
An investment in a class of our common stock involves risk and is not suitable for all investors. There is no certainty as to the amount of distributions you may receive, liquidity under our redemption plan may not be available at all times and the value of your investment may decline significantly. In consideration of these factors, we have established minimum suitability standards for our stockholders. See “Suitability Standards” beginning on page i.
Buying Shares
Purchase Price of Our Shares
The per share price for each class of our shares varies from month-to-month and, each month, is generally equal to the prior month’s NAV for such class divided by the number of shares of such class outstanding, as determined monthly, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees. Each class of shares will have a different NAV per share because certain fees are charged differently with respect to each class. See “Valuation Policies” for how NAV per share is calculated.
We will generally adhere to the following procedures in selling shares during the course of conducting this continuous offering:
•Generally, within 15 days after the last calendar day of each month, our independent fund accountant will determine our NAV per share for each class as of the last calendar day of the prior month. When available, we will (i) post our NAV per share for each share class for each month on our website, www.cimgroup.com/investment-strategies/individual/inav#summary, and (ii) make such NAV per share information for each share class available on our toll-free automated information line 866-907-2653.
•The subscription to purchase our common stock may be submitted on an ongoing basis, but we will only accept subscriptions and admit investors as stockholders as of the first calendar day of each month (based on the prior month’s NAV per share for such class, plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees), and to be accepted, a subscription must be made with a completed and executed subscription agreement in good order and payment of the full purchase price of our common stock being subscribed at least five business days prior to the first calendar day of the month. If a subscription is received less than five business days prior to the first calendar day of the month, unless waived by the dealer manager, the subscription will be processed in the next month’s closing at the NAV per share for such class for that month (plus, for T Shares and S Shares sold in the primary offering only, applicable upfront selling commissions and dealer manager fees). As a result of this process, the price per share at which your subscription is executed may be different than the price per share for the month in which you submitted your subscription. Any upfront selling commissions payable in connection with the purchase of T Shares and S Shares will be deducted directly from an investor’s gross investment.
•A confirmation statement will be sent promptly after the purchase date to each investor whose subscription was accepted on the purchase date (except for purchases made through the reinvestment of distributions pursuant to our distribution reinvestment plan). The confirmation statement will disclose the price at which the subscription was executed and will include information advising the investors as to how to obtain any supplements to the prospectus which we have filed with the SEC and made publicly available on our website, www.cimgroup.com/investment-strategies/individual/inav#summary.
The purchase price for shares of our common stock will generally be based on the prior month’s NAV per share for such share class. You will have available through our website information about the prior month’s NAV per share for each share class upon which the price for each class of our common stock was based and, through our prospectus, the methodology pursuant to which our NAV is determined. Though under normal circumstances we would not anticipate that our NAV will generally vary significantly from one month to the next, there can be no assurance that will be the case. You will receive a confirmation of your subscription and therefore will know the price at which your subscription was executed. On a monthly basis, we will file with the SEC a prospectus supplement disclosing the determination of our NAV per share for the preceding month. We will also disclose, on a monthly basis in a prospectus supplement filed with the SEC, the primary valuation components of our NAV. Additionally, while our portfolio is growing in size and diversification, if we become aware of facts or circumstances that are likely to materially affect our NAV for a particular month, we will disclose the information as promptly as reasonably practicable through a press release that is posted on our website and in our filings with the SEC, and we may also decline to accept subscriptions from investors until such information is disclosed or reconfirm subscriptions that were placed after we became aware of such facts and circumstances.
In contrast to securities traded on an exchange or over-the-counter, where the price often fluctuates as a result of, among other things, the supply and demand of securities in the trading market, our NAV per share for each class is calculated once monthly using our valuation methodologies, and the price at which we sell new shares and redeem outstanding shares that month does not change depending on the volume of purchases by investors. Instead, our NAV per share for each class is based on an estimate of the market value of our assets and liabilities, including an estimate of accrued expenses, as discussed under “Valuation Policies — Calculation of Our NAV Per Share.”
How to Purchase Our Shares
Subject to limited exceptions, the minimum initial investment in shares of each of our D Shares, T Shares and S Shares of common stock is $2,500, and the minimum initial investment in shares of our I Shares of common stock is $1.0 million, unless otherwise waived by the dealer manager.
Persons who meet the applicable minimum suitability standards described in the “Suitability Standards” section of this prospectus and suitability standards determined by such persons’ financial advisor or intermediary may purchase shares of our common stock. After you have read the entire prospectus and the current supplement(s), if any, accompanying this prospectus, and want to purchase shares, you must proceed as follows:
(1) Complete the execution copy of the applicable subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it for new investors, is included in this prospectus as Appendix A. After you become a stockholder, you may purchase additional shares by completing and signing an additional investment subscription agreement, included in this prospectus as Appendix B. In either case, you may choose to make additional purchases pursuant to our systematic investment program by completing the required sections of the applicable subscription agreement. The systematic investment program is not available to Alabama, Maine, Nebraska or Washington investors.
(2) Deliver a check payable to “CIM Income NAV, Inc.” or alternatively “Cole REIT.” Subscription funds must be accompanied by a subscription agreement similar to the one contained in this prospectus as Appendix A. Certain dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer. In such case, the dealer will issue a check made payable to us for the purchase price of your subscription. The name of the dealer appears on the subscription agreement.
(3) By executing the subscription agreement and paying for the shares subscribed for, you will attest that you meet the minimum net worth and/or income standards as provided in the “Suitability Standards” section of this prospectus and as stated in the subscription agreement.
If subscriptions are made through IRAs, 401(k) plans and other tax-deferred plans, an approved trustee must process through us and forward us subscriptions.
Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. We may not accept a subscription for shares until at least five business days after the date you receive the final prospectus. Subject to compliance with Rule 15c2-4 of the Exchange Act, our dealer manager and/or the intermediaries participating in the offering will promptly submit a subscriber’s check on the business day following receipt of the subscriber’s subscription documents and check. In certain circumstances where the suitability review procedures are more lengthy than customary or the subscriber’s subscription documents or check are not in good order, our bank will hold the check in accordance with applicable legal requirements pending our acceptance of your subscription. In the future, we may provide an electronic subscription method that supplements or replaces our current subscription procedure, but any such electronic subscription method would require all the same information and representations required by our paper subscription method.
If we receive a purchase order that is incomplete or otherwise not in good order, we may take up to 35 days to complete or correct it. If your subscription agreement is rejected, your funds, without interest or reductions for offering expenses or fees, will be returned to you within ten business days after the date of such rejection. If your subscription is accepted, we will send you a confirmation of your purchase after your subscription has been accepted.
We may reject for any reason, or cancel as permitted or required by law, any subscriptions, including subscriptions pursuant to our systematic investment program. For example, we may reject any subscriptions if we believe there are questions about the legality of the subscriptions or if compliance with applicable laws would result in undue expense or delay for the Company. We may also reject any subscriptions from market timers or investors that, in our opinion, may be trading in a manner that is disruptive to our operations. See “Share Purchases and Redemptions — Excessive Trading Policies.” In addition, we reserve the right to suspend or discontinue offering our shares completely or may offer our shares only on a limited basis for a period of time or permanently.
Systematic Investment Program
Investors who desire to purchase shares in this offering at regular intervals may be able to do so by electing to participate in the systematic investment program by completing an enrollment form that we will provide upon request. Only investors who have already met the minimum purchase requirement may participate in the systematic investment program. The minimum periodic investment for our systematic investment program is $100 per purchase. We will pay dealer manager fees and stockholder servicing fees in connection with sales under the systematic investment program to the same extent that we pay those fees on shares sold in the primary offering outside of the systematic investment program. If you elect to participate in both the systematic investment program and our distribution reinvestment plan, distributions earned from the applicable class of shares purchased pursuant to the systematic investment program will automatically be reinvested in additional shares of such class pursuant to the distribution reinvestment plan. For a discussion of the distribution reinvestment plan, see “Description of Capital Stock — Distribution Reinvestment Plan.”
You will receive a confirmation of your purchases under the systematic investment program no less than quarterly. The confirmation will disclose the following information:
•the amount invested for your account during the period;
•the date of the investment;
•the number, class and price of the shares purchased by you; and
•the total number and class of shares in your account.
You may terminate your participation in the systematic investment program at any time by providing us with written notice.
The systematic investment program is not available to Alabama, Maine, Nebraska or Washington investors.
Redemption Plan
General
While you should view the purchase of shares of our common stock as a long-term investment, we have adopted a redemption plan to provide limited liquidity, whereby on a monthly basis, stockholders may request that we redeem all or any portion of their shares. Due to the illiquid nature of investments in commercial real estate, however, we may not always have sufficient liquid resources to fund redemption requests. In addition, we have established limitations on the amount of funds we may use for redemptions during any calendar month and quarter. See “— Redemption Limitations.”
You may request that we redeem shares of our common stock through your financial advisor or directly with our transfer agent. The procedures relating to the redemption of shares of our common stock are as follows:
•Under our share redemption plan, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the opening of the last calendar day of that month (a “Redemption Date”). To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern Time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. Redemption requests received and processed by our transfer agent will be effected at a redemption price equal to the NAV per share on the applicable Redemption Date, subject to any Short-Term Trading Fee.
•A stockholder may withdraw his or her redemption request by sending written notification to the transfer agent, directly or through the stockholder’s financial intermediary. Requests may be faxed to 877-616-1118, or sent via email to the overnight address provided below. Redemption requests must be withdrawn before 4:00 p.m. (Eastern Time) on the last business day of the applicable month.
•If a redemption request is received after 4:00 p.m. (Eastern Time) on the second to last business day of the applicable month, the redemption request will be executed, if at all, on the next month’s Redemption Date at the NAV per share applicable to that month (subject to any Short-Term Trading Fee), unless such request is withdrawn prior to the redemption. Redemption requests received and processed by our transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day.
•Redemption requests may be made by you either by mail or by contacting your financial intermediary, both subject to certain conditions described in this prospectus. If making a redemption request by contacting your financial intermediary, your financial intermediary may require you to provide certain documentation or information. If making a redemption request by mail to the transfer agent, you must complete and sign a redemption authorization form, which can be found on our website, www.cimgroup.com/investment-strategies/individual/inav#summary. Written requests should be sent to the transfer agent at the following address:
DST Systems, Inc.
P.O. Box 219312
Kansas City, MO 64121-9312

Overnight Address:
DST Systems, Inc.
430 West 7th St.
Kansas City, MO 64105
Toll-Free Number: 866-907-2653

•Shares held in a custodial account require custodial authorization of share redemptions. Corporate investors and other non-individual entities must have an appropriate certification on file authorizing redemptions. A signature guarantee may be required.
•For processed redemptions, stockholders may request that redemption proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the transfer agent for at least 30 days. Please check with your broker-dealer that such payment may be made via check or wire transfer, as further described below.
•Stockholders may also receive redemption proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all redemptions paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).
•A medallion signature guarantee will be required in certain circumstances, described below. The medallion signature process protects stockholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker, dealer, credit union (if authorized under state law), securities exchange or association, clearing agency, or savings association. A notary public cannot provide signature guarantees. We reserve the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any redemption or other transaction request. We may require a medallion signature guarantee if, among other reasons: (1) the amount of the redemption request is over $100,000; (2) you wish to have redemption proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than your address of record for the past 30 days; (3) you are requesting that redemption proceeds be paid to someone other than the account owner; or (4) our transfer agent cannot confirm your identity or suspects fraudulent activity.
•If a stockholder has made multiple purchases of shares of our common stock, any redemption request will be processed on a first in/first out basis unless otherwise requested in the redemption request.
Minimum Account Redemptions
In the event that a stockholder owns fewer shares of common stock than the minimum set by our advisor ($2,500 in D Shares, T Shares or S Shares and $1 million in I Shares, as of the date of our prospectus), we may seek to redeem those shares after providing at least 90 days’ notice to attain the minimum. Minimum account redemptions will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in our NAV. Minimum account redemptions are subject to any Short-Term Trading Fee.

Sources of Funds for Redemptions
Although the vast majority of our assets cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition, we intend to, subject to any limitations and requirements relating to our intention to qualify as a REIT, generally maintain under normal circumstances an allocation to securities, cash, cash equivalents and other short-term investments. We may fund redemption requests from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds, and we have no limits on the amounts we may pay from such sources.
In an effort to have adequate cash available to support our share redemption plan, we may reserve borrowing capacity under a line of credit. We could then elect to borrow against this line of credit in part to redeem shares presented for redemption during periods when we do not have sufficient proceeds from operating cash flows or the sale of shares in this continuous offering to fund all redemption requests. We would expect that any line of credit we obtain would afford us borrowing availability to fund redemptions.
Redemption Limitations
We may redeem fewer shares than have been requested in any particular month to be redeemed under our share redemption plan, or none at all, in our discretion at any time. In addition, the total amount of Class T, Class S, Class D and Class I shares that we will redeem is limited, in any calendar month, to shares whose aggregate value (based on the redemption price per share on the Redemption Date) is no more than 2% of our aggregate NAV as of the last calendar day of the previous calendar month and, in any calendar quarter, to shares whose aggregate value is no more than 5% of our aggregate NAV as of the last calendar day of the previous quarter.
In the event that we determine to redeem some but not all of the shares submitted for redemption during any month, shares submitted for redemption during such month will be redeemed on a pro rata basis. All unsatisfied redemption requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share redemption plan, as applicable.
If the NAV per share for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests.
Our share redemption plan provides that, should redemption requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than redeeming our shares is in the best interests of the company as a whole, we may choose to redeem fewer shares in any particular month than have been requested to be redeemed, or none at all.
In order to maintain our Target Liquidity to relatively liquid investments including (i) cash equivalents, other short-term investments, U.S. government securities, agency securities, corporate debt and liquid real estate-related securities and (ii) in the discretion of our advisor, a line of credit. Given the recent levels of investor subscriptions and increased redemption requests, which we believe have been exacerbated by the challenging economic environment caused by the COVID-19 pandemic, our stated objectives of maintaining Target Liquidity and satisfying the 2% monthly and 5% quarterly redemption plan limits stated above are in conflict. As such, we are temporarily redeeming less than these redemption plan limits to maintain this Target Liquidity while the company seeks to generate additional liquidity through investor subscriptions and execution of an in-process asset disposition program. Our board of directors has determined that monthly redemptions temporarily will be limited to shares whose aggregate value is no more than 0.8% of our aggregate NAV as of the last calendar day of the previous calendar month, and in any calendar quarter, redemptions will be limited to shares whose aggregate value is no more than 2% of our aggregate NAV as of the last calendar day of the previous calendar quarter. While no assurances can be made regarding the timing of a return to the 2% monthly and 5% quarterly redemption plan limits stated above, if at all, we are targeting the return to those redemption plan limits to occur in the fourth quarter of 2020.
Under our share redemption plan, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the opening of the last calendar day of that month. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern Time) on the second to last business day of the applicable month. As of 4:00 p.m. (Eastern Time) on June 29, 2020, the deadline for receipt of redemption requests for the June 2020 redemption period, redemption requests representing approximately $27.6 million were received in good order by the transfer agent, which was in excess of the monthly redemption limit of $5.8 million. As a result, shares redeemed for the June 2020 redemption period were redeemed on a pro rata basis and each stockholder that requested to have shares redeemed in June 2020 received approximately 21.0% of the requested amount. The remaining redemption requests received went unfulfilled.

Short-Term Trading Fee
There is no minimum holding period for shares of our common stock, and stockholders can request that we redeem their shares at any time. However, to protect the interest of long-term stockholders and to reduce the possible impact on our performance of short-term trading in our common stock, stockholders who redeem their shares within one year from the date of purchase will be subject to a Short-Term Trading Fee of 5% of the aggregate NAV of the applicable class of shares of common stock redeemed. The holding period is measured as of the subscription closing date immediately following the prospective redemption date.
This Short-Term Trading Fee will be paid to us, not a service provider, as a reduction in the purchase price for the shares being redeemed and will inure indirectly to the benefit of our remaining stockholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in our common stock. The Short-Term Trading Fee will also generally apply to minimum account redemptions.
The Short-Term Trading Fee will not apply in certain circumstances, provided that we receive advance notice of such circumstances, such as redemptions in the event of a stockholder’s death, redemptions made as part of a systematic withdrawal plan, redemptions in connection with periodic portfolio rebalancings and redemptions of shares acquired through our distribution reinvestment plan. We reserve the right for our advisor to make special exceptions for other accounts, under limited circumstances.
Some financial intermediaries, plan sponsors or record-keepers that hold omnibus accounts with us may be currently unable to track the trading activities of individual stockholders or plan participants or may be unwilling to assess short-term trading fees. In these cases, we may be unable to impose short-term trading fees at the individual participant level on a look-through basis. Some of these firms may use different systems or criteria to assess, on their own behalf, fees that they may impose that may be different from, lower or higher than, or in some cases in addition to, the Short-Term Trading Fee we impose.
As set forth above, we may waive the payment of the Short-Term Trading Fee in respect of redemption of shares resulting from the death of a stockholder who is a natural person, subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust. We must receive the written redemption request within 12 months after the death of the stockholder in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death of a stockholder. Such a written request must be accompanied by a copy of the official death certificate of the stockholder. If spouses are joint registered holders of shares, the request to have the shares redeemed may be made if either of the registered holders dies. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of redemption upon death does not apply.
Items of Note
When you make a request to have shares redeemed, you should note the following:
•redemption proceeds relating to recently purchased shares will not be paid until the purchase payment has cleared, usually ten days;
•you will not receive interest on amounts represented by uncashed redemption checks;
•under applicable anti-money laundering regulations and other federal regulations, redemption requests may be suspended, restricted or canceled and the proceeds may be withheld;
•we reserve the right to reject any redemption request where, in the sole judgment of our advisor, the redemption request is inconsistent with our excessive trading policy;
•we may require additional documentation for redemptions by a corporation, partnership, trust, agent or fiduciary;
•redemptions that are part of any systematic withdrawal program are subject to all rules and limitations applicable to redemptions generally; and
•all shares of our common stock requested to be redeemed must be beneficially owned by the stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the redemption must be authorized to do so by the stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, we may ask the requesting party to provide evidence satisfactory to us that the shares requested for redemption are not subject to any liens or encumbrances. If we determine that a lien exists against the shares, we will not be obligated to redeem any shares subject to the lien.

IRS regulations require us to determine and disclose on Form 1099-B the adjusted cost basis for shares of our stock sold or redeemed. Although there are several available methods for determining the adjusted cost basis, unless you elect otherwise, which you may do by checking the appropriate box on the subscription agreement or calling our customer service number at 866-907-2653, we will utilize the first-in-first-out method. For purposes of calculating a stockholder’s cost basis using the first-in-first-out method, tax lots of both held shares and available shares are used.
Excessive Trading and Other Policies
We may reject for any reason, or cancel as permitted or required by law, any subscriptions for shares of our common stock. For example, we may reject any subscriptions from market timers or investors that, in our opinion, may be disruptive to our operations. Excessive purchases and sales of our shares can harm stockholders in various ways, including reducing the returns to long-term stockholders by increasing our costs, disrupting portfolio management strategies and diluting the value of the shares of long-term stockholders.
In general, stockholders may request that we redeem their shares of our common stock once every 30 days. However, we prohibit excessive trading. We define excessive trading as follows:
•any stockholder who requests that we redeem its shares of our common stock within 30 calendar days of the purchase of such shares;
•transactions deemed harmful or excessive by us or our external manager (including, but not limited to, patterns of purchases and redemptions), in our sole discretion; and
•transactions initiated by financial advisors, among multiple stockholder accounts, that in the aggregate are deemed harmful or excessive.
The following are excluded when determining whether transactions are excessive:
•purchases and requests for redemption of our shares in the amount of $2,500 or less;
•purchases or redemptions initiated by us; and
•transactions subject to the trading policy of an intermediary that we deem materially similar to our policy.
At our dealer manager’s discretion, upon the first violation of the policy in a calendar year, purchase and redemption privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and redemption privileges may be suspended for 180 days. On the next business day following the end of the 90- or 180-day suspension, any transaction restrictions placed on a stockholder may be removed.
Mail and Telephone Instructions
We and our transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized stockholder transactions if we reasonably believe that such instructions were genuine. We and our transfer agent have established reasonable procedures to confirm that instructions are genuine including requiring the stockholder to provide certain specific identifying information on file and sending written confirmation to stockholders of record no later than five days following execution of the instruction. Failure by the stockholder or its agent to notify our transfer agent in a timely manner, but in no event more than 60 days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will relieve us, our transfer agent and the financial advisor of any liability with respect to the discrepancy.
Excessive Trading Policies
We may use a variety of reporting tools to monitor activity in our stockholders’ accounts based on parameters designed to detect excessive trading, such as multiple “round trip” transactions above a specified dollar amount over a specified period of time. These parameters may change from time to time and involve a significant amount of discretion on the part of our advisor and our dealer manager. We may reject for any reason, or cancel as permitted or required by law, any purchase or redemption orders for shares of our common stock which our advisor, in its discretion, deems may not be in the best interests of our stockholders. For example, we may reject any purchase or redemption orders from market timers or investors that, in our advisor’s opinion, may be disruptive to our operations.
Frequent or short-term purchases and sales of our shares can harm stockholders in various ways, including reducing the returns to long-term stockholders by increasing our costs, disrupting portfolio management strategies, and potentially diluting NAV per share of each class. Accordingly, our board of directors has adopted a policy designed to discourage excessive or short-term trading of our shares. There is the risk, however, that our policy may prove ineffective, in whole or in part, to detect or prevent all frequent or short-term trading. Our board may alter this policy at any time without prior notice to stockholders. Our board may also suspend our policy during periods of severe market turbulence or national emergency. In addition, you should ask your financial advisor or plan administrator whether they may impose, on their own behalf, different or additional limits on frequent trading.
In general, stockholders that allow a period of 365 days to pass after each investment before they redeem their shares are unlikely to violate our excessive trading policy. Nevertheless, since it is difficult to identify in advance all circumstance that might result in a pattern of disruptive trading, or even a single disruptive trade, we reserve the right to reject any purchase or redemption transaction at any time. In addition, in the event that we identify trading that we believe is inconsistent with our excessive trading policy, we reserve the right to impose, at any time, restrictions, conditions or even prohibitions on future purchases or redemptions of our common stock.
We recognize that we will distribute certain classes of common stock principally through registered investment advisors and broker-dealers that are managing wrap or fee-based accounts. As a result, among the factors that our advisor will consider in enforcing our excessive trading policy will be whether the trading is directed by a financial advisor utilizing a reasonable financial model, such as an asset allocation model. We reserve the right to request, from the financial advisor or any financial intermediary, such information as our advisor may deem appropriate in order to determine whether trading is or is not excessive or otherwise potentially harmful based on various factors.
We may also receive purchase and redemption orders from financial intermediaries that hold omnibus accounts with us, in which shares are held in the name of an intermediary on behalf of multiple beneficial owners. We generally may not be able to identify trading by a particular beneficial owner within an omnibus account, which may make it difficult or impossible to determine if that owner is engaging in excessive trading. Our ability to detect and deter excessive traders in omnibus accounts ultimately depends on the capabilities and cooperation of third-party financial firms.
For all of these reasons, there is no assurance that our monitoring tools and policies will be effective, in detecting or deterring excessive or potentially harmful trading.
Restrictions Imposed by the USA PATRIOT Act and Related Acts
In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, the shares offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “prohibited person,” which generally means anyone who is:
•a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;
•acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;
•within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;
•subject to additional restrictions imposed by any statutes or regulations and executive orders issued thereunder, as each such statute or regulation has been or may be amended from time to time; or
•designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.
If we subsequently determine that a stockholder is a “prohibited person,” we may take such action as may be necessary or appropriate under the law, including freezing the stockholder’s distributions and shares.

Supplemental Sales Material
In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. The sales materials may include information relating to this offering, the past performance of our advisor, and its affiliates, commercial real estate indices, such as the National Council of Real Estate Investment Fiduciaries Property Index, the performance of this offering, and as it compares to a benchmark, the performance of an investment in commercial real estate as compared to other asset classes and industry trends. The sales material may be in the form of property brochures and articles and publications concerning real estate. In certain jurisdictions, some or all of our sales material may not be permitted and will not be used in those jurisdictions.
The offering of shares is made only by means of this prospectus. Although the information contained in our supplemental sales material will not conflict with any of the information contained in this prospectus, the supplemental materials do not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part.

Reports to Stockholders
We will provide periodic reports to stockholders regarding our operations over the course of the year, including quarterly financial reports. Financial information contained in all reports to stockholders will be prepared on the accrual basis of accounting in accordance with GAAP. Form 1099-DIV and/or Form 1099-B, if required, will be mailed to the stockholders by January 31 or February 15, respectively, of each year.
Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:
•financial statements that are prepared in accordance with GAAP and are audited by our independent registered public accounting firm;
•the ratio of the costs of raising capital during the year to the capital raised;
•the aggregate amount of advisory fees and the aggregate amount of any other fees paid to our advisor and any affiliate of our advisor by us or third parties doing business with us during the year;
•our total operating expenses for the year, stated as a percentage of our average invested assets and as a percentage of our net income;
•a report from the independent directors that our policies are in the best interests of our stockholders and the basis for such determination; and
•a separate report containing full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and either of our advisor or its sub-advisor, a director or any affiliate thereof during the year, which report the independent directors are specifically charged with a duty to examine and to comment on regarding the fairness of the transactions.
Subject to availability, you may authorize us to provide prospectuses, prospectus supplements, annual reports and other information, which we collectively refer to as stockholder information, electronically by sending us instructions in writing in a form acceptable to us. Unless you elect in writing to receive stockholder information electronically, all documents will be provided in paper form by mail. You must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. All stockholder information will be available on our website. You may access and print all stockholder information provided through this service. As stockholder information becomes available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the stockholder information. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for you, we will resume sending a paper copy by regular U.S. mail to your address of record. You may revoke your consent for electronic delivery at any time and we will resume sending you a paper copy of all stockholder information. However, in order for us to be properly notified, your revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive stockholder information electronically.
Stockholders have the right under applicable federal and Maryland laws to obtain information about us and, at their expense, may obtain a list of names and addresses of all of the stockholders under certain conditions. See “Description of Capital Stock” and “Description of Capital Stock — Meetings, Special Voting Requirements and Access to Records.” In the event that the SEC promulgates rules or in the event that the applicable NASAA REIT Guidelines are amended so that, taking these changes into account, our reporting requirements are reduced, we may cease preparing and filing some of the aforementioned reports if our board of directors determines this action to be in our best interest and if this cessation is in compliance with the rules and regulations of the SEC and state securities laws and regulations, both as then amended.

Legal Matters
The validity of the shares of our common stock being offered hereby have been passed upon for us by Venable LLP. Morris, Manning & Martin, LLP has passed upon legal matters in connection with our qualification as a real estate investment trust.
Experts
The financial statements, incorporated in this Prospectus by reference from CIM Income NAV, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
CBRE, Inc., formerly known as CB Richard Ellis, Inc. (“CBRE”), an independent valuation services firm, periodically provides individual appraisal reports in respect of each of our commercial real estate, related liabilities and notes receivable assets secured by real estate in accordance with valuation policies approved by our board of directors for our commercial real estate portfolio. As further described under “Valuation Policies,” our independent fund accountant uses the estimated market values provided as well as inputs from other sources in its calculation of our monthly NAV per share. CBRE will not be responsible for or prepare our monthly NAV per share.
Where You Can Find More Information
We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in this offering. This prospectus is a part of that registration statement and, as permitted by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document are necessarily summaries of such contract or document and in each instance, if we have filed the contract or document as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.
We file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement and these filings with the SEC are, and any future filings with the SEC will be, available to the public over the internet at the SEC’s website at www.sec.gov. You may read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington, D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.
We also maintain a web site at www.cimgroup.com where there is additional information about our business, but the contents of the website are not incorporated by reference in or otherwise a part of this prospectus.

Incorporation of Certain Information by Reference
We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. You can access documents that are incorporated by reference into this prospectus through the SEC’s electronic data gathering, analysis and retrieval system at www.sec.gov.
The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-236339), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:
(1)Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 30, 2020;
(2)Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on April 24, 2020;
(3)Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 15, 2020; and
(4)Our Current Reports on Form 8-K filed with the SEC on February 28, 2020, April 1, 2020, May 1, 2020, May 20, 2020 and June 29, 2020, respectively.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write our dealer manager, CCO Capital, at:
CCO Capital, LLC
2398 East Camelback Road, 4th Floor
Phoenix, Arizona 85016
(866) 907-2653
Attn: Shareholder Relations
www.cimgroup.com
The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

APPENDIX A

CIM INCOME NAV, INC. (INAV)
INITIAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

A INVESTMENT (a separate Initial Subscription Agreement is required for each initial investment)
Investors should not sign this Initial Subscription Agreement for the offering unless they have received the current Prospectus.

1.
Account Type (Please consult your financial advisor and check one of the following options pertaining to the class of shares you intend to purchase. The Prospectus contains additional information regarding the share classes, including the different fees and commissions which are payable with respect to each class.)

☐ D Shares (minimum investment $2,500)
☐ T Shares (minimum investment $2,500)
☐ S Shares (minimum investment $2,500)
☐ I Shares (minimum investment $1.0 million other than for eligible investors described in the prospectus)
2.	This subscription is in the amount of $
☐ Initial Subscription
☐ Additional Subscription (complete all sections except for B and E or complete the separate simplified Additional Subscription Agreement)
Existing Account #
3.	Payment will be made with: ☐ Enclosed Check (Make check payable to CIM REIT) ☐ Funds wired ☐ Funds to follow
☐ ACH (Copy of voided check required)

☐ Checking ☐ Savings
Financial Institution

	Routing/Transit #	Account #

B TYPE OF REGISTRATION (please complete either section 1 or 2, but not both, and section 3, if applicable)

1.	Non-Qualified Registration		2.	Qualified Registration
	☐ Individual Ownership (one signature required)			☐ Traditional IRA
	☐ Joint Tenants with Right of Survivorship (all parties must sign)			☐ Roth IRA
	☐ Community Property (all parties must sign)			☐ Keogh Plan
	☐ Tenants-in-Common (all parties must sign)			☐ Simplified Employee Pension/Trust (S.E.P.)
	☐ Trust (trustee or grantor signatures and trust documents or Trustee Certification of Investment Power required)			☐ Pension or Profit Sharing Plan (exempt under 401(a))
☐ Non-custodial ☐ Custodial

	Name of Trust			Plan Name	Tax ID #
☐ Other (specify)
	Date of Trust	Tax ID # (if applicable)

	☐ Transfer on Death (fill out TOD Form to effect designation)		3.	Custodian or Clearing Firm/Platform Information, if applicable (send all paperwork directly to the Custodian or Clearing Firm/Platform)
☐ Uniform Gifts to Minors Act or Uniform Transfer to Minors Act (UGMA/UTMA adult custodian signature required)
State of
	Custodian for (minor’s name)			Name
☐ Corporate Ownership (authorized signature and Corporate Resolution or Corporate Resolution Form required)
	☐ S-corp ☐ C-corp (will default to S-corp if nothing is marked)			Street/PO Box
☐ Partnership Ownership (authorized signature and Partnership paperwork or Corporate Resolution Form required)
	☐ Limited Liability Company (authorized signature and LLC paperwork or Corporate Resolution Form required)			City	State Zip
☐ Taxable Pension or Profit Sharing Plan (authorized signature and Plan paperwork required)
Custodian Tax ID # (provided by Custodian)
☐ Other (specify)
Custodian or Clearing Firm/Platform Account #

Custodian Phone

C REGISTRATION INFORMATION (For Canadian residents: Permitted Client Certificate must also be submitted)

Investor or Trustee Name	Co-Investor or Co-Trustee Name (if applicable)

Mailing Address	Mailing Address

City State Zip	City State Zip

Phone Business Phone	Phone Business Phone

SSN or Tax ID # Date of Birth	SSN or Tax ID # Date of Birth
☐ CIM Employee or Affiliate
Street Address (if different from mailing address or mailing address is a PO Box)

City State Zip

D VOLUME DISCOUNTS (if applicable)

I am (we are) making, or previously have made, investments in the following INAV T and/or S Shares accounts. A volume discount, if any, will be applied on an investor/account – specific basis. No “householding” or aggregated purchases for related accounts is permitted. All holdings are subject to verification.

Eligible Account #	SSN or Tax ID #

E DISTRIBUTION INSTRUCTIONS (will default to Address of Record or Custodian if nothing is marked)
Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.

☐ Reinvest pursuant to Distribution Reinvestment Plan	Note: All custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be sent to the custodian.
☐ Send to Custodial Account (listed in Section B-3)
☐ Mail to Address of Record (Non-custodial accounts only)
☐ Mail to Brokerage Account or Third Party	☐ Direct Deposit (Non-custodial accounts only)
(Non-custodial accounts only)	☐ Checking ☐ Savings

Payee Name	Account #

Account #	Financial Institution

Mailing Address	Routing/Transit #

City State Zip	☐ Check if banking information is same as provided in Section A-3

By signing this agreement, I authorize INAV to deposit distributions into the account specified in Section E, and to debit that account in the amount of any distribution deposited in error. If I withdraw deposits made in error, I authorize INAV to retain future distributions until the erroneous deposits are recovered. This authorization is effective until terminated in writing by either party.

F INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES (Investor(s) must initial each of sections 1-6 and those sections of 7-22 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:
INVESTOR | CO-INVESTOR
1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of INAV.

2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

4. I (we) acknowledge that this investment is not guaranteed, and may lose value.

5. I (we) acknowledge that distributions are not guaranteed.

6. I (we) acknowledge that the shares are not liquid.

7. For Alabama residents: My (our) liquid net worth is at least 10 times my (our) investment in INAV and its affiliates.

8. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in INAV does not exceed ten percent (10%) of my (our) net worth.

9. For Idaho residents: I (we) either (i) have a gross annual income of at least $85,000 and a liquid net worth of at least $85,000, or (ii) have a liquid net worth of at least $300,000. In addition, my (our) aggregate investment in INAV does not exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Idaho investors).

10. For Iowa residents: Excluding home, furnishings and automobiles, I (we) either (i) have a minimum net worth of $100,000 and an annual gross income of $100,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in INAV and other non-publicly traded real estate investment trusts does not exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Iowa investors). An investment by an Iowa investor that is an accredited investor, as defined in 17 C.F.R. § 230.501, is not subject to this limitation.

11. For Kansas and Maine residents: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Maine investors) in INAV and the securities of similar direct participation programs.

12. For Kentucky residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in INAV and any of its affiliates’ non-publicly traded real estate investment trusts. For these purposes, “liquid net worth” shall consist of cash, cash equivalents and readily marketable securities.

13. For Massachusetts residents: My (our) investment in INAV and other illiquid direct participation investments does not in the aggregate exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Massachusetts investors).

14. For Missouri residents: My (our) investment in INAV does not exceed 10% of my (our) liquid net worth.

15. For Nebraska residents: My (our) aggregate investment in INAV and in the securities of other non-publicly traded real estate investment trusts does not exceed 10% of my (our) net worth (exclusive of home, home furnishings and automobiles). Accredited investors in Nebraska, as defined in 17 C.F.R. § 230.501, are not subject to this limitation.

16. For New Jersey residents: Excluding home, home furnishings and automobiles, I (we) either (i) have a minimum liquid net worth (as defined in the Prospectus for New Jersey investors) of at least $100,000 and a minimum annual gross income of not less than $85,000, or (ii) have a minimum liquid net worth of at least $350,000. In addition, my (our) investment in INAV, shares of its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) does not exceed 10% of my (our) liquid net worth.

17. For New Mexico and Ohio residents: My (our) investment in INAV, its affiliates and other non-traded real estate investment programs does not in the aggregate exceed 10% of my (our) liquid net worth. “Liquid net worth” means that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

18. For North Dakota and Oregon residents: My (our) net worth is at least 10 times my (our) investment in INAV.

19. For Pennsylvania and Tennessee residents: My (our) investment in INAV is not more than 10% of my (our) liquid net worth (exclusive of home, home furnishings and automobiles).

20. For Puerto Rico residents: My (our) investment in INAV, its affiliates and other non-traded real estate investment trusts does not exceed 10% of my (our) liquid net worth. For purposes of this limitation, liquid net worth means that portion of my (our) net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.

21. For Texas residents: I (we) have had (excluding the value of my (our) home, home furnishings and automobiles), during the last tax year, or I (we) estimate that I (we) will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000.

22. For Vermont residents: If I am a (we are) non-accredited investors(s), my (our) investment in INAV does not exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Vermont investors). If I am (we are) an accredited investor(s), as defined in 17 C.F.R.
§ 230.501, I am (we are) not subject to this investment limitation or the suitability standards provided in the Prospectus pertaining to my (our) minimum net worth or annual income.

☐ By checking here I confirm that I would like to go green and no longer receive in paper any documents that CCO Group, LLC can send to me electronically. If you are choosing to go green, please make sure you provide your email address. If you decide later that you want to receive documents in paper, you can contact Shareholder Relations at 866.907.2653. Email:                                                                                                  Alabama and Arkansas residents must sign here:

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury that (i) the taxpayer identification number shown on this Initial Subscription Agreement is true, correct and complete, (ii) I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

In no event may we accept a subscription of shares until at least five business days after the date on which the subscriber receives the final Prospectus. You will receive a confirmation of your purchase.
Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature Date	Custodian Signature Date

Co-Investor’s Signature Date
You should not invest in INAV unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in INAV. In deciding to invest in INAV, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. INAV and each person selling shares of INAV common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor and, to the extent applicable pursuant to Regulation Best Interest, in such investor’s best interest, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.
☐ I am a Registered Investment Advisor representative and am completing and signing this application for a fiduciary account over which I maintain discretionary authority pursuant to a legally valid investment advisory agreement, which discretionary authority includes within its scope my completion and execution of this application on behalf of the investor. THIS ELECTION IS NOT AVAILABLE FOR ALABAMA RESIDENTS AND THEIR REPRESENTATIVES.
☐ I am acting in a fiduciary capacity and am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor. THIS ELECTION IS NOT AVAILABLE FOR ALABAMA RESIDENTS AND THEIR REPRESENTATIVES.

G FINANCIAL ADVISOR INFORMATION (please complete 1 or 2)
1. REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by RIA Representative)

Name of RIA Representative	Mailing Address

Name of RIA Office	City State Zip

RIA IARD #	Phone

Name of Clearing Firm	Email Address

Name of Broker-Dealer (if applicable)	Have you changed firm affiliation (since last purchase)?
☐ Yes ☐ No

2. REGISTERED REPRESENTATIVE (to be completed by Registered Representative)

Name of Registered Representative	Phone

Name of Broker-Dealer	Email Address

Representative ID # Representative CRD #

Mailing Address
Have you changed firm affiliation (since last purchase)?
City State Zip	☐ Yes ☐ No

H FINANCIAL ADVISOR SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to CCO Capital, LLC, CCO Group, LLC and INAV that I have reasonable grounds for believing that the purchase of the shares by the investor in INAV is a suitable and appropriate investment for this investor and, to the extent applicable pursuant to Regulation Best Interest, in this investor’s best interest.

Signature of Registered or RIA Representative	Signature of Broker-Dealer or Clearing Firm/Platform
(if applicable)

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO: Via Fax: 1.877.616.1118	Via Regular Mail: INAV DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312	Via Overnight/Express Mail: INAV DST Systems, Inc. 430 West 7th Street Kansas City, MO 64105

© 2020 CCO Group, LLC.	INAV-AGMT-P (2/20)

APPENDIX B

CIM INCOME NAV, INC. (INAV)
ADDITIONAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653
This form may be used by any current investor in CIM Income NAV, Inc. (INAV) who desires to purchase additional shares within the same share class of INAV currently owned and who purchased their shares directly from INAV. Investors who desire to purchase shares in a new share class must complete the INAV Initial Subscription Agreement. Investors who acquired shares other than through use of an Initial Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the INAV Initial Subscription Agreement.

A INVESTMENT (a completed Additional Subscription Agreement is required for each additional investment)

1. This subscription is in the amount of $
☐ D Shares
☐ T Shares
☐ S Shares
☐ I Shares
2. Payment will be made with: ☐ Enclosed Check (Make check payable to CIM REIT)	☐ Funds wired	☐ Funds to follow
☐ ACH (Copy of voided check required)
	☐ Checking	☐ Savings
Financial Institution

Routing/Transit #	Account #

B REGISTRATION INFORMATION

Existing Account Registration (name of Account)	SSN or Tax ID #

Existing Account #

C VOLUME DISCOUNTS (if applicable)

☐  I am (we are) making, or previously have made, investments in the INAV T and/or S Shares accounts listed above. A volume discount, if any, will be applied on an investor/account specific basis. No “householding” or aggregated purchases for related accounts is permitted. All holdings are subject to verification.

D INVESTOR(S) ACKNOWLEDGEMENTS AND SIGNATURES (Investor(s) must initial each of sections 1-6 and those sections of 7-22 as appropriate)
I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:
INVESTOR | CO-INVESTOR
1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of INAV.

2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Additional Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

4. I (we) acknowledge that this investment is not guaranteed, and may lose value.

5. I (we) acknowledge that distributions are not guaranteed.

6. I (we) acknowledge that the shares are not liquid.

7. For Alabama residents: My (our) liquid net worth is at least 10 times my (our) investment in INAV and its affiliates.

8. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in INAV does not exceed ten percent (10%) of my (our) net worth.

9. For Idaho residents: I (we) either (i) have a gross annual income of at least $85,000 and a liquid net worth of at least $85,000, or (ii) have a liquid net worth of at least $300,000. In addition, my (our) aggregate investment in INAV does not exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Idaho investors).

10. For Iowa residents: Excluding home, furnishings and automobiles, I (we) either (i) have a minimum net worth of $100,000 and an annual gross income of $100,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in INAV and other non-publicly traded real estate investment trusts does not exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Iowa investors). An investment by an Iowa investor that is an accredited investor, as defined in 17 C.F.R. § 230.501, is not subject to this limitation.

11. For Kansas and Maine residents: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Maine investors) in INAV and the securities of similar direct participation programs.

12. For Kentucky residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in INAV and any of its affiliates’ non-publicly traded real estate investment trusts. For these purposes, “liquid net worth” shall consist of cash, cash equivalents and readily marketable securities.

13. For Massachusetts residents: My (our) investment in INAV and other illiquid direct participation investments does not in the aggregate exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Massachusetts investors).

14. For Missouri residents: My (our) investment in INAV does not exceed 10% of my (our) liquid net worth.

15. For Nebraska residents: My (our) aggregate investment in INAV and in the securities of other non-publicly traded real estate investment trusts does not exceed 10% of my (our) net worth (exclusive of home, home furnishings and automobiles). Accredited investors in Nebraska, as defined in 17 C.F.R. § 230.501, are not subject to this limitation.

16. For New Jersey residents: Excluding home, home furnishings and automobiles, I (we) either (i) have a minimum liquid net worth (as defined in the Prospectus for New Jersey investors) of at least $100,000 and a minimum annual gross income of not less than $85,000, or (ii) have a minimum liquid net worth of at least $350,000. In addition, my (our) investment in INAV, shares of its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) does not exceed 10% of my (our) liquid net worth.

17. For New Mexico and Ohio residents: My (our) investment in INAV, its affiliates and other non-traded real estate investment programs does not in the aggregate exceed 10% of my (our) liquid net worth. “Liquid net worth” means that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

18. For North Dakota and Oregon residents: My (our) net worth is at least 10 times my (our) investment in INAV.

19. For Pennsylvania and Tennessee residents: My (our) investment in INAV is not more than 10% of my (our) liquid net worth (exclusive of home, home furnishings and automobiles).

20. For Puerto Rico residents: My (our) investment in INAV, its affiliates and other non-traded real estate investment trusts does not exceed 10% of my (our) liquid net worth. For purposes of this limitation, liquid net worth means that portion of my (our) net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.

21. For Texas residents: I (we) have had (excluding the value of my (our) home, home furnishings and automobiles), during the last tax year, or I (we) estimate that I (we) will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000.

22. For Vermont residents: If I am a (we are) non-accredited investors(s), my (our) investment in INAV does not exceed 10% of my (our) “liquid net worth” (as defined in the Prospectus for Vermont investors). If I am (we are) an accredited investor(s), as defined in 17 C.F.R.
§ 230.501, I am (we are) not subject to this investment limitation or the suitability standards provided in the Prospectus pertaining to my (our) minimum net worth or annual income.

☐ By checking here I confirm that I would like to go green and no longer receive in paper any documents that CCO Group, LLC can send to me electronically. If you are choosing to go green, please make sure you provide your email address. If you decide later that you want to receive documents in paper, you can contact Shareholder Relations at 866.907.2653. Email:                                                                             Alabama and Arkansas residents must sign here:

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury that (i) the taxpayer identification number shown on this Additional Subscription Agreement is true, correct and complete, (ii) I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

In no event may we accept a subscription of shares until at least five business days after the date on which the subscriber receives the final Prospectus. You will receive a confirmation of your purchase.
Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature Date	Custodian Signature Date

Co-Investor’s Signature Date
You should not invest in INAV unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in INAV. In deciding to invest in INAV, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. INAV and each person selling shares of INAV common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor and, to the extent applicable pursuant to Regulation Best Interest, in such investor’s best interest, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.
☐ I am a Registered Investment Advisor representative and am completing and signing this application for a fiduciary account over which I maintain discretionary authority pursuant to a legally valid investment advisory agreement, which discretionary authority includes within its scope my completion and execution of this application on behalf of the investor. THIS ELECTION IS NOT AVAILABLE FOR ALABAMA RESIDENTS AND THEIR REPRESENTATIVES.
☐ I am acting in a fiduciary capacity and am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor. THIS ELECTION IS NOT AVAILABLE FOR ALABAMA RESIDENTS AND THEIR REPRESENTATIVES.

E FINANCIAL ADVISOR INFORMATION (please complete 1 or 2)

1) REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by RIA Representative)

Name of RIA Representative	RIA IARD #

2) REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative	Representative and Branch ID #

F FINANCIAL ADVISOR SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to CCO Capital, LLC, CCO Group, LLC and INAV that I have reasonable grounds for believing that the purchase of the shares by the investor in INAV is a suitable and appropriate investment for this investor and, to the extent applicable pursuant to Regulation Best Interest, in this investor’s best interest.

Signature of Registered or RIA Representative	Signature of Broker-Dealer or Clearing Firm/Platform (if applicable)

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO: Via Fax: 1.877.616.1118	Via Regular Mail: INAV DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312	Via Overnight/Express Mail: INAV DST Systems, Inc. 430 West 7th Street Kansas City, MO 64105

© 2020 CCO Group, LLC	INAV-AI (2/20)

APPENDIX C

SYSTEMATIC INVESTMENT PROGRAM
866.907.2653
Complete this form if you wish to purchase shares of CIM Income NAV, Inc. (“CIM REIT”) at regular intervals through a transfer of funds from your bank account directly to your CIM REIT investment account. If you did not acquire your shares from CIM REIT (e.g. you acquired your shares through a transfer of ownership or a transfer on death) and you wish to purchase shares through the Systematic Investment Program, you must complete the CIM REIT subscription agreement.
PLEASE NOTE:
•CIM REIT will pay distributions per your existing instructions and if you participate in the Distribution Reinvestment Plan, distributions earned from shares purchased pursuant to the Systematic Reinvestment Program will be reinvested pursuant to the Distribution Reinvestment Plan. To change distribution instructions, please complete the Distribution Change Form.
•The Systematic Investment Program will terminate upon the closing of the CIM Income NAV, Inc. offering.
•The Systematic Investment Program is not available to Alabama, Maine, Nebraska or Washington investors.
•If you wish to cancel your Systematic Investment Program, please allow 15 business days for processing.
•The Systematic Investment Program is not available for qualified accounts.
Please send to:
CIM REIT c/o DST Systems, Inc. PO Box 219312, Kansas City, MO 64121-9312 or fax to 855.394.8956.
If you have any questions, please call 866-907-2653.

A INVESTOR INFORMATION (must mirror the original Subscription Agreement — SSN and DOB Required)

Investor Name	SSN or Tax ID	DOB

Co-Investor Name	SSN or Tax ID	DOB

Telephone	Evening Telephone

Email

B INVESTMENT INFORMATION

Acct #

Monthly Investment Amount $ (minimum $100/month)

Timing of Withdrawal:
☐ 2nd Day of Each Month (or next business day thereafter) and/or ☐ 16th Day of Each Month (or next business day thereafter)

Start Date (month/day/year)

Financial Institution	☐ Checking	☐ Savings

Routing/Transit #	Acct #

☐ D Shares	☐ T Shares	☐ I Shares	☐ S Shares

For electronic fund transfers, signatures of bank account owners are required exactly as they appear on bank records. If account registration at the bank differs from account registration at CIM REIT, all bank account owners must sign below.

Signature of Account Owner Date	Signature of Joint Account Owner Date (if applicable)
B-1

*PLEASE ATTACH A PRE-PRINTED VOIDED CHECK HERE*
*The services cannot be established without a pre-printed voided check*

C SUBSCRIPTION AGREEMENT ACKNOWLEDGEMENT
By signing Section D below, you represent to CIM REIT that (i) the agreements, representations and warranties made in the subscription agreement for your initial investment in shares of CIM REIT, which agreements, representations and warranties are incorporated herein, apply to all purchases made hereby; (ii) you have received a copy of the prospectus of CIM REIT, as amended and supplemented through the date hereof (the “Prospectus”); and (iii) you have (a) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (b) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, you meet the higher net worth and gross income requirements imposed by your state of primary residence as set forth in the Prospectus under “Suitability Standards.”

D INVESTOR SIGNATURES
MUST BE SIGNED BY ALL AUTHORIZED SIGNERS

Investor Name (please print)		Co-Investor Name (please print)

Investor Signature	Date	Co-Investor Signature	Date
You may not purchase shares unless you meet the applicable suitability requirements set forth in the Prospectus at the time of purchase. Please consult your Financial Advisor if you have had any material changes which might affect your ability to meet the applicable suitability requirements.

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO: Via Fax: 1.877.616.1118	Via Regular Mail: CIM REIT DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312	Via Overnight/Express Mail: CIM REIT DST Systems, Inc. 430 West 7th Street Kansas City, MO 64105

© 2020 CCO Group, LLC	INAV-SIP (2/20)

2

APPENDIX D
SECOND AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN
CIM INCOME NAV, INC.
CIM Income NAV, Inc., a Maryland corporation (the “Company”), has adopted this Second Amended and Restated Distribution Reinvestment Plan (the “Plan”), to be administered by the Company or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.
1.Election to Participate.    Any holder of shares of common stock of the Company (the “Shares”), may become a Participant in the Plan by making a written election to participate in the Plan on such purchaser’s subscription agreement at the time of subscription for Shares or by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Shares owned by them reinvested pursuant to the Plan in additional Shares of the same class held by such Participant. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Shares to be subject to participation in the Plan.
2.Distribution Reinvestment.    The Administrator will receive all cash distributions (other than “Excluded Distributions”) paid by the Company with respect to Shares of the Participants (collectively, the “Distributions”). Participation will commence (a) immediately, in the case of Participants who make a written election to participate in the Plan on their subscription agreement at the time of their initial subscription for Shares; or (b) in the case of Participants who elect to participate in the Plan subsequent to completing their initial subscription agreement, with the next Distribution payment after receipt of the Participant’s election, provided it is received at least ten days prior to the last day of the period to which such Distribution relates. The election will apply to all Distributions attributable to such period and to all periods thereafter, unless and until termination of participation in the Plan, in accordance with Section 9. As the Distribution Period (as defined below) is presently a calendar month, a written election to participate pursuant to clause (b) above must be received by the Administrator at least ten days prior to the last business day of the month, in order to become a Plan Participant with respect to that month’s Distributions. If the period for Distribution payments shall be changed, then this paragraph shall also be changed, without the need for advance notice to Participants. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Company’s board of directors.
3.General Terms of Plan Investments.
The Administrator will apply all Distributions subject to this Plan, as follows:
(a)The Administrator will invest Distributions in Shares of the same class held by such Participant at a per share price equal to the Company’s net asset value per Share for such class on the date the Distribution is paid.
(b)Selling commissions will not be paid for the Shares purchased pursuant to the Plan.
(c)For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant and the number of Shares purchased on behalf of such Participant pursuant to the Plan.
(d)Distributions shall be invested in Shares of the same class held by such Participant by the Administrator on the payment date of such Distributions to the extent Shares of such class are available for purchase under the Plan. If sufficient Shares of such class are not available, any such funds that have not been invested in Shares will be distributed to such Participant.
(e)Participants may acquire fractional Shares, computed to four decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.
(f)A Participant will not be able to acquire Shares under the Plan to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s charter, as amended, unless exempted by the board of directors.
4.Absence of Liability.    Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act hereunder.
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5.  Suitability.    Each Participant shall notify the Administrator in the event that, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition, as compared to information previously provided to the stockholder’s broker or financial advisors, or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual material decrease in net worth or annual gross income, or any other material change in circumstances that may be likely to cause the Participant to fail to meet the minimum income and net worth standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares or cause the Participant’s broker or financial advisor to determine that an investment in Shares is no longer suitable and appropriate for the Participant.
6.  Reports to Participants.    Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions reinvested during the prior year, the number and class of Shares purchased pursuant to the Plan during the prior year, the per Share purchase price for such Shares and the total number and class of Shares purchased on behalf of the Participant under the Plan. Each statement also shall advise the Participant that, in accordance with Section 5 hereof, the Participant is required to notify the Administrator in the event there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.
7.  Taxes.    Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.
8.  [reserved]
9.  Termination.
(a)A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten days prior to the last day of the Distribution Period to which it relates.
(b)As the Distribution Period is presently a calendar month, a written election to terminate must be received by the Administrator at least ten days prior to the last business day of the month, in order to terminate participation in the Plan for that month. If the period for Distribution payments shall be changed, then this paragraph shall also be changed, without the need for advance notice to Participants.
(c)A Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.
10.  State Regulatory Restrictions.    The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.
11.  Amendment or Termination by Company.
(a)The terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant, provided, however, the Company may not amend the Plan to (i) provide for selling commissions to be paid for Shares purchased pursuant to this Plan or (ii) to revoke a Participant’s right to terminate or modify his participation in the Plan.
(b)The Administrator may terminate a Participant’s individual participation in the Plan and the Company may terminate the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.
(c)After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after
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the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.
12.  Governing Law.    This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.
13.  Notice.    Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Investor Services Department, 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.
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CIM Income NAV, Inc.
Maximum Offering of $4,000,000,000
Common Stock

 ________________________________________________
PROSPECTUS

  ________________________________________________
August 7, 2020
You should rely only on the information contained in this prospectus. No dealer, salesperson or other individual has been authorized to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth above. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct of any time subsequent to the date of this prospectus.

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CIM INCOME NAV, INC.
SUPPLEMENT NO. 11 DATED APRIL 20, 2021
TO THE PROSPECTUS DATED AUGUST 7, 2020
This document supplements, and should be read in conjunction with, the prospectus of CIM Income NAV, Inc. dated August 7, 2020. This Supplement No. 11 supersedes and replaces all previous supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus, as supplemented.
The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of CIM Income NAV, Inc.;
(2)	the transaction price for each class of our common stock as of May 3, 2021;
(3)	the calculation of the net asset value (“NAV”) per share as of March 31, 2021;
(4)	recent real property acquisitions, dispositions and debt;
(5)	removal of our selected financial data;
(6)	updates to the “Risk Factors” section of our prospectus;
(7)	updates to our valuation policies;
(8)	information regarding our calculation of total operating expenses;
(9)	compensation, fees, and reimbursements paid or payable to our advisor and its affiliates as of and for the years ended December 31, 2020 and December 31, 2019;
(10)	updates to our distributions and share redemptions disclosure as of December 31, 2020;
(11)	updates to the “Experts” section of our prospectus; and
(12)	updates to information incorporated by reference.

OPERATING INFORMATION
Status of Our Public Offering
The registration statement for our initial public offering of $4,000,000,000 in shares of common stock was declared effective by the U.S. Securities and Exchange Commission on December 6, 2011 and was subsequently superseded by registration statements declared effective on August 26, 2013, February 10, 2017 and August 7, 2020. We are offering up to $3,500,000,000 in shares of common stock pursuant to our primary offering, consisting of four classes of shares of common stock: D Shares, T Shares, S Shares and I Shares. We are also offering $500,000,000 in shares pursuant to our distribution reinvestment plan. We are offering to sell any combination of D Shares, T Shares, S Shares and I Shares with a dollar value up to the maximum offering amount. As of the date of this supplement, we had accepted investors’ subscriptions for, and issued, approximately 49.1 million shares of our common stock since the commencement of our initial offering (including shares issued pursuant to our distribution reinvestment plan), resulting in gross proceeds to us of approximately $884.6 million.
We are structured as a perpetual-life, non-exchange traded REIT. This means that, subject to ongoing regulatory approval of our filing for additional offerings, we will be selling shares of our common stock on a continuous basis and for an indefinite period of time. We will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of our shares of common stock. There can be no assurance, however, that we will not need to suspend our continuous offering. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering as well as to renew, extend or terminate our registration at any time.
INAV-PRO-1

Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted, and distribution reinvestment plan issuances, as of May 3, 2021, and redemptions as of April 30, 2021, is as follows:

Share Class	Transaction Price (per share)
D Shares	$16.35
T Shares	$15.91
S Shares	$15.89
I Shares	$16.65
The transaction price for each of our share classes is equal to such class’s NAV per share as of March 31, 2021. The purchase price of our common stock for each share class in our primary offering equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.
NAV Per Share as of March 31, 2021
We calculate NAV per share in accordance with the valuation policies approved by our board of directors. Our NAV per share, which is updated as of the last business day of each month, is posted on our website at www.cimgroup.com/investment-strategies/individual/inav#summary and is made available on our toll-free, automated information line at 866-907-2653. The May 3, 2021 transaction price is being determined based on our NAV as of March 31, 2021. Please refer to the “Valuation Policies” section in our prospectus, as supplemented, for a more detailed description of our valuation procedures, including important disclosure regarding real property valuations provided by the independent valuation expert. All parties engaged by us in the calculation of our NAV, including our advisor, are subject to the oversight of our board of directors. Generally, all of our real properties are appraised once each calendar year by the independent valuation expert and our real estate related liabilities are valued quarterly. The following table sets forth the components of total NAV as of March 31, 2021 and February 28, 2021:

	As of
Components of NAV	March 31, 2021	February 28, 2021
Investments in real estate	$865,015,000	$865,090,000
Investment in CIM UII Onshore	47,639,794	46,679,687
Acquisition expenses and deferred financing costs	7,834,663	8,244,957
Cash, marketable securities and other assets	26,948,753	28,882,968
Outstanding debt	(455,791,301)	(455,882,932)
Accrued performance fee	—	—
Accrued stockholder servicing fee	(209,139)	(196,186)
Subscriptions received in advance	(1,886,628)	(3,915,261)
Accrued liabilities	(7,363,534)	(7,341,251)
Net asset value	$482,187,608	$481,561,982
Number of outstanding shares	29,838,355	29,869,084

The following table provides a breakdown of our total NAV and NAV per share by share class as of March 31, 2021 and February 28, 2021:

	D Shares	T Shares	S Shares	I Shares	Total
Net asset value as of March 31, 2021	$247,026,879	$217,632,072	$119,842	$17,408,815	$482,187,608
Number of outstanding shares as of March 31, 2021	15,104,085	13,681,444	7,540	1,045,286	29,838,355
NAV per share as of March 31, 2021	$16.35	$15.91	$15.89	$16.65

Net asset value as of February 28, 2021	$246,838,417	$217,471,712	$119,033	$17,134,820	$481,563,982
Number of outstanding shares as of February 28, 2021	15,129,651	13,699,994	7,505	1,031,934	29,869,084
NAV per share as of February 28, 2021	$16.31	$15.87	$15.86	$16.60
For single-tenant properties with fewer than eight years of remaining lease term and anchored shopping centers, and certain other properties, our independent valuation expert calculated estimated market values by using a discounted cash flow analysis, which may have been the sole valuation approach or used in combination with a direct capitalization methodology. Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the March 31, 2021 valuations, based on property type.

Property Type	Discount Rate	Exit Capitalization Rate
Anchored Shopping Center	8.48%	7.85%
Retail	8.06%	7.57%
Industrial	7.70%	7.15%
Office	8.19%	7.48%
For single-tenant properties with greater than eight years of remaining lease term, and certain other properties, our independent valuation expert calculated estimated market values by using a direct capitalization cash flow analysis, which may have been the sole valuation approach or used in combination with the discounted cash flow methodology.

Set forth below are the weighted averages of the implied capitalization rate, using net operating income over the direct capitalization value, used in the March 31, 2021 valuations, based on property type.

Property Type	Implied Overall Capitalization Rate
Anchored Shopping Center	7.73%
Retail	6.86%
Industrial	6.68%
Office	7.16%
PROSPECTUS UPDATES
Recent Real Property Acquisitions, Dispositions and Debt
The following information supplements, and should be read in conjunction with, the sections of our prospectus captioned “Prospectus Summary — Description of Real Estate Assets” beginning on page 23 of the prospectus and “Investment Objectives, Strategy and Policies — Real Property Acquisitions” beginning on page 86 of the prospectus, and describes our real estate holdings as of March 31, 2021, and the activity that occurred subsequent to the activity as of June 30, 2020 previously disclosed in our prospectus.
Description of Real Estate Assets
As of March 31, 2021, we, through separate wholly-owned limited liability companies and limited partnerships, owned 122 properties, acquired for an aggregate purchase price of $876.9 million, located in 33 states, consisting of four anchored shopping centers, 96 retail, 11 industrial and distribution, and 11 office properties, comprising approximately 5.3 million gross rentable square feet of commercial space, including the square feet of buildings that are on land subject to ground leases. Between July 1, 2020 and March 31, 2021, we disposed of one anchored shopping center and three retail properties for an aggregate sales price of $11.9 million, resulting in net proceeds of $11.1 million after closing costs and a net gain of $623,000, and did not acquire any properties.
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The following table includes the properties that were been disposed of between July 1, 2020 and March 31, 2021 and all references thereto in the prospectus are hereby deleted in their entirety:

Property Description	Type	Number of Tenants	Tenant (1)	Rentable Square Feet
Algonac Plaza – Algonac, MI	Shopping Center	8	Various	69,305
Mattress Firm – Phoenix, AZ	Home Furnishings	—	Mattress Firm	5,040
Shopko – Nephi, UT	Discount Store	—	Shopko	25,450
Shopko – Larned, KS	Discount Store	—	Shopko	26,390
_______________
(1)The tenant name represents the commonly-used tenant name and does not necessarily represent the legal name that is party to the lease agreement.
The following information supersedes and replaces the section of our prospectus captioned “Investment Objectives, Strategy and Policies — Tenant Lease Expirations” on page 97 of the prospectus.
Tenant Lease Expirations
The following table sets forth the aggregate lease expirations for our properties acquired as of March 31, 2021, for each of the next 10 years and thereafter, assuming no renewal options are exercised. For purposes of the table, the Total Annual Base Rent Expiring column represents annualized rental revenue, on a straight-line basis, for the leases that expire during the respective year.

	Number of Leases Expiring	Square Feet Expiring	Total Annual Base Rent Expiring	% of Total Annual Base Rent
Remainder of 2021	—	—	$—	—%
2022	3	16,110	249,161	*
2023	10	132,185	1,360,929	2%
2024	15	264,056	3,611,669	6%
2025	9	220,445	3,300,861	5%
2026	14	412,102	4,311,236	7%
2027	12	519,157	7,656,665	12%
2028	10	262,292	4,240,525	7%
2029	9	552,574	4,693,689	7%
2030	3	87,812	1,399,276	2%
Thereafter	57	2,719,221	33,417,248	52%
	142	5,185,954	$64,241,259	100%
________________
* Represents less than 1% of the total annual base rent.

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Debt
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Investment Objectives, Strategy and Policies — Placement of Debt on Certain Real Property Acquisitions — Credit Facility” beginning on page 93 of the prospectus.
Credit Facility
As of December 31, 2020, the Revolving Loans outstanding totaled $109.0 million at an interest rate of 2.20% and $212.5 million outstanding under the Term Loans, all of which are subject to interest rate swap agreements (the “Swapped Term Loans”). The interest rate swap agreements have the effect of fixing the Eurodollar Rate per annum of the Swapped Term Loan at an all-in rate of 4.25%.
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Investment Objectives, Strategy and Policies — Placement of Debt on Certain Real Property Acquisitions — Niagara Loan” on page 95 of the prospectus.
Niagara Loan
As of December 1, 2020, the principal amount of approximately $9.2 million was due, which the Company repaid in full.
The following information supersedes and replaces the section of our prospectus captioned “Investment Objectives, Strategy and Policies — Placement of Debt on Certain Real Property Acquisitions — Net Debt Leverage Ratio” on page 97 of the prospectus.
Net Debt Leverage Ratio
As of December 31, 2020, our ratio of debt to total gross assets net of gross intangible lease liabilities was 49.6%, and our ratio of debt to the fair market value of our gross assets net of gross intangible lease liabilities was 50.9%. Fair market value is based on the estimated market value of our real estate assets as of December 31, 2020 used to determine our estimated NAV per share.
Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to stockholders. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as financing and issuance costs and related accumulated amortization, less all cash and cash equivalents. As of December 31, 2020, our net debt leverage ratio, which is the ratio of net debt to total gross real estate assets net of gross intangible lease liabilities, was 48.6%.
The following table provides a reconciliation of the credit facility and notes payable, net balance, as reported on our consolidated balance sheet, to net debt as of December 31, 2020 (dollar amounts in thousands):

Balance as of December 31, 2020
Credit facility and notes payable, net	$449,378
Deferred costs, net (1)	1,341
Less: Cash and cash equivalents	(8,805)
Net debt	$441,914
Gross real estate assets, net (2) and investment in CIM UII Onshore	$909,493
Net debt leverage ratio	48.6%
———————————
(1)    Deferred costs relate to mortgage notes payable and the term portion of the credit facility.
(2)    Net of gross intangible lease liabilities.
Selected Financial Data
The section of our prospectus captioned “Selected Financial Data” on page 101 of the prospectus, and all references thereto in the prospectus, are hereby deleted in their entirety.
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Risk Factors
The following information supersedes and replaces the section of our prospectus captioned “Risk Factors – Risks Related to Conflicts of Interest – The termination or replacement of our advisor could trigger an event under our mortgage loans for some of our properties and the credit agreement governing for any line of credit we obtain” on page 43 of the prospectus.

The termination or replacement of our advisor could trigger an event under our mortgage loans for some of our properties and the credit agreement governing for any line of credit we obtain.
Lenders may request provisions in the loan documentation that would make the termination or replacement of our advisor, without first obtaining the prior consent of the lender, an event of default. Notwithstanding the foregoing, our board of directors has adopted a resolution stating that we shall be permitted to enter into a mortgage or other loan that contains provisions making the termination or replacement of our advisor, without first obtaining the prior consent of the lender, an event of default only if such mortgage or other loan is approved by a majority of our independent directors. If an event of default occurs with respect to any of our financings, our ability to achieve our investment objectives could be adversely affected.
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Risk Factors – Risks Related to an Investment in CIM Income NAV, Inc.” beginning on page 35 of the prospectus.
An inability to restore selected dealer agreements with key broker-dealers would impact our ability to raise capital in the near term.
In the wake of the economic disruption caused by the COVID-19 pandemic, our dealer manager was advised by several of the broker-dealers participating in our offering that they would suspend their selected dealer agreements with our dealer manager with respect to our offering until such time as the impacts from the COVID-19 pandemic on our real estate values and liquidity, including our ability to redeem shares, are better known. These suspensions were implemented by certain broker-dealers across all non-traded REIT and interval fund programs, and we are actively working to respond to their concerns, including by announcing a plan to maintain our liquidity position and redeem our shares in accordance with the limits set forth in our share redemption plan by selling assets in addition to raising capital. The suspension of selected dealer agreements by broker-dealers participating in our offering has had a negative impact on our ability to raise capital. If our efforts are not successful and broker-dealers do not reinstate their selected dealer agreements with our dealer manager, we may not be able to raise a substantial amount of additional capital. If we are not able to raise a substantial amount of capital, we may have difficulty in identifying and purchasing additional suitable properties on attractive terms in order to meet our investment objectives and may be unable to reduce our leverage profile. Additionally, this could impact our ability to obtain financing. This could also adversely affect our ability to pay regular distributions from cash flow from operations to investors, and could impact our ability to redeem shares pursuant to our share redemption plan.
Ownership of real estate is subject to risks from adverse weather, natural disasters and climate events.
The physical effects of climate change could have a material adverse effect on our properties, operations, and business. To the extent climate change causes changes in weather patterns, our markets could experience increases in storm intensity, rising sea-levels, and changes in precipitation, temperature, and air quality. Over time, these conditions could result in physical damage to, or declining demand for, our properties or our inability to operate the properties at all. Climate change may also indirectly affect our business by increasing the cost of (or making unavailable) property insurance on terms we find acceptable, increasing the cost of energy and increasing the risk of flooding at our properties. Should the impact of climate change be severe or occur for lengthy periods of time, our financial condition or results of operations could be adversely impacted.
Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which the London Interbank Offered Rate (“LIBOR”) is determined may adversely affect the value of the financial obligations to be held or issued by us that are linked to LIBOR.
LIBOR and other indices which are deemed “benchmarks” are the subject of recent national, international, and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or have other consequences which cannot be predicted. It currently appears that, over time, U.S. Dollar LIBOR may be replaced by the Secured Overnight Financing Rate (“SOFR”) published by the Federal Reserve Bank of New York. However, the manner and timing of this shift is currently unknown. Market participants are still considering how various types of financial instruments and securitization vehicles would react to a discontinuation of LIBOR. It is possible that not all of our assets and liabilities will transition away from LIBOR at the same time, and it is possible that not all of our assets and liabilities will transition to the same alternative reference rate, in each case increasing the difficulty of hedging. For example, switching existing financial instruments and hedging transactions from LIBOR to SOFR requires calculations of a spread. Industry organizations are attempting to structure the spread calculation in a manner that minimizes the possibility of value transfer between counterparties, borrowers, and
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lenders by virtue of the transition, but there is no assurance that the calculated spread will be fair and accurate or that all asset types and all types of securitization vehicles will use the same spread. Our company and other market participants have less experience understanding and modeling SOFR-based assets and liabilities than LIBOR-based assets and liabilities, increasing the difficulty of investing, hedging, and risk management. The process of transition involves operational risks. It is also possible that no transition will occur for many financial instruments. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the market for or value of any securities on which the interest or dividend is determined by reference to LIBOR, loans, derivatives and other financial obligations or on our overall financial condition or results of operations. More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national or other proposals for reform or other initiatives, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of and return on any securities based on or linked to a “benchmark.”
Valuation Policies
The following information supersedes and replaces the fifth paragraph in the section of our prospectus captioned “Valuation Policies — Our Independent Valuation Expert” beginning on page 102 of the prospectus.
Additional Information Regarding the Engagement for Valuation Services. We have contracted to receive valuation services from CBRE pursuant to that certain master agreement for real estate valuation services between CBRE and us dated September 1, 2011, as amended on November 27, 2018. We further engaged CBRE, pursuant to an agreement dated May 14, 2020, to provide valuation services on a monthly, instead of a rolling annual, basis, until such time that we had greater visibility into the impact of the COVID-19 pandemic on our properties’ valuations. Given the relative stability of the month-over-month valuation of our real estate assets, our liabilities and our rent collections, our board of directors determined that it is in the best interests of us and our stockholders to cease incurring the additional costs associated with the monthly valuations and return to valuing our real estate portfolio on a rolling annual basis in accordance with our valuation policies, effective September 30, 2020.
Calculation of Total Operating Expenses

The following information supersedes and replaces the fourteenth paragraph in the section of our prospectus captioned “Management – The Advisory Agreement” beginning on page 122 of our prospectus.

Our advisor must reimburse us at least annually for fees paid to the advisor in any year to the extent that such fees to the advisor cause our total operating expenses to exceed the greater of (1) 2% of our average invested assets, or (2) 25% of our net income, which is defined as our total revenues less total expenses for any given period excluding reserves for depreciation and bad debt. “Average invested assets” means the average monthly book value of our assets invested directly or indirectly in equity interests and loans secured by real estate during the 12-month period before deducting depreciation, reserves for bad debts, or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees and any amounts we may pay to intermediaries for record keeping, account maintenance services and other administrative services provided to our stockholders, but excluding: (a) the expenses of raising capital such as organizational and offering expenses, legal, audit, accounting, underwriting, brokerage, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer and registration of shares of our common stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees; and (f) acquisition expenses (including expenses relating to potential acquisitions that we do not close), real estate commissions on the resale of real property and other expenses connected with the acquisition, disposition, management (at the individual investment level, not the company level) and ownership of real estate interests, mortgage loans or other real property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of real property). Our board of directors has adopted a resolution stating that “total operating expenses” and the exclusions therefrom included in our charter shall not be interpreted in a manner inconsistent with Section I.B.29.f of the NASAA REIT Guidelines, and the calculation of our “total operating expenses” shall include any management fees incurred at the company level (as opposed to fees and expenses which constitute operating expenses related to management of an individual property, which are excluded from the definition of “total operating expenses” pursuant to Section I.B.29.f of the NASAA REIT Guidelines).

7

The following information supersedes and replaces footnote (6) to the first table in the section of our prospectus captioned “Compensation” beginning on page 127 of our prospectus.

(6) Our advisor must reimburse us at least annually for reimbursements paid to our advisor in any year to the extent that such reimbursements to our advisor cause our operating expenses to exceed the greater of (1) 2% of our average invested assets, which generally consists of the average book value of our real properties before reserves for depreciation or bad debts and the average book value of securities or (2) 25% of our net income, which is defined as our total revenues less total expenses for any given period excluding reserves for depreciation and bad debt, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets invested directly or indirectly in equity interests and loans secured by real estate during the 12-month period before deducting depreciation, reserves for bad debts, or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including management fees and any amounts we may pay to intermediaries for expenses related to record keeping, account maintenance services and other administrative services provided to our stockholders, but excluding: (a) the expenses of raising capital such as organizational and offering expenses, legal, audit, accounting, underwriting, brokerage, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer and registration of shares of our common stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees paid in compliance with the NASAA REIT Guidelines; and (f) acquisition fees, acquisition expenses (including expenses relating to potential acquisitions that we do not close), real estate commissions on the resale of real property and other expenses connected with the acquisition, disposition, management (at the individual investment level, not the company level) and ownership of real estate interests, mortgage loans or other real property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of real property). Our board of directors has adopted a resolution stating that “total operating expenses” and the exclusions therefrom included in our charter shall not be interpreted in a manner inconsistent with Section I.B.29.f of the NASAA REIT Guidelines, and the calculation of our “total operating expenses” shall include any management fees incurred at the company level (as opposed to fees and expenses which constitute operating expenses related to management of an individual property, which are excluded from the definition of “total operating expenses” pursuant to Section I.B.29.f of the NASAA REIT Guidelines).

Compensation, Fees and Reimbursements Paid or Payable to Our Advisor and Its Affiliates as of December 31, 2020 and December 31, 2019
The following data supplements, and should be read in conjunction with, the section of our prospectus captioned “Compensation” beginning on page 127 of the prospectus.
We incurred commissions, fees and expense reimbursements as shown in the table below for services provided by our advisor and its affiliates during the periods indicated (in thousands):

	Year Ended December 31,
	2020	2019
Upfront selling commissions	$396	$1,488
Stockholder servicing fees (1)	$2,574	$2,910
Dealer manager fees (1)	$69	$267
Organization and offering expense reimbursement	$253	$830
Acquisition expense reimbursement	$714	$1,217
Advisory fee	$6,382	$7,902
Operating expense reimbursement	$861	$2,388
____________________________________
(1) Amounts are calculated for the respective period in accordance with the dealer manager agreement and exclude the estimated liability for the future fees payable to CCO Capital of $11.9 million and $13.9 million as of December 31, 2020 and 2019, respectively.
8

As of December 31, 2020 and 2019, $13.8 million and $16.6 million, respectively, was due to CIM Income NAV Management or its affiliates primarily related to the estimated liability for current and future stockholder servicing fees, the reimbursement of organization and offering expenses, and advisory fees.
Distributions and Share Redemptions
The following information supersedes and replaces the fifth and sixth paragraphs in the section of our prospectus captioned “Description of Capital Stock — Distributions” beginning on page 151 of the prospectus.
Since April of 2020, our board of directors has authorized the following monthly distribution amounts per share for the periods indicated below:

Record Date	Distribution Amount (1)
April 30, 2020	$0.0400
May 31, 2020	$0.0400
June 30, 2020	$0.0777
July 30, 2020	$0.0777
August 28, 2020	$0.0777
September 29, 2020	$0.0777
October 29, 2020	$0.0777
November 27, 2020	$0.0777
December 30, 2020	$0.0777
January 28, 2021	$0.0777
February 25, 2021	$0.0777
March 29, 2021	$0.0777
April 29, 2021	$0.0777
May 28, 2021	$0.0777
June 29, 2021	$0.0777
______________________
(1)The distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes so that distributions constitute a uniform percentage of the NAV per share of all classes for stockholders of record as of the last business day of the month for which the distribution rate applies.
As of December 31, 2020, we had distributions payable of $4.9 million.
9

The following information supersedes and replaces the eighth paragraph in the section of our prospectus captioned “Description of Capital Stock — Distributions” beginning on page 151 of the prospectus.
As of December 31, 2020, cumulative since inception, we have declared $142.8 million of distributions and we have paid $137.9 million, of which $72.2 million was paid in cash and $65.7 million was reinvested in shares of our common stock pursuant to the distribution reinvestment plan. Our net loss for the year ended December 31, 2020 was $11.0 million and our net income for the year ended December 31, 2019, and as of December 31, 2020, cumulative since inception, was $14.8 million and $14.6 million, respectively. The following table presents distributions and the source of distributions for the periods indicated below (dollars in thousands):

	Year Ended December 31, 2020		Year Ended December 31, 2019			As of December 31, 2020, Cumulative Since Inception

	Amount	Percent	Amount		Percent	Amount	Percent
Distributions paid in cash	$14,646	53%	$16,816		51%	$72,239	52%
Distributions reinvested	13,108	47%	16,201		49%	65,652	48%
Total distributions	$27,754	100%	$33,017		100%	$137,891	100%

Source of distributions:
Net cash provided by operating activities (1)	$27,754	100%	$33,017	(2)	100%	$137,891	100%
Total sources	$27,754	100%	$33,017		100%	$137,891	100%
———————————
(1)Net cash provided by operating activities for the years ended December 31, 2020 and 2019 and as of December 31, 2020 cumulative since inception, was $32.0 million, $32.5 million and $142.0 million, respectively.
(2)Our distributions for the year ended December 31, 2019 were fully covered by cash flows from operating activities, including cash flows from prior periods of $471,000.
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Share Purchases and Redemptions — Redemption Plan” beginning on page 189 of the prospectus.
Under our share redemption plan, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the opening of the last calendar day of that month. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern Time) on the second to last business day of the applicable month. As of 4:00 p.m. (Eastern Time) on March 30, 2021, the deadline for receipt of redemption requests for the March 2021 redemption period, redemption requests representing approximately $27.2 million were received in good order by the transfer agent, which was in excess of $2.0 million, which represents the remaining redemption capacity of the temporarily reduced quarterly redemption limit of 2% of aggregate NAV as of the last calendar day of the previous calendar quarter. The remaining redemption requests received went unfulfilled.
We received redemption requests of approximately 11.3 million shares for $188.4 million in excess of our redemption limit during the year ended December 31, 2020. During the year December 31, 2020, we received valid redemption requests under our share redemption plan totaling approximately 16.8 million shares, of which we redeemed approximately 5.4 million shares as of December 31, 2020 for $93.6 million at an average redemption price of $17.31 per share and 126,000 shares subsequent to December 31, 2020 for $2.1 million at an average redemption price of $16.67 per share. The remaining redemption requests relating to approximately 11.3 million shares went unfulfilled.
Experts
The following information supersedes and replaces the first paragraph in the section of our prospectus captioned “Experts” on page 197 of the prospectus.
The financial statements, incorporated in this Prospectus by reference from CIM Income NAV, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

10

Incorporation by Reference
The following information supersedes and replaces the section of our prospectus captioned “Incorporation of Certain Information by Reference” beginning on page 197 of the prospectus.
We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. You can access documents that are incorporated by reference into this prospectus through the SEC’s electronic data gathering, analysis and retrieval system at www.sec.gov.
The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-236339), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:
(1)Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 31, 2021;
(2)Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on April 19, 2021; and
(3)Our Current Reports on Form 8-K filed on January 29, 2021 and February 26, 2021, respectively.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write our dealer manager, CCO Capital, at:
CCO Capital, LLC
2398 East Camelback Road, 4th Floor
Phoenix, Arizona 85016
(866) 907-2653
Attn: Shareholder Relations
www.cimgroup.com
The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

11

PART II
Information Not Required in the Prospectus
Item 31. Other Expenses of Issuance and Distribution.
The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder, other than the asset-based dealer manager fee. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$64,900
FINRA filing fee	75,500
Printing costs	2,278,750
Legal fees and expenses	700,000
Accounting fees and expenses	310,800
Blue sky fees and expenses	400,000
Advertising and Sales expenses	7,560,481
Advertising and Sales Materials	5,153,250
Due Diligence	546,000
Transfer Agent, Escrow Fees and Other Support Costs	6,409,200
Total	$23,498,881
Item 32. Sales to Special Parties.
Our executive officers and directors and their immediate family members, as well as our employees and their immediate family members, and participating broker-dealers, their representatives and their immediate family members, and, if approved by our board of directors, joint venture partners, consultants and other service providers may purchase I Shares in our primary offering and are not subject to the $1.0 million minimum initial investment generally required to purchase I Shares. In addition, volume discounts are permitted for T Shares and S Shares as set forth in the “Plan of Distribution” section of the prospectus.
Item 33. Recent Sales of Unregistered Securities.
On October 1, 2018, October 1, 2019 and October 1, 2020, an aggregate of 7,212, 7,424 and 7,775 restricted common shares, respectively, were granted to our independent directors, Messrs. George N. Fugelsang, W. Brian Kretzmer, Richard J. Lehmann and Roger D. Snell. Such restricted shares were granted pursuant to the 2018 Equity Incentive Plan between us and each of our independent directors, as part of the independent directors’ annual compensation for service on our board of directors and without registration under the Securities Act, in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act. In addition, each of our independent directors received a grant of D Shares on October 1, 2020, which grants together aggregate to 2,916, as payment for 50% of the board service fees for the fiscal quarter ended September 30, 2020.
Item 34. Indemnification of Directors, Officers and Others.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.
Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity.
Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with a proceeding unless the following can be established:
•an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
1

•with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
Indemnification could reduce the legal remedies available to us and the stockholders against the indemnified individuals.
However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.
In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
Our charter generally limits the liability of our directors and officers for monetary damages and requires us to indemnify and advance expenses to our directors, officers and advisor and our advisor’s affiliates for losses that they may incur by reason of their service in those capacities. However, we may not indemnify our directors or advisor or our advisor’s affiliates for any liability or loss suffered by them or hold our directors or advisor or our advisor’s affiliates harmless for any loss or liability suffered by us unless the following conditions are met:
•the directors, our advisor or its affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;
•the directors, our advisor or its affiliates were acting on our behalf or performing services for us;
•in the case of affiliated directors, our advisor or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;
•in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and
•the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the stockholders.
This provision does not reduce the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances. We may not, however, indemnify our directors, our advisor and its affiliates for losses and liabilities arising from or out of alleged violations of federal or state securities laws unless one or more of the following conditions are met:
•there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;
•such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or
•a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of our company were offered or sold as to indemnification for violation of securities laws.
We have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, we and our stockholders may be entitled to a more limited right of action than we would otherwise have if these indemnification rights were not included in the advisory agreement.
We may pay or reimburse reasonable legal expenses and other costs incurred by our directors, our advisor and its affiliates in advance of final disposition of a proceeding only if all of the following are satisfied:
•the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;
•the person seeking advancement provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

•the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and
•the person seeking the advancement provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.
The general effect to stockholders of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or, to the extent any such loss is not covered by insurance, our payment of indemnified loss. In addition, indemnification could reduce the legal remedies available to us and our stockholders against the officers and directors.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (or the Securities Act), we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 35. Treatment of Proceeds from Shares Being Registered.
Not applicable.
Item 36. Financial Statements and Exhibits.
(a) Financial Statements.
The following financial statements are incorporated into this registration statement and the prospectus included herein by reference:
•The consolidated financial statements of the registrant included in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 31, 2021.
(b) Exhibits.
The following exhibits are included, or incorporated by reference, in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit Index

Exhibit No.	Description
1.1
Fifth Amended and Restated Dealer Manager Agreement by and between CIM Income NAV, Inc. and CCO Capital, LLC dated May 12, 2020 (Incorporated by reference to Exhibit 1.1 of the Company’s Quarterly Report on Form 10-Q (File No. 000-55187), filed May 15, 2020).

1.2	Form of Selected Dealer Agreement (Incorporated by reference to Exhibit 1.2 of the Company’s Quarterly Report on Form 10-Q (File No. 000-55187), filed May 15, 2020).
3.1
Second Articles of Amendment and Restatement of CIM Income NAV, Inc. (f/k/a Cole Real Estate Income Strategy (Daily NAV), Inc.), dated as of August 26, 2013 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 333-169535), filed August 26, 2013).

3.2
Articles of Amendment to the Second Articles of Amendment and Restatement of CIM Income NAV, Inc. (f/k/a Cole Real Estate Income Strategy (Daily NAV), Inc.), dated August 2, 2017 (Incorporated by reference to Exhibit 3.4 to Post-effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (File No. 333-213271), filed August 2, 2017).

3.3
Second Articles of Amendment to the Second Articles of Amendment and Restatement of CIM Income NAV, Inc., dated November 27, 2018 (Incorporated by reference to Exhibit 3.3 to Post-effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (File No. 333-213271), filed November 27, 2018).

3.4
Articles Supplementary to the Second Articles of Amendment and Restatement of CIM Income NAV, Inc., dated as of November 27, 2018 (Incorporated by reference to Exhibit 3.4 to Post-effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (File 333-213271), filed November 27, 2018).

3.5
Bylaws of CIM Income NAV, Inc. (f/k/a Cole Real Estate Income Strategy (Daily NAV), Inc.) effective September 28, 2011 (Incorporated by reference to Exhibit 3.2 to Pre-effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (File No. 333-169535), filed November 3, 2011).

3.6	First Amendment of Bylaws effective June 14, 2012 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 333-169535), filed June 19, 2012).
3.7
Second Amendment of Bylaws effective November 27, 2018 (Incorporated by reference to Exhibit 3.7 to Post-effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (File No. 333-213271), filed November 27, 2018.

4.1*	Second Amended and Restated Distribution Reinvestment Plan (included as Appendix D to the prospectus).
4.2
Second Amended and Restated Multiple Class Plan of CIM Income NAV, Inc. (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 000-55187), filed February 28, 2020).

4.3*	Form of Initial Subscription Agreement (Included as Appendix A to the prospectus).
4.4*	Form of Additional Subscription Agreement (included as Appendix B to the prospectus).
4.5*	Form of Systematic Investment Program Subscription Agreement (included as Appendix C to the prospectus).
5.1
Opinion of Venable LLP as to legality of securities (Incorporated by reference to Exhibit 5.1 to the Company’s Pre-effective Amendment No. 1 to Form S-11 (File No. 333-236339), filed on July 15, 2020).

8.1
Opinion of Morris, Manning & Martin, LLP as to tax matters (Incorporated by reference to Exhibit 8.1 to the Company’s Pre-effective Amendment No. 1 to Form S-11 (File No. 333-236339), filed on July 15, 2020).

10.1
Independent Valuation Expert Agreement by and between CIM Income NAV, Inc. and CBRE, Inc. (formerly known as CB Richard Ellis, Inc.) dated September 1, 2011 (Incorporated by reference to Exhibit 10.2 to Pre-effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (File No. 333-169535), filed November 3, 2011).

10.2
First Amendment to Independent Valuation Expert Agreement by and between CIM Income NAV, Inc. and CBRE, Inc. (formerly known as CB Richard Ellis, Inc.), dated November 27, 2018 (Incorporated by reference to Exhibit 10.2 to Post-effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (File 333-213271), filed November 27, 2018).

10.3
Third Amended and Restated Agreement of Limited Partnership of CIM Income NAV Operating Partnership, LP, dated November 27, 2018 (Incorporated by reference to Exhibit 10.3 to Post-effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (File No. 333-213271), filed November 27, 2018).

10.4
Second Amended and Restated Advisory Agreement by and among CIM Income NAV, Inc., CIM Income NAV Operating Partnership, LP and CIM Income NAV Advisors, LLC, dated November 27, 2018 (Incorporated by reference to Exhibit 10.4 to Post-effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (File No. 333-213271), filed November 27, 2018).

10.5
Second Amended and Restated Credit Agreement by and among CIM Income NAV Operating Partnership, LP (f/k/a Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP), JPMorgan Chase Bank, N.A. as administrative agent, and the Lenders party thereto, dated September 6, 2017 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 000-55187), filed September 12, 2017).

10.6
CIM Income NAV, Inc. (f/k/a Cole Real Estate Income Strategy (Daily NAV), Inc.) 2018 Equity Incentive Plan, effective August 9, 2018 (Incorporated by reference to Exhibit 99.1 to Post-effective Amendment No. 8 to the Company’s Registration Statement on Form S-11 (File 333-213271), filed August 24, 2018).

10.7
Proposal and Contract for Services by and between CIM Income NAV, Inc. and CBRE, Inc. (formerly known as CB Richard Ellis, Inc.), dated May 14, 2020 (Incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q (File No. 000-55187), filed May 15, 2020).

21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (File No. 000-55187), filed March 31, 2021).

Exhibit No.	Description
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Venable LLP (included in Exhibit 5.1).
23.3	Consent of Morris, Manning & Martin, LLP (included in Exhibit 8.1).
23.4	Consent of CBRE, Inc. (Incorporated by reference to Exhibit 23.4 to the Company’s Pre-effective Amendment No. 1 to Form S-11 (File No. 333-236339), filed on July 15, 2020).
24.1	Power of Attorney (Incorporated by reference to signature page to the Company’s Registration Statement on Form S-11 (File No. 333-236339), filed February 10, 2020).
___________________________________

*	Filed herewith.

Item 37. Undertakings.
1. The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act.
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)     That all post-effective amendments will comply with the applicable forms, rules and regulations of the SEC in effect at the time such post-effective amendments are filed.
(e)     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to the offering, other than a registration statement relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(f)     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)     any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;
(iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and
(iv) any other communication that is an offer in the offering made by the registrant to the purchaser.
2. The registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

3. The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.
4. The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. The post-effective amendment will include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X that have been filed or should have been filed on Form 8-K for all significant properties acquired during the distribution period.
5. The registrant also undertakes to file, after the distribution period a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, for each significant property acquired and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.
6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions and otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 20th day of April, 2021.

CIM Income NAV, Inc.

By:	/s/ NATHAN D. DEBACKER
Nathan D. DeBacker
Chief Financial Officer and Treasurer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ RICHARD S. RESSLER	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)	April 20, 2021
Richard S. Ressler

/s/ NATHAN D. DEBACKER	Chief Financial Officer and Treasurer (Principal Financial Officer)	April 20, 2021
Nathan D. DeBacker

/s/ JEFFREY R. SMITH	Vice President of Accounting (Principal Accounting Officer)	April 20, 2021
Jeffrey R. Smith

*	Independent Director	April 20, 2021
George N. Fugelsang

*	Independent Director	April 20, 2021
W. Brian Kretzmer

*	Independent Director	April 20, 2021
Richard J. Lehmann

*	Independent Director	April 20, 2021
Roger D. Snell

*	Director	April 20, 2021
Avraham Shemesh

*	Director	April 20, 2021
Elaine Y. Wong

* By:	/s/ Nathan D. DeBacker
Nathan D. DeBacker, as attorney in fact